As filed with the Securities and Exchange Commission on October 18, 2021

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

TRAJECTOR, INC.

(Name of Registrant as Specified in Its Charter)

Delaware	541990	86-3152128
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

410 SW 140th Terrace

Newberry, Florida 32669

(352) 282-0782

(Address, Including zip code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

James S. Hill II,

Chairman and Co-CEO

669 Industrial Avenue

Isabela, PR 00662

(352) 282-0782

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard A. Denmon Carlton Fields, P.A. Corporate Center Three 4221 W. Boy Scout Boulevard, Suite 1000 Tampa, Florida 33607 (813) 223-7000	Edward F. Petrosky Robert A. Ryan Keith B. DeLeon Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share	$100,000,000	$9,270

(1)	Includes Class A Common Stock which the underwriters have the option to purchase from us at the public offering price less the underwriting discount, as described in “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling unitholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

SUBJECT TO COMPLETION, DATED                     , 2021

Preliminary Prospectus

             Shares

TRAJECTOR, INC.

Class A Common Stock

Trajector, Inc. currently is offering             shares of its Class A Common Stock. This is our initial public offering and no public market exists for our Class A Common Stock. We anticipate that the initial public offering price of our Class A Common Stock will be between $        and $        per share.

We will use all of the net proceeds we receive from this offering to purchase new membership interests of Trajector Holdings, LLC, which we refer to as “LLC Units,” from Trajector Holdings, LLC and to purchase LLC Units from existing holders of LLC Units, referred to as the Pre-IPO LLC Members, on a pro rata basis. No public market exists for the LLC Units. The purchase price for each LLC Unit will be equal to the initial public offering price of each share of our Class A Common Stock. We intend to cause Trajector Holdings, LLC to use the net proceeds it receives from us in the offering as described in “Use of Proceeds.” Trajector Holdings, LLC will not receive any proceeds from the sale of LLC Units by the Pre-IPO Members to us.

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies (taxed as partnerships for income tax purposes) undertaking an initial public offering. The Up-C approach provides the existing owners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the existing owners when they ultimately exchange their pass-through interests for shares of Class A Common Stock. We are a holding company, and immediately after the consummation of the Reorganization Transactions (as defined in “Organizational Structure—The Reorganization Transactions” below) and this offering, our only asset (other than a nominal amount of cash) will be our ownership interests in Trajector Holdings, LLC. See “Organizational Structure—Holding company structure and the Tax Receivable Agreement.”

Upon completion of this offering, Trajector, Inc. will have two classes of common stock. The Class A Common Stock offered hereby will have one vote per share and the Class B Common Stock will have one vote per share. In connection with the Reorganization Transactions, all of the Pre-IPO LLC Members will receive one share of Class B Common Stock for each LLC Unit held by them. As part of the Reorganization Transaction, immediately after the closing of this offering certain of the Pre-IPO LLC Members (who we refer to as the Class A Conversion Holders) intend to exchange all or a portion of the LLC Units held by them and not otherwise purchased by us in connection with this offering into our Class A Common Stock on a one-for-one basis; and shares of Class B Common Stock held by the Class A Conversion Holders will be cancelled on a one-for-one basis for each LLC Unit so exchanged at the time of the consummation of the offering (referred to as the “Post-IPO Conversion”). Upon the completion of this offering and after giving effect to the Post-IPO Conversion, we and the Pre-IPO LLC Members (as defined herein) will hold    % and    % of Trajector Holdings, LLC, respectively.

Following the Post-IPO Conversion, the Pre-IPO LLC Members, including the Class A Conversion Holders, will hold             shares of Class A Common Stock and             shares of Class B Common Stock that will entitle them to    % of the combined voting power of our common stock (or        % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full). Upon the closing of this offering, all of the Pre-IPO LLC Members (including the Class A Conversion Holders) will enter into a stockholders’ agreement, or the Stockholders Agreement, with us pursuant to which the Pre-IPO LLC Members, for so long as they beneficially own at least 33% of the aggregate voting power of our common stock, will be able to designate a majority of the nominees for election to our board of directors, including the nominee to serve as the chair of our board. James S. Hill II, Gina G. Uribe and Richard S. Blaser (collectively referred to as our founders) also will enter into a voting agreement, or Voting Agreement, pursuant to which they will each agree to cause the Pre-IPO LLC Members controlled by them (referred to as the founders entities) to vote, or exercise their right to consent, all shares of Class A Common Stock and shares of Class B Common Stock held by them in the manner directed by a majority of the founders (regardless of the number, class or voting power of the shares held by each founder). Upon the closing of this offering, the parties to the Voting Agreement will beneficially own more than 50% of the aggregate voting power of our common stock and, as a result, the founders will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of the Company or substantially all of our assets. Furthermore, we also will be deemed to be a “controlled company” for the purpose of Nasdaq listing rules and will be exempt from certain corporate governance requirements. See “Prospectus summary—Our corporate governance.”

We intend to apply to list our Class A Common Stock on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “            .”

Investing in our Class A Common Stock involves risk. See “Risk factors” beginning on page 25.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect, and have elected, to comply with certain reduced public company reporting requirements for future filings. See “Prospectus summary—Implications of being an emerging growth company.”

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for a description of compensation to be paid to the underwriters.

We have granted the underwriters the option to purchase an additional                shares of Class A Common Stock from us at the public offering price less the underwriting discount, as described in “Underwriting.”

The underwriters expect to deliver the shares against payment in New York, New York on or about                , 2021 through the book-entry facilities of The Depository Trust Company.

Deutsche Bank Securities	Citigroup	Credit Suisse	Stifel

Cantor

AmeriVet Securities	Drexel Hamilton

The date of this prospectus is            , 2021

61M
adults in the United States live with a disability

21M
Veterans in America - the majority are missing out on benefits

TRAJECTOR KEY STATS

250,000+

Total clients served

1341

Employees

88

Licensed medical, legal,
and insurance professionals

248

Subject matter experts

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, the “Company,” “we,” “us” and “our” refer (i) prior to the consummation of the Reorganization Transactions described under “Organizational Structure—The Reorganization Transactions,” to Trajector Holdings, LLC and its subsidiaries, including Benefits Group Holdings, LLC, and (ii) after the Reorganization Transactions described under “Organizational Structure—The Reorganization Transactions,” to Trajector, Inc. and its direct and indirect subsidiaries, including Trajector Holdings, LLC.

You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus

i

is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A Common Stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Unless otherwise indicated, all information in this prospectus:

•

assumes that the underwriters will not exercise their option to purchase additional shares of Class A Common Stock from us at the public offering price less the underwriting discount, as described in “Underwriting”;

•	assumes an initial public offering price of $ per share of Class A Common Stock, which is the mid-point of the price range set forth on the cover of this prospectus; and

•	Reflects the reorganization transactions described under “Organization Structure—The Reorganization Transactions.”

Market and industry data

This prospectus includes industry and market data that we obtained from industry publications, government sources, third-party studies and surveys, including from Marwood Group Advisory, LLC (referred to as the Marwood Study), as well as from filings of public companies in our industry and internal company surveys. The Marwood Study, which was commissioned and paid for by the Company, evaluates the relevant market dynamics and outlook for a tech-enabled provider of health advocacy and navigation solutions for benefits payable by the Department of Veterans Affairs and under Social Security Disability Insurance programs nationally. The sources of data we have used in this prospectus generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Trademarks and service marks

This prospectus contains references to a number of trademarks and service marks which are our registered trademarks or service marks, such as “Trajector,” and variations used by our subsidiaries, or trademarks or service marks for which we have pending applications or common law rights. Trade names, trademarks and service marks of third parties appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks and trade names are referred to in this prospectus without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to their trademarks, service marks and trade names.

Basis of Presentation and Myler Companies Financial Information

Predecessor Financial Information

Prior to this offering, we formed Trajector, Inc., a Delaware corporation and the issuer of the Class A Common Stock offered hereby. In connection with the Reorganization Transactions and the consummation of this offering, and as detailed in “Organizational Structure — The Reorganization Transactions,” we will acquire ownership interests in Trajector Holdings LLC, which will be our only asset (other than a nominal amount of cash). As of the date of this prospectus, Trajector, Inc. is a holding company with nominal cash assets and no liabilities, contingencies, or commitments, and which will not have conducted any operations prior to the consummation of this offering. The Reorganization Transactions will be accounted for as a reorganization of entities under common control. As a result, the combined and consolidated financial statements of Trajector, Inc. will recognize the assets and liabilities received in the exchanges at their historical carrying amounts, as reflected in the historical financial statements of Trajector Holdings, LLC. Following the Reorganization Transactions, Trajector, Inc. will combine and consolidate Trajector Holdings, LLC on its combined and consolidated financial statements. The combined and consolidated financial statements of Trajector Holdings, LLC are accordingly included elsewhere in this prospectus on the basis that it will be the predecessor to Trajector, Inc.

Myler Companies and Pro Forma Financial Information

In December 2020, we completed the Myler Acquisitions. We have accordingly prepared unaudited pro forma combined and consolidated financial information included in this prospectus. We have also included elsewhere in this prospectus the audited financial statements of Myler Disability, LLC and combined entities as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020. As permitted by the rules of the United States Securities and Exchange Commission, the audit for these financial statements was conducted in accordance with the standards of the American Institute of Certified Public Accountants (not the Public Company Accounting Oversight Board).

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

•

“Acquisition Entities” refers collectively to (a) entities formed to hold the assets acquired in the Myler Acquisitions, and (b) Myler Insurance, Inc. (now Trajector Insurance, Inc.) pursuant to which 100% of the outstanding common stock was acquired in connection with the Myler Acquisitions.

•

“Class A Conversion Holders” refers to (a) Blackfin Capital, LLC and Turner, Raymond & Associates, LLC, entities controlled by James S. Hill II (the “Hill Entities”), (b) David Parkinson, (c) White Blaze Medical Consulting, LLC, Ginken Medical LLC, and Venture Strategy, LLC., entities controlled by Gina G. Uribe (the “Uribe Entities”), and (d) Richard S. Blaser Revocable Trust (the “Blaser Entity”). As part of the Reorganization Transactions, immediately following the closing of this offering, (i) the Hill Entities and David Parkinson will convert            LLC Units and            LLC Units, respectively (representing all of the LLC Units held by them) into            and            shares of Class A Common Stock, respectively, (b) the Uribe Entities will convert              LLC Units held by them into            shares of Class A Common Stock and (c) the Blaser Entity will convert             LLC Units held by it into shares of Class A Common Stock. In each case, the existing Class B Common Stock held by the Class A Conversion Holders will be cancelled on a one-for-one basis upon such conversion. See “Organization Structure—The Reorganization Transaction,” for a more detailed description of the proposed transactions.

•	“Combination Transactions” refers to a series of consolidation transactions to implement an internal reorganization whereby Benefit Group Holdings, LLC, a wholly-

owned subsidiary of Trajector Holdings, LLC acquired the direct and indirect ownership and control of the VCP Group companies and the Acquisition Entities. See “Organization Structure—Structure prior to the Reorganization Transaction,” for a more detailed description of the Combination Transactions.

•	“founders” refers collectively to James S. Hill II, Gina G. Uribe, and Richard S. Blaser.

•

“founders entities” refers collectively to the entities pursuant to which the founders hold their respective equity interests in Trajector Holdings, LLC. See “Organization Structure—Structure prior to the Reorganization Transaction,” for a more detailed description of the founders entities.

•	“LLC Units” refers to limited liability company units of Trajector Holdings, LLC.

•

“Myler Acquisitions” refers collectively to the acquisition by the VCP Group companies of substantially all of the assets of Myler Disability, LLC, Adduco Media, LLC, and Benefits Holding, LLC, and all of the outstanding common stock of Myler Insurance, Inc. (now Trajector Insurance, Inc.).

•	“Myler Companies” refers collectively to Myler Disability, LLC, Adduco Media, LLC, Benefits Holding, LLC, and Myler Insurance, Inc. (now Trajector Insurance, Inc.).

•

“Net Promoter Score” (NPS) refers to a widely used market research metric that typically takes the form of a single survey question asking respondents to rate the likelihood that they would recommend a company, product, or a service to a friend or colleague. The NPS assumes a subdivision of respondents into “promoters” who provide ratings of 9 or 10, “passives” who provide ratings of 7 or 8, and “detractors” who provide ratings of 6 or lower. NPS scores are reported with a number from -100 to +100; a higher score is desirable.

•	“SSA” refers to the U.S. Social Security Administration.

•	“SSDI” refers to the Social Security Disability Insurance program administered by the SSA.

•

“SSI” refers to the Supplemental Security Income program administered by the SSA, which provides monthly payments to adults and children with a disability or blindness who have income and resources below specified financial limits, as well as to persons age 65 and older without disabilities who meet specified financial qualifications.

•	“Subject Matter Experts” (or SMEs) refers to non-licensed personnel employed by us who have been trained and who have developed experience in a particular proficiency in a medical subject area.

•	“Trajector Group” or “Trajector Group companies” refers collectively to the VCP Group companies and the Acquisition Entities.

•	“VA” refers to the U.S. Department of Veterans Affairs.

•

“VA Disability Rating” refers to the current monthly disability compensation rates payable to disabled Veterans which are based on the percentage disability rating established for such Veteran as determined by the VA. Under the current compensation tables, rates are set for the following disability ratings: 10%, 20%, 30 to 60%, and 70 to 100%. Compensation for disability rates of 30% or more may be increased to the extent the disabled Veteran has a spouse, dependent children, and/or dependent parents.

•

“VCP Group companies” refers collectively to Vet Comp & Pen Medical Consulting, LLC, VA Claim Pros, LLC, and various commonly controlled entities that provided ancillary services pursuant to which we conducted operations prior to the Combination Transactions.

Letter from Jim Hill Co-Founder, Chairman & Co-Chief Executive Officer

Like many Veterans, I was a bit battered from my military service but since I still had all my fingers and toes, I thought I was “good.” So, when a fellow Veteran asked me about my disability benefits, I told him I wasn’t missing out on much. Thankfully, he didn’t take my word for it — he was a total stranger but an immediate “battle buddy” who “had my six” (the military equivalent of “having one’s back”) — and he didn’t let up until I had spoken to Gina Uribe about my medical situation.

That conversation changed my life and has changed the lives of hundreds of thousands of American Veterans since then.

Gina possessed an extensive and unique medical knowledgebase that she had acquired over her 30 years as a medical examiner for workers’ compensation, social security, and VA disability benefits. Years before we met, she had started working as an independent medical disability specialist assisting disabled Veterans, after realizing her own grandfather had missed out on hundreds of thousands of dollars in benefits. By leveraging her expertise, we were able to develop a deep understanding of the complex interrelationships between pathophysiology, pharmacology, biomechanics and psychiatry, enabling us to link seemingly benign and unrelated symptoms to root cause medical conditions. Our insights were then further developed through her first-hand experience with the frustrating and fatiguing process of navigating bureaucracies and how undiagnosed medical conditions, when left untreated, resulted in quality of life degradation and reduced life expectancy.

Today, we remain unrelenting in our service to these underserved populations. Despite an abundance of organizations seeking to support Veterans with their disability applications or appeals, none of them used our objective, medically-oriented approach to navigating the right path to eligibility. I saw this in my own experience, and I shared Gina’s passion to help others overcome similar barriers. Six and a half years ago, I introduced her to Rich Blaser, now our Co-CEO, and the three of us founded what is today known as Trajector, with the mission of bringing a better, more modern, and more effective benefits-related solution to our nation’s disabled population.

“Team Trajector’s 1300+ full-time team members come to work every day to serve our nation’s disabled population and constantly strive to improve our solutions to yield the best experience and outcomes for our clients.”

We built Trajector based on three core principles:

First, we believe that a deep understanding of how symptomatology relates to pathophysiology, pharmacology, biomechanics, and psychiatry is essential to our process.

v

By fully documenting the medical evidence of our clients’ disabilities, we reduce downstream government expense and bottlenecks that are created when the VA or SSA has to spend time and money gathering additional data to make a decision, thereby accelerating the timeline for our clients receiving the medical and financial benefits they deserve.

Second, since we couldn’t clone Gina, we knew that we needed to codify and share her knowledge through training programs and engineered workflows that leveraged technology to support the more than 30 million disabled persons in America. By digitizing the complex algorithm that she used to more effectively identify the many potential medical conditions impacting her clients, we institutionalized her knowledge and protocols. By pairing this technology platform with similarly dedicated empathetic professionals, we could replicate the complex process of guiding clients through the proper identification and documentation of their medical disabilities with ease. We also wanted to build our system to be highly scalable — to learn and to grow — through data analytics and by harnessing automation technologies.

Third, and most importantly, we believe that the only sustainable long-term advantage any company can maintain is our team with a shared sense of purpose and mission. While we believe we have a significant moat around our business, with our protected IP portfolio and first-mover and first-scaler advantage, and with tremendous momentum into a blue ocean opportunity, it’s our team with our collective purpose and mission that will keep us moving ahead of the competition and driving continual stakeholder and shareholder value. Team Trajector’s 1300+ full-time team members come to work every day to serve our nation’s disabled population and constantly strive to improve our solutions to yield the best experience and outcomes for our clients.

Today, six and a half years after starting this amazing journey together, the three of us continue to passionately work full-time in our current roles, blending our diverse and complementary skillsets into the unique Trajector success formula. We love what we do and the impact it has on the lives of so many deserving people every single day.

Jim Hill

PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A Common Stock. You should carefully read this entire prospectus, including the sections entitled “Risk factors,” “A note about forward-looking statements,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and those of Myler Disability, LLC and combined entities and, in each case, the related notes included elsewhere in this prospectus, before deciding whether to purchase shares of our Class A Common Stock.

Unless otherwise indicated, the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional                shares of Class A Common Stock.

The Company

Our Mission

Our mission is to empower individuals in underserved communities, ensuring they receive the full benefit of the health, financial and social programs which they are “medically, legally and ethically qualified for.”

Business Overview

We provide personalized, technology-enabled solutions that improve people’s lives by helping them better understand, access, and navigate the benefit programs for which they are eligible. We provide an essential service and differentiated experience to our clients, who primarily include U.S. military Veterans and permanently disabled individuals, sharing our clinical expertise in order to bring clarity to otherwise cumbersome and discouraging eligibility processes. In the VA context, we identify and provide medical evidence for our U.S. military Veterans. Our technology leverages decades of refined learnings, evidence-based medical guidelines, and automated workflows to augment our subject matter experts (referred to as SMEs), licensed professionals and client engagement teams that assist our clients with these challenges. Our solutions parse the complex interrelationships among pathophysiology, pharmacology, biomechanics and psychiatry, and enable us to link seemingly benign and unrelated symptoms to root cause medical conditions, which in turn allows our clients to submit benefits claims to the VA or SSA, as applicable. Deep-rooted values of honesty, integrity, respect, and transparency have afforded us the trust of more than 250,000 clients to date.

In general, healthcare in America ranks poorly across key benchmarks such as access, affordability, equity, and quality. The U.S. health system was designed to resolve health problems rather than address well-being, and the resulting regulatory framework neither rewards foresight nor promotes adoption and inclusion of individuals into the programs that were explicitly created to support them. Our solutions seek to rectify these inequalities for traditionally underserved populations who compose our client base — promoting awareness and rebuilding trust with our institutions, providing holistic assessments of individuals on the basis of both mental and physical conditions, and identifying missed diagnoses and complications which are eligible for coverage.

We have developed an integrated suite of software and services for the purpose of navigating eligibility for these large government benefit programs, combining three key components:

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Deep Medical Expertise.    Our institutionalized knowledge base, refined through technology and codified through formal training programs, ensures rapid scale, replicable results and a consistent experience for our clients.

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Technology.    Our proprietary technology has been developed in conjunction with key third-party off-the-shelf software applications and allows our unique client engagement process to drive workflows and symptoms analysis and leverages AI-driven medical logic, plus predictive analytics that can anticipate most likely co-morbidities and complications and can seamlessly deduce root causes. Our AI platform drives a range of services, from data ingress and orchestration—using natural language processing (“NLP”) technologies to extract health data from unstructured sources such as doctor’s notes, medical exams, and patient health records—to medical diagnoses by using supervised machine learning (“ML”) techniques.

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Extensive Data Assets.    We maintain extensive data assets that are continually expanding. Our internal “Lead Flow” system has routed over 8 million contact records, based on qualifying criteria, to enable more than 500,000 client claims to date. From these clients, we have sourced and analyzed expansive data assets such as medical and clinical records, work history and employment records, administrative records, and military service records.

The core of our business is the trust we’ve built with our clients, which is reinforced through deep engagement, and by delivering great outcomes as demonstrated by our high net promoter scores (referred to as NPS). Additionally, we have achieved high referral rates among our current Veteran clients. According to a recent client satisfaction study, 52% of 2,153 surveyed Veteran clients responded that they learned about our services—and were referred to us by—our existing clients. The communities we serve, which are primarily Veterans and permanently disabled individuals, require a differentiated set of empathetic skills, including patience and understanding. This resonant culture imbues confidence in our process and is reflective of our full alignment with our clients in a shared journey.

Our investment in innovation has generated significant improvements and efficiencies in our solutions delivery, and has been a major driver of our strong growth and margin expansion. For the fiscal years ended December 31, 2019 and 2020, our revenues were $43.2 million and $58.3 million, respectively, representing 35.0% year-over-year growth, and our net income attributable to Trajector Holdings, LLC unitholders was $14.2 million and $17.7 million, respectively. For the fiscal years ended December 31, 2019 and 2020, our Gross Margin was 89.0% and 90.1%, respectively. For the fiscal years ended December 31, 2019 and 2020, our Adjusted EBITDA Margin was 28.5% and 35.2%, respectively. For the six months ended June 30, 2020 and 2021, our revenues were $53.9 million and $69.1 million, respectively, representing 28.2% year-over-year growth, and our net income attributable to Trajector Holdings, LLC unitholders was $16.4 million and $2.1 million, respectively. For the six months ended June 30, 2020 and 2021, our Gross Margin was 89.7% and 89.4%, respectively. For the six months ended June 30, 2020 and 2021, our Adjusted EBITDA Margin was 32.5% and 29.5%, respectively. Please see “Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for an explanation of the non-GAAP measures and a reconciliation to the nearest GAAP measure.

In December 2020 we completed the Myler Acquisitions, and accordingly have prepared unaudited pro forma combined and consolidated financial information included elsewhere in this prospectus. On a pro forma basis, and following the adjustments and assumptions set forth in “Unaudited Pro Forma Combined and Consolidated Statement of Operations” in this prospectus, we would have had revenues of $106.7 million for the fiscal year ended December 31, 2020.

Market Dynamics

Healthcare in the U.S. is complex and inefficient. According to the American Medical Association, the total annual cost of waste in the U.S. healthcare system is approximately $1 trillion, while millions of Americans still struggle to access and utilize their benefits due to confusing eligibility standards, varying regulations and funding changes, and a burden of documentation and cost that surpasses most individuals’ capacities. Our solutions were purpose-built to address these challenges, meaningfully improving health and quality of life for our clients. Today, we estimate our addressable market to be approximately $78 billion, based only on the current population segments we serve, and as a result of certain systemic factors which provide an immediate need and a sustainable, long-term opportunity for our solutions.

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Large, well-funded benefits programs.    In 2020, spending for the primary government benefit programs that we focus on was estimated to be approximately $243 billion, including approximately $99 billion for Veteran healthcare and benefits, plus approximately $143 billion for SSDI.    Major drivers of growth include the expansion of America’s armed forces over the last several decades, reduced combat-related mortality rates, increased complexity of individual cases and increased prevalence of co-morbidities among individuals, rising participation by women in the military and the U.S. workforce, and the aging of baby boomers into their disability-prone years.

•

Complex regulatory frameworks.    Government health programs evolve from year to year, subject to changes in administrations and new legislation. Veteran Affairs rules, processes and procedures are stipulated by Title 38 of the U.S. Code of Federal Regulations (“38 CFR”), an 821-page document, which includes exhaustive details pertaining to disability ratings, compensation and other types of benefits. Social Security’s rules, processes and procedures regarding disability benefits are similarly complex and governed by Title 42 of the U.S. Code of Federal Regulations (“42 CFR”), with Section 404 addressing SSDI benefits and Section 416 addressing SSI benefits.

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Lack of Awareness and major access barriers.    Our clients face many discouraging barriers to accessing their benefits—in addition to understanding and navigating complex regulatory frameworks—including language, education, and technology, but most often it is lack of awareness. In a 2021 study performed by Marwood, approximately 44% of Veterans maintained little or no understanding of available benefits from the VA.

•

Meaningful value for individuals.    Government-sponsored benefits programs can have a significant and transformative effect on the underserved individuals who compose our client base. In our Veterans Services segment, we help claimants receive, on average, over $11,000 in annual benefits. Veterans who have worked with Trajector through multiple engagements to receive all of the benefits they ultimately qualify for have experienced an average 84.9% increase in their cash benefits to over $40,500 per year. In our SSDI-focused Disability Services segment, claimants receive a weighted average payment of nearly $1,200 per month. According to information released by the Social Security Administration with respect to denial rates, our clients are nearly two times more likely to receive a favorable adjudication with our representation.

Our Strengths

Our success—and that of our clients—is based on the following key organizational strengths:

•

Leading brands now one mission-driven Company.    We solve real problems for real people, often after multiple failed attempts by themselves or other third parties. Our proprietary engagement process and investment in technology, coupled with our medical expertise, provides smoother journeys and results in superior outcomes for our clients. Word-of-mouth referrals and satisfaction among these tight-knit communities, demonstrated by our high NPS score, has created a virtuous cycle of growth for our business, which is further fueled by our revenue model whereby clients only pay for our services after the successful adjudication of their claim and following their receipt of financial benefits.

•

Full-stack, purpose-built technology platform that drives scale.    Our proprietary approach is enabled by a purpose-built technology platform which supports every step of what we do, and drives our expanding scalability. Our technology seamlessly integrates with key third-party systems, for example, to facilitate medical records retrieval, streamline the review process, and improve the client journey. Ultimately, our systems help automate the creation of high-value, high-accuracy work product, which leads to successful results for our clients.

•

Uniquely efficient data-driven go-to-market capability.    Our internal Trajector Media team utilizes a broad client acquisition strategy, generating new client leads through a variety of online and offline mediums. Our owned and operated marketing assets provide us with “top of the funnel” first-party data through client education and client surveying. Surveying a broad scope of visitors through our marketing channels fuels our lead flow system to score and route lead data to our intake and strategy teams.

•

Highly qualified and empathetic team with deep clinical experience.    Our highly-skilled teams consist of SMEs in fields such as pathophysiology, pharmacology, orthopedics, biomechanics, and psychiatry, and their expertise has helped—and will continue to help—shape our technology.

•

Straightforward business model, providing high degree of revenue visibility.    We have built a durable, resilient and transparent business that has performed well in varying economic climates, and particularly during economic downturns when underserved individuals increasingly seek assistance from government programs, evidenced by our strong revenue growth in 2020 amidst the COVID-19 pandemic. The multi-staged process of documenting mental and physical limitations, adjudicating claims and validating eligibility requires significant resources but also provides predictability and visibility into future revenue streams, particularly as we have honed our data and refined our systems. We have more than 40,000 clients currently awaiting federal adjudication. The initial work for these claims has been completed and we have significant visibility into the revenue from this pipeline based on years of historical data points we capture.

•

Founder-led management team, mission-driven culture.    We have a committed and experienced management team that brings together substantial industry knowledge, domain expertise and a strong track record of operational success. These experiences have helped us develop an empathetic approach to our business and offer unparalleled insights into how to best serve our clients.

Our Growth Strategy

Key elements of our growth strategy include:

•

Continue investing in technology.    We have made significant investments in our technology which have improved client engagement and the overall delivery of our solutions. By continuing to invest in and leverage our technology in areas such as machine learning, robotic process automation, data warehousing and data analytics, we believe we can generate even more efficiencies in our operating model, while simultaneously improving our ability to produce better outcomes for clients.

•

Grow awareness of our brand.    The majority of our marketing and lead generation initiatives are powered by our Trajector Media team and include a diverse array of paid digital advertising and free valuable content that drives organic traffic. Additionally, our existing and past Veteran clients represent a tight-knit community, and as a result, our legacy brands of Vet Comp and Pen and VA Claim Pros are well-known and generate a tremendous amount of referral business. Over the past six months Trajector has completed its brand migration from its legacy group of companies (including Vet Comp and Pen, VA Claim Pros, Veteran Claims, Myler Disability, Myler Insurance, and Adduco Media) to the Trajector name. We will pursue our future marketing efforts under this brand name.

•

Retain and expand relationships with our clients.    Many of our clients require multiple levels of eligibility qualification, which require separate and sequential rounds of claims submitted by the client, producing recurring engagements with our clients. Additionally, approximately 11% of our clients are eligible for benefits from both the VA and the SSA. This creates significant cross-sell opportunities, and we will look to continue to capitalize on such opportunities moving forward.

•

Expand into adjacent, similar markets.    We believe our culture, solutions and technology platform are relevant to addressing tangential health and financial challenges faced by our currently served communities, as well as other underserved populations, and that we can eventually leverage our brand and scale to enter adjacent markets such as workers’ compensation, as well as medical evidence development and impairment rating assistance for personal injury cases.

•

Pursue accretive acquisitions.    We have a track record of successfully acquiring and integrating complementary businesses, such as the Myler Acquisitions, and we will continue to opportunistically pursue acquisition targets which we believe will be accretive to our mission, business model and financial performance.

Our Philosophy

We provide an essential and valuable solution for the clients that we serve—bringing clarity and confidence to an otherwise frustrating and emotional process—which we do with empathy and patience, as crystalized within our core tenets:

•	Seek out the “personal” in every client—see each face and listen to each story

•	Value teamwork and be the ally clients are grateful to have by their side

•	Act relentlessly in the pursuit of a more equitable playing field for underserved clients

•	Demonstrate competency and compassion in each client engagement

•	Maintain consistent communication with clients to keep them apprised of the status of their claim

•	Conduct all activities with the utmost integrity and accountability

•	Pursue excellence and foster a culture of innovation each and every day

Our Solution

We leverage our institutionalized domain expertise as well as our proprietary technology and processes to deliver a variety of related services to meet the complex benefits and eligibility needs of the underserved communities that we serve. We have built our offering in an effort to provide comprehensive solutions for our clients.

Veterans Services

Veterans Services is our Veteran-focused segment that helps our clients navigate (in the VA context by identifying and providing medical evidence) the complex process of understanding the nature of their disabilities and how those disabilities meet the various rating criteria for VA benefits, thereby enabling our clients to access their VA medical benefits, including achieving higher levels of eligibility and commensurate coverage as well as retroactive reimbursements for past claims. We help each Veteran develop a personalized medical strategy based on their medical evidence, including identifying critical connections between symptoms and medical conditions to formal medical diagnoses and linking them when appropriate to their military service so that our clients may prepare and submit these claims to the VA. Our average fee equates to approximately 2% of the average lifetime monetary value of the cash benefits our Veteran clients will receive.

Disability Services

Disability Services is our SSDI- and SSI-focused segment that helps permanently disabled persons navigate the lengthy process of applying for and receiving financial support from the SSA, and ultimately healthcare benefits coverage through Medicare or Medicaid. We assist individuals suffering from disabilities by ensuring their Social Security Disability and Supplemental Security Income applications are filed accurately and include all benefits for which an applicant may be eligible.

Our Technology Platform

Our technology platform utilizes a combination of artificial intelligence and big data analytics to drive positive results for clients and improve the overall client experience, while a micro services architecture enhances our scale. Our technology facilitates every element of the client journey, as well as the relevant workflows, from initial engagement, collaboration and data intake, to claim organization and packet compilation by assisting our SMEs and licensed professionals in the documentation of distinct details pertaining to each individual.

The key components of our technology platform include:

•

Client Engagement Layer.    Our differentiated client acquisition platform, facilitated by our proprietary client relationship management (“CRM”) software, enables us to engage with the high volume of individuals eligible for our solutions.

•	Workflow Automation. Given the fragmented nature of our industry, we pioneered confidential, proprietary processes which we codified into a technology platform for managing our repository of work-in-process client engagements. We are continuously enhancing these workflows by leveraging automation technology, such as robotic process automation, to streamline additional elements, such as client onboarding and claim packet creation. Additionally, our process engineers continuously review and measure the effectiveness of our systems and workflows and constantly innovate to maximize performance, quality and efficiency.

•

Clinical Guidelines.    After serving hundreds of thousands of clients, our data analytics uncovered clear patterns in commonly occurring facts and circumstances which we then leveraged to develop a proprietary and exhaustive “conforming variables” library that helps automate the identification of potential claims for new and existing clients. Our conforming variables library is leveraged by our licensed professionals and support staff to serve dramatically more clients per “high skill / high wage” professional, resulting in increased efficiency and accuracy in the final work product.

•

Data Assets.    In the past year alone, we have reviewed and categorized data from over 21 million pages of medical records for our clients. Our systems today contain more than 3,500,000 entries in our medication databases for over 500,000 distinct client profiles.

Summary risk factors

An investment in shares of our Class A Common Stock involves substantial risks and uncertainties that may adversely affect our business, financial condition, results of operations and prospects. Some of the more significant challenges and risks relating to an investment in our Class A Common Stock include those associated with the following:

•	we are controlled by the Pre-IPO LLC Members whose interests in our business may be different than you, and certain statutory provisions afforded to stockholders are not applicable to you;

•

we will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, certain exemptions from corporate governance requirements that generally provide protection to stockholders of other companies;

•	we may not grow at rates we have historically achieved or at all, even if our prior results indicate growth, which could have a material adverse effect on the market price of our Class A Common Stock;

•	we do not charge clients for our services until they receive benefits or increased benefits from the VA or SSA and this creates potential cash flow risk;

•

our revenues are substantially dependent on certain key government programs, primarily benefits payable under programs administered by the VA and the SSA, as well as payments made pursuant to Medicare Advantage insurance;

•

we may be subject to complaints, allegations, and related inquiries and investigations by offices of the Attorney General or Inspector General for clients or competitors alleging that our companies are acting in violation of laws and regulations that require VA accreditation to assist Veterans;

•	Congress may enact laws that restrict or otherwise regulate private medical providers who generate medical evidence in support of Veteran’s claims;

•	Trajector Legal, LLC, one of our subsidiaries, is a law firm specializing in VA appeals and mass tort representation by licensed attorneys that has been officially admitted by the

Utah Supreme Court to participate in its regulatory sandbox pursuant to which a law firm may be owned by non-attorneys and, as a result, is regulated by the Utah Supreme Court, which may develop rules that limit the activities of that subsidiary;

•	our future revenues may not grow at the rates they historically have, or at all;

•	we may be unable to successfully execute on our growth initiatives, business strategies, or operating plans;

•

changes in the rules governing Veterans or disability benefits payable by the VA or the SSA or relating to VA, SSDI or SSI programs could adversely affect our operations and ability to generate revenues;

•	the loss of one or more key executives or our inability to attract and retain qualified personnel could adversely affect our operations;

•	the failure to attract and retain highly qualified employees and marketing personnel could compromise our ability to expand our operations;

•

security breaches or incidents, loss or misuse of data or other disruptions, arising either from internal or external sources, and whether or not intentional, could compromise sensitive information related to our business, clients or individuals, and may expose us to operational disruptions, litigation, fines and penalties or other liability, any of which could materially adversely affect our business, results of operations and our reputation;

•

we may not be able to successfully identify and acquire target companies or integrate acquired companies into our Company, and we may become subject to certain liabilities assumed or incurred in connection with our acquisitions;

•

we will be required to pay the Pre-IPO LLC Members who are, and any other persons that become, parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant;

•

we are a holding company and our only asset (other than a nominal amount of cash) will be our ownership of LLC Units of Trajector Holdings, LLC, and we are accordingly dependent upon distributions from Trajector Holdings, LLC to pay dividends, if any, taxes, make payments under the Tax Receivable Agreement and pay other expenses;

•	we may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price; and

•

we are an “emerging growth company,” as defined in the JOBS Act (as defined below), and are availing ourselves of the reduced disclosure requirements applicable to emerging growth companies, which could make our Class A Common Stock less attractive to investors.

Before you invest in our Class A Common Stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk factors.”

Our corporate governance

We intend to continue to grow profitably by following the same successful approach to managing our business that we have used historically. As a public company, however, we also will implement corporate governance practices designed to align the interests of our management team and our stockholders. Notable features of our governance practices will include:

•	at the time of this offering, we intend to have a fully independent audit committee and compensation committee;

•

for so long as the Pre-IPO LLC Members (including the Class A Conversion Holders) beneficially hold at least 33% of the aggregate outstanding voting power of our common stock, which we refer to as the “Substantial Ownership Requirement,” the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;

•

the founders have entered into a voting agreement pursuant to which they will agree to cause the founders entities (those Pre-IPO LLC Members in which the founders hold their respective equity interests in Trajector Holdings, LLC and Trajector, Inc.) to vote their shares or exercise their right to consent, in the manner directed by a majority of the founders (regardless of the number, class or voting power of the shares held by each founder) and, as a result, a majority of founders will be able to control the vote of our stockholders;

•

as a “controlled company” for purposes of the Nasdaq listing rules, we intend to rely on certain exemptions to the Nasdaq corporate governance requirements. Accordingly, at the time of this offering, we do not intend to have a fully independent nominating or corporate governance committee nor do we require independent director oversight of director nominations;

•

our board of directors will be classified and will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. For so long as the Pre-IPO LLC Members beneficially hold at least a majority of the aggregate outstanding voting power of our outstanding common stock, which we refer to as the “Majority Ownership Requirement,” each director may be removed with or without cause by holders of a majority of the aggregate outstanding voting power of our common stock. Once the Majority Ownership Requirement is no longer met, such directors will be removable only for cause and with approval of holders of 75% of the aggregate outstanding voting power of our common stock. See “Management—Board structure—Composition”;

•

our non-management directors, which includes our independent directors, will meet regularly in executive sessions without the presence of management and our independent directors will meet at least twice per year in executive sessions without the presence of our management and our non-independent directors;

•

our non-management directors, which include our independent directors, will appoint a “lead non-management director,” whose responsibilities will include, among others, calling meetings of the non-management directors, presiding over executive sessions of the non-management directors, and participating in the formulation of board and committee agendas; and

•

except for transfers to us pursuant to the amended and restated limited liability company agreement of Trajector Holdings, LLC (referred to as the Amended LLC Agreement) and to certain permitted transferees, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B Common Stock.

Organizational structure

Background

Prior to the Myler Acquisitions (referenced below), we operated our business through Vet Comp & Pen Medical Consulting, LLC, VA Claim Pros, LLC, and various commonly controlled entities which provided ancillary services and which we refer to as the VCP Group companies.

On December 31, 2020, the VCP Group companies acquired substantially all of the assets of Myler Disability LLC, a Utah limited liability company, Adduco Media LLC, a Utah limited liability company, and Benefits Holding, LLC, a Utah limited liability company, and all of the outstanding common stock of Myler Insurance, Inc., a Utah corporation (collectively, these entities are referred to as the Myler Companies and these acquisitions are referred to as the Myler Acquisitions). In connection with the Myler Acquisitions, several new entities were formed to hold the acquired assets (which we refer to as the Acquisition Entities).

In March 2021, following the Myler Acquisitions, we formed two Delaware limited liability companies, consisting of Trajector Holdings, LLC and Benefit Group Holdings, LLC (which we refer to as BGH), to facilitate the combination of the VCP Group companies and the Acquisition Entities (referred to collectively, the Trajector Group). Trajector Holdings, LLC, BGH, and the Trajector Group companies, all of which were controlled by the founders’ entities, entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for all of the Trajector Group by acquiring either 100% ownership of, or a controlling membership interest in, each of the Trajector Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH. These transactions collectively are referred to as the “Combination Transactions.” As a result of the Combination Transactions, BGH is now the sole manager of and owns a direct or indirect controlling interest in each of the Trajector Group companies, and Trajector Holdings, LLC is the sole owner and sole managing member of BGH.

We currently conduct our business through BGH. After consummation of the Restructuring Transactions described below, but prior to the consummation of this offering, BGH will assign all of its ownership interests in the Trajector Group entities to Trajector Holdings, LLC, and, as a result thereof, Trajector Holdings, LLC will become the sole holding company and owner of the Trajector Group companies, and all of Trajector Holdings, LLC’s outstanding equity interests will be owned by the following persons, to whom we refer collectively as the “Pre-IPO LLC Members”:

•	Blackfin Capital, LLC

•	White Blaze Medical Consulting, LLC

•	Ginken Medical LLC

•	Richard S. Blaser Revocable Trust

•	Turner, Raymond & Associates, LLC

•	Venture Strategy, LLC

•	Brad Myler & Associates, Inc.

•	TJE Enterprises, Inc.

•	David Parkinson

•	AKH Enterprises, Inc.

•	DMS Holdings, Inc.

•	Jacob Ellis Investment Holdings, LLC

•	A Gordon Tunstall and Nancy Tunstall

•	Michael Purcell

•	SLT, LLC

•	Chidtha, Inc.

•	Epifanio Payams

•	Kaizen LLC

Blackfin Capital, LLC, White Blaze Medical Consulting, LLC, Ginken Medical LLC, Turner, Raymond & Associates, LLC, Venture Strategy, LLC, and Richard Blaser Revocable Trust are collectively referred to herein as the “founders’ entities.” James S. Hill II controls Blackfin Capital, LLC and Turner, Raymond & Associates, LLC. Gina G. Uribe controls White Blaze Medical Consulting, LLC, Ginken Medical LLC, and Venture Strategy, LLC. Richard S. Blaser controls the Richard S. Blaser Revocable Trust. Chidtha, Inc. and Kaizen LLC are entities controlled by Phusit Tom Pongpat.

In connection with this offering, we intend to enter into a series of transactions to implement an internal reorganization and recapitalization of Trajector Holdings, LLC, which we collectively refer to as the “Reorganization Transactions.” As part of the Reorganization Transactions, immediately following the closing of the IPO and the purchase of LLC Units by us from the Pre-IPO LLC Members, certain of the Pre-IPO LLC Members (who are referred herein as the Class A Conversion Holders) intend to convert all or a portion of their remaining LLC Units not sold to us into shares of Class A Common Stock on a one-for-one exchange basis (referred to as the Post-IPO Conversion). For more detail regarding the conversion of certain Post-IPO Conversion by certain of our pre-IPO LLC Members, see “Organizational Structure—The Reorganization Transactions.”

The diagrams below depict our organizational structure immediately following the Reorganization Transactions and the Post-IPO Conversion, this offering, and the application of the net proceeds from this offering, assuming an initial public offering price of $        per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock from us. For a brief description of the material entities included in the chart below, please see “Organizational Structure — Effect of the Reorganization Transactions and this offering.” These charts are provided for illustrative purposes only and do not purport to represent all legal entities within our organizational structure.

% Class A Common Stock held by public
% Class A Common Stock held by Class A Conversion Holders
Trajector, Inc. (DE) (Pubco)
100% Class B Common Stock held by Pre-IPO LLC Members
Pre-IPO LLC Members
%
%
Trajector Holdings, LLC (DE)
US Companies
Vet Comp & Pen Medical Consulting, LLC (WY)
Perfect Path, LLC (dba "Loxley") (WY)
Strategic Capital Partners LLC (WY)
Trajector Disability, LLC (UT)
Benefits Insurance, LLC (UT)
Trajector Legal, LLC (UT)
Benefits IP, LLC (WY)
Force Multiplier, LLC (FL)
Vet Comp & Pen Medical LLC (WY)
Valorem LLC (WY)
T&T Ventures LLC (WY)
Myler Insurance Services Holdings, LLC (UT)
Trajector Insurance, Inc. f/k/a Myler Insurance Services, Inc. (UT)
PR Companies
VA Claim Pros LLC
Team & Tech, LLC
Benefits Ins Services LLC
Fortis Legal LLC
Benefits Media, LLC d/b/a Trajector Media LLC
Veteransclaims.com LLC
Strategic Veteran, LLC
SSDI Hero LLC
GLOBALTEK BPO LLC
Infinite IP LLC
Med Exam Group LLC
Philippines Company
GLOBALTEK BPO Inc.

Upon the completion of this offering and the Post-IPO Conversion, and the application of the net proceeds therefrom, assuming no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock from us, we will hold approximately    % of the outstanding LLC Units and the Pre-IPO LLC Members will hold approximately    % of the outstanding LLC Units. The Pre-IPO Members (which includes the Class A Conversion Holders) also will hold approximately    % of the Class A Common Stock and all of the Class B Common Stock (together representing    % of the combined voting power of our outstanding common stock). Investors in this offering will hold approximately    % of the combined voting power of our common stock. See “Organizational Structure,” “Certain relationships and related party transactions” and “Description of capital stock” for more information on the rights associated with our common stock and the LLC Units. Upon the completion of this offering and the Post-IPO Conversion, there will be            LLC Units outstanding. There are no limitations in the amended and restated LLC Agreement of Trajector Holdings, LLC, which we refer to as the Amended LLC Agreement, on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units

Upon completion of this offering, all of the Pre-IPO LLC Members (including the Class A Conversion Holders) and Trajector, Inc., also will enter into the Stockholders Agreement whereby the Pre-IPO LLC Members may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, as well as certain specified transaction that may not otherwise require stockholder approval. In addition, the founders will enter into the Voting Agreement with our founders pursuant to which, in connection with any action taken under the Stockholders Agreement or any other matter to be considered at meeting of, or taken by written consent by, the founders will agree to cause the founders entities to vote or exercise their right to consent in the manner directed by a majority of the founders.

The acquisition of LLC Units by us from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by holders of LLC Units for shares of our Class A Common Stock or cash are expected to produce tax basis adjustments that will be allocated to us and thus generate favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. In connection with the Reorganization Transactions, we will enter into the Tax Receivable Agreement that will obligate us to make payments to the Pre-IPO LLC Members (including the Class A Conversion Holders) and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes and tax attributes resulting from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings. See “Organizational Structure—Holding company structure and the Tax Receivable Agreement.”

Implications of being an emerging growth company

As a company with less than $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) of gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•

we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002 for up to five years or until we no longer qualify as an emerging growth company;

•

we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross commissions and fees of $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Corporate information

We were incorporated in the State of Delaware in April 2021. We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions. Our principal executive offices are located at 410 SW 140th Terrace, Newberry, Florida 32669, and our telephone number is (352) 282-0782. Our website is www.trajector.com. The references to our website in this prospectus or the registration statement are inactive textual references only, and the website and the information contained therein or connected thereto is not incorporated by reference into, and should not be considered part of, this prospectus, the registration statement of which this forms a part, or the documents incorporated by reference herein or therein.

The Offering

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A Common Stock. You should carefully read this entire prospectus before investing in our Class A Common Stock, including “Risk factors” and our consolidated financial statements.

Class A Common Stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock).

Class A Common Stock to be outstanding after this offering	shares, after giving effect to the issuance of shares of Class A Common Stock to the Class A Conversion Holders in connection with the Post-IPO Conversion to occur as part of the Reorganization Transactions (or shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A Common Stock).

If the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us, shares will be outstanding, after giving effect to the issuance of shares of Class A Common Stock to the Class A Conversion Holders to occur as part of the Post-IPO Conversion in connection with the Reorganization Transactions (or shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A Common Stock).

Voting power held by holders of Class A Common Stock after giving effect to this offering	%, inclusive of the shares issued to the Class A Conversion Holders in connection with the Post-IPO Conversion to occur as part of the Reorganization Transactions (or 100% if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A Common Stock). Investors in this offering will hold approximately % of the combined voting power of our common stock after giving effect to the issuance of Class A Common Stock to the Class A Conversion Holders to occur as part of the Post-IPO Conversion (or % if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us).

Voting power held by the Pre-IPO LLC Members as holders of Class B Common Stock after giving effect to this offering and the Post-IPO Conversion	% (or % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full), or 0% if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A Common Stock.

Voting power held by the Pre-IPO LLC Members as holders of Class A and Class B Common Stock after giving effect to this offering and the Post-IPO Conversion	% combined voting power (or % if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A Common Stock), or % if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us.

Class A Common Stock and Class B Common Stock generally vote together as a single class on all matters submitted to a vote of our stockholders. For so long as the Substantial Ownership Requirement is met, the Pre-IPO LLC Members will, among other things, be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of the board of directors. See “Description of Capital Stock.”

Pursuant to the terms of Stockholders Agreement and the Voting Agreement, substantially all transactions and other matters requiring approval by our stockholders, as well as certain specified transaction that may not otherwise require stockholder approval, will be controlled by a majority of the founders (regardless of the number, class or voting power of the shares held by each founder).

Investor voting rights after giving effect to this offering

Each share of Class A Common Stock will entitle its holder to one vote per share. After giving effect to the issuance of Class A Common Stock to the Class A Conversion Holders in connection with the Post-IPO Conversion to occur as part of the Reorganization Transactions, investors in this offering will hold approximately     % of the combined voting power of our common stock (or     % if the

underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us).

Redemption rights of the holders of LLC Units	Under the Amended LLC Agreement, the holders of LLC Units will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Trajector Holdings, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain Relationships and Related Party Transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B Common Stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us), after deducting underwriting discounts and commissions but before deducting estimated offering expenses.

We intend to use all of the net proceeds that we receive from this offering (including net proceeds received if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us) to purchase newly-issued LLC Units from Trajector Holdings, LLC, and to purchase LLC Units from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price of Class A Common Stock.

Trajector, Inc. will cause Trajector Holdings, LLC to use the proceeds from the sale of newly-issued LLC Units to Trajector, Inc.: (i) to pay fees and expenses of approximately $ million in connection with this offering and the Reorganization Transactions; (ii) to repay $95.0 million of the outstanding borrowings under the Credit Agreement, which is all of the outstanding borrowings under the Credit Agreement, (iii) to repay $ million of outstanding indebtedness under loans taken out by the VCP Group companies pursuant to the Paycheck Protection Program (“PPP”), and (iv) the remainder for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. See “Use of proceeds.”

Trajector Holdings, LLC will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $ million. See “Use of proceeds.”

Controlled company	Upon the closing of this offering, a group comprised of all of the Pre-IPO LLC Members will beneficially own more than 50% of the voting power for the election of members of our board of directors and will enter into the Voting Agreement. Consequently, we will be a “controlled company” under the Nasdaq rules. As a controlled company, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements of the Nasdaq. See “Management—Controlled company exception.”

Tax Receivable Agreement

Pursuant to the Tax Receivable Agreement that we expect to enter into with Pre-IPO LLC Members, we will pay 85% of the amount of certain cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realize to such Pre-IPO LLC Members as a result of (i) any increase in tax basis in Trajector Holdings, LLC’s assets resulting from (a) acquisitions by Trajector, Inc. of LLC Units from such Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from such Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by such Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement also will apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement. See “Organizational Structure—Holding company structure and the Tax Receivable Agreement.”

The declaration and payment by us of any future dividends to holders of our Class A Common Stock will be at the sole discretion of our board of directors.

Following this offering and subject to funds being legally available, we intend to cause Trajector Holdings, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses.

Proposed stock symbol

Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A Common Stock outstanding after this offering excludes:

•	shares of Class A Common Stock reserved for issuance upon the exchange of LLC Units that will be held by the Pre-IPO LLC Members after the Post-IPO Conversion;

•	shares of our Class A Common Stock issuable if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock from us; and

•	shares of Class A Common Stock reserved for issuance under our Omnibus Incentive Plan.

Unless we indicate otherwise throughout this prospectus, all information in this prospectus reflects an initial public offering price of $        per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Although the number of shares of Class A Common Stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, certain share information presented in this prospectus will vary depending on the initial public offering price in this offering. For example, the relative allocation of the shares of Class B Common Stock (and corresponding LLC Units) issued in the Reorganization Transactions as among the Pre-IPO LLC Members will vary, depending on the initial public offering price in this offering. An increase in the assumed initial public offering price by $1.00 would result in an increase of            shares of Class B Common Stock (and corresponding            LLC Units) issued to the Pre-IPO LLC Members or, in the case of the Class A Conversion Holders, the number of shares of Class A Common Stock issued upon conversion of such LLC Units. A decrease in the assumed initial public offering price by $1.00 would result in a decrease of            shares of Class B Common Stock (and corresponding            LLC Units) issued to our Pre-IPO LLC Members.

Summary historical financial information

The following tables set forth summary historical financial information of each of Trajector Holdings, LLC and the Myler Companies for the periods presented. Trajector, Inc. was formed as a Delaware corporation on April 8, 2021 and has not, to date, conducted any activities other than those incident to its formation, the Reorganization Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part. See “Basis of Presentation and Myler Companies Financial Information—Predecessor Financial Information.”

Our combined and consolidated statement of income data for the years ended December 31, 2020 and 2019 and balance sheet data as of December 31, 2020 and 2019 have been derived from Trajector Holdings, LLC’s audited financial statements included elsewhere in this prospectus.

The combined statements of operations information for the Myler Companies for the years ended December 31, 2020 and 2019 have been derived from the Myler Disability, LLC and combined entities audited financial statements included elsewhere in this prospectus.

The summary historical financial information presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited pro forma financial information,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and those of the Myler Companies and, in each case, related notes thereto included elsewhere in this prospectus.

Select Summary Financial Information

The following tables set forth summary historical financial information of each of Trajector Holdings, LLC and the Myler Companies for the periods presented. Trajector, Inc. was formed as a Delaware corporation on April 8, 2021 and has not, to date, conducted any activities other than those incident to its formation, the Reorganization Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part. See “Basis of Presentation and Myler Companies Financial Information—Predecessor Financial Information.”

The selected combined and consolidated statements of income data for the six months ended June 30, 2021 and 2020 and balance sheets data as of June 30, 2021 have been derived from the unaudited combined and consolidated financial statements of Trajector Holdings, LLC included elsewhere in this prospectus. The selected combined and consolidated statements of income data for the years ended December 31, 2020 and 2019 and balance sheets data as of December 31, 2020 and 2019 have been derived from the audited combined and consolidated financial statements of Trajector Holdings, LLC and of Myler Disability, LLC included elsewhere in this prospectus.

The summary historical financial information presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and those of the Myler Companies and, in each case, related notes thereto included elsewhere in this prospectus.

The following table sets forth our combined and consolidated balance sheet and statement of income information for the periods presented:

Trajector Holdings, LLC

(in thousands)

	June 30,		December 31,
	2021	2020	2020	2019
Balance Sheet Data:
Cash and cash equivalents	$9,774	$11,412	$2,640	$1,857
Accounts receivable - less allowance of $12,182 at June 30, 2021 and $8,024 at December 31, 2020	24,900	19,448	21,328	13,740
Goodwill	35,689	—	35,689	—
Software technology	21,660	—	22,800	—
Customer relationships	14,325	—	19,100	—
Total assets	121,318	36,112	115,133	20,098
Total liabilities	104,450	12,757	98,233	4,875
Total members’ equity	16,868	23,355	16,900	15,223
Total liabilities and members’ equity	121,318	36,112	115,133	20,098

Statements of Income Data:
Revenues	69,060	$27,721	58,268	43,168
Costs of services	7,290	2,792	5,762	4,763
Gross profit	61,770	24,929	52,506	38,405
Operating expenses
Marketing and advertising	14,817	5,035	12,685	13,095
General and administrative	29,022	7,098	15,258	9,366
Technology development	3,159	2,038	5,289	3,722
Depreciation and amortization	6,721	272	566	383
Total operating expenses	53,719	14,443	33,798	26,566
Net income	2,435	10,089	18,095	14,283
Less: Net income attributable to noncontrolling interest	(308)	(220)	(437)	(106)
Net income attributable to Trajector Holdings, LLC unitholders	$2,127	$9,869	$17,658	$14,177
Net income per unit - basic and diluted	$129.93	$602.87	$1,078.68	$866.04
Weighted-average number of units outstanding - basic and diluted	16,370	16,370	16,370	16,370

The following table sets forth the combined and consolidated statements of operations information for the Myler Companies for the periods presented:

Myler Companies

(in thousands)

	For the Period Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
Revenues	$22,822	$26,197	$48,476	$51,526
Costs of services	3,208	2,788	6,182	6,150

Gross profit	19,614	23,409	42,294	45,376
Operating expenses	20,916	16,824	44,157	32,563

Income (loss) from operations	(1,302)	6,585	(1,863)	12,813
Other (expense) income, net	24	1	(24)	45

Net income (loss)	$(1,278)	$6,586	$(1,887)	$12,858

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our Class A Common Stock. If any of the following risks actually occurs, our business, financial condition, results of operations and prospects may be materially adversely affected. In such an event, the trading price of our Class A Common Stock could decline and you could lose part or all of your investment.

Risks relating to our business

We may not grow at the rates we historically have achieved or at all, even if our prior results may indicate growth, which could have a material adverse effect on the market price of our Class A Common Stock.

Revenue in our Veterans Services segment increased from approximately $43.1 million for the year ended December 31, 2019 to approximately $58.3 million for the year ended December 31, 2020, representing a 35.3% increase. Revenue in the Veterans Services segment increased from approximately $27.7 for the six months ended June 30, 2020 to approximately $46.2 million for the six months ended June 30, 2021, representing a 66.7% increase. Future revenues in our Veterans Services segment may not grow at this same rate or may decline. Revenues in our Disability Services segment declined from approximately $51.5 million for the year ended December 31, 2019 to approximately $48.5 million for the year ended December 31, 2020, representing a decline of 5.8%. Revenues in our Disability Services segment declined from approximately $26.2 million for the six months ended June 30, 2020 to approximately $22.8 million for the six months ended June 30, 2021, representing a decline of 13.0%. We may not be successful in growing future revenues in our Disability Services segment. Our future growth will depend, in part, on our ability to successfully assist our clients in receiving disability benefits or increasing the amount of disability benefits received from the VA or the SSA, the timing of the preparation of supplemental evidence-based medical packets for our Veteran clients to submit to the VA in support of their claims (referred to as Veteran Medical Packets), the successful adjudication of SSA claims for our clients, our ability to expand our client base, and to develop new services and capabilities. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our operating results for certain periods would indicate future growth, we will continue to grow our revenue, margins or net income. Our prior results are not indicative of future results. Our ability to assist our clients in obtaining their benefits and expand our client base depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services, and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel.

We do not charge clients for our services until they receive benefits or increased benefits from the VA or the SSA and this creates potential cash flow risks.

We do not charge our clients initially or during the process of medical consultation and the preparation of Veteran Medical Packets that our clients submit with their applications for a disability claim with the VA, or for the preparation and filing of SSDI claims and applications for SSI benefits with the SSA. We only receive payments if and to the extent that a client receives a benefit from the VA or the SSA. As a result, we incur operating expenses for services that may not generate revenues for an extended period of time. Although we believe that we will have sufficient cash flows based on the volume of claims currently filed and pending, together with the anticipated number of Veteran Medical Packets that we expect to prepare for filing each month based on our historical results, there is no assurance that our cash flows will be steady, consistent, or sufficient to cover our costs during any specific period of time. If we should experience any disruption in the receipt of revenues from services provided in advance, our business and liquidity could be adversely affected. Furthermore, other factors that may cause our cash flows and results of operations to vary include, among other things, our ability to attract new clients and retain existing clients, the terms and progress of benefit claims filed by our clients with the VA or the SSA, the upfront costs associated with providing our services to clients, the commencement, completion or termination of benefit claims filed by clients during any particular period, the timeline of the VA and the SSA in paying on client’s benefit claims, increases in operating expenses that we may incur to grow and expand our operations and to remain competitive, and potential acquisitions. Changes in the volume of activity and the number of client benefit claims commenced, completed or terminated during any quarter may cause significant variations in our cash flows and results of operations because a certain amount of our expenses are fixed.

We may be subject to complaints, allegations, and related inquiries and investigations by offices of the Attorney General, the VA Inspector General, or State enforcement agencies partnered with the VA resulting from clients, competitors or other third parties alleging that our companies are acting in violation of laws and regulations that require VA accreditation to assist Veterans.

Although we do not believe that, except for Trajector Legal, which mandates all attorneys to be VA accredited, the evidence development activities of Trajector Medical require accreditation from the VA or are subject to the fee regulations imposed on accredited representatives, the VA Office of the Inspector General or other federal or state enforcement agencies could decide, whether on their own volition or as the result of third party comments or complaints, including those of clients or competitors, to make inquiries and investigations into our practices. The VA Office of Inspector General, which is responsible for, among other things, protecting Veterans from fraudulent attempts with respect to their VA entitled compensation (including attempts to convince Veterans to assign their rights to VA benefits in violation of the law), promoting enforcement of the laws which require VA accreditation to represent Veterans and to prepare, prosecute, and present claims, and the legal restrictions for charging fees for pre-appeal assistance with VA claims. This enforcement posture also has led to broad assumptions that anyone who offers medical evidence development assistance to Veterans may not charge a fee unless they are accredited. Although we believe we can demonstrate that any such claims about our business model are not valid due to federal laws and regulations permitting private healthcare professionals to develop evidence in support of their clients’ claims, confusion or disagreement over this issue could result in allegations, inquiries, and investigations. Any such allegations or complaints could, individually or in the aggregate, expose us to significant liability, require us to expend substantial resources to respond to any inquiries and investigations, and potentially adversely affect our results of operations, and harm our reputation.

Congress may enact laws or the VA may enact regulations that restrict or otherwise regulate private medical providers who generate medical evidence in support of Veteran’s claims.

The Secretary of the VA retains the authority to promulgate regulations concerning the acceptance and consideration of medical evidence offered in support of VA claims. Presently, competent medical evidence is evaluated based on the qualifications, education, and experience of the medical professional presenting such evidence. The VA does not presently require medical professionals to obtain additional VA-specific certifications as a prerequisite to the consideration and acceptance of medical evidence. Furthermore, the VA does not presently require medical providers to obtain accreditation as claims agents as a prerequisite for consideration of private provider medical evidence. Although it is not currently anticipated that further eligibility requirements will be introduced in the near future, there remains the possibility that the VA may create additional systems of oversight, licensure, certification, or accreditation for private medical providers who submit medical evidence in support of VA claims. If, however, such restrictions were adopted, whether statutorily or by rule, our results of operations and future prospects may be materially and adversely affected as compliance with such regulations may require us to expend additional resources and may in the aggregate have a material adverse effect on our results of operations, including restricting the amount of fees we receive for our services and increasing our compliance and operating costs.

We may be unable to successfully execute on our growth initiatives, business strategies, or operating plans.

We are continually executing on growth initiatives, strategies, and operating plans designed to enhance our business and extend our existing and future offerings to address evolving needs. For example, we recently completed the Myler Acquisitions to assist individuals with finding and obtaining SSDI benefits, SSI benefits and Medicare Advantage insurance products, all of which are complementary to the products and services historically provided by us. The anticipated benefits from the Myler Acquisitions are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete our other growth initiatives, strategies, and operating plans and realize all of the benefits, including growth targets and cost savings, that we expect to achieve, or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits of our growth initiatives. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies, and operating plans, increased difficulty and cost in implementing these efforts, including difficulties in complying with new regulatory requirements, the incurrence of other unexpected costs associated with operating our business, and lack of acceptance by potential clients. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies, and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our business may be harmed.

We depend on Trajector Holdings, LLC’s senior management team, and the loss of one or more of these employees, or an inability to attract and retain qualified key personnel, could adversely affect our business.

Our success depends, in part, on the skills, working relationships and continued services of James S. Hill II, our Chairman and Co-CEO, Gina G. Uribe, our Chief Medical Director, Richard S. Blaser, our other Co-CEO, other senior management team members, and other key personnel. We do not currently maintain key-person insurance on the lives of any of our key personnel. From time to time, there may be changes in our senior management team resulting from thhiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives.

While we have entered into employment agreements with certain of our executive officers, all of our employees are “at-will” employees, and their employment can be terminated by us or them at any time, for any reason and without notice, subject, in certain cases, to severance payment rights. In order to retain valuable employees, in addition to salary and cash incentives, we may provide equity awards that vest over time or based on performance. The value to employees of equity awards that vest over time or based on performance will be significantly affected by movements in our stock price that are beyond our control and may at any time be insufficient to counteract offers from other organizations. The departure of key personnel could materially and adversely affect the conduct of our business. In such event, we would be required to hire other personnel to manage and operate our business, and there can be no assurance that we would be able to employ a suitable replacement for the departing individual, or that a replacement could be hired on terms that are favorable to us. In addition, volatility or lack of performance in our stock price may affect our ability to attract and retain replacements should key personnel depart. If we are not able to retain any of our key personnel, our business could be harmed.

Trajector Legal, LLC, which is a wholly-owned law firm subsidiary specializing in VA appeals and mass tort representation by licensed attorneys is regulated by the Utah Supreme Court, which may develop rules that limit the activities of that subsidiary.

Trajector Legal, LLC, referred to as Trajector Legal, and which is a law firm specializing in VA appeals and mass tort representation, was officially admitted by the Utah Supreme Court to participate in its regulatory sandbox, which allows a law firm to be owned by non-attorneys. The regulatory sandbox is a framework to “try-out” a regulatory concept to determine whether such regulations should be permanently approved and/or whether such regulations should be modified prior to any further temporary or permanent approval. Trajector Legal is authorized as a part of the regulatory sandbox in Utah to operate a law firm owned by non-attorneys, which is a concept that has only recently been permitted in a few U.S. jurisdictions, including Utah. The current authorization requires the law firm to operate in a manner that ensures that attorney employees will still meet all professional conduct rules that are applicable to providing legal services, to include maintaining confidentiality, providing conflict-free representation, and operating with clients’ informed consent. The Utah Supreme Court is developing new regulations for sandbox participants, which could require adjustments to the manner of conducting business. While it is expected that changes will be implemented in a manner that allows for maximum flexibility, shifting standards may nonetheless create impositions on the operation of Trajector Legal. Furthermore, because this is a regulatory sandbox and not a permanent rule, it is possible that the Utah Supreme Court could determine not to adopt this regulatory concept and abandon it or substantially revise the regulations and oversight of such non-lawyer owned law firms. Any such determination could have a material and adverse effect on Trajector Legal’s operations and profitability and could result in our having to modify or relinquish our ownership interests in Trajector Legal.

Pursuant to the Rules of the Utah State Bar and the Utah Supreme Court, which apply to all of our lawyers and govern the responsibilities owed to clients by licensed attorneys qualified in Utah, including the duty of loyalty, the duty of competence, the duty to prevent and mitigate conflicts of interest, and the duty of confidentiality, the lawyers of Trajector Legal must place the interests of their clients as their first priority and must maintain the confidentiality of information related to the representation of that client. It is possible that these duties may lead to decisions that are not in our financial interest and which limit short-term financial gain, which may adversely affect our results of operations. In addition, under these ethical requirements of the legal profession, we will have no right to, and will not make decisions with respect to, the conduct or direction of any particular legal claim or any settlement or resolution thereof. The right to make such decisions remains solely with the client and his or her Trajector Legal attorney.

Furthermore, notwithstanding the establishment by us of an independent Ethics Board comprised of experienced Utah attorneys to oversee our operations, it is possible that clients might sue for malpractice or make claims against Trajector Legal. Because Trajector Legal is governed by the rules of the Office of Legal Services Innovation of the Utah Supreme Court, that entity requires prompt reports of any complaints from clients and retains the ultimate discretion to impose sanctions, including suspension of the right to practice law in Utah.

If we are not able to maintain and enhance our reputation and brand recognition, our business and results of operations will be harmed.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our ability to generate new client relationships, in both our Veterans Services and Disability Services businesses. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Brand promotion and marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our clients and failure to provide high-quality support and medical information packets, could harm our reputation and brand and make it substantially more difficult for us to attract new clients. In addition, our sales process is highly dependent on the reputation of our offerings and business and on positive recommendations from our existing clients. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with prospective clients, which would harm our business.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results, financial condition and prospects.

We may determine to grow our business through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions or the acquisitions may cause diversion of management time and focus away from operating our business. Following any acquisition, including the Myler Acquisitions, we may face difficulty integrating technology, finance and accounting, research and development, human resources, consumer information, and sales and marketing functions; challenges retaining acquired employees; future write-offs of intangibles or other assets; and potential litigation, claims or other known and unknown liabilities.

Depending on the condition of any company or technology we may acquire, that acquisition may, at least in the near term, adversely affect our financial condition and operating results and, if not successfully integrated with our organization, may continue to have such effects over a longer period. We may not realize the anticipated benefits of any acquisitions, including the Myler Acquisitions, and we may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions. Our inability to overcome these risks could have a material adverse effect on our profitability, return on equity and return on assets, our ability to implement our business strategy and enhance stockholder value, which, in turn, could have a material and adverse effect on our business, financial condition, results of operations and prospects. Future acquisitions also could result in dilutive issuances of our equity securities and the incurrence of debt, which could harm our financial condition.

Our success will depend in part on our ability to successfully integrate the Myler Acquisitions.

The integration of the newly-acquired businesses of the Myler Companies has required and is anticipated to continue to require a significant amount of time and attention from management. The diversion of management attention away from other ongoing operations and marketing or sales efforts could adversely affect ongoing operations and business relationships. Furthermore, the Myler Acquisitions only took place on December 31, 2020 and, as a result, we do not have a significant amount of time or experience in managing the acquired businesses and unforeseen difficulties or other unanticipated integration issues may arise that could require us to allocate additional management resources or may require us to expend additional funds in order to complete the full integration of the assets acquired in connection with the Myler Acquisitions. Moreover, even if we were able to fully integrate the business operations and other assets of the Myler Companies successfully, there can be no assurance that such integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible or were anticipated from the acquisition or that these benefits will be achieved within a reasonable period of time. Delays in integrating our acquisitions, which could be caused by factors outside of our control, could adversely affect the intended benefits of the acquisitions to our business, financial condition, results of operations, prospects and the trading price of our Class A Common Stock.

If the goodwill that we record in connection with a business acquisition becomes impaired, it could require charges to earnings, which would have a negative impact on our business, financial condition, results of operations and prospects.

Goodwill represents the amount by which the purchase price exceeds the fair value of net assets we acquire in a business combination. We review goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired. At December 31, 2020 and at June 30, 2021, our goodwill totaled $35.7 million. Although we have not recorded any impairment charges since we initially recorded the goodwill, our future evaluations of goodwill may result in findings of impairment and related impairment losses, which could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Our financial success and ability to achieve profitability, is highly dependent on our clients’ timely receipt of government payments.

Our ability to achieve profitability is highly dependent on the VA, the SSA and other applicable government agencies timely and fully funding earned benefit payments to our clients. Spending by these government programs in future periods is very difficult to predict and subject to significant risks. Significant budgetary delays, government shutdowns and other and constraints may result in reduced spending levels by these government agencies, which would likely result in delayed or decreased benefit payments to our clients and in turn adversely affect our revenue and cash flow needs. Long-term uncertainty remains with respect to overall levels of government spending for VA, SSA and other benefit programs and it is likely that U.S. government spending levels will continue to be subject to significant pressure. Future budget cuts could result in reductions and/or delays of existing benefit programs. Any of these impacts could have a material and adverse effect on the results of our operations, financial position and/or cash flows.

Since our results of operations are, in part, dependent on government funding levels for VA, SSA and other benefit programs, any changes that limit or reduce benefit levels, such as reductions in or limitations of disability benefit amounts under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Veteran benefit and SSA programs and rules are subject to frequent and sometimes unpredictable change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which clients receive benefits and in turn adversely affect the amount of fees we receive for our services. Budget pressures often lead the federal government to reduce or place limits on disability benefits programs. Implementation of these and other types of measures could result in substantial reductions in our revenue and operating margins.

Furthermore, if the U.S. were to experience another pandemic, either related to COVID-19 (including the recent Delta variant) or otherwise, or any other event, such as a budgetary impasse in Congress, that results in shutdown or a slowdown of the work performed at government agencies, especially at the VA or the SSA, such an event could slow down the adjudication of claims at the VA, SSA, and other government agencies and delay the receipt of fees by us related thereto. While our operations and productivity have not been materially adversely affected by the effects of COVID-19 and the pandemic, the adjudication of claims appreciably slowed down as the different agencies transferred to a remote setting. As a result, we did experience a corresponding delay in generating fees from these cases. If a similar event should occur or persist in the future, including a resurgence of COVID-19 cases resulting from the Delta variant, our cash flows from operations could be adversely affected.

In addition, the VA, the SSA and other government benefit programs may change the rules governing these programs, including those governing payments permitted to service providers. Changes that could adversely affect our business include:

•	administrative or legislative changes to rates of disability payments;

•	limits on the services or types of providers for which these government programs will permit payment by our clients;

•	certification or training requirements for medical providers who evaluate our clients;

•	changes in methodology for disability assessment and/or determination of payment levels; or

•	the reduction or elimination of annual rate increases.

The impact of these changes can vary from any estimate we may have and may be further impacted by the relative growth of our client volumes across markets that we serve. It is possible that we may underestimate the impact of these changes on our business, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The historical financial information and pro forma financial information, as well as certain key operating metrics, included in this prospectus may not be indicative of our future results.

The historical financial information and pro forma financial information included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been as an independent company during the periods presented, or be indicative of what ours of operations, financial position and cash flows may be in the future. In addition, the pro forma financial information included in this prospectus is based, in part, upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and, accordingly, the pro forma financial information should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a separate company and may not be a reliable indicator of what our financial condition or results of operations may be in the future.

Our business is subject to VA and SSA regulation and oversight, as well as extensive, complex and frequently changing rules, regulations and legal interpretations.

Our business is subject to compliance with various government regulation and oversight. For a discussion of how government regulation impacts key aspects of our business, please see “Business—Governmental Regulation.” Our business is also subject to laws, rules, regulations, policies and legal interpretations in the markets in which we operate, including, but not limited to, those governing eligibility for VA and SSDI and SSI benefits; the amount of fees which we can charge for our services; privacy, data protection and consumer protection; insurance related requirements; and evidentiary standards addressing the training and qualifications of medical professionals who provide supporting medical evidence. Trajector Legal, LLC, our law firm subsidiary, is subject to regulation by the State of Utah and the Utah Supreme Court. The legal and regulatory requirements applicable to us are extensive, complex, frequently changing, and increasing in number, and may impose overlapping and/or conflicting requirements or obligations.

Although we do not believe we are required to obtain accreditation from the VA or are subject to the fee regulations imposed on accredited representatives, if changes in legislation and related regulations require us to comply and seek accreditation, we may face substantial increased costs, supervisions and a reduction in the amount of fees we can charge our Veteran clients for our services. Accordingly, compliance with such regulations will require us to expend additional resources and may in the aggregate have a material adverse effect on our results of operations, including restricting the amount of fees we receive for our services and increasing our compliance and operating costs.

It is possible that we could face scrutiny under the federal False Claims Act (“FCA”) in connection with providing our services to the extent we, including any of our personnel, are alleged to have caused the submission of false claims, or made false statements, to the VA or the SSA in connection with applications for disability assistance. If we are found to have violated the FCA, we could potentially be liable for treble damages and per-claim penalties of between $11,665 and $23,331. Given the number of VA disability and SSA claimants for whom we provide assistance, there is a potential for substantial penalties in connection with any alleged FCA violations. We may also be subject to the provisions of various state False Claims Acts in connection with applications for assistance from state government offices.

In addition, our activities involving assistance to clients in obtaining Medicare Advantage and other Medicare insurance products could potentially generate scrutiny under the federal Anti-Kickback Statute (“AKS”). The AKS prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, or order or recommendation of, any good or service, for which payment may be made under federal and state health care programs such as Medicare and Medicaid. If we are found to have violated the AKS, we could potentially be liable for civil and criminal penalties, including fines, imprisonment, and exclusion from participation in Medicare, Medicaid, or other federal health care programs. The FCA and AKS are further described in “Business—Governmental Regulation” in this prospectus.

Any failure or perceived failure to comply with existing or new laws and regulations (including changes to or expansion of the interpretation of those laws and regulations) may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and other enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; increase regulatory scrutiny of our business; restrict our operations; force us to change our business practices, make product or operational changes or delay planned product launches or improvements. The foregoing could, individually or in the aggregate, expose us to significant liability, impose significant costs, require us to expend substantial resources, increase the cost and complexity of compliance, damage our brand and business, make our products and services less attractive, result in the loss of clients, limit our ability to grow the business, adversely affect our results of operations, and harm our reputation. We have implemented policies and procedures designed to help ensure compliance with applicable laws, and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations.

There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. In the jurisdictions in which we operate, we believe we are in compliance with all applicable material regulations, but, due to the uncertain regulatory environment, certain states may determine that we are in violation of their laws and regulations. In the event that we must remedy such violations, we may be required to modify our existing and future offerings and solutions in such states in a manner that undermines our existing and future offerings’ attractiveness to partners, clients or members, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such states are overly burdensome, we may elect to terminate our operations in such states. In each case, our revenue may decline and our business, financial condition, and results of operations could be adversely affected. Additionally, the introduction of new solutions may require us to comply with additional, yet undetermined, laws and regulations.

A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the ongoing global COVID-19 pandemic and measures intended to prevent its spread, or other shutdown of the economy could have a material adverse effect on our business, results of operations, cash flows and financial condition.

In December 2019, COVID-19 was first reported in Wuhan, China, and on March 11, 2020, the World Health Organization declared COVID-19 a pandemic and the President of the United States declared the COVID-19 outbreak a national emergency on March 13, 2020. The outbreak has reached more than 160 countries and led governments and other authorities around the world, including federal, state and local authorities in the United States, to impose measures intended to mitigate its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. Due to COVID-19 stay-at-home and shutdown orders in the states in which we operate, we transitioned to a fully remote work policy at our locations in March 2020. We are currently functioning on a hybrid basis with employees at both on-site facilities and remote, based on operational requirements and policies. These changes in our operations have resulted in diversion of or limitations on our management and key personnel that would otherwise be focused on the operations of our business.

The COVID-19 pandemic has resulted in our employees working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’ access to the internet to conduct business could be negatively impacted. This has been a particularly acute issue for our employees in Puerto Rico, as frequent power outages and a less reliable network would result in frequent downtime for employees working remotely. Ongoing or further limitations on access or disruptions to services could interrupt our ability to provide our technology platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations. Our technology platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.

While a number of government restrictions have been lifted in recent months, they did have an impact on our cash flows during the period in which they were in place. Restrictions placed on government agency activities, especially at the VA or the SSA, due to the pandemic, including limited staffing, have resulted in delays in processing times of claims for disability benefits made by our clients. Such delays have resulted in longer than usual time periods for our receipt of revenues arising from completed claims. While our operations and productivity have not been materially adversely affected to date by the effects of COVID-19 and the pandemic, the adjudication of claims did noticeably slow down as the different agencies transferred to a remote setting. As a result, we did experience a corresponding delay in generating fees from these cases. If a similar event should occur or persist in the future, including a resurgence of COVID-19 cases resulting from the Delta variant, our cash flows from operations could be adversely affected.

The COVID-19 pandemic also has caused, and is likely to continue to cause, severe economic, market and other disruptions worldwide. We cannot assure you that conditions in the lending, capital and other financial markets will not continue to deteriorate as a result of the pandemic, or that our access to capital and other sources of funding will not become constrained, which could adversely affect the availability and terms of future borrowings, renewals or refinancing. The ongoing impact of any future pandemic or economic shutdown, including COVID-19, on our operational and financial performance is uncertain and will depend on future developments, including the severity, magnitude and duration of any current or future outbreak, localized increases and additional surges in the number of cases, all of which are uncertain and difficult to predict. At this time, we cannot reasonably estimate the long-term impact of the COVID-19 pandemic on our business or on our future financial or operational results; however, the disruption could have a material adverse effect on our business, financial condition, results of operations, and cash flows over time. In addition, if different strain of the COVID-19, including the Delta variant, or another pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected.

Individuals may claim our outbound engagement techniques, including outbound telephone calls and digital outreach, are not compliant with HIPAA or federal marketing laws.

Numerous state, federal, and international laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of private health information, or PHI, and personally identifiable information, or PII. These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. HIPAA requires covered entities and business associates, such as Trajector Insurance, Inc. (formerly Myler Insurance, Inc.), and their covered subcontractors, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. With the exception of Trajector Insurance, we do not believe that our medical evidence development subsidiaries or legal representatives and advocates are covered entities based on the services that we provide, especially because we do not submit requests for or obtain reimbursement for medical services from any government entity. Although we believe that most of our subsidiaries are not covered entities based on the services that we provide, Trajector Insurance is subject to these requirements. Further, although we believe that our VA and SSDI operations, as well as Trajector Insurance, are conducted in a manner compatible with HIPAA requirements with respect to PHI and PII, if the U.S. Department of Health and Human Services (or HHS) should determine that our VA and SSA benefit solutions are covered by HIPAA, then we could become subject to review by HHS and deemed in violation of HIPAA, which could subject us to fines or other penalties. Similarly, if HHS should determine that Trajector Insurance is not in compliance with such requirements, this could also subject us to fines or other penalties. Even though we do not believe our primary operations are covered under HIPAA, we strive to be compliant with these requirements. In addition, the Telephone Consumer Protection Act (TCPA), is a federal statute that protects consumers from unwanted telephone calls and faxes. Since its inception, the TCPA’s purview has also extended to text messages sent to consumers. We may communicate with and perform outreach to clients through multiple modes of communication, including phone, email, and secure messaging. We must ensure that our solutions that leverage telephone and secure messaging comply with TCPA regulations and agency guidance. To that end, we have developed practices to contact potential and existing clients in accordance with authorization that they have provided us. While we strive to adhere to strict policies and procedures, the Federal Communications Commission (FCC), as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our solutions violate the TCPA could subject us to civil penalties, could invalidate all or portions of some of our client contracts, could require us to change or terminate some portions of our offerings, could require us to refund portions of our fees, and could have an adverse effect on our business. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. Other laws focus on unsolicited email, such as the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM Act), which establishes requirements for the transmission of commercial email messages and specifies penalties for unsolicited commercial email messages that follow a recipient’s opt-out request or deceive the receiving consumer.

Our use, disclosure, and other processing of PII and PHI are subject to federal, state, and foreign privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, member base and revenue.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII. Such laws and evolving regulations and legislative actions (or changes in interpretation of existing laws or regulations regarding data privacy and security together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new laws, regulations, and industry standards relating to privacy and data protection in the United States and other jurisdictions, and we cannot determine how broadly or narrowly regulators will interpret and enforce such new laws, regulations, and standards and the corresponding impact it may have on our business. For example, the California Consumer Privacy Act of 2018 (the “CCPA”) became effective on January 1, 2020, with the California Attorney General permitted to bring enforcement actions (which may include the imposing of monetary penalties) beginning July 1, 2020, and new CCPA regulations promulgated by the California Attorney General were approved on August 14, 2020, effective immediately. Although we have implemented procedures relating to our data collection, use and processing practices and policies in an effort to comply with the CCPA, there is a risk that the California Attorney General will not find our practices or policies to be compliant with the CCPA, which would potentially subject us to civil penalties or an inability to use information collected from California consumers. In addition, such laws and regulations could restrict our ability to store and process personal data (in particular, our ability to use certain data for purposes such as marketing or advertising due to the expansive definition of personal information under the CCPA), our ability to control our costs by using certain vendors or service providers, or impact our ability to offer certain services in certain jurisdictions. Further, the CCPA requires covered companies to provide new disclosures to California consumers, provide such consumers several specific rights regarding their personal information, including the ability to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allows for a private cause of action for data breaches. Additionally, such laws and regulations are often inconsistent and may be subject to amendment or re-interpretation, which may cause us to incur significant costs and expend significant effort to ensure. Additionally, a new California ballot initiative, the California Privacy Rights Act (“CPRA”), recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Similar laws have been passed in several other states, and further laws are being considered at state and federal levels. If passed, such laws may have potentially conflicting requirements that would make compliance challenging.

This complex, dynamic legal landscape regarding privacy data, data protection, and information security creates a host of significant considerations for us to address and incorporate into our business operations, and potentially exposes us to additional expense, adverse publicity and liability. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure has been in the past and may be vulnerable in the future to attacks by hackers or viruses, failures, or breaches due to third-party action, employee negligence or error, malfeasance, or other incidents or disruptions.

Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business. We also publish statements to our clients that describe how we handle and protect PHI and PII (for example, through our privacy policies connected with our website, anticipated mobile applications and other digital tools). If federal or state regulatory authorities, such as the FTC or state attorneys general, or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our existing and future offerings. Any of the foregoing consequences could harm our business.

Our employment and use of registered nurses, advanced practice registered nurses, physician assistants, medical doctors, SMEs, and our other clinicians may subject us to licensing and other regulatory risks.

Our employment and use of registered nurses, advanced practice registered nurses, physician assistants, medical doctors, SMEs, and our other clinicians may subject us to state and other licensing and regulatory risks. The services provided by our clinicians may be subject to review by state or other regulatory bodies. This also includes rules applicable to the delegation of certain medical tasks to non-licensed personnel, such as nursing or medical assistants. Certain of our employees with duties relating to review and production of medical evidence are subject to the licensing requirements of their licensing jurisdictions. To a large degree, the licensing status of our medical professionals determines our ability to effectively provide quality medical consulting to clients. Issues such as lapse of licensing, failure to meet licensing standards, improper delegation of tasks to non-licensed persons, or disciplinary action to include suspension or revocation of licenses, could harm our medical consulting services. In addition, any activities conducted by our clinicians that are in violation of practice rules could subject us to fines or other penalties. For example, while we do not provide medical care or establish patient relationships with our clients, our clinicians could be found to be practicing outside the scope of their respective licenses in violation of applicable laws. Further, if one of our SMEs is found to be acting outside the scope of its professional license in violation of the applicable state’s practice laws, such activity could result in disciplinary action against the clinician by the applicable licensing agency. The definition of what constitutes the practice of medicine, nursing or other health professions varies by state.

In addition, there is a risk that we may be found in violation of the prohibition of the corporate practice of a health profession under certain state laws, which may result in the imposition of civil or criminal penalties or nullification of contracts. Certain states prevent corporations from being licensed as practitioners and prohibit physicians from practicing medicine in partnership with non-physicians, such as business corporations. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in certain states. These laws, which vary by state, may also prevent the sharing of professional services income with non-professional or business interests. Any determination that we are acting in the capacity as a healthcare provider, exercising undue influence or control over a healthcare provider or impermissibly sharing fees with a healthcare provider, may result in significant sanctions against us and our clinicians, including civil and criminal penalties and fines, additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our contractual arrangements or business.

We may in the future become subject to litigation, which could harm our business.

Our business entails the risk of liability claims against us, and we may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our clients, government agencies, our current or former employees, or our stockholders. Some of these claims may result in significant costs to defend and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry insurance in amounts that we believe are appropriate in light of the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage.

Risks relating to intellectual property and cybersecurity laws

Failure to protect or enforce our intellectual property rights, could harm our ability to compete effectively, as well as our business, financial condition, results of operations and prospects.

Our intellectual property includes our proprietary processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, databases, and domain names. We believe that our intellectual property is an essential asset of our business and we regard the protection of our software licenses, trade secrets, copyrights, trademarks, databases, and domain names as critical to our success. In order to protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates and others. If we do not adequately protect our intellectual property, our brand and reputation could be harmed and competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our technology, and delay or render impossible our achievement of profitability. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete. In addition, we may be unable to detect the unauthorized use of our intellectual property rights. In addition, even if we initiate litigation against third parties, such as infringement suits, we may not prevail. Furthermore, our intellectual property rights may not adequately protect our rights or remedies to gain or keep any advantages we may have over our competitors, which could reduce our ability to be competitive and generate sales and profitability.

We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with other parties with whom we conduct business, in order to limit access to, and disclosure and use of, our proprietary information. However, we may not be successful in executing these agreements with every party who has access to our confidential information or contributes to the development of our intellectual property.

Our business depends on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to grow our business, particularly in new markets where we have limited brand recognition.

We have developed a brand that we believe contributes significantly to the success of our business. We believe that continuing to establish, maintain, protect and enhance the “Trajector” and related brands will be critical to growing our business, particularly in new markets where we will seek to grow our brand recognition. If we do not successfully build and maintain a strong brand, our business could be materially harmed. Establishing, maintaining and enhancing the quality of our brand may require us to make substantial investments in areas such as marketing, community relations, outreach and employee training. These investments may be substantial and may fail to encompass the optimal range of traditional, online and social advertising media to achieve maximum exposure and benefit to our brand.

Infringement, misappropriation or dilution of our intellectual property could harm our business.

We believe that our brands, our proprietary processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, databases, and domain names, will have significant value and that these and other intellectual property are valuable assets that are critical to our success. We currently rely on our proprietary engagement processes and our software solutions to implement our proprietary processes. Unauthorized uses or other infringement of our trademarks or our proprietary processes could diminish the value of our brand and may adversely affect our business. Effective intellectual property protection may not be available in every market. Failure to adequately protect our intellectual property rights could damage our brand and impair our ability to compete effectively. Even when and where we have effectively secured statutory protection for our trademarks, proprietary processes used by us, and other intellectual property, our competitors and other third parties may misappropriate our intellectual property, and in the course of litigation, such competitors and other third parties occasionally attempt to challenge the breadth of our ability to prevent others from using similar marks or designs. If such challenges were to be successful, less ability to prevent others from using similar marks or designs may ultimately result in a reduced distinctiveness of our brand in the minds of consumers. Defending or enforcing our trademark rights, branding practices, and other intellectual property could result in the expenditure of significant resources and divert the attention of management, which in turn may materially and adversely affect our business and results of operations, even if such defense or enforcement is ultimately successful. Even though competitors occasionally may attempt to challenge our ability to prevent infringers from using our marks, we are not aware of any challenges to our right to use any of our brand names.

A cybersecurity attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients, harm our reputation, or subject us to significant liability.

Our information technology systems may be subject to cyberattacks, security breaches or computer hacking including a ransomware attack, a directed attack against us or a data breach or cyber incident happening to a third-party network and affecting us. Regardless of our efforts, there may still be a breach, and the costs to eliminate, mitigate or address the threats and vulnerabilities before or after a cyber-incident could be significant. Any such breaches or attacks could result in interruptions, delays or cessation of operations and loss of existing or potential clients. In addition, breaches of our information technology systems or security measures and the unauthorized dissemination of sensitive personal, proprietary or confidential information about our business, our clients or other third parties could expose us to significant potential liability and reputational harm and subject us to significant reputational, financial, legal, and operational consequences. Moreover, any such breach or attack could result in litigation against us by clients whose data is compromised by any such attack.

We may incur substantial costs in protecting our intellectual property, and if we are not able to do so, our competitive position would be harmed.

If a competitor infringes upon one of our trademarks or other intellectual property rights, enforcing those trademarks and other rights may be costly, difficult and time consuming. Even if successful, litigation to defend our trademarks against challenges or to enforce our intellectual property rights could be expensive and time consuming and could divert management’s attention from managing our business. Moreover, we may not have sufficient resources or desire to defend our trademarks against challenges or to enforce our intellectual property rights. Additionally, we may provoke third-parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may harm our business, financial condition, results of operations and prospects.

Improper disclosure of confidential, personal or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of cyberattacks, could result in regulatory scrutiny, legal liability or reputational harm, and could have an adverse effect on our business or operations.

Our services involve the storage and transmission of clients’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, clients and others, as well as protected health information, or PHI or PII, of our clients. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network, and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our security measures fail or are breached, it could result in unauthorized persons accessing sensitive client data (including PHI or PII), a loss of or damage to our data, an inability to access data sources, or process data or provide our services to our clients. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect client or investor confidence in us, and reduce the demand for our services from existing and potential clients. In addition, we could face litigation, damages for contract breach, monetary penalties, or regulatory actions for violation of applicable laws or regulations, and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We maintain policies, procedures and technical safeguards designed to protect the security and privacy of confidential, personal and proprietary information. Nonetheless, we cannot eliminate the risk of human error or guarantee our safeguards against employee, vendor or third-party malfeasance. It is possible that the steps we follow, including our security controls over personal data and training of employees on data security, may not prevent improper access to, disclosure of or misuse of confidential, personal or proprietary information. This could cause harm to our reputation, create legal exposure or subject us to liability under laws that protect personal data, resulting in increased costs or loss of commissions and fees.

Data privacy is subject to frequently changing laws, rules and regulations in the various jurisdictions in which we operate. For example, legislators in the U.S. are proposing new and more robust cybersecurity legislation in light of the recent broad-based cyberattacks at a number of companies. These and similar initiatives around the country could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our information technology and compliance costs. Our failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in legal liability or damage to our reputation in the marketplace.

Risks relating to our organizational structure

We are a holding company and our only asset (other than a nominal amount of cash) after completion of this offering will be our    % ownership interest in Trajector Holdings, LLC, and we are accordingly dependent upon distributions from Trajector Holdings, LLC to pay dividends, if any, taxes, make payments under the Tax Receivable Agreement and pay other expenses.

We are a holding company and, upon completion of the Reorganization Transactions and this offering, our only asset (other than a nominal amount of cash for organizational and administrative expenses) will be our ownership of    % of the outstanding LLC Units. See “Organizational Structure.” We have no independent means of generating revenues. Trajector Holdings, LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of the Trajector Holdings, LLC will be allocated to holders of LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Trajector Holdings, LLC. As the sole managing member of Trajector Holdings, LLC, we intend to cause Trajector Holdings, LLC to make distributions to the holders of LLC Units and us, in amounts sufficient to (i) cover all applicable taxes payable by us and the holders of LLC Units, (ii) allow us to make any payments required under the Tax Receivable Agreement we intend to enter into as part of the Reorganization Transactions and (iii) fund dividends to our stockholders in accordance with our dividend policy, to the extent that our board of directors declares such dividends.

Deterioration in the financial conditions, earnings or cash flows of Trajector Holdings, LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that we need funds and Trajector Holdings, LLC is restricted from making such distributions to us under applicable law or regulation, as a result of covenants in its debt agreements or otherwise, we may not be able to obtain such funds on terms acceptable to us, or at all, and, as a result, could suffer a material adverse effect on our liquidity and financial condition.

In certain circumstances, Trajector Holdings, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that Trajector Holdings, LLC will be required to make may be substantial.

Under the Amended LLC Agreement, Trajector Holdings, LLC will generally be required from time to time to make pro rata distributions in cash to us and the other holders of LLC Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other LLC Unit holders’ respective allocable shares of the taxable income of Trajector Holdings, LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other LLC Unit holders, (ii) the lower tax rate applicable to corporations than individuals, and (iii) the favorable tax benefits that we anticipate receiving from (a) acquisitions of interests in Trajector Holdings, LLC in connection with acquisitions by Trajector, Inc. of LLC Units from Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges of LLC Units for shares of our Class A Common Stock or cash and (b) payments under the Tax Receivable Agreement, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, repurchases of our Class A Common Stock, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the redemption or exchange ratio of LLC Units for shares of Class A Common Stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A Common Stock and instead, for example, hold such cash balances or lend them to Trajector Holdings, LLC, holders of LLC Units would benefit from any value attributable to such cash balances as a result of their ownership of Class A Common Stock following a redemption or exchange of their LLC Units. See “Certain relationships and related party transactions—Amended LLC Agreement.”

We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.

As described under “Organizational Structure,” acquisitions by Trajector, Inc. of LLC Units from certain Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by such Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Trajector Holdings, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into the Tax Receivable Agreement with Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Trajector, Inc.’s assets resulting from (a) acquisitions by Trajector, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Trajector Holdings, LLC.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Trajector Holdings, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering (after giving effect to the Post-IPO Conversion), based on an initial public offering price of $        per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $        million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $        million, over the same period. The

actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A Common Stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the calculated combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on such Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Trajector Holdings, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances, we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. For example, the Pre-IPO LLC Members may have a different tax position from us, which could influence how they exercise their discretion (including for those Pre-IPO LLC Members who are or were entities controlled by members of our management team) and/or voting power regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter into in connection with this offering, and whether and when we should undergo certain changes of control for purposes of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. Furthermore, the structuring of future transactions may take into consideration these tax or other considerations or benefits in respect of the Pre-IPO Members, even where no similar benefit would accrue to us. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax. See also “Risk Factors — Risks relating to our organizational structure — We are controlled by the Pre-IPO LLC Members whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us” and “Certain Relationships and Related Party Transactions — Tax Receivable Agreement.”

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Trajector Holdings, LLC to make distributions to us. The Credit Agreement, if for any reason is not fully repaid and terminated following the offering, would restrict the ability of Trajector Holdings, LLC to make distributions to us, which could affect our ability to make payments under the Tax Receivable Agreement. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Pre-IPO LLC Members that will not benefit holders of our Class A Common Stock to the same extent that it will benefit the Pre-IPO LLC Members.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Pre-IPO LLC Members that will not benefit purchasers of our Class A Common Stock pursuant to this offering to the same extent that it will benefit the Pre-IPO LLC Members. We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Trajector, Inc.’s assets resulting from (a) acquisitions by Trajector, Inc. of LLC Units from such Pre-IPO LLC Members in connection with this offering, (b) the purchase of LLC Units from any of such Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by such Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A Common Stock.

We are controlled by the Pre-IPO LLC Members whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.

The Pre-IPO LLC Members will control approximately    % of the combined voting power of our common stock through the ownership of Class A Common Stock by the Class A Conversion Holders and Class B Common Stock held by the other Pre-IPO LLC Members after the Post-IPO Conversion (or    % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full) after the completion of this offering and the Post-IPO Conversion. Further, pursuant to the Stockholders Agreement to be entered into by and among us and the Pre-IPO LLC Members (including the Class A Conversion Holders), the Pre-IPO LLC Members may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of our company or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Trajector Holdings, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on our board of directors, changing the jurisdiction of incorporation, changing the location of Trajector Holdings, LLC’s headquarters, changing the name of Trajector Holdings, LLC, amendments to governing documents, adopting a stockholder rights plan and any changes to Trajector Holdings, LLC’s fiscal year or public accountants. In addition, the Stockholders Agreement will provide that approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of Trajector, Inc. and Trajector Holdings, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of any of our Chief Executive Officers, Chief Financial Officer, Chief Operating Officer, or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.

Under the Voting Agreement to be entered into by our founders, the founders will agree to cause each Pre-IPO LLC Member controlled by them to vote or exercise their right to consent, with respect to all matters under the Stockholders Agreement or otherwise requiring stockholder approval, in the manner directed (and, therefore, ultimately controlled by) a majority of the founders (regardless of the number, class or voting power of the shares held by each founder).

This concentration of ownership and voting power also may delay, defer or even prevent an acquisition by a third party or other change of control of our company, which could deprive you of an opportunity to receive a premium for your shares of Class A Common Stock and may make some transactions more difficult or impossible without the support of the Pre-IPO LLC Members, even if such events are in the best interests of minority stockholders. Furthermore, this concentration of voting power with the Pre-IPO LLC Members may have a negative impact on the price of our Class A Common Stock. In addition, the Pre-IPO LLC Members will have the ability to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors until the Substantial Ownership Requirement is no longer met. As a result, the Pre-IPO LLC Members may not be inclined to permit us to issue additional shares of Class A Common Stock, including for the facilitation of acquisitions, if it would dilute their holdings below the 33% threshold.

We cannot predict whether our dual-class structure, combined with the concentrated control of the Pre-IPO LLC Members (including those owning Class A Common Stock as a result of the Post-IPO Conversion or otherwise) will result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. Because of our dual-class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. As a result, the market price of our Class A Common Stock could be adversely affected.

The Pre-IPO LLC Members’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interests. Because the Pre-IPO LLC Members hold a majority of their economic interests in our business through Trajector Holdings, LLC rather than through Trajector, Inc., they may have conflicting interests with holders of shares of our Class A Common Stock. For example, the Pre-IPO LLC Members may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter into in connection with this offering, and whether and when we should undergo certain changes of control for purposes of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to Trajector Holdings, LLC’s federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Trajector Holdings, LLC. If, as a result of any such audit adjustment, Trajector Holdings, LLC is required to make payments of taxes, penalties and interest, Trajector Holdings, LLC’s cash available for distributions to us may be substantially reduced. Under the LLC Agreement, the Partnership Representative (as such term is defined in the LLC Agreement) shall use commercially reasonable efforts to make an election under Section 6226 of the Code to “push out” out the payment obligation to the members of Trajector Holdings, LLC. See “Certain relationships and related party transactions—Tax Receivable Agreement.” In addition, the Pre-IPO LLC Members’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in our company, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A Common Stock might otherwise receive a premium for your shares over the then-current market price.

For so long as the Majority Ownership Requirement is met, we have opted out of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a publicly held Delaware corporation from engaging in a business Consolidation Transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Therefore, after the 180-day lock-up period expires, the Pre-IPO LLC Members will be able to transfer control of us to a third party by transferring their shares of our common stock (subject to certain restrictions and limitations), which would not require the approval of our board of directors or our other stockholders.

Our certificate of incorporation and Stockholders Agreement will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” under Delaware law will only apply against our directors and officers and their respective affiliates for competing activities related to our core business activities consisting of Veterans disability and Social Security benefits industries. This doctrine will not apply to any business activity other than our core business activities. See “Certain relationships and related party transactions—Amended LLC Agreement.” Furthermore, the Pre-IPO LLC Members have business relationships outside of our business.

We will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

Upon completion of this offering, the Pre-IPO LLC Members collectively will continue to beneficially own more than 50% of the voting power for the election of members of our board of directors and will enter into the Voting Agreement. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements.

As a controlled company, we will rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements. Accordingly, we have opted not to implement a stand-alone nominating and corporate governance committee and our compensation committee will not be fully independent. As a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. See “Management—Controlled company exception.”

Risks relating to ownership of our Class A Common Stock

There is no existing market for our Class A Common Stock, and we do not know if one will develop, which may cause our Class A Common Stock to trade at a discount from its initial public offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A Common Stock, and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the Nasdaq, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A Common Stock at an attractive price, or at all. The initial public offering price for our Class A Common Stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A Common Stock at prices equal to or greater than the price you paid in this offering.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A Common Stock could decline.

Upon the consummation of this offering, we will have            shares of Class A Common Stock outstanding (or            shares if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full), including the Class A Common Stock issued to the Class A Conversion Holders (after the Post-IPO Conversion), but excluding            shares of Class A Common Stock issuable upon potential future redemptions or exchanges of LLC Units. These shares will be freely tradable without further restriction or registration under the Securities Act of 1933, or the Securities Act. Upon completion of this offering, the            shares of Class A Common Stock issued to the Class A Conversion Holders and those issuable upon potential redemption or exchange of LLC Units will be deemed “restricted securities” as that term is defined under Rule 144 of the Securities Act. Following the consummation of this offering, the holders of these remaining shares of our Class A Common Stock will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144, or (ii) another exemption from registration under the Securities Act. See “Shares eligible for future sale.” If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline substantially.

We may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price.

As a part of our growth strategy, we may seek acquisitions. As part of our acquisition strategy, we may issue shares of our common stock, as well as LLC Units of Trajector Holdings, LLC, as consideration for such acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We also may cause Trajector Holdings, LLC to issue additional LLC Units in the future that, together with the issuance of additional shares of Class B Common Stock paired with such LLC Units, could cause dilution to investors and could adversely affect our stock price.

As the Manager of Trajector Holdings, LLC, we may cause Trajector Holdings, LLC to issue additional LLC Units to parties other than us for any number of reasons, including, without limitation, to raise additional capital, as consideration for an acquisition or similar transaction, for strategic partnerships or compensation. Any additional LLC Units would be entitled to distributions and other economic benefits. In the event that Trajector Holdings, LLC issues any such additional LLC Units, we will issue an equal number of shares of our Class B Common Stock to the person receiving such LLC Units, thereby diluting your voting power. Furthermore, under the Amended LLC Agreement, the holders of LLC Units (other than us) will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Trajector Holdings, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). To the extent that we issue shares of Class A Common Stock pursuant to such redemptions and additional issuances of LLC Units will increase the number of shares of Class A Common Stock that will be eligible for sale in the future upon redemption of such LLC Units.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our Class A Common Stock.

Our certificate of incorporation and bylaws provide for, among other things:

•	division of our board of directors into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms;

•

until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;

•	if, at any time, the Majority Ownership Requirement is no longer met, there will be:

•

a requirement that the removal of directors may only be for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class;

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting or to act by written consent;

•	a supermajority approval requirement for amending or repealing provisions in the certificate of incorporation and bylaws; and

•	a prohibition on business combinations with interested stockholders under Section 203 of the DGCL.

•	advance notice requirements for stockholder proposals and nominations;

•	the absence of cumulative voting in the election of directors; and

•

our ability to issue additional shares of Class A Common Stock and to issue preferred stock with terms that our board of directors may determine, in each case without stockholder approval (other than as specified in our certificate of incorporation).

These provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A Common Stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

Exclusive forum provisions in our amended and restated certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware. If the Court of Chancery does not have subject matter jurisdiction thereof, such actions, suits or proceedings shall be brought in the federal district court of the District of Delaware or other state courts of the State of Delaware. This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may result in significant additional costs associated with bringing and resolving such action against us in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.

We have identified material weaknesses in our internal control over financial reporting, and material weaknesses were identified in the internal control over financial reporting in the Myler financial statements included elsewhere in this prospectus. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with our audit of the fiscal years ended December 31, 2020 and 2019 combined and consolidated financial statements, we and our registered public accounting firm identified the following material weaknesses:

The Company did not maintain an effective control environment, risk assessment, information and communication, and monitoring processes, specifically the Company did not have:

•

sufficient finance and accounting resources within the organization with adequate knowledge of US GAAP and of the Company’s processes and controls to assist with the development, execution, and monitoring of controls over financial reporting;

•

an adequate risk assessment process to identify and analyze changes in the business and personnel and implement process level controls and monitoring activities that are responsive to those changes and aligned with the Company’s financial reporting objectives;

•	timely communication by senior management to those responsible for financial reporting regarding key terms of non-routine transactions and contracts; and

•	Sufficiently documented formal policies and procedures.

The Company did not design and maintain effective process-level controls over:

•

management review controls over non-routine transactions, such as in the evaluation and preparation of income tax provisions and reviewing the key assumptions and underlying data elements used in the Myler Acquisitions; and

•	the review of journal entries.

In addition, in connection with the audit of the financial statements of Myler Disability, LLC and Combined Entities by Eide Bailly, LLP for the fiscal years ended December 31, 2020 and December 31, 2019 contained in the Myler Disability, LLC and Combined Entities financial statements included elsewhere in this prospectus, certain material weaknesses were identified relating to:

•	a lack of documented reconciliations and reviews of various accounting records and an absence of segregation of duties which can substantially increase the likelihood of material misstatements,

•

a limited number of accounting personnel which prevents a proper segregation of duties with respect to the execution and recording of transactions which increases the risk of fraud related to misappropriation of assets, combined financial statement misstatement, or both,

•

inadequate or improper maintenance of accounting records on an accrual basis resulting in interim financial information of the Myler Entities to be materially incorrect and potentially affecting management decisions made during the course of the year, and

•

a deficiency in the internal controls and procedures of the Myler Companies related to the preparation of the combined financial statements, journal entries and related footnotes which can result in such combined financial statement information not being available to management on a timely basis.

Although the financial results of the Myler Companies will be included in our audited financial statements in future periods as part of our Disability Services segment, our internal controls will need to address these material weaknesses as well.

We are currently evaluating a number of steps to enhance our internal control over financial reporting and address these material weaknesses, including: hiring of additional financial reporting personnel with technical accounting and financial reporting experience, adopting policies to ensure proper internal communications and review in connection with non-routine transactions, enhancing our internal review procedures during the financial statement closing process, and designing and implementing journal entry procedures and controls.

We cannot assure you that the measures we have taken to date, or any actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting (or those applicable to the financial statements of Myler Disability, LLC and Combined Entities) or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. As a public company, we will be required in future years to document and assess the effectiveness of our system of internal control over financial reporting to satisfy the requirements of the Sarbanes-Oxley Act.

If we fail to effectively remediate these material weaknesses in our internal control over financial reporting, if we identify future material weaknesses in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements and delayed implementation of revised accounting standards applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments for so long as we remain an emerging growth company. We also intend to take advantage of an exemption that will permit us to comply with new or revised accounting standards within the same time periods as private companies, including, among other things, compliance with FASB guidance issued under ASU 2016-02 relating to accounting for leases under ASC 842. This ASU issues guidance that supersedes existing guidance on accounting for leases and is intended to increase transparency and comparability of accounting for lease transactions. ASC 842 requires most leases to be recognized on the balance sheet by recording a right-of-use (ROU) asset and a lease liability. The liability is equal to the present value of lease payments while the asset is based on the liability, subject to adjustment for initial direct costs. The Company will not be complying with this ASC until the earlier of the date it is no longer permitted to report as an emerging growth company or the date on which privately-held companies must comply with this standard. The Company is currently evaluating the potential impact of the adoption of this accounting standard on its consolidated financial statements and it is possible that adoption of this standard may material adverse impact on its financial statements. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our ability to pay dividends to our stockholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.

After this offering, we will be a holding company and will have no material assets other than our ownership of LLC Units in Trajector Holdings, LLC and we will not have any independent means of generating commissions and fees. We intend to cause Trajector Holdings, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses. Trajector Holdings, LLC is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from them. If Trajector Holdings, LLC is unable to make distributions, we may not receive adequate distributions, which could materially and adversely affect our dividends and financial position and our ability to fund any dividends.

Our board of directors will periodically review the cash generated from our business and the capital expenditures required to finance our global growth plans and determine whether to declare periodic dividends to our stockholders. Our board of directors will take into account general economic and business conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions and covenants contained in any of exiting loan or credit agreements, business prospects and other factors that our board of directors considers relevant. Accordingly, if Trajector Holdings, LLC is subject to any restrictive covenants in its credit agreements which restrict distributions, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. See “Dividend policy,” “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Description of capital stock.”

New investors in our Class A Common Stock will experience immediate and substantial book value dilution after this offering.

The initial public offering price of our Class A Common Stock will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A Common Stock immediately after the offering. Based on our pro forma net tangible book value as of December 31, 2020, if you purchase our Class A Common Stock in this offering at the initial public offering price set forth on the cover page of this prospectus, you will suffer immediate dilution in net tangible book value per share of approximately $        per share. See “Dilution.”

We expect that our stock price will be volatile, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the initial public offering price.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A Common Stock regardless of our results of operations. The trading price of our Class A Common Stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including, among other things:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and results of operations;

•	investor perceptions of us and the industries in which we operate;

•	regulatory or political developments;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	departures or additions of key personnel;

•	introduction of new products and services by us or our competitors;

•	litigation and governmental investigations; and

•	changing economic and political conditions.

These and other factors may cause the market price and demand for shares of our Class A Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A Common Stock and may otherwise negatively affect the liquidity of our Class A Common Stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

General Risk Factors

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, which will require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, Sarbanes-Oxley, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of Sarbanes-Oxley, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to us when we cease to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A Common Stock, the price of our Class A Common Stock could decline.

The trading market for our Class A Common Stock will rely in part on the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no or few analysts commence coverage of us, the trading price of our Class A Common Stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our Class A Common Stock, the price of our Class A Common Stock could decline. If one or more of these analysts cease to cover our Class A Common Stock, we could lose visibility in the trading market for our Class A Common Stock, which in turn could cause our Class A Common Stock price to decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” relating to our financial condition, results of operations, plans, objectives, future performance or expectations, and business operations, including those set forth under the captions “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Business” and in other sections of this prospectus. In some cases you can identify these statements by forward-looking words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “approximately,” “intends,” “predicts,” “potential” or “continue,” “objective,” “goal,” “projects,” and other similar words and expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” “may,” and “might, ” and the negative of these terms and other comparable terminology. These statements relate to expectations concerning matters that are not historical fact. These statements are only predictions based on our current expectations, assumptions, plans, estimates, judgments and projections about future events. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry, and such statements involve inherent risks and uncertainties. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk factors.” You should specifically consider the numerous risks outlined under “Risk factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements and all written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

ORGANIZATIONAL STRUCTURE

Structure prior to the Reorganization Transactions

We and our predecessors have been in the Veterans’ benefits business for approximately 7 years. Prior to the Myler Acquisitions, we operated our business through Vet Comp & Pen Medical Consulting, LLC, VA Claim Pros, LLC, and various commonly controlled entities which provided ancillary services and which we refer to as the VCP Group companies. The VCP Group companies were comprised of various related entities consisting of Wyoming, Florida and Puerto Rico limited liability companies operated under the common control of James S. Hill II and Gina G. Uribe.

On December 31, 2020, the VCP Group companies acquired substantially all of the assets of Myler Disability LLC, a Utah limited liability company, Adduco Media LLC, a Utah limited liability company, and Benefits Holding, LLC, a Utah limited liability company, and all of the outstanding common stock of Myler Insurance, Inc., a Utah corporation (collectively, these entities are referred to as the Myler Companies and these acquisitions are referred to as the Myler Acquisitions).

On March 24, 2021, two Delaware limited liability companies were formed to facilitate combination of the VCP Group companies and the Acquisition Entities (referred to collectively, as the Trajector Group): (a) Trajector Holdings, LLC, and (b) Benefit Group Holdings, LLC (which we refer to as BGH). Trajector Holdings, LLC, BGH, and the Trajector Group, all of which were controlled by the founders’ entities, entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for Trajector Group by acquiring either 100% ownership of, or a controlling membership interest in, of each of the Trajector Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH. These transactions collectively are referred to as the “Combination Transactions.” As a result of the Combination Transactions, BGH is now the sole managing manager of and owns a controlling interest, directly or indirectly, in each of the Trajector Group companies and Trajector Holdings, LLC is the sole owner and managing member of BGH.

We currently conduct our business through BGH, as a wholly-owned subsidiary holding company of Trajector Holdings, LLC. Prior to the Reorganization Transactions, BGH owns either 100% or a controlling interest in each of the 24 direct and indirect subsidiaries that comprise the operations of our business, 12 of which were formed and exist under the laws of the States of Wyoming, Florida, or Utah, 11 of which were formed and exist under the laws of the Commonwealth of Puerto Rico, and one located in the Philippines. These subsidiaries include all of the Trajector Group entities. BGH also is the sole manager or managing member of each of the direct limited liability company subsidiaries.

Trajector Holdings, LLC is the sole owner and managing member of BGH and, as a result, is in indirect control of all of the entities that operate our business.

After consummation of the Reorganization Transactions described below but prior to the consummation of this offering:

•

BGH will assign all of its ownership interests in the Trajector Group entities to Trajector Holdings, LLC and, as a result, Trajector Holdings, LLC will become the sole holding company and owner of the direct and indirect subsidiaries operating our business, and

•	all of the outstanding equity interests of Trajector Holdings, LLC will be owned by the following entities and persons, to whom we refer collectively as the “Pre-IPO LLC Members:”

•	Blackfin Capital, LLC

•	White Blaze Medical Consulting, LLC

•	Ginken Medical LLC

•	Richard S. Blaser Revocable Trust

•	Turner, Raymond & Associates, LLC

•	Venture Strategy, LLC

•	Brad Myler & Associates, Inc.

•	TJE Enterprises, Inc.

•	David Parkinson

•	AKH Enterprises, Inc.

•	DMS Holdings, Inc.

•	Jacob Ellis Investment Holdings, LLC

•	A Gordon Tunstall and Nancy Tunstall

•	Michael Purcell

•	SLT, LLC

•	Chidtha, Inc.

•	Epifanio Payams

•	Kaizen LLC

Blackfin Capital, LLC, White Blaze Medical Consulting, LLC, Ginken Medical LLC, Turner, Raymond & Associates, LLC, Venture Strategy, LLC, and Richard S. Blaser Revocable Trust are collectively referred to herein as the founders’ entities. James S. Hill II controls Blackfin Capital, LLC and Turner, Raymond & Associates, LLC. Gina G. Uribe controls White Blaze Medical Consulting, LLC, Ginken Medical LLC, and Venture Strategy, LLC. Richard S. Blaser controls the Richard S. Blaser Revocable Trust. Chidtha, Inc. and Kaizen LLC are entities controlled by Phusit Tom Pongpat.

The Reorganization Transactions

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization Transactions.”

•	Trajector Holdings, LLC will acquire all of the equity interests of our subsidiaries through an assignment made by BGH to Trajector Holdings, LLC, and then BGH will be dissolved and cease to exist.

•

Trajector, Inc.’s certificate of incorporation will be amended and restated to authorize the issuance of two classes of common stock, consisting of: Class A Common Stock and Class B Common Stock, which we refer to collectively as our “common stock.” Each share of Class A Common Stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. See “Description of Capital Stock.”

•	Through a series of internal transactions, Trajector Holdings, LLC will issue LLC Units to all holders of minority interests in any of the direct or indirect subsidiaries of Trajector

Holdings, LLC (referred to as Roll-Up Members) in exchange for all of the equity interests in such subsidiaries not held by Trajector Holdings, LLC prior to such exchange (which we refer to as the Roll-Up Transactions). The Roll-Up Members are comprised of SLT, LLC, Chidtha, Inc., and Kaizen LLC. Upon completion of these transactions, which will occur prior to this offering, the Roll-Up Members will become Pre-IPO LLC Members.

•

The LLC Operating Agreement of Trajector Holdings, LLC will be amended and restated (and is referred to as the Amended LLC Agreement) prior to this offering to, among other things, reclassifying the interests currently held by the Pre-IPO LLC Members (which includes the Roll-up Members) into a single new class of non-voting common interest units that we refer to as “LLC Units” and the Pre-IPO LLC Members shall convert their pre-reorganization interests into the non-voting LLC Units.

•

In connection with the Reorganization Transactions, immediately prior to the consummation of this offering each of the Pre-IPO LLC Members (including the Roll-Up Members) will be issued shares of our Class B Common Stock in an amount equal to the number of LLC Units held by each such Pre-IPO LLC Member in exchange for their approval of the reclassification and the conversion transactions, and their agreement to appoint Trajector, Inc. as the sole manager of Trajector Holdings, LLC (based on Trajector, Inc. having voting control of Trajector Holdings, LLC concomitant with the Exchange of Voting Rights described below) which, when combined with the exchange of voting interests for the non-voting LLC Units, will give Trajector, Inc. full control over the management and affairs of the Trajector Holdings, LLC and its direct and indirect subsidiaries (referred to as the Exchange of Voting Rights). Each share of Class B Common Stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. See “Description of Capital Stock.”

•

Immediately following this offering and as part of the Reorganization Transactions, the Pre-IPO LLC Members participating in the Post-IPO Conversion (referred to herein as the Class A Conversion Holders) will exchange all or a portion of their LLC Units not sold to Trajector, Inc. hereby as follows: (a) the Hill Entities and David Parkinson will exchange            LLC Units and            LLC Units, respectively (representing all of the LLC Units held by them) into            and            shares of Class A Common Stock, respectively, (b) the Uribe Entities will exchange             LLC Units held by them into            shares of Class A Common Stock, and (c) the Blaser Entity will exchange             LLC Units held by it into shares of Class A Common Stock. Pursuant to the Post-IPO Conversion, the LLC Units of the Class A Conversion Holders will be exchanged into            shares of Class A Common Stock on a one-for-one basis and shares of Class B Common Stock held by the Class A Conversion Holders will be cancelled on a one-for-one basis for each LLC Unit so exchanged.

•

As the sole managing member of Trajector Holdings, LLC, Trajector, Inc. will have sole authority to determine the amount and timing of distributions from Trajector Holdings, LLC and to offer LLC Units to future partners. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of Trajector Holdings, LLC and also will have a substantial financial interest in Trajector Holdings, LLC, we will consolidate the financial results of Trajector Holdings, LLC, and a portion of our net income will be allocated to the non-controlling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of Trajector Holdings, LLC’s net income. In addition, because Trajector Holdings, LLC will be under the common control of James S. Hill II and Gina G. Uribe before and after the Reorganization Transactions (pursuant to, among other things, the ownership of Class A Common Stock and Class B Common Stock and the Stockholders Agreement), we will account for the Reorganization

Transactions as a reorganization of entities under common control and will initially measure the interests of the Pre-IPO LLC Members in the assets and liabilities of Trajector Holdings, LLC at their carrying amounts as of the date of the completion of these Reorganization Transactions;

•

Under the Amended LLC Agreement, holders of LLC Units, the Pre-IPO LLC Members will have the right, from and after the completion of this offering, to require Trajector Holdings, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.” Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B Common Stock;

•

Trajector Holdings, LLC, Trajector Inc. and the Pre-IPO LLC Members (including the Class A Conversion Holders) will enter into the Stockholders Agreement, which will provide that, for so long as the Substantial Ownership Requirement is met, approval by the Pre-IPO LLC Members (including the Class A Conversion Holders) will be required for certain corporate actions. These actions include: (i) a change of control; (ii) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (iii) the issuance of securities of Trajector, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (iv) amendments to our certificate of incorporation or bylaws or to the certificate of formation or operating agreement of Trajector Holdings, LLC; (v) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets; (vi) any capital or other expenditure in excess of 5% of total assets; and (vii) any change in the size of the board of directors. The Stockholders Agreement also will provide that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members (including the Class A Conversion Holders) will be required for the hiring and termination of any of our Chief Executive Officers, Chief Financial Officer, Chef Medical Director, Chief Operating Officer, or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members (including the Class A Conversion Holders) may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors;

•	we will issue newly issued shares of Class A Common Stock to the public pursuant to this offering;

•

we will use all of the net proceeds received by us from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full) to acquire            newly-issued LLC Units from Trajector Holdings, LLC, and to purchase            LLC Units from the Pre-IPO LLC Members

(including the Class A Conversion Holders) at a purchase price per LLC Unit equal to the initial public offering price of Class A Common Stock;

•

we will enter into a Tax Receivable Agreement that will obligate us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from founders’ entities in this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings; and

•

we will cause Trajector Holdings, LLC to use the proceeds from the sale of LLC Units to Trajector, Inc. as follows: (i) to pay fees and expenses of approximately $        million in connection with this offering and the Reorganization Transactions; (ii) to repay $95.0 million of the outstanding borrowings under the Credit Agreement, which is all of the outstanding borrowings under the Credit Agreement, (iii) to repay $        million of outstanding debt under loans taken out by the VCP Group companies pursuant to the Paycheck Protection Program (“PPP”), and (iv) the remainder for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. See “Use of proceeds.”

•

Upon the closing of this offering, the founders will enter into the Voting Agreement pursuant to which, in connection with any action taken under the Stockholders Agreement or any other matter to be considered at meeting of our stockholders or taken by written consent of our stockholders, the founders will agree to cause the founders entities (those Pre-IPO LLC Members in which the founders hold their respective equity interests in Trajector Holdings, LLC and Trajector, Inc.) to vote or exercise their right to consent in the manner directed by a majority of the founders (regardless of the number of shares or voting power held by each founder).

Effect of the Reorganization Transactions and this offering

The Reorganization Transactions are intended to create a holding company that will facilitate public ownership of, and investment in, the Company and are structured in a tax-efficient manner for the Pre-IPO LLC Members. The Pre-IPO LLC Members desire that their investment in the Company maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in Trajector Holdings, LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A Common Stock.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $        million. See “Use of proceeds.”

The diagrams below depict our organizational structure immediately following the Reorganization Transactions, this offering, and the application of the net proceeds from this offering, assuming an initial public offering price of $        per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares of Class A Common Stock. These charts are provided for illustrative purposes only and do not purport to represent all legal entities within our organizational structure.

The above companies include our VCP Group Companies that provide Veterans Services to our Veteran-focused segment and the Acquisition Entities that provide Disability Services to our SSDI- and SSI-focused segment. The VCP Group Companies include Vet Comp & Pen Medical Consulting, LLC and VA Claim Pros, LLC (which are the operating companies in the U.S. and Puerto Rico, respectively, which provide medical based evidence for submission by their clients to the VA). The other VCP Group Companies, which provide ancillary services to the VCP Group, include the U.S. companies comprised of Perfect Path, LLC (which performs management and other support services) and Strategic Capital Partners, LLC (which is a real estate holding company). In addition, the VCP Group Companies also include all of the Puerto Rico and Philippines-based companies (other than Benefits Media, LLC) that were established to capitalize on the significant talent pool, labor savings, and government incentives available in those jurisdictions, the most significant of which are Team & Tech, LLC (which provides back office support), GLOBALTEK BPO, LLC and GLOBALTEK BPO, Inc. (each which provides business processing operations), and Infinite IP, LLC (which holds the intellectual property of certain umbrella entity software, outsourced assets, and development processes). Infinite IP is collectively owned by each of the other VCP Group Companies that use its intellectual property. Trajector Legal, LLC provides legal support services.

The Acquisition Entities that were formed at the time of the Myler Acquisitions to house the acquired assets include Trajector Disability, LLC (which is the operating company that assists clients with their SSDI and SSI claims), Trajector Insurance, Inc. (which offers Medicare Advantage insurance products to our clients), Benefits IP LLC (which holds software and intellectual property acquired in the Myler Acquisitions), and Benefits Media, LLC (which provides lead generation service to support Trajector Holdings, LLC).

Upon completion of the transactions described above, the Post-IPO Conversion, this offering and the application of the net proceeds from this offering:

•

Trajector, Inc. will be the sole managing member and sole voting member of Trajector Holdings, LLC and effectively control substantially all of the management and operations of Trajector Holdings, LLC, and will hold        LLC Units, constituting        % of the outstanding economic interests in Trajector Holdings, LLC (or        LLC Units, constituting        % of the outstanding economic interests in Trajector Holdings, LLC if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full);

•

the Pre-IPO LLC Members will hold (i)        LLC Units, representing approximately        % of the economic interest in Trajector Holdings, LLC (or        % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full) and (ii) through their ownership of Class A Common Stock and Class B Common Stock, approximately        % of the combined voting power of our Common Stock (or        % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full). There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units; and

•

Investors in this offering will collectively beneficially own (i)        shares of our Class A Common Stock, representing approximately        % of the combined voting power in us (or        shares and        %, respectively, if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full) and (ii) through our ownership of LLC Units, indirectly will hold approximately        % of the economic interest in Trajector Holdings, LLC (or        % if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full).

Holding company structure and the Tax Receivable Agreement

We are a holding company, and immediately after the consummation of the Reorganization Transactions and this offering, our only asset (other than a nominal amount of cash) will be our ownership interests in Trajector Holdings, LLC. The number of LLC Units that we will own directly in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A Common Stock. The economic interest represented by each LLC Unit that we own will correspond to one share of our Class A Common Stock, and the total number of LLC Units owned directly by us and the holders of our Class B Common Stock at any given time will equal the sum of the outstanding shares of all classes of our common stock.

We do not intend to list our Class B Common Stock on any stock exchange.

Acquisitions by Trajector, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock are expected to produce tax basis adjustments to the assets of Trajector Holdings, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions.

We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members (including the Class A Conversion Holders) that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Trajector Holdings, LLC’s assets resulting from (a) acquisitions by Trajector, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make future payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk factors—We will be required to pay the Pre-IPO LLC Members for certain tax benefits we may claim, and the amounts we may pay could be significant.”

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

USE OF PROCEEDS

We estimate the net proceeds from the sale of our Class A Common Stock in this offering will be approximately $         million, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, based on an assumed initial offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and assuming the underwriters’ option to purchase additional shares of Class A Common Stock is not exercised. If the underwriters exercise their option to purchase additional shares of Class A Common Stock in full, we expect to receive approximately $         million of net proceeds based on an assumed initial offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $         million. See “Underwriting.”

We will use all of the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A Common Stock) to acquire         newly-issued LLC Units from Trajector Holdings, LLC and         LLC Units from the Pre-IPO LLC Members at a purchase price per LLC Unit equal to the initial public offering price of Class A Common Stock.

Trajector Holdings, LLC will use the proceeds from the sale of LLC Units to Trajector, Inc. as follows:

•	to pay fees and expenses of approximately $ million in connection with this offering and the Reorganization Transactions;

•	to repay all of the outstanding borrowings under the Credit Agreement, the principal of which is $95.0 million;

•	to repay $ million of outstanding debt under loans taken out by the VCP Group companies pursuant to the PPP; and

•

the remainder for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. As of the date of this prospectus, we do not have any definitive agreements or other arrangements to make any strategic acquisitions or investments.

Trajector Holdings, LLC will not receive any proceeds from the purchase of LLC Units from the Pre-IPO LLC Members by us.

If the underwriters exercise their option to purchase additional shares of Class A Common Stock in full, we estimate that our additional net proceeds will be approximately $        million. We will use the additional net proceeds we receive pursuant to any exercise of the underwriters’ option to purchase additional shares of Class A Common Stock to purchase additional newly issued LLC Units from Trajector Holdings, LLC, and to acquire additional LLC Units and Class A Common Stock from the Pre-IPO LLC Member in a manner which will maintain the one-to-one ratio between the number of shares of Class B Common Stock issued by us and the number of LLC Units owned by us. We intend to cause Trajector Holdings, LLC to use such additional proceeds it receives for general corporate purposes.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the amount of proceeds available to us from this offering by

approximately $        million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

The interest rate on borrowings under the Credit Agreement is at the base interest rate (which cannot be less than 0.00%) and is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate (which cannot be less than 0.00% plus 0.50%, and (c) the Eurodollar Rate (which cannot be less than 0.00% for the initial term loans) plus 1.00%; plus, in each case, a margin for term loans that can range from 2.00% to 2.50% depending on the Company’s ratio of consolidated total indebtedness (as adjusted) to earnings before interest, taxes, depreciation and amortization (as adjusted), all as defined and set forth in the Credit Agreement. The applicable margin for Eurodollar Rate loans under the Credit Agreement ranges from 3.00% to 3.50%, depending on the same total net leverage ratio. The initial term loan borrowings were converted to a Eurodollar Rate shortly after the initial closing and bear interest at the Eurodollar Rate plus 3.50%. The Credit Agreement includes provisions for the selection of an alternative SOFR-based interest rate in the event the Eurodollar Rate is determined to be unavailable. The Credit Facility matures on April 14, 2026, subject to certain events that may cause the maturity date to occur earlier. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Senior Credit Facility.”

To the extent not forgiven, the PPP loan bears interest at an annual rate of 1% and is payable over a 2 year period, with a deferral of payments for the first 16 months. The PPP loans mature in April 27, 2022. We do not intend to pursue forgiveness and will repay these loans from the proceeds of this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Paycheck Protection Program Loan.”

DIVIDEND POLICY

Following this offering and subject to funds being legally available, we intend to cause Trajector Holdings, LLC to make pro rata distributions to the holders of LLC Units and us in an amount at least sufficient to allow us and the holders of LLC Units to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses. The declaration and payment of any dividends by Trajector, Inc. will be at the sole discretion of our board of directors, which may change our dividend policy at any time. Our board of directors will take into account:

•	our financial condition and results of operations;

•	our available cash and current and anticipated cash needs;

•	our capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Trajector Holdings, LLC) to us;

•	general economic and business conditions; and

•	such other factors as our board of directors may deem relevant.

Trajector, Inc. will be a holding company and will have no material assets other than its ownership of LLC Units in Trajector Holdings, LLC. Trajector, Inc. is a legal entity separate from Trajector Holdings, LLC and as a consequence, our ability to declare and pay dividends to the holders of our Class A Common Stock will be subject to the ability of Trajector Holdings, LLC to provide distributions to us. If Trajector Holdings, LLC, makes such distributions, the holders of LLC Units will be entitled to receive equivalent distributions from Trajector Holdings, LLC. However, because we must pay taxes, make payments under the Tax Receivable Agreement and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A Common Stock are expected to be less than the amounts distributed by Trajector Holdings, LLC, to the Pre-IPO LLC Members on a per share basis. See “Certain relationships and related party transactions—Tax Receivable Agreement.

Assuming that Trajector Holdings, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A Common Stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A Common Stockholders, our Class A Common Stockholders may not necessarily receive dividend distributions relating to excess distributions, even if Trajector Holdings, LLC makes such distributions to us.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2021:

•	on a historical basis; and

•

on a pro forma basis giving effect to the transactions described under “Unaudited Pro Forma Combined and Consolidated Financial Information”, including the sale by us of          shares of Class A Common Stock in this offering at an assumed initial public offering price of $         per share (the midpoint of the range set forth on the cover page of this prospectus) and the application of the proceeds from this offering as described in “Use of Proceeds”.

The information below is illustrative only and our capitalization following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. Cash and cash equivalents are not components of our total capitalization. You should read this table together with the other information contained in this prospectus, including “Organizational Structure,” “Use of Proceeds,” “Unaudited Pro Forma Combined and Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and the historical financial statements and related notes thereto included elsewhere in this prospectus.

	June 30, 2021
	Trajector Holdings LLC Actual(1)	Unaudited Trajector, Inc. Pro Forma(2)
	(Amounts in thousands, except par value amounts)
Cash and cash equivalents	$9,774

Long-term debt (including the current portion thereof)	95,149
TRA liability	—
Class A Common Stock, par value $0.01 per share, shares authorized and shares issued and outstanding, actual; and shares authorized and shares issued and outstanding on a pro forma basis	—
Class B Common Stock, no par value per share, shares authorized and shares issued and outstanding, actual; and shares authorized and shares issued and outstanding on a pro forma basis	—
Members’ equity	16,061
Additional paid-in capital	—

Total equity	16,061

Total capitalization	$111,210

(1)	See “Unaudited Pro Forma Combined and Consolidated Financial Information” for a description of the Combination Transactions.
(2)

To the extent we change the number of shares of Class A Common Stock sold by us in this offering from the shares we expect to sell or we change the initial public offering price from the $         per share assumed initial public offering price, representing the midpoint of the price range set forth on the cover page of this prospectus, or any combination of these events occurs, the net proceeds to us from this offering and each of pro forma total stockholders’ equity and total capitalization may increase or decrease. A $1.00 increase (decrease) in the assumed initial public offering price per share, assuming no change in the number of shares to be sold, would increase (decrease) the net proceeds that we receive in this offering and each of pro forma total stockholders’ equity and total capitalization by approximately $         million. An increase (decrease) of 1,000,000 shares in the expected number of shares to be sold in the offering, assuming no change in the assumed initial offering price per share, would increase (decrease) our net proceeds from this offering and our pro forma total stockholders’ equity and total capitalization by approximately $         million. If the underwriters exercise in full their option to purchase additional shares of Class A Common Stock, the pro forma amount of each of cash, additional paid-in capital, total stockholders’ equity, total equity and total capitalization would increase by approximately $         million, after deducting underwriting discounts and commissions, and we would have          shares of our Class A Common Stock issued and outstanding.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma combined and consolidated balance sheet as of June 30, 2021 and the unaudited pro forma combined and consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 present our combined and consolidated financial position and results of operations after giving effect to the following transactions (collectively, the “Transactions”):

•	the Myler Acquisitions, as described and defined in Note 1 of the Unaudited Pro Forma Financial Information.

•	the Financing Transaction, as described and defined below in Note 1 to the Unaudited Pro Forma Financial Information;

•	the Reorganization Transactions, as described and defined under “Organizational Structure”; and

•

the sale by us of shares of Class A Common Stock pursuant to this offering and the application of the net proceeds from this offering as described in “Use of Proceeds,” based on an assumed initial public offering price of $                 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering (the “Offering Transactions”).

The following unaudited pro forma combined and consolidated financial information is derived from the historical unaudited combined and consolidated financial statements of the Company. The unaudited pro forma combined and consolidated statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma combined and consolidated balance sheet as of June 30, 2021, gives effect to the Transactions as if they had occurred on January 1, 2020.

The unaudited pro forma combined and consolidated financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma combined and consolidated financial information. The unaudited pro forma combined and consolidated financial information has been adjusted to include Transaction adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”) and rules of the SEC, and linking the effects of the Transactions listed above to our historical consolidated financial statements (“Transaction Accounting Adjustments”).

For purposes of the unaudited pro forma combined and consolidated financial information, we have assumed that shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and as a result, immediately following the completion of this offering, the ownership percentage represented by LLC Units not held by us will be    %, and net income attributable to LLC Units not held by us will accordingly represent    % of our net income. If the underwriters’ option to purchase additional shares of Class A Common Stock is exercised in full, the ownership percentage represented by LLC Units not held by us will be    % and net income attributable to LLC Units not held by us will accordingly represent    % of our net income.

The unaudited pro forma combined and consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of the future consolidated results of operations or financial position of the Company. Further, Transaction Accounting Adjustments represent management’s best estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available.

The unaudited pro forma combined and consolidated financial information should be read together with “Organizational Structure,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Certain Relationships and Related Party Transactions” and the historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Trajector, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEET

As of June 30, 2021

(in thousands, except par value amounts)

	Trajector Holdings LLC	Reorganization Transactions Adjustments		As Adjusted Before Offering Transactions Adjustments	Offering Transactions Adjustments		Trajector, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$9,774					(d)
Accounts receivable—net	24,900
Receivables due from members	52
Prepaid and other current assets	1,721					(a)

Total current assets	36,447
Property and equipment—net	6,130
Goodwill	35,689
Deferred tax asset—net	197		(c)
Software technology	21,660
Customer relationships	14,325
Other intangible assets—net	6,870

Total assets	$121,318

LIABILITIES
Current liabilities:
Accounts payable	$3,077
Accrued expenses	5,831
Current portion of long-term obligations	7,762					(d)

Total current liabilities	16,670
Long-term obligations—less current portion	87,387					(d)
Long-term obligations due to members	393		(c)

Total liabilities	104,450

SHAREHOLDERS’ EQUITY
Member’s equity	16,061		(b)
Class A Common Stock, $0.01 par value per share	—		(b)			(d)
Class B Common Stock, $0.0001 par value per share	—		(b)
Noncontrolling interest	807		(b)			(d)
Additional paid-in capital	—		(b)(c)			(a)(d)
Retained earnings	—

Total shareholders’ equity	16,868

Total liabilities and shareholders’ equity	$121,318

See accompanying “Notes to the Unaudited Pro Forma Combined and Consolidated Financial Information”

Trajector, Inc.

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENT OF INCOME

For the Six Months ended June 30, 2021

(in thousands, except share and per share data)

	Trajector Holdings LLC	Myler Acquisition Transaction Accounting Adjustments			As Adjusted Before Financing, Reorganization and Offering Transaction Adjustments	Financing Transaction Accounting Adjustments			As Adjusted Before Reorganization and Offering Transaction Adjustments	Reorganization Transactions Adjustments			As Adjusted Before Offering Transactions Adjustments	Offering Transactions Adjustments			Trajector, Inc. Pro Forma
Revenues	$69,060	$—			$69,060	$—			$69,060
Costs of services	7,290	—			7,290	—			7,290

Gross profit	61,770	—			61,770	—			61,770
Operating expenses:
Marketing and advertising	14,817	—			14,817	—			14,817
General and administrative	29,022	(2,113)	(e	)	26,909				26,909
Technology development	3,159	—			3,159	—			3,159
Depreciation and amortization	6,721	—			6,721	—			6,721

Total operating expenses	53,719	(2,113)			51,606	—			51,606

Income from operations	8,051	2,113			10,164	—			10,164
Other income (expense):
Interest expense	(5,085)	3,202	(g	)	(1,883)	(214)	(i	)	(2,097)						(l	)
Other income	49	—			49	—			49

Total other expense, net	(5,036)	3,202			(1,834)	(214)			(2,048)

Income before income taxes	3,015	5,315			8,330	(214)			8,116
Income tax expense	580	—			580	—			580		(j	)

Net income	$2,435	$5,315			$7,750	$(214)			$7,536

Less: Net income attributable to noncontrolling interest	(308)	—			(308)	—			(308)		(k	)			(l	)

Net income attributable to Trajector Inc.	$2,127	$5,315			$7,442	$(214)			$7,228

Pro Forma Earnings Per Share:
Basic and diluted	$129.93																	(m	)
Pro Forma Number of Shares Used in Computing Earnings Per Share:
Basic and diluted	16,370																	(m	)

See accompanying “Notes to the Unaudited Pro Forma Combined and Consolidated Financial Information”

Trajector, Inc.

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2020

(in thousands, except share and per share data)

	Trajector Holdings LLC (historical)	Myler Disability, LLC (historical)	Myler Acquisition Transaction Accounting Adjustments		As Adjusted Before Financing, Reorganization and Offering Transaction Adjustments	Financing Transaction Accounting Adjustments		As Adjusted Before Reorganization and Offering Transactions Adjustments	Reorganization Transactions Adjustments		As Adjusted Before Offering Transactions Adjustments	Offering Transactions Adjustments		Trajector, Inc. Pro Forma
Revenues	$58,268	$48,476	$—		$106,744	$—		$106,744
Cost of services	5,762	6,182	—		11,944	—		11,944

Gross profit	52,506	42,294	—		94,800	—		94,800
Operating expenses:
Marketing and advertising	12,685	—	—		12,685	—		12,685
General and administrative	15,258	44,127	2,113	(e)	61,498			61,498
Technology development	5,289	—	—		5,289	—		5,289
Depreciation and amortization	566	30	12,622	(f)	13,218	—		13,218

Total operating expenses	33,798	44,157	14,735		92,690	—		92,690

Income (loss) from operations	18,708	(1,863)	(14,735)		2,110	—		2,110
Other income (expense):
Interest expense	(202)	—	(6,713)	(g)	(6,915)	(674)	(i)	(7,589)					(l)
Interest income	1	—	—		1	—		1
Other income	47	(24)	(25)	(h)	(2)	—		(2)

Total other (expense) income, net	(154)	(24)	(6,738)		(6,916)	(674)		(7,589)

Income (loss) before income taxes	18,554	(1,887)	(21,473)		(4,806)	(674)		(5,480)
Provision for income taxes	459	—	—		459	—		459		(j)

Net income (loss)	$18,095	$(1,887)	$(21,473)		$(5,265)	$(674)		$(5.939)

Less: Net income attributable to noncontrolling interest	(437)	—	—		(437)	—		(437)		(k)			(l)

Net income (loss) attributable to Trajector Inc.	$17,658	$(1,887)	$15,771		$(5,702)	$(674)		$(6,376)

Pro Forma Earnings Per Share:
Basic and diluted	$1,078.68														(m)

Pro Forma Number of Shares Used in Computing Earnings Per Share:
Basic and diluted	16,370														(m)

See accompanying “Notes to the Unaudited Pro Forma Combined and Consolidated Financial Information”

Note 1. Description of the Transactions & Basis of Presentation

Prior to the Myler Acquisitions (as described below), we operated our business through Vet Comp & Pen Medical Consulting, LLC, VA Claim Pros, LLC, and various commonly controlled entities that provided ancillary services (referred to as the “VCP Group companies”). The VCP Group companies were comprised of various related entities consisting of Wyoming, Florida and Puerto Rico limited liability companies operated under the common control of James S. Hill II and Gina G. Uribe. The VCP Group companies were operated as a combined business entity with each of the VCP Group companies serving a specific function within the enterprise-wide business, similar to that of a division of a single corporate entity.

On December 31, 2020, the VCP Group companies acquired substantially all of the assets of Myler Disability LLC, a Utah limited liability company, Adduco Media LLC, a Utah limited liability company, and Benefits Holding, LLC, a Utah limited liability company, and all of the outstanding common stock of Myler Insurance Services, Inc., a Utah corporation (collectively, we refer to these entities as the Myler Companies and we refer to these acquisitions as the Myler Acquisitions). The purchase price of the Myler Acquisitions was approximately $88.2 million and was paid for with the issuance of four separate promissory notes by the VCP Group companies to the sellers (the “Acquisition Notes”).

The Myler Companies were engaged in the business of assisting individuals with obtaining SSDI and SSI benefits, as well as Medicare Advantage insurance products which are complementary to the products and services provided by the VCP Group companies. Five new entities were formed at the time of Myler Acquisitions to house the acquired assets (which we refer to as the Acquisition Entities).

On March 24, 2021, two Delaware limited liability companies were formed to facilitate combination of the VCP Group companies and the Acquisition Entities (which we refer to collectively as the Trajector Group): (a) Trajector Holdings, LLC and (b) Benefits Group Holdings, LLC (which we refer to as BGH). Trajector Holdings, LLC, BGH, and the Trajector Group, all of which were controlled by the founders’ entities, entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for Trajector Group by acquiring either 100% ownership of, or a controlling membership interest in, each of the Trajector Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH (referred to as the Combination Transactions). As a result of the Combination Transactions, BGH is now the sole manager of and owns a controlling interest, directly or indirectly, in each of the Trajector Group companies and Trajector Holdings, LLC is the sole owner and managing member of BGH.

The Combination Transactions were accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with ASC 250-10-45-21.

The unaudited pro forma combined and consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and present the pro forma financial condition and results of operations of the Company based upon the historical financial information after giving effect to the Transactions and related adjustments set forth in the notes to the unaudited pro forma combined and consolidated financial information.

The unaudited pro forma combined and consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A Common Stock. In addition, the unaudited pro forma combined and consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the consolidated company may achieve as a result of the Transactions.

The unaudited pro forma combined and consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, give pro forma effect to the Transactions as if they had occurred on January 1, 2020. The unaudited pro forma combined and consolidated balance sheet as of June 30, 2021, gives effect to the Transactions as if they had occurred on June 30, 2021.

Myler Acquisitions

On December 31, 2020, the Company acquired substantially all of the assets of Myler Disability, Adduco, and Benefits Holding, and all of the outstanding common stock of Myler Insurance (collectively referred to as the “Myler Companies” and these acquisitions are referred to as the “Myler Acquisitions”). The gross purchase price of the Myler Acquisitions prior to the net working capital adjustment was $88,240 and was paid for with the issuance of four separate promissory notes by the Company to the sellers (the “Acquisition Notes”). In connection with the Myler Acquisitions, the Company formed five separate entities to house the acquired assets. The primary purpose of acquiring the Myler Companies was to expand the Company’s target market into disability benefits services.

In accordance with ASC 805, the Myler Acquisition was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is the excess purchase price over the preliminary estimated fair value of net assets acquired and liabilities assumed in the Myler Acquisitions. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and represents the expected revenue and cost synergies from combining operations as well as the value of the acquired workforce.

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The estimated fair value of the intangible assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of a trade name and technology acquired, were determined using the relief from royalty method. The most significant assumptions under the relief from royalty method used to value trade names and technology include estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. The discounted cash flow method used to value the customer relationships and the multi-period excess earnings method used to value the restrictive covenant agreements include assumptions such as: expected revenue, term of the agreements, probability and ability to compete, operating margin, tax rate and discount rate. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the acquired businesses. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

For Level 3, inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities. The Company has considered the fair value hierarchy as part of the valuation process. The appropriate class of assets and liabilities have been disclosed below and presented in the line items of the Company’s financial statements. The Company identified the intangible assets acquired as part of the Myler Acquisition, which meet the requirements of Level 3 fair value estimates. (See Note 6 for Intangible Assets details).

The following table summarizes the consideration paid and the preliminary estimated fair values of the net assets acquired and liabilities assumed at the acquisition date:

Promissory notes	$88,240
Working capital adjustment to purchase price	(272)

Total consideration	$87,968

The consideration was allocated across net assets as follows:

Assets acquired:
Accounts receivable	4,730
Prepaid and other current assets	76
Property and equipment	79
Goodwill (a)	35,689
Software technology	22,800
Customer relationships	19,100
Trade names	5,530
Restrictive covenant agreements	1,740

Total assets acquired	89,744

Liabilities assumed:
Accounts payable	598
Accrued expenses	1,178

Total liabilities assumed	1,776

Estimated fair value of net assets acquired	$87,968

(a)	Goodwill is not deductible for tax purposes.

The Company has completed valuation studies necessary to record the intangible assets acquired. Management is reviewing working capital changes as part of normal operations; however, the Company does not anticipate recording any material transaction accounting adjustments during 2021.

Financing Transactions

The purchase price of the Myler Acquisitions prior to the net working capital adjustment was approximately $88.2 million and was paid for with the issuance of the Acquisition Notes. The Acquisition Notes carried an interest rate of 15% and were collateralized by essentially all the assets of the Trajector Group Entities. The Acquisition Notes had an original maturity date of April 15, 2021. The Acquisition Notes were refinanced upon execution of the Credit Facility on April 14, 2021.

On March 21, 2021, prior to the Combination Transactions, Richard S. Blaser loaned $12 million to certain of our subsidiaries, referred to as the Blaser Note to refinance a portion of the Acquisition Notes owed to the sellers of the Myler Companies. BGH subsequently assumed and became the sole obligor of the Blaser Note. Under the terms of an Amended and Restated Promissory Note, dated as of March 25, 2021, the Blaser Note accrued interest at a fixed annual rate of 20% with a maturity date of March 25, 2023. Scheduled principal payments of $500,000 were required to be paid under the Blaser Note commencing on April 1, 2021.

On April 12, 2021, Trajector Holdings, LLC sold 263.28 of its membership units for an aggregate offering price of $5,885 (the “April Offering”), of which $650 was paid for in cash and $5,235 was paid for through the reduction of principal and interest due on of the Acquisition Notes to Adduco Media LLC under one of the Acquisition Notes. The Company performed a third-party discounted cash flows valuation study to estimate the fair value of the membership units. The fair value was $32,193 per membership unit and the offering price was $22,351 per membership unit. The excess of the fair value of the membership units over the transaction price totaled $2,728 and was recognized as unit-based compensation expense in general and administrative expense in the Company’s condensed combined and consolidated statements of income for the six months ended June 30, 2021.

On April 12, 2021, following the April Offering, Trajector Holdings, LLC entered into a Unit Redemption Agreement, pursuant to which Trajector Holdings, LLC agreed to redeem a total of 263.28 of its units as follows: (a) 65.82 units from Ginken Medical, LLC, (b) 65.82 units from White Blaze Medical Consulting, LLC, and (c) 131.64 units from Blackfin Capital, LLC. Ginken Medical, LLC and White Blaze Medical Consulting, LLC are entities controlled by Ms. Uribe and Blackfin Capital, LLC is an entity controlled by Mr. Hill. The redemption price was paid by the issuance of Promissory Notes, in aggregate amount of approximately $5.9 million, of which 50% was payable to an entity controlled by James S. Hill II and 50% to entities controlled by Gina G. Uribe. The Redemption Promissory Notes accrued interest at a fixed annual rate of 20%, with a maturity date of April 12, 2023. Scheduled principal payments in the amount of of $246 thousand per month were required to be paid under the Redemption Promissory Notes commencing on May 1, 2021.

BGH used the additional funds received under the Credit Facility (defined below) to pay off all amounts owed under the Member Note and each of the Redemption Notes on May 26, 2021.

On April 14, 2021, the BGH entered into a $75,000 senior secured term loan credit facility (the “Credit Facility”). The Credit Facility was established pursuant to a Credit Agreement, dated as of April 14, 2021, by and among Benefits Group Holdings, LLC, as the borrower, its parent company, Trajector Holdings, LLC, and certain subsidiaries of Benefits Group Holdings, LLC, as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender, and the other lenders party thereto (the “Credit Agreement”). The Credit Facility matures on April 14, 2026 subject to certain events that may cause the maturity date to occur earlier. The proceeds from the Credit Agreement were used to refinance indebtedness from the Myler Companies Acquisition and to pay expenses associated with the Credit Agreement, the acquisition of the Myler Companies, the Combination Transactions and for transactions related thereto.

On May 24, 2021, BGH entered into an additional $20,000 credit note pursuant to the Credit Facility under the existing terms and used the proceeds to repay all amounts owed under the Member Note and each of the Redemption Notes, and for general working capital purposes.

Unless the BGH elects otherwise under the Credit Agreement, interest on borrowings under the Credit Facility will be at the base interest rate (which cannot be less than 0.00%) and will be the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate (which cannot be less than 0.00%) plus 0.50%, and (c) the Eurodollar Rate (which cannot be less than 0.00% for the initial term loans) plus 1.00%; plus, in each case, a margin for term loans that can range from 2.00% to 2.50% depending on the BGH’s ratio of consolidated total indebtedness (as adjusted) to earnings before interest, taxes, depreciation and amortization (as adjusted), all as defined and set forth in the Credit Agreement. The applicable margin for Eurodollar Rate loans under the Credit Agreement ranges from 3.00% to 3.50%, depending on the same total net leverage ratio. The initial term loan borrowings were converted to a Eurodollar Rate shortly after the initial closing and bear interest at the Eurodollar Rate plus 3.50%. The Credit Agreement includes provisions for the selection of an alternative SOFR-based interest rate in the event the Eurodollar Rate is determined to be unavailable.

The Credit Agreement has two key financial covenants that commence with the June 30, 2021 reporting period: (a) a total net leverage ratio covenant to be greater than 2.75:1.00 and (b) a fixed charge coverage ratio covenant to be greater than 1.25:1.00. The Company has been granted a waiver related to the requirement to deliver the December 31, 2020 audited financial statements and the required compliance certificate until July 30, 2021.

Reorganization Transactions and Offering Transactions

The Company is offering shares of Class A Common Stock in this offering at an assumed initial public offering price of $                 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) after deducting estimated underwriter discounts and commissions. Trajector, Inc. intends to use $                of the net proceeds from this offering to purchase new membership interests of Trajector Holdings, LLC (“LLC Units”) and to purchase LLC Units from the founder’s entities. Trajector, Inc. intends to cause Trajector Holdings, LLC to use these proceeds (i) to pay fees and expenses of approximately $                million in connection with this offering and the Reorganization Transactions; (ii) to repay $95.0 million of our outstanding borrowings under our Deutsche Bank Credit Agreement; (iii) to repay $                of our outstanding borrowings owed to the founder’s entities; and (iv) to pay approximately $                million for general corporate purposes.

Immediately following this offering, and consummation of the Reorganization Transactions, Trajector, Inc. will be a holding company, and its only asset (other than a nominal amount of cash) will be a controlling equity interest in Trajector Holdings, LLC. As a result of the Reorganization and Offering Transactions, Trajector, Inc. and the Pre-IPO LLC Members will own approximately    % and    % of the economic interest in Trajector Holdings, LLC, respectively, but as the sole managing partner of Trajector Holdings, LLC, Trajector, Inc. will have, subject to the provisions of the Stockholders Agreement, full control to operate and manage all of the business and control the strategic decisions and day-to-day operations of Trajector Holdings, LLC. The Reorganization Transactions, whereby Trajector, Inc. will begin to consolidate Trajector Holdings, LLC in its consolidated financial statements, will be accounted for as a reorganization of entities under common control. As a result, the consolidated financial statements of Trajector, Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical consolidated financial statements of Trajector Holdings, LLC.

For a complete description of the Reorganization Transactions, see section entitled “Organizational Structure” included elsewhere in this prospectus.

Note 2. Notes to Unaudited Pro Forma Combined and Consolidated Balance Sheet

Transaction Accounting Adjustments include the following adjustments related to the unaudited pro forma combined and consolidated balance sheet as of June 30, 2021, as follows:

Adjustments related to Reorganization Transactions and Offering Transactions

a.

We are capitalizing one-time incremental direct costs associated with the Offering Transactions. These costs primarily represent legal, accounting and other direct costs and are recorded in “Prepaid and other current assets” in our condensed consolidated balance sheet. Upon completion of this offering, these capitalized costs will be offset against the proceeds raised from this offering as a reduction of additional paid-in-capital.

b.

Trajector Holdings, LLC has been, and will continue to be treated as a partnership for U.S. federal income tax purposes. As such, Trajector Holdings, LLC’s earnings and losses will flow through to its partners, including Trajector, Inc., and are generally not subject to significant entity level taxes at the Trajector Holdings, LLC level. As described in “Organizational Structure,” upon completion of the Reorganization Transactions, Trajector, Inc. will become a holding company and its sole asset will be a controlling equity interest in Trajector Holdings, LLC. As a result of the Reorganization and Offering Transactions, Trajector, Inc. will own approximately    % of the economic interest in Trajector Holdings, LLC, but will have                % of the voting power and will control the management of Trajector Holdings, LLC. Immediately following the completion of the Reorganization Transactions, the ownership percentage held by noncontrolling interest will be approximately    %.

Represents an adjustment to equity reflecting (i) the par value for Class A and Class B Common Stock, (ii) a decrease in $                of LLC Members’ interest to the noncontrolling interests related to the    % economic interest held by the Pre-IPO LLC Members, and (iii) reclassification of LLC Members’ interest of $                to additional paid-in capital.

c.

Prior to the completion of the Offering Transactions, Trajector, Inc. will enter into a tax receivable agreement with certain of our Pre-IPO LLC Members that provides for the payment by Trajector, Inc. to such Pre-IPO LLC Members of 85% of the amount of the realized benefits, if any, as a result of Trajector, Inc.’s any increase in tax basis in Trajector Holdings, LLC’s assets resulting from acquisitions by Trajector, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A Common Stock or cash or payments under the tax receivable agreement, and tax benefits related to imputed interest resulting from payments made under the tax receivable agreement. The tax receivable agreement will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable. The following are the tax receivable agreement adjustments:

1.	We will record a deferred tax asset of $ (or $ if the underwriters exercise in full their option to purchase additional shares of Class A common

stock). The deferred tax asset includes, (i) $                related to Trajector, Inc.’s investment in Trajector Holdings, LLC and (ii) $                related to tax benefits from future deductions attributable to payments under the tax receivable agreement as a result of the Offering Transactions. To the extent we estimate that we will not realize the full benefit represented by the deferred tax assets, based on an analysis of expected future earnings, we will reduce deferred tax assets with a valuation allowance;

2.

We will record a $                liability under the tax receivable agreement (or $                if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock) based on our estimate of the aggregate amount that we will pay to the Pre-IPO LLC Members under the tax receivable agreement as a result of the Offering Transactions;

3.

We will record an adjustment to additional paid-in capital of $                , the difference between the increase in deferred tax assets and the increase in liabilities due to existing owners under the tax receivable agreement as a result of the Offering Transactions.

Due to the uncertainty as to the amount and timing of future exchanges of LLC Units by the Pre-IPO LLC Members and as to the price per share of our Class A Common Stock at the time of any such exchanges, the unaudited pro forma combined and consolidated financial information does not assume that exchanges of LLC Units have occurred. Therefore, no increases in tax basis in Trajector, Inc.’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma combined and consolidated financial information.

d.

Represents (i) the net proceeds of approximately $                (or $                if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock), based on an assumed initial public offering price of $                per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting assumed underwriting discounts and commissions and estimated offering expenses and (ii) the related use of $                of the proceeds to repay outstanding indebtedness under our Credit Facility, $                of the proceeds to repay outstanding indebtedness under our Redemption Promissory Notes and $                of the proceeds to purchase outstanding LLC Units from the Pre-IPO LLC Members as described in “Use of Proceeds.”

Note 3. Notes to Unaudited Pro Forma Combined and Consolidated Statement of Operations

Transaction Accounting Adjustments include the following adjustments related to the unaudited pro forma combined and consolidated statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 as follows:

Adjustments related to the Myler Acquisitions and the Financing Transactions

e.

Represents non-recurring transaction-related costs of approximately $2,113 reflected as if incurred on January 1, 2020 for purposes of the unaudited pro forma combined and consolidated statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021. These transaction-related costs include legal, accounting, and other professional and transaction-related costs.

f.	Reflects incremental amortization expense of $12,622 for the year ended December 31, 2020, on finite-lived intangible assets acquired in connection with the Myler

Acquisitions. Incremental amortization expense has been calculated as follows (in thousands):

Asset Class	Amount	Amortization Method	Useful Life (Years)	Year Ended December 31, 2020
Software technology	$22,800	Straight line	10	$2,280
Customer relationships	19,100	Straight line	2	9,550
Trade names	5,530	Straight line	10	553
Restrictive covenant agreements	1,740	Straight line	7	249

Total	$49,170			$12,632
Less: Historical amortization expense				(10)

Incremental amortization expense				$12,622

g.

Reflects incremental interest expense of $(3,202) and $6,713 for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively, associated with the borrowings of the $88,240 Acquisition Notes and the borrowing of the $95,000 Credit Facility. Incremental interest expense has been calculated as follows (in thousands):

	Principal	Interest	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Interest on Acquisition Notes	$88,240	15.00%	$—	$4,412
Interest on Credit Facility	$95,000	3.63%	1,726	2,301

Subtotal			$1,726	$6,713
Less: Historical interest expense			(4,928)	—

Incremental interest expense			$(3,202)	$6,713

h.

Represents adjustment to eliminate Myler’s gain on sale of intangible assets for the year ended December 31, 2020. The intangible assets that generated the loss on sale were sold prior to the Myler Acquisitions.

i.

Reflect incremental interest expense of $214 and $674 for the six months ended June 30, 2021 and for the year ended December 31, 2020, respectively, associated with the amortization of Debt Issuance Costs associated with the Credit Facility.

Adjustments related to Reorganization Transactions and Offering Transactions

j.

Following the Reorganization Transactions, Trajector, Inc. will be subject to U.S. federal income taxes, in addition to state, local and foreign taxes. As a result, the unaudited pro forma combined and consolidated balance sheet reflects an adjustment to our taxes assuming the federal rates currently in effect and the highest statutory rates apportioned to each state, local and foreign jurisdiction.

k.

As described in “Organizational Structure,” upon completion of the Reorganization Transactions, Trajector, Inc. will become the sole managing member of Trajector Holdings, LLC. As a result of the Reorganization and Offering Transactions, Trajector, Inc. will own approximately                % of the economic interest in Trajector Holdings, LLC, but will have, subject to the Stockholders Agreement, full control the management of Trajector Holdings, LLC. Immediately following this offering, the ownership percentage held by noncontrolling interest will be approximately                %. Net income

attributable to the noncontrolling interests will represent                % of net income before income taxes. These amounts have been determined based on an assumption that the underwriters’ option to purchase additional shares of Class A Common Stock is not exercised. If the underwriters’ option to purchase additional shares of Class A Common Stock is exercised in full, the ownership percentage held by the noncontrolling interest would decrease to                %.

l.

Reflects the reduction in interest expense of $                and $                , respectively, for the six months ended June 30, 2021 and for the year ended December 31, 2020 as a result of the repayment of a portion of the outstanding indebtedness under our Credit Facility and Redemption Promissory Notes, as described in “Use of Proceeds,” as if such repayment occurred on January 1, 2020.

m.

The basic and diluted pro forma net loss per share of Class A Common Stock represents net loss attributable to Trajector, Inc. divided by the combination of the shares owned by existing owners and the Class A Common Stock issued in this offering, the proceeds of which are expected to equal $                (based on the midpoint of the price range shown on the cover of this prospectus, after deducting underwriting discounts). See “Use of Proceeds.” The noncontrolling interest owners own shares of Class B Common Stock. These shares of Class B Common Stock are not considered participating securities because they have no right to receive dividends or a distribution on liquidation or winding up of Trajector, Inc., and no earnings are allocable to such class. Accordingly, basic and diluted earnings per share of Class B Common Stock has not been presented. The table below presents the computation of pro forma basic and dilutive loss per share for Trajector, Inc. (in thousands, except per share amounts):

	Six Months Ended June 30, 2021	Year Ended December 31, 2020
Numerator:
Net income
Less: net income attributable to noncontrolling interests

Net loss attributable to Trajector Inc.

Denominator:
Weighted average shares of Class A Common Stock outstanding (basic)
Incremental common shares attributable to dilutive instruments
Assumed conversion of LLC Units to shares of Class A Common Stock
Weighted average shares of Class A Common Stock outstanding (diluted)
Basic loss per share

Diluted loss per share

DILUTION

An investor in our Class A Common Stock pursuant to this offering will experience dilution to the extent of the difference between the initial public offering price per share of our Class A Common Stock and the pro forma net tangible book value per share of our Class A Common Stock. Dilution in your investment occurs as a result because the per share offering price of the Class A Common Stock is substantially in excess of the pro forma net tangible book value per share attributable to the Pre-IPO LLC Members.

We have presented dilution in pro forma net tangible book value per share of Class A Common Stock to investors in this offering assuming that all of the holders of LLC Units redeemed or exchanged their LLC Units for a corresponding number of newly-issued shares of Class A Common Stock, or the Assumed Redemption, in order to more meaningfully present the dilutive impact on the investors in this offering.

Our pro forma net tangible book value as of June 30, 2021 would have been approximately $             million, or $             per share of our Class A Common Stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding, in each case after giving effect to the Reorganization Transactions, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B Common Stock for newly-issued shares of Class A Common Stock on a one-for-one basis.

After giving effect to the Reorganization Transactions (including the Post-IPO Conversion), assuming that the Pre-IPO LLC Members redeem or exchange all of their remaining LLC Units for newly-issued shares of our Class A Common Stock on a one-for-one basis, and after giving further effect to the sale of            shares of Class A Common Stock in this offering at the assumed initial public offering price of $            per share (the midpoint of the estimated initial price range on the cover page of this prospectus) and the use of the net proceeds from this offering, our pro forma as adjusted net tangible book value would have been approximately $            million, or $             share, representing an immediate increase in net tangible book value of $             per share to existing equity holders and an immediate dilution in net tangible book value of $            per share to new investors.

The following table illustrates the per share dilution:

Assumed initial public offering price per share
Pro forma net tangible book value per share as of June 30, 2021
Increase in pro forma net tangible book value per share attributable to investors

Pro forma adjusted net tangible book value per share after this offering

Dilution in pro forma net tangible book value per share to new investors

Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share of Class A Common Stock.

A $1.00 increase (decrease) in the assumed initial public offering price of                per share would increase (decrease) the dilution per share to new investors by $                 , in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same.

To the extent the underwriters’ option to purchase additional shares of Class A Common Stock is exercised, there will be further dilution to new investors.

The following table illustrates, as of June 30, 2021, after giving effect to the Post-IPO Conversion and the sale by us of shares of our Class A Common Stock in this offering at the initial public offering price of $                per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), the difference between the existing Pre-IPO LLC Member, and the investors purchasing shares of our Class A Common Stock in this offering with respect to the number of share of our common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us, before deducting underwriting discounts and commissions and the estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share

Pre-IPO LLC Members
Investors purchasing shares of Class A Common Stock in this offering

Total

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in in conjunction with our combined and consolidated financial statements and related notes, the Myler Disability, LLC and combined entities financial statements and related notes, and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus. See “A Note About Forward-Looking Statements.”

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains references to the six months ended June 30, 2021 and 2020 and calendar years 2020 and 2019, which represents the combined and consolidated financial results of Trajector Holdings, LLC and its consolidated subsidiaries for the six months ended June 30, 2021 and 2020 and fiscal years ended December 31, 2020 and December 31, 2019 for the periods presented. Trajector Holdings, LLC is the primary asset that Trajector Inc. will purchase with the proceeds of the IPO. See “Reorganization Transactions” section below. On December 31, 2020, we acquired the Myler Companies and have included a description of the Myler Companies results of operations for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and December 31, 2019, respectively.

Overview

We provide personalized, technology-enabled solutions that improve people’s lives by helping them better understand, access, and navigate the benefit programs for which they are eligible (in the VA context by identifying and providing medical evidence). We provide an essential service and differentiated experience to our clients who, through December 31, 2020, consisted primarily of disabled U.S. military Veterans and permanently disabled individuals, sharing our clinical expertise in order to bring clarity to otherwise cumbersome and discouraging eligibility processes. Our technology leverages decades of refined learnings, evidence-based medical guidelines, and automated workflows to augment our SMEs, licensed professionals and client engagement teams that assist our clients with these challenges. Our solutions parse the complex interrelationships among pathophysiology, pharmacology, biomechanics and psychiatry, and enable us to link seemingly benign and unrelated symptoms to root cause medical conditions, which in turn allows our clients to submit benefits claims to the VA or SSA, as applicable. Deep-rooted values of honesty, integrity, respect, and transparency have afforded us the trust of more than 250,000 clients to date.

Following the Myler Acquisitions, we expanded our services to assist permanently disabled persons in filing claims with the SSA and in obtaining SSDI benefits, Medicare Advantage and other insurance products. Our solutions parse the complex interrelationships among pathophysiology, pharmacology, biomechanics and psychiatry, and enable us to link seemingly benign and unrelated symptoms to root cause medical conditions, which in turn allows our clients to submit benefits claims to the VA or SSA, as applicable. We use our technology to leverage refined learnings, evidence-based medical guidelines, and automated workflows to augment our SMEs, licensed professionals and client engagement teams that assist our clients with the challenges associated with seeking VA and SSA benefits.

Our Veteran-VA focused services, reported as our Veterans Services segment, assists Veterans in evaluating their disabilities to understand how those disabilities are connected to their military service and how those disabilities fit within the VA Disability Rating criteria used by the VA for determining compensation thereby enabling our clients to access their VA medical benefits, including achieving higher levels of eligibility and commensurate coverage as well as retroactive reimbursements for past claims. Although we prepare medical based evidence in the form of a Veteran Medical Packets for our clients to use to support any claims they make with the VA, we do not prepare, present, or file claims or represent Veterans before the VA. Rather, we help each Veteran develop a personalized claim strategy based on their medical evidence, including identifying critical connections between symptoms and medical conditions to formal medical diagnoses and linking them when appropriate to their military service so that our clients may prepare and submit these claims to the VA. .Because the time to process all claims and receive VA adjudication can be significant, many of our clients remain with us for several years.

Our SSA Disability focused services, reported as our Disability Services segment, assists permanently disabled persons navigate the lengthy process of applying for and receiving financial support from the SSA, and ultimately healthcare benefits coverage through Medicare or Medicaid. We assist individuals suffering from disabilities by ensuring their SSDI and SSI applications are filed accurately and include all benefits for which an applicant may be eligible.

During our initial years of operations, our business experienced demand that consistently exceeded its production capability even as we continued to increase the size of our team, both in the number of our SMEs and licensed professionals. Since 2019, we have invested extensively in the tools, processes and systems that provide the automation and efficiencies needed to effectively scale to the rising demand for our products and services. Our investment in innovation has generated significant improvements and efficiencies in our solutions delivery and has been a major driver of our strong growth and margin expansion through cost reductions and improved operating leverage.

The fee for services provided to our VA clients is calculated at a rate that considers the difference between the increase in pay for a period of five months. Payment of our fee for preparing Veteran Medical Packets is the responsibility of the clients. The VA does not pay us for our services and our clients may not assign to us their rights to receive VA payments. We do not charge our clients upfront for developing evidence-based Veteran Medical Packets that Veteran clients submit to support their applications for disability claims with the VA. Instead, upon approval of the VA claim submitted by our clients, we generate and submit invoices to our clients for payment and often are paid by our clients out of the proceeds that they receive from the VA. To enable us to track the progress and level of success from favorable adjudications, we rely on a combination of our clients’ self-reporting, our clients’ written permission granting us the right to check their VA accounts on their behalf, and an internally-developed process that allows us to identify the status of any increase in VA claims benefits through the VA’s tele-reporting system. Our payment system is designed to be flexible so that our clients are able to pay our fee without substantial adverse impact to the benefits the clients are collecting. Due to the relatively long VA adjudication process, we generally make our investment in these cases many months in advance of receiving fees from our clients. With a substantial volume of Veteran Medical Packets currently filed and pending VA adjudication, and a predictable cash flow based on the number of Veteran Medical Packets filed each month, the Company has very clear visibility into its future revenue from its existing client base. On these claims, the majority of expenses have already been incurred by the Company and claims are either awaiting adjudication or prepared to be filed.

The fees for services rendered to our SSA clients are subject to approval by, and are paid directly by the SSA from the client’s past due benefits. Under current SSA rules, the fee charged may not exceed the lesser of 25% of past due benefits or a maximum fixed dollar amount of $6,000 and the SSA may make a direct payment of such fee to the representative. We also may charge for out-of-pocket expenses incurred in connection with the representation of the claim and may charge interest on the unpaid balance of any authorized fee. We have a substantial number of Disability Applications filed and pending resolution with SSA that provides predictability and visibility into future revenue. The SSA resolution process can take up to 24 months in most cases. All of the expenses associated with assisting clients with an SSA claim are incurred prior to resolution of the claim by the SSA.

We expect to substantially increase efficiencies by sharing best practices across the companies, as reported as part of the intangible assets for software technology at net book value of $21.7 million and $22.8 million as of June 30, 2021 and December 31, 2020, respectively. Additionally, the Company will be leveraging the technology investments made by both the Veteran’s Services and Disability Services businesses to improve operations across the entire Company. Furthermore, due to the profitability and market opportunity of the Veterans Services segment relative to the Disability Services segment where fees are capped at $6,000, we expect to allocate more resources and focus to the Veteran’s Service segment and, accordingly, anticipate that the results of the Veteran’s Service segment will have a higher contribution to our consolidated results in the future.

Our prospective reporting will be based on two segments: Veterans Services and Disability Services. The financial results of the Veterans Services segment are reflected in the combined and consolidated financial results of Trajector Holdings, LLC and its consolidated subsidiaries for the fiscal years ended December 31, 2020 and December 31, 2019 included elsewhere in this prospectus. We acquired the Disability Services segment (formerly the Myler Companies) on December 31, 2020, accordingly, the results of their operations are not reflected in our financial statements for the years ending December 31, 2019 and 2020. The combined financial results of Myler Disability, LLC and combined entities for the fiscal years ended December 31, 2020 and December 31, 2019 are included elsewhere in this prospectus. The financial results for the six months ended June 30, 2021 are inclusive of the consolidated results of operations of the Veterans Services and Disability Services segments and are reflected in the unaudited condensed combined and consolidated financial results of Trajector Holdings, LLC and its consolidated subsidiaries for the six months ended June 30, 2021 and 2020 included elsewhere in this prospectus.

Veterans Services (VCP Group Companies):

For the years ended December 31, 2020 and 2019, we generated:

•	Total revenues of $58.3 million and $43.2 million, respectively, representing year-over-year growth of 35.0%.

•	Operating income of $18.7 million and $14.5 million, respectively, representing a year-over-year increase of $4.2 million, with an operating income margin of 32.1% and 33.7%, respectively.

•

Adjusted EBITDA of $20.5 million and $12.3 million, respectively, representing Adjusted EBITDA Margins of 35.2% and 28.5%, respectively, and year-over-year growth of 66.9%. Adjusted EBITDA in a non-GAAP financial measure; please see “Non-GAAP Financial Measures” for an explanation and reconciliation to the nearest GAAP measure.

For the six months ended June 30, 2021 and 2020, we generated:

•	Total revenues of $46.2 million and $27.7 million, respectively.

•	Operating income of $9.4 million and $10.5 million, respectively, with an operating income margin of 20.2% and 37.8%, respectively.

•	Adjusted EBITDA of $15.4 million and $10.9 million, respectively, representing Adjusted EBITDA Margins of 33.3% and 39.4%, respectively.

Disability Services (Myler Companies):

For the years ended December 31, 2020 and 2019, the Myler Companies generated:

•	Total revenues of $48.5 million and $51.5 million, respectively, representing a year-over-year decrease of 5.9%.

•

Operating (loss) income of $(1.9) million and $12.8 million, respectively, representing a year-over-year decrease of $14.7 million, with an operating (loss) income margin of (3.8)% and 24.9%, respectively.

•	Adjusted EBITDA of $11.4 million and $12.2 million, respectively, representing Adjusted EBITDA Margins of 23.6% and 25.1%, respectively.

For the six months ended June 30, 2021 and 2020, the Myler Companies (Disability Services) generated:

•	Total revenues of $22.8 million and $26.2 million, respectively.

•	Operating (loss) income of $(1.3) million and $6.6 million, respectively, with an operating (loss) income margin of (5.7)% and 25.1%, respectively.

•	Adjusted EBITDA of $5.0 million and $6.6 million, respectively, representing Adjusted EBITDA Margins of 22.1% and 25.1%, respectively.

Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed above and in the section of this prospectus titled “Risk Factors.”

For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin, each of which is a non-GAAP measure, to the most directly comparable GAAP financial measure, information about why we consider Adjusted EBITDA and Adjusted EBITDA Margin useful and a discussion of the material risks and limitations of these measures, please see “—Non-GAAP Financial Measures.”

Key Operating and Financial Metrics

For each of our Veterans Services segment and our Disability Services segment, we regularly review a number of metrics, including the following key operating and financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections and make strategic decisions. Some of these are non-GAAP measures which we believe along with the operational measures below, are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP. See “—Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures.

Veterans Services (VCP Group Companies)	Six Months Ended June 30,		Year Ended December 31,
(Dollar amounts in thousands)	2021	2020	2020	2019
Key Financial and Non-GAAP Metrics
Revenue	$46,238	$27,721	$58,268	$43,168
Operating Income	$9,353	$10,486	$18,708	$14,539
Operating Income Margin	20.2%	37.8%	32.1%	33.7%
Adjusted EBITDA (unaudited) (1)	$15,415	$10,925	$20,532	$12,302
Adjusted EBITDA Margin (unaudited) (2)	33.3%	39.4%	35.2%	28.5%
Newly Contracted Veteran Clients (3)	17,277	12,159	23,726	10,092
Veteran Medical Packets Completed (4)	33,525	18,517	40,376	26,439

	Calendar Year 2021	Calendar Year 2020	Calendar Year 2019
Veteran Medical Packets Completed
First	13,867	8,726	5,199
Second	19,658	9,791	6,299
Third	N/A	10,000	6,933
Fourth	N/A	11,857	8,008

(1)

Adjusted EBITDA is a non-GAAP financial measure. See “—Non-GAAP Financial Measures” for an explanation and reconciliation to net income. For comparison purposes, revenue and Adjusted EBITDA for the year ended December 31, 2018 were $21,665 and $9,190.

(2)

Adjusted EBITDA Margin is a non-GAAP financial measure. See “—Non-GAAP Financial Measures” for an explanation and reconciliation to net income. For comparison purposes, Adjusted EBITDA Margin for the year ended December 31, 2018 was 42.4%.

(3)

Represents new unique clients who have signed an initial engagement letter in the referenced periods. A client is considered a new client when he or she first signs an engagement letter for initial services and this metric does not include the same client who may enter into additional further engagement letters or procure recurring engagements with us.

(4)	Represents new Veteran Medical Packets prepared for our clients during the periods presented.

Disability Services (Myler Companies)	Six Months Ended June 30,		Year Ended December 31,
(Dollar amounts in thousands)	2021	2020	2020	2019
Key Financial and Non-GAAP Metrics
Revenue	$22,822	$26,197	$48,476	$51,526
Operating Income	$(1,302)	$6,585	$(1,863)	$12,814
Operating Income Margin	(5.7)%	25.1%	(3.8)%	24.9%
Adjusted EBITDA (unaudited) (1)	$5,047	$6,586	$11,437	$12,911
Adjusted EBITDA Margin (unaudited) (2)	22.1%	25.1%	23.6%	25.1%
Disability Claims Adjudicated (3)	7,859	7,850	16,116	16,625

(1)	For comparison purposes, revenue and Adjusted EBITDA for the year ended December 31, 2018 were $42,162 and $8,400.

(2)	For comparison purposes, Adjusted EBITDA Margin for the year ended December 31, 2018 was 14.9%.
(3)

Disability Claims Adjudicated represents the number of claims positively resolved on behalf of our clients during the period presented. The trailing 24 months our success rate on claim adjudication was 46.0% and 32.0% as of June 30, 2021 and 2020, respectively.

Key Factors Affecting our Performance

We acquired the Myler Companies on December 31, 2020 and, as a result, the results of their operations are not reflected in our financial statements for the years ending December 31, 2019 and 2020 or for the period ending June 30, 2020.

Veterans Services (VCP Group Companies)

We provide personalized, technology-enabled solutions that assists our clients in understanding the nature of their disabilities and to ascertain the benefit programs for which they are eligible and we work with clients to prepare personalized Veteran Medical Packets tailored to support their claims for disability benefits from the VA. We operate using a model of a performance guarantee. Under this model, we provide services without assessing a fee for those services unless the services actually lead to an increase in a client’s VA disability rating. Accordingly, we do not charge our clients upfront for developing evidence-based Medical Packets. We only receive payments directly from the client once the client receives a benefit from the VA. Due to the profitability and market opportunity of the Veterans Services segment relative to the Disability Services segment, we expect to allocate more resources and focus to the Veteran’s Service segment and, accordingly, anticipate that in future periods the results of the Veteran’s Service segment will have a higher contribution to our consolidated results.

Our Veterans Services processes require us to make cash outlays on behalf of our clients for the development of the Veteran Medical Packets without any assurance that such outlays will be reimbursed. If successful in achieving a favorable result for our Veteran clients, we invoice the client. As a result, the following are the key factors that affect our performance:

•	The Number of New Veteran Clients contracted during a period.

One of the primary factors affecting our growth is the total number of clients in our ecosystem, comprised of both existing clients and the number of new clients that that enter our ecosystem. As a result, a key factor in determining future revenue are the number of new Veteran clients contracted during a period. We intend to grow our Veteran client base by investing significant resources in marketing and the development of our brand in an effort to increase public awareness of our services.

•	The Number of New Veteran Medical Packets completed during a period.

The primary source of revenues is derived from the number of Veteran Medical Packets that we are able to prepare for our clients to be submitted by them to the VA in substantiation of their claims. As a result, another key factor in determining future revenue is the number of Veteran Medical Packets completed during a period. An increase in the production of Veteran Medical Packets during any given period increases the potential revenue from our clients’ potential increases in VA Disability Ratings. Veteran Medical Packets are typically delivered to new clients within three months of acquisition. Historically the new Veteran Medical Packets completed during a period have been resolved by the VA over a period of 12 months after submission. Because we receive a percentage of the increased benefits received by our clients, as opposed to a fixed fee, there are substantial opportunities to increase our revenues by using technological solutions to shorten the time necessary to prepare Medical Packets for our clients. Over the past several years, we have automated many of the highly complex processes necessary to provide high quality services, which has allowed us to process cases at much higher volumes and more efficiently and provides us the capabilities to grow our client base. Concurrently, we also intend to continue to devote substantial resources to technological investment in an effort to refine our modeling process in order to increase the number of Veteran Medical Packets that we can deliver in any given period, increase our processing efficiencies, and improve our ability to produce better outcomes for clients. We also intend to hire additional personnel for processing and assisting our clients in developing Veteran Medical Packets.

•	Length and Nature of Adjudication of Veterans Claims.

We operate using a model of a performance guarantee. Under this model, we provide evidence based medical services, including Veteran Medical Packets without assessing a fee for those services unless the medical services actually led to an increase in a client’s VA disability rating and the benefits to which they are entitled. Accordingly, we do not charge our clients upfront for developing evidence-based Medical Packets that our clients submit as supporting evidence in their applications for a disability claim with the VA. We only receive payments on the back-end directly from the client once the client receives a benefit from the VA. This requires us to make cash outlays on behalf of our clients for the development of the Veteran Medical Packets without any assurance that such outlays will be reimbursed. If successful in achieving a positive result for our Veteran clients, we invoice the client.

•	Timing and Success of Collection of Payment from our Veteran Clients.

In our Veterans Services business we do not interface directly with and have no assurance of payment by the VA or any other governmental agency. Accordingly, we are reliant on payment for our services to be made by our Veterans clients themselves. Although our Veterans clients often pay us from the proceeds they receive, they are not obligated to do so. Accordingly, our revenues are dependent on the payment of our fees by our Veteran clients and the length of time it takes them to do so. Our Veteran clients typically pay off their invoice within five months.

•	Level of Client Service Fees.

Our revenues are derived from the service fees that we charge once it is determined that a Veterans Services client has received an increase in their benefits. In order for us to track the progress and level of success from favorable adjudications, we rely on a combination of our client’s self-reporting, our client’s written permission granting us the right to check their VA accounts on their behalf, and an internally developed process that allows us to identify the status of increases in VA claims benefits through the VA’s tele-reporting system. Regardless of the notification method, the fees we charge for our services is directly tied to assisting our clients in achieving an increase in benefits. The Company records revenue based on the contractually agreed amounts which are known at the time of formal notification of a successful increase in benefits from the VA.

The Company maintains an allowance for future adjustments and corrections based on historical adjustments experience and revenue volume, which is recorded as a reduction of accounts receivable and revenue. From time to time the Company makes small adjustments related mainly to billing errors. Historically this allowance has not been material.

Disability Services (Myler Companies)

As a result of the Myler Acquisitions, we have expanded our services to assist both Veteran and non-veteran clients in preparing and filing their SSDI and SSI claims and maximizing potential Medicare coverage with the Social Security Administration. We do not receive payment unless and until our clients receive benefits from the SSA, and our fees are withheld on our behalf by the Agency. As a result, the following are the key factors that affect our performance:

•	The Number of Social Security Claims Adjudicated during the period and the Success of those Applications.

One of the key factors in determining the profitability of our Disability Services segment is the number of claims adjudicated in the period on behalf of our clients. Our significant experience has resulted in a screening process that helps us identify the clients most likely to be eligible for disability benefits, thus increasing the likelihood of success of the claim from the beginning of the process. We believe the Myler Acquisition and integration with Trajector Veterans Services will provide additional opportunity to grow the number of adjudicated Disability claims, as the Disability Services segment now, through cross-selling efforts, has access to Veterans Services clients and the claims those clients may be able to submit.

•	Length and Nature of Adjudication of SSA Claims.

Historically, new disability applications are resolved by the SSA over a period of 24 months after filing. Our internal systems allow us to track deadlines and documents throughout this lengthy operation for tens of thousands of clients, supporting them through each stage of the filing and appeals process. At the hearing level, our attorneys and certified non-attorney representatives appear with clients before administrative law judges, presenting medical and testimonial evidence to judges with whom they have developed relationships. Our attorney and non-attorney representatives in the Disability Services segment focus exclusively on SSDI claims. This stage of the disability claim is where we have the greatest financial success on our clients’ behalf and is a large driver of revenue for this segment. Our ability to track the progress of claims and predict their success, and adjust our business accordingly, is a significant driver of our revenue.

•	Timing and Success of Collection of Payment from our SSA Clients.

Nearly all of our fees are paid directly from the Social Security Administration. Because our Disability Services clients are represented by either attorneys or certified non-attorney representatives, we are able to file fee agreements and petitions directly with the Social Security Administration. In approximately 93% of our cases, when a claimant is granted benefits, our fees are withheld from the award by the SSA and then remitted directly to us. While fee agreements are seldom disputed by clients or denied by judges, and instances of dispute are relatively rare, our ability to collect our fees in a timely and predicable manner is a critical component of the financial results of the Disability Services segment.

•	Our Fee and Reimbursement Structure.

We operate using a Congressionally-mandated fee structure for representation, receiving a percentage of benefits received by the client up to a statutory maximum fee of $6,000. Under this model, we provide evidence-based representation without assessing a fee, unless our client is awarded benefits. Our ability to maintain or increase our fees will be a driver of our financial results. Because of the statutory capped fees, the growth in revenues from our Disability Services will be dependent on our ability to increase the number of applications processed and the adjudication of those claims. We currently anticipate that our technologically-developed processes and future improvements to our processes will result in continued revenue growth in this segment. As a service, we also where requested obtain medical records on our clients’ behalf, without any upfront fee and with agreement that our cash outlay will ultimately be reimbursed by our clients. Unlike our fees, which are paid directly from Social Security, medical record reimbursement comes from our clients through invoice, for which we have no guarantee. At a standard price, the Company bills clients 100% of our out-of-pocket medical record costs. Historically, we have been successful in collecting up to 60% of these out-of-pocket medical record costs. The medical reimbursement costs are generally immaterial, and we include a provision for the collection allowance in our allowance for doubtful accounts.

Our results of operations and financial condition have been, and will continue to be, affected by a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed above and those described in the section of this prospectus titled “Risk Factors.”

Impact of COVID-19

In March 2020, the World Health Organization declared the Coronavirus Disease 2019 (“COVID-19”) a global pandemic. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, and travel bans intended to control the spread of the virus. While a number of these measures have been relaxed over the past few months in certain parts of the world, ongoing social distancing measures, and future prevention and mitigation measures, as well as the potential for some of these measures to be reinstituted in the event of repeat waves of the virus, are likely to have an adverse impact on global economic conditions and consumer confidence and spending, and could materially adversely affect demand, or clients’ ability to pay, for our products and services.

In response to the COVID-19 outbreak, we implemented several precautions that may adversely impact employee productivity, such as requiring employees to work remotely, imposing travel restrictions, and temporarily closing office locations.

We continue to monitor the rapidly evolving situation and guidance from international and domestic authorities, including federal, state and local public health authorities, and there may be developments outside our control requiring us to adjust our operating plan. As such, given the unprecedented uncertainty around the duration and severity of the impact on market conditions and the business environment, we cannot reasonably estimate the full impacts of the COVID-19 pandemic, including the Delta variant, on our operating results in the future.

For the Veteran’s Services segment the impact of COVID-19 was short lived and lead to a temporary drop in the number of new as well as the write-off of balances for some clients who were negatively impacted by the global pandemic. This drop was short-lived and has since more than recovered. We do not expect COVID-19 to have any significant future impact on the Veteran’s Services segment. For the Disability Services segment the COVID-19 global pandemic has led to a slow-down in SSA processing of claims that has not recovered as of this date. This slowdown has not impacted Disability Applications Filed but has lengthened the time to resolve cases. The Company anticipates that backlog and slow down of the adjudication of SSA processing to continue over the next few months or longer as the SSA attempts to recover from the initial impact of COVID-19 claims processing.

The Company is continuing to operate under a remote first methodology. This provides flexibility in the future should the Company need to pivot back to a fully remote basis if circumstances dictate. This approach also offers the Company an expanded labor pool to assist with achieving future growth goals. This model therefore will help minimizes any economic impact of future COVID-19 impacts.

On April 27, 2020, due to the uncertain future impacts of COVID-19, the VCP Companies applied for loans, pursuant to the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and received loan proceeds in the amount of $2.4 million. Under the terms of the PPP, loan proceeds and accrued interest are forgivable after eight to twenty-four weeks if they are used for qualifying expenses such as payroll, benefits, rent and utilities, and payroll levels are maintained in accordance with the CARES Act. Any unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first sixteen months. The loan proceeds were utilized for purposes consistent with the PPP. The PPP loans have maturity dates in April 2022 with fixed interest rates of 1.00% and we intend to repay these loans prior to maturity. Even though we are eligible to apply for forgiveness, we have chosen not to pursue forgiveness and will repay 100% of the VCP Companies loan proceeds and interest due from the IPO proceeds.

Reorganization Transactions

Trajector, Inc. was incorporated in April 2021 and, pursuant to a reorganization into a holding corporation structure, immediately prior to the consummation of this offering, will become a holding corporation of which the material asset will be a controlling interest in Trajector Holdings, LLC. As the sole managing member of Trajector Holdings, LLC, Trajector, Inc. will operate and manage all of the business and control the strategic decisions and day-to-day operations of Trajector Holdings, LLC and its subsidiaries and also will have a substantial economic ownership interest in Trajector Holdings, LLC. Trajector, Inc. will consolidate Trajector Holdings, LLC in its combined and consolidated financial statements and will report a non-controlling interest related to the LLC Units held by the Pre-IPO LLC Members in our combined and consolidated financial statements. See “Organizational Structure – The Reorganization Transactions”.

Prior to the consummation of this offering, we will execute several reorganization transactions described under “Organizational Structure” in this prospectus as a result of which the limited liability company agreement of Trajector Holdings, LLC will be amended and restated to, among other things, modify its capital structure by reclassifying the interests currently held by the Pre-IPO LLC Members into a single new class of non-voting common interest units that we refer to as “LLC Units.” Pursuant to the amended and restated limited liability company agreement of Trajector Holdings, LLC (referred to by us as the Amended LLC Agreement), Trajector, Inc. will be the sole managing member of Trajector Holdings, LLC.

Immediately prior to the consummation of this offering, Trajector, Inc. will have two classes of common stock, consisting of: Class A Common Stock and Class B Common Stock, which we refer to collectively as our “common stock.” In connection with the Reorganization Transactions, immediately prior to the consummation of this offering each of the Pre-IPO LLC Members (including the Roll-Up Members) will receive shares of Class B Common Stock in an amount equal to the number of LLC Units held by each such Pre-IPO LLC Member. The Class B Common Stock will be issued to the Pre-IPO LLC Members in exchange for their approval of the reclassification and the conversion transactions (pursuant to which such members will exchange their voting interests in Trajector Holdings, LLC for non-voting LLC Units) and their agreement to appoint Trajector, Inc. as the sole manager of Trajector Holdings, LLC (collectively, referred to as the Exchange of Voting Rights). As a result of the Exchange of Voting Rights,

Trajector, Inc. will have, subject to the Stockholders Agreement, full control over the management and affairs of Trajector Holdings, LLC and its direct and indirect subsidiaries. Each share of Class B Common Stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. Holders of our Class B Common Stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Trajector, Inc. If at any time the LLC Units of Trajector Holdings, LLC are redeemed or exchanged by the Pre-IPO LLC Members for shares of our Class A Common Stock, shares of Class B Common Stock will be cancelled correspondingly on a one-for-one basis as described under “Certain relationships and related party transactions—Amended LLC Agreement.”

Immediately following the closing of this offering and as part of the Reorganization Transactions, the Pre-IPO LLC Members participating in the Post-IPO Conversion as part of the Reorganization Transactions (the Class A Conversion Holders) will exchange all or a portion of their remaining LLC Units not sold to Trajector, Inc. hereby as follows: (a) the Hill Entities and David Parkinson will exchange                LLC Units and                LLC Units, respectively (representing all of the LLC Units held by them) into                and                shares of Class A Common Stock, respectively, (b) the Uribe Entities will exchange                LLC Units held by them into                shares of Class A Common Stock, and (c) the Blaser Entity will exchange                LLC Units held by it into shares of Class A Common Stock. Pursuant to the Post-IPO Conversion, the LLC Units will be exchanged into                shares of Class A Common Stock on a one-for-one basis and shares of Class B Common Stock held by the Class A Conversion Holders will be cancelled on a one-for-one basis for each LLC Unit so exchanged.

In general, each share of our Class A Common Stock entitles its holder to one vote on all matters to be voted on by stockholders generally. Following this offering, the Pre-IPO LLC Members not participating in the Post-IPO Conversion will hold all of the issued and outstanding shares of our Class B Common Stock. Holders of shares of our Class B Common Stock will vote together with holders of our Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations may not be comparable from period to period. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

The Myler Acquisitions and the Combination Transactions

Prior to the Myler Acquisitions (as described below), we operated our business through Vet Comp & Pen Medical Consulting, LLC, VA Claim Pros, LLC, and various commonly controlled entities that provided ancillary services (referred to as the “VCP Group companies”). The VCP Group companies were comprised of various related entities consisting of Wyoming, Florida and Puerto Rico limited liability companies operated under the common control of James S. Hill II and Gina G. Uribe. The VCP Group companies were operated as a combined business entity with each of the VCP Group companies serving a specific function within the enterprise-wide business, similar to that of a division of a single corporate entity.

On December 31, 2020, the VCP Group companies acquired substantially all of the assets of Myler Disability LLC, a Utah limited liability company, Adduco Media LLC, a Utah limited liability company, and Benefits Holding, LLC, a Utah limited liability company, and all of the outstanding common stock of Myler Insurance Services, Inc., a Utah corporation (collectively, we refer to these entities as the “Myler Companies” and we refer to these acquisitions as the “Myler Acquisitions”). The purchase price of the Myler Acquisitions was approximately $88.2 million and was paid for with the issuance of four separate promissory notes by the VCP Group companies to the sellers (the “Acquisition Notes”).

The Myler Companies were engaged in the business of assisting individuals with obtaining SSDI and SSI benefits, as well as Medicare Advantage insurance products which are complementary to the products and services provided by the VCP Group companies. Five new entities were formed at the time of Myler Acquisitions to house the acquired assets (which we refer to as the Acquisition Entities).

On March 24, 2021, two Delaware limited liability companies were formed to facilitate combination of the VCP Group companies and the Acquisition Entities (which we refer to collectively as the Trajector Group): (a) Trajector Holdings, LLC, and (b) Benefit Group Holdings, LLC (which we refer to as BGH). Trajector Holdings, LLC, BGH, and the Trajector Group, all of which were controlled by the founders’ entities, entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for Trajector Group by acquiring either 100% ownership of, or a controlling membership interest in, of each of the Trajector Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH (referred to as the Combination Transactions). As a result of the Combination Transactions, BGH is now the sole managing manager of and owns a controlling interest, directly or indirectly, in each of the Trajector Group companies and Trajector Holdings, LLC is the sole owner and managing member of BGH.

The Combination Transactions were accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with ASC 250-10-45-21.

Effect of the Reorganization Transactions and this offering

Trajector, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. Trajector, Inc. will be a holding company and, upon the consummation of this offering, its material asset will be a controlling interest in Trajector Holdings, LLC. For more information regarding our reorganization and holding company structure, see “Organizational Structure—The Reorganization Transactions.” Upon the consummation of this offering, all of our business will be conducted through Trajector Holdings, LLC and its consolidated subsidiaries and affiliates, and the financial results of Trajector Holdings, LLC and its consolidated subsidiaries will be included in the combined and consolidated financial statements of Trajector, Inc.

We expect that redemptions and exchanges of LLC Units will result in increases in the tax basis in our share of the tangible and intangible assets of Trajector Holdings, LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. The Tax Receivable Agreement will require Trajector, Inc. to pay 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to the Pre-IPO LLC Members (other than the Class A Conversion Holders). Furthermore, payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore additional payments under the Tax Receivable Agreement itself. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Public Company Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, requires public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, financial and insurance compliance costs and will make some activities more time-consuming and costly.

Components of Results of Operations

We operate in two reportable segments: Veterans Services and Disability Services, to reflect the way our chief operating decision maker (“CODM”) reviews and assesses the performance of the business.

Revenue

Veterans Services

Veterans services revenue consists of revenue derived in the form of medical evaluation services and production of Veteran Medical Packets provided to U.S. military Veterans to support claims for disability benefits from the VA. We receive service fees which are dependent on the increase in benefits obtained by our Veteran clients. Prior to and during the years ended December 31, 2020 and 2019, all of our revenue was derived only from our Veterans services.

Disability Services

We also will generate revenue in future periods through assisting injured and disabled clients in preparing and filing their SSDI claims as well as maximizing potential Medicare coverage. Similar to our Veterans services revenue, the Company does not get paid until the claims have been adjudicated by the SSA and SSDI awards are granted, however the Company is directly paid by SSA not the client. Additionally, we receive commissions from insurance carriers when Medicare and supplemental policies are sold to clients that we referred to the carrier.

Cost of Services

Veterans Services

Cost of services represents the direct costs associated with fulfilling our obligations to our clients with respect to the production of Veteran Medical Packages and related services furnished to clients in connection with a client’s application for increased VA benefits. Such costs primarily consist of compensation and related benefit costs for employees directly engaged in servicing our SSA clients.

Disability Services

Cost of services represents attorney costs associated with adjudicating cases with our clients with respect to increased benefits files with the SSA. Such costs are billed directly to the Company for payments, subsequently allocated to the cost of services.

Marketing and Advertising

Veterans Services

Marketing and advertising expense consist of costs associated with client lead generation activities. Other costs were compensation and benefits for staff working in our marketing and advertising department. Other costs consist of marketing, business development, public relations, and allocations for facilities, telecommunications and software maintenance costs. Our Veterans Services business relies on referrals to generate approximately half of new clients while our Disability Services business does not generate any business from referrals.

Disability Services

The Myler Companies’ audited financial statements presented only operating expenses with no further breakout on the face of the Combined Statement of Operations and Member’s Equity (Deficit).

General and Administrative

Veterans Services

General and administrative expenses include compensation and other employee-related costs for personnel engaged in our executive, finance, human resources, and administrative departments. These expenses also include bad debt expense (including write-offs) relating to accounts receivable allowances and outside professional services, including legal and consulting fees.

Disability Services

The Myler Companies’ audited financial statements presented only operating expenses with no further breakout on the face of the Combined Statement of Operations and Member’s Equity (Deficit).

Technology Development

Veterans Services

Technology development expenses primarily consists of compensation and benefits of personnel associated with developing, maintaining and enhancing our applications, infrastructure and other IT-related functions, as well as allocations for facilities, telecommunications and software maintenance costs.

Disability Services

The Myler Companies’ audited financial statements presented only operating expenses with no further breakout on the face of the Combined Statement of Operations and Member’s Equity (Deficit).

Depreciation and Amortization

Veterans Services and Disability Services

Depreciation and amortization expense is primarily related to buildings, office equipment, furniture and fixtures, computer equipment and software, and vehicles and equipment. Amortization expense will be recorded for the Myler Acquisitions.

Other (Expense) Income, Net

Veterans Services and Disability Services

Other (expense) income, net consists of interest income received on depository accounts, interest expense incurred in connection with our long-term debt and other income.

Results of Operations

The following table sets forth our combined and consolidated statements of income information for the periods presented:

Veterans Services (VCP Group Companies)	Six Months Ended June 30,		Year Ended December 31,
(Amounts in thousands)	2021	2020	2020	2019
Revenues	$46,238	$27,721	$58,268	$43,168
Costs of services	4,082	2,792	5,762	4,763

Gross profit	42,156	24,929	52,506	38,405
Operating expenses:
Marketing and advertising	9,960	5,035	12,685	13,095
General and administrative	19,922	7,098	15,258	9,366
Technology development	2,525	2,038	5,289	3,722
Depreciation and amortization	396	272	566	383

Total operating expenses	32,803	14,443	33,798	26,566
Gain on litigation settlement	—	—	—	(2,700)

Income from operations	9,353	10,486	18,708	14,539
Other (expense) income, net	(5,060)	(113)	(154)	16

Income before income tax	4,293	10,373	18,554	14,555
Income tax expense	262	284	459	272

Net income	4,031	10,089	18,095	14,283
Less: Net income attributable to noncontrolling interest	(308)	(220)	(437)	(106)

Net income attributable to Trajector Holdings LLC unitholders	$3,723	$9,869	$17,658	$14,177

The following table sets forth our combined and consolidated statements of income information as a percentage of revenue for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
Veterans Services (VCP Group Companies)	2021	2020	2020	2019
Revenues	100.0%	100.0%	100.0%	100.0%
Costs of services	8.8%	10.1%	9.9%	11.0%

Gross profit	91.2%	89.9%	90.1%	89.0%
Operating expenses:
Marketing and advertising	21.5%	18.2%	21.8%	30.3%
General and administrative	43.1%	25.6%	26.2%	21.7%
Technology development	5.5%	7.4%	9.1%	8.6%
Depreciation and amortization	0.9%	1.0%	1.0%	0.9%

Total operating expenses	71.0%	52.2%	58.1%	61.5%
Gain on litigation settlement	—%	—%	—%	(6.3)%

Operating income	20.2%	37.7%	32.0%	33.8%
Other (expense) income, net	(10.9)%	(0.4)%	(0.3)%	—%

Income before income tax	9.3%	37.3%	31.7%	33.8%
Income tax expense	0.6%	1.0%	0.8%	0.6%

Net income	8.7%	36.3%	30.9%	33.2%
Less: Net income attributable to noncontrolling interest	(0.7)%	(0.8)%	(0.7)%	(0.2)%

Net income attributable to Trajector Holdings LLC unitholders	8.0%	35.5%	30.2%	33.0%

The following table sets forth our combined and consolidated statements of income information for the periods presented:

Disability Services (Myler Companies)	Six Months Ended June 30,		Year Ended December 31,
(Amounts in thousands)	2021	2020	2020	2019
Revenues	$22,822	$26,197	$48,476	$51,526
Costs of services	3,208	2,788	6,182	6,150

Gross profit	19,614	23,409	42,294	45,376
Operating expenses	20,916	16,824	44,157	32,563

Income (loss) from operations	(1,302)	6,585	(1,863)	12,813
Other (expense) income, net	24	1	(24)	45
Income tax expense	318	—	—	—

Net income	$(1,596)	$6,586	$(1,887)	$12,858

The following table sets forth our combined and consolidated statements of income information as a percentage of revenue for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
Disability Services (Myler Companies)	2021	2020	2020	2019
Revenues	100.0%	100.0%	100.0%	100.0%
Costs of services	14.1%	10.6%	12.8%	11.9%

Gross profit	85.9%	89.4%	87.2%	88.1%

Total operating expenses	91.6%	64.2%	91.1%	63.2%

Income from operations	(5.7)%	25.2%	(3.9)%	24.9%
Other (expense) income, net	0.1%	—%	—%	0.1%
Income tax expense	1.4%	—%	—%	—%

Net income	(4.2)%	25.2%	(3.9)%	25.0%

Comparison of the Six Months Ended June 30, 2021 and 2020

Veterans Services

Revenues

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Revenues	$46,238	$27,721	66.8%

Revenues increased by $18,517, or 66.8%, to $46,238 for the six months ended June 30, 2021, as compared to $27,721 for the six months ended June 30, 2020. The increase was primarily due to successful expansion of our lead generation, which resulted in corresponding revenue increases.

Costs of Services

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Costs of services	$4,082	$2,792	46.2%
Percentage of revenue	8.8%	10.1%

Cost of services increased by $1,290, or 46.2%, to $4,082 for the six months ended June 30, 2021, as compared to $2,792 for the six months ended June 30, 2020. The increase was primarily due to additional staffing as we continued to scale the Veterans Services business.

Marketing and Advertising

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Marketing and advertising	$9,960	$5,035	97.8%
Percentage of revenue	21.5%	18.2%

Marketing and advertising expense increased by $4,925, or 97.8%, to $9,960 for the six months ended June 30, 2021, as compared to $5,035 for the six months ended June 30, 2020. The increase was primarily due to the implementation of lead generation activities attributable to the platform acquired in connection with the Myler Acquisitions.

General and Administrative

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
General and administrative	$19,922	$7,098	180.7%
Percentage of revenue	43.1%	25.6%

General and administrative expense increased by $12,824, or 180.7%, to $19,922 for the six months ended June 30, 2021, as compared to $7,098 for the six months ended June 30, 2020. The increase in our general and administrative expenses was primarily due to an increase in compensation costs due to growth in the number of executive, finance, human resources, and administrative employees required to support the continued growth of our business. Additionally, the Company recorded a unit-based compensation expense of $2,728.

Technology Development

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Technology development	$2,525	$2,038	23.9%
Percentage of revenue	5.5%	7.4%

Technology development costs increased by $487, or 23.9%, to $2,525 for the six months ended June 30, 2021, as compared to $2,038 for the six months ended June 30, 2020. The increase was primarily due to an increase compensation costs due to growth in the number of technology and development employees required to support the continued growth of our Veterans Services business.

Depreciation and Amortization

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Depreciation and amortization	$396	$272	45.6%
Percentage of revenue	0.9%	1.0%

Depreciation and amortization expense increased by $124, or 45.6%, to $396 for the six months ended June 30, 2021, as compared to $272 for the six months ended June 30, 2020. The increase was primarily due to increased capital expenditures.

Other (Expense) Income, Net

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Other (expense) income, net	$(5,060)	$(113)	4377.9%
Percentage of revenue	(10.9)%	(0.4)%

Total other expense, net increased by $4,947, or 4377.9%, to 5,060 for the six months ended June 30, 2021, as compared to $113 for the six months ended June 30, 2020. The increase was primarily due to interest expense on our long-term obligations for the six months ended June 30, 2021.

Disability Services

Revenues

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Revenues	$22,822	$26,197	(12.9)%

Revenues decreased by $3,375, or (12.9)%, to $22,822 for the six months ended June 30, 2021, as compared to $26,197 for the six months ended June 30, 2020. The decrease was primarily due to the reduction in the volume of cases being adjudicated at the SSA starting in April 2020 and continued through the six months ended June 30, 2021.

Costs of Services

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Costs of services	3,208	$2,788	15.1%
Percentage of revenue	14.1%	10.6%

Cost of services increased by $420, or 15.1%, to 3,208 for the six months ended June 30, 2021, as compared to $2,788 for the six months ended June 30, 2020. The increase was primarily due to normal operational activities.

Marketing and Advertising

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Marketing and advertising	$4,857	$5,116	(5.1)%
Percentage of revenue	21.3%	19.5%

Marketing and advertising expense decreased by $259, or (5.1)%, to $4,857 for the six months ended June 30, 2021, as compared to $5,116 for the six months ended June 30, 2020. The decrease was primarily due to a reduction on the amount of lead generation expenses incurred in the period.

General and Administrative

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
General and administrative	$9,100	$11,346	(19.8)%
Percentage of revenue	39.9%	43.3%

General and administrative expense decreased by $2,246, or (19.8)%, to $9,100 for the six months ended June 30, 2021, as compared to $11,346 for the six months ended June 30, 2020. The decrease was primarily due to a reduction in staffing and expenses that were eliminated as part of the integration into a combined company.

Technology Development

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Technology development	$634	$362	75.1%
Percentage of revenue	1.4%	1.4%

Technology development costs increased by $272, or 75.1%, to $634 for the six months ended June 30, 2021, as compared to $362 for the six months ended June 30, 2020. The increase was not significant for the Company.

Depreciation and Amortization

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Depreciation and amortization	$6,325	$—	100.0%
Percentage of revenue	13.7%	—%

Depreciation and amortization expense increased by $6,325, or 100.0%, to $6,325 for the six months ended June 30, 2021, as compared to $0 for the six months ended June 30, 2020. The increase was primarily due to recognition and amortization of intangible assets acquired in the Myler Acquisitions.

Other (Expense) Income, Net

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020	% Change
Other (expense) income, net	$24	$1	2300.0%
Percentage of revenue	0.1%	—%

Total other expense, net increased by $23, or 2,300.0%, to $24 for the six months ended June 30, 2021, as compared to $1 for the six months ended June 30, 2020. The increase was not significant for the Company.

Comparison of Years Ended December 31, 2020 and 2019

Veterans Services

Revenues

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Revenues	$58,268	$43,168	35.0%

Revenues increased by $15,100, or 35.0%, to $58,268 for the year ended December 31, 2020, as compared to $43,168 for the year ended December 31, 2019. The increase was primarily due to higher volumes of new Veteran clients and Veteran Medical Packets produced, and the client services fees collected in connection therewith. Veteran Medical Packets are typically created within 3 months of New Client acquisition. Revenue is typically realized within 12 months of the Veteran Medical Packets delivery to the client.

Costs of Services

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Costs of services	$5,762	$4,763	21.0%
Percentage of revenue	9.9%	11.0%

Cost of services increased by $999, or 21.0%, to $5,762 for the year ended December 31, 2020, as compared to $4,763 for the year ended December 31, 2019. The increase was primarily due to additional staffing as we scaled the business and increased the volume of Veteran Medical Packets processed.

Marketing and Advertising

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Marketing and advertising	$12,685	$13,095	(3.1)%
Percentage of revenue	21.8%	30.3%

Marketing and advertising expense decreased by $410, or (3.1)%, to $12,685 for the year ended December 31, 2020, as compared to $13,095 for the year ended December 31, 2019. The decrease was primarily due to lower usage of national search engine optimization services as we focused on more targeted programs and partially offset by higher staffing expenses.

General and Administrative

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
General and administrative	$15,258	$9,366	62.9%
Percentage of revenue	26.2%	21.7%

General and administrative expense increased by $5,892, or 62.9%, to $15,258 for the year ended December 31, 2020, as compared to $9,366 for the year ended December 31, 2019. The increase in our general and administrative expenses was primarily due to an increase in compensation costs due to growth in the number of executives, finance, human resources, and administrative employees required to support the continued growth of our business. These expenses also included an increase of $1,033 in our provision for doubtful accounts for the year ended December 31, 2020 from $6,149 in 2019 to $7,182 in 2020. We took write-offs of $5,374 and $4,725 from our doubtful account reserves for the years ended December 31, 2020 and 2019, respectively. The increase in the doubtful account expense and write-offs were due primarily to the growth in our revenue, number of clients, the impact of COVID-19 on certain of our clients, and the Company’s election to write-off their outstanding balances in certain hardship cases.

Technology Development

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Technology development	$5,289	$3,722	42.1%
Percentage of revenue	9.1%	8.6%

Technology development costs increased by $1,567, or 42.1%, to $5,289 for the year ended December 31, 2020, as compared to $3,722 for the year ended December 31, 2019. The increase was primarily due to an increase in compensation costs due to growth in the number of technology and development employees required to support the continued growth of our business.

Depreciation and Amortization

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Depreciation and amortization	$566	$383	47.8%
Percentage of revenue	1.0%	0.9%

Depreciation and amortization expense increased by $183, or 47.8%, to $566 for the year ended December 31, 2020, as compared to $383 for the year ended December 31, 2019. The increase was primarily due to increased depreciation resulting from additional property and equipment purchases during the year.

Other (Expense) Income, Net

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Other (expense) income, net	$(154)	$16	1062.5%
Percentage of revenue	(0.3)%	—%

Total other (expense) income, net increased by $170, or 1062.5%, to a net other expense of $(154) for the year ended December 31, 2020, as compared to a net other income of $16 for the year ended December 31, 2019. The increase was primarily due to interest expense on our long-term obligations for the year ended December 31, 2020.

Disability Services

Revenues

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Revenues	$48,476	$51,526	(5.9)%

Revenues decreased from approximately $51.5 million for the year ended December 31, 2019 to $48.5 million in for the year ended December 31, 2020. This decrease was due primarily to the impact of the COVID-19 pandemic on the volume of adjudicated cases by the SSA. Since April 2020 the SSA has reported lower claims processing volume on a monthly basis.

Costs of Services

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Costs of services	$6,182	$6,150	0.5%
Percentage of revenue	12.8%	11.9%

Cost of services represent core attorney variable payroll costs. These costs are for attorneys who represent our clients in front of judges as cases are adjudicated.

Operating Expenses

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Operating expenses	$44,157	$32,563	35.6%
Percentage of revenue	91.1%	63.2%

Operating expenses increased by approximately $11.6 million, or 35.6%, to $44.2 million for the year ended December 31, 2020, as compared to $32.6 million for the year ended December 31, 2019. The increase in operating expenses was due primarily to a one-time compensation bonus of $12.0 million paid by the Myler Companies former owners to various principals and employees of Myler.

Other (Expense) Income

	Year Ended December 31,
(Amounts in thousands)	2020	2019	% Change
Other (expense) income	$(24)	$45	153.3%
Percentage of revenue	—%	0.1%

Other (expense) income increased by $69, or 153.3%, to a net other expense of $(24) for the year ended December 31, 2020, as compared to a net other income of $45 for the year ended December 31, 2019.

Segment Information

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s CODM is James S. Hill, who reviews the financial performance and the results of operations of the segments prepared in accordance with GAAP when making decisions about allocating resources and assessing performance of the Company. The Company determined one operating segment, Veterans Services, as of December 31, 2020 and 2019. The Company determined prospectively it has two operating segments, Veterans Services and Disability Services, which focus on the nature of the services provided by the Company. The results of this assessment also consider the impacts of a recent acquisition and the way in which internally reported financial information is used by the chief operating decision maker to make decisions and allocate resources.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. In particular, we refer in this prospectus to the following non-GAAP financial measures

•	Adjusted EBITDA; and

•	Adjusted EBITDA Margin

These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States, or GAAP. They are supplemental financial measures of our performance only, and should not be considered substitutes for net income, commissions and fees or any other measure derived in accordance with GAAP.

Adjusted EBITDA is a key metric used by management and our board of directors to assess our financial performance and are also used for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including net income (for Adjusted EBITDA and Adjusted EBITDA Margin), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income or other combined and consolidated income statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures. For more information on the use of non-GAAP financial information, including other non-GAAP financial measures presented in this prospectus and a reconciliation of the non-GAAP financial measures to commissions and fees and net income, as applicable, see “Prospectus summary—Summary historical and pro forma financial and other data” and “Prospectus summary—Supplemental pro forma financial information.”

Our use of the terms Adjusted EBITDA and Adjusted EBITDA Margin may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.

The non-GAAP financial measures used in this prospectus have not been reviewed or audited by our or any independent registered public accounting firm.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools. For example, Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our core operations;

•	do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	exclude certain tax payments that may represent a reduction in cash available to us; and

•	do not reflect the impact of unit-based compensation expense.

Adjusted EBITDA and Adjusted EBITDA Margin

We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to underlying business performance, which are gain on litigation settlement and transaction costs, and that the presentation of this measure enhances an investor’s understanding of our financial performance. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.

The following table reconciles net income and operating income margin, the most comparable GAAP financial measures, to Adjusted EBITDA and Adjusted EBITDA Margin for the periods presented:

Veterans Services (VCP Group Companies)	Six Months Ended June 30,		Year Ended December 31,
(Unaudited in thousands, except percentages)	2021	2020	2020	2019
Net income	$4,031	$10,089	$18,095	$14,283
Add back:
Provision for income taxes	262	284	459	272
Interest expense, net	5,085	135	202	64
Depreciation and amortization	396	272	566	383
Gain on litigation settlement (1)	—	—	—	(2,700)
Transaction costs (2)	2,913	145	1,210	—
Unit-based compensation expense	2,728	—	—	—

Adjusted EBITDA	$15,415	$10,925	$20,532	$12,302

Operating income margin	20.2%	37.8%	32.1%	33.7%
Adjusted EBITDA Margin	33.3%	39.4%	35.2%	28.5%

(1)	Represents proceeds associated with a favorable litigation settlement relating to an employee’s breach of non-competition agreement.
(2)	Represents transaction costs and professional service fees related to the Myler Acquisitions and costs associated with securing bank financing and this transaction.

The Myler Companies’ audited financial statements presented only operating expenses with no further breakout on the face of the Combined Statement of Operations and Member’s Equity (Deficit). Additionally, Myler Companies were LLCs for tax purposes. Only GAAP financial measures are recorded and presented for the Myler Companies.

Liquidity and Capital Resources

Overview

The Company’s principal sources of liquidity are our cash and cash equivalents and cash generated from operations. Our primary uses of liquidity are operating expenses and capital expenditures. As of June 30, 2021, we had $9.8 million of cash and cash equivalents, an increase of $7.1 million from December 31, 2020. In connection with, and contingent upon, this offering, we intend to use $            of the net proceeds from this offering to purchase new LLC Units of Trajector Holdings, LLC, to purchase LLC Units from LLC Unit holders, and to redeem Class A Common Stock from Class A Conversion Holders.. Trajector, Inc. intends to cause Trajector Holdings, LLC to use these proceeds (i) to pay fees and expenses of approximately $            million in connection with this offering and the Reorganization Transactions; (ii) to repay $95.0 million of our outstanding borrowings under our Credit Agreement; (iii) to repay $            of our outstanding borrowings owed to the founder’s entities; (iv) to repay outstanding debt under loans taken out by the VCP Group companies pursuant to the Paycheck Protection Program, and (v) the remainder for general corporate purposes. Please see “Use of Proceeds.” We believe that, following completion of this offering, our cash on hand and operating cash flow will improve our financial flexibility. Following this offering, we expect that our future principal uses of cash will also include funding our debt service obligations and paying income taxes and obligations under our tax receivable agreement. Based on current conditions, we believe that we have sufficient financial resources to fund our activities and execute our business plans during the next twelve months.

In the Veterans Services segment, the Company’s contract is with the Veteran and not any administrative agency. As such, services in this segment are performed for our clients to assist them with their claims submission to the VA through the preparation of medical evidence to support such claims. If successful with the claims submission, the client is responsible for paying our fees for these services. The client receives an invoice and the services are paid directly by the client.

In the Disability Services segment, we have a different relationship with our clients and the government agency responsible for their benefits. The Company provides its disability clients with direct representation before the SSA. Under the regulatory construct for these services, most of the Company’s fees are paid to us directly from the SSA as a deduction from the payout to the client. As a result, the Company is not dependent on receiving fees from the client, but rather the Company receives its fees from a government-backed regulatory agency.

As a result of the differences in the manner in which we are paid for our services, accounts receivable for the Veteran Services segment carries a higher risk of collection and, accordingly, reflects a higher percentage of an allowance for doubtful accounts.

With respect to working capital, we do not charge clients for our services until they receive initial benefits or increased benefits from the VA or the SSA. This creates potential cash flow risks. Additional risk exists in our Veterans Services segment due to an average collections period of five months. Our financial success and ability to achieve profitability is highly dependent on both the timely adjudication of claims by both the VA and SSA and our Veteran clients’ timely payment of invoices.

After completion of this offering, Trajector, Inc. will be a holding company, and its material asset will be a controlling interest in Trajector Holdings, LLC. Trajector, Inc. intends to cause Trajector Holdings, LLC to make distributions and payments to its holders of LLC Units, including Trajector, Inc. and our Pre-IPO LLC Members (other than the Class A Conversion Holders), in an amount sufficient to cover all applicable taxes at assumed tax rates, expenses, payments under the tax receivable agreement and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of Trajector Holdings, LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, assuming Trajector, Inc. approves and Trajector Holdings, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, tax receivable agreement payments and expenses (any such portion, an “excess distribution”) will be made at the sole discretion of our board of directors. See “Dividend Policy” and “Risk Factors—Risks Relating to Our Organizational Structure—We are a holding company and our only asset (other than a nominal amount of cash) after completion of this offering will be our            % ownership interest in Trajector Holdings, LLC, and we are accordingly dependent upon distributions from Trajector Holdings, LLC to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and pay other expenses.”

As market conditions warrant, we and our equity holders, their respective affiliates and members of our management, may from time to time seek to purchase our outstanding debt securities or loans, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing our indebtedness, any purchases made by us may be funded by the use of cash on our balance sheet or the incurrence of new secured or unsecured debt, including borrowings under our credit facilities. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material. Any such purchases may be with respect to a substantial amount of a particular class or series of debt, with the attendant reduction in the trading liquidity of such class or series. In addition, any such purchases made at prices below the “adjusted issue price” (as defined for U.S. federal income tax purposes) may result in taxable cancellation of indebtedness income to us, which amounts may be material, and in related adverse tax consequences to us.

Paycheck Protection Program Loan

On April 27, 2020, due to the uncertain future impacts of COVID-19, the VCP Companies applied for loans, pursuant to the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and received loan proceeds in the amount of $2.4 million. Under the terms of the PPP, loan proceeds and accrued interest are forgivable after eight to twenty-four weeks if they are used for qualifying expenses such as payroll, benefits, rent and utilities, and payroll levels are maintained in accordance with the CARES Act. Any unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first sixteen months. The loan proceeds were utilized for purposes consistent with the PPP. The PPP loans have maturity dates in April 2022 with fixed interest rates of 1.00% and we intend to repay these loans prior to maturity. Although we are eligible to apply for forgiveness, we have chosen not to pursue forgiveness and we intend to repay 100% of the VCP Companies loan proceeds and interest due from the IPO proceeds.

Blaser Note

On March 21, 2021, prior to the Combination Transactions, Richard S. Blaser loaned $12 million to certain of our subsidiaries (the “Blaser Note”) to refinance a portion of the Acquisition Notes owed to Adduco Media, LLC. BGH subsequently assumed and became the sole obligor of the Blaser Note. Under the terms of an Amended and Restated Promissory Note, dated as of March 25, 2021, the Blaser Note accrued interest at a fixed annual rate of 20.00%, with a maturity date of March 25, 2023. Scheduled principal payments of $500 per month were required to be paid under the Blaser Note commencing on April 1, 2021.

Interest expense on the Blaser Note totaled $464 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Blaser Note was paid off in full upon execution of the Credit Facility (defined below).

Redemption Promissory Notes

On April 12, 2021, Trajector Holdings, LLC, offered and sold 263.28 of its membership units for an aggregate offering price of $5,885 (the “April Offering”), of which $650 was paid for in cash and $5,235 was paid for through the reduction of principal and interest due on the Acquisition Notes to Adduco Media LLC under one of the Acquisition Notes. In connection with the debt reduction, Adduco Media LLC received 234.20 units in exchange for $5,235 of debt reduction (the “Debt Reduction”). The original promissory note, dated December 31, 2020, was payable to Adduco Media, LLC in the principal amount of $10,240 issued in connection with the Myler Acquisitions. The $650 in cash proceeds were received from the sale of 22.37 and 6.71 membership units of Trajector Holdings, LLC to two directors of Trajector, Inc. at $22,353 per membership unit for an aggregate purchase price of $500 and $150, respectively.

On April 12, 2021, following the April Offering, the Company entered into a unit redemption agreement, pursuant to which the Company agreed to redeem a total of 263.28 of its units as follows: (a) 65.82 units from Ginken Medical, LLC, (b) 65.82 units from White Blaze Medical Consulting, LLC, and (c) 131.64 units from Blackfin Capital, LLC. Ginken Medical, LLC and White

Blaze Medical Consulting, LLC are entities controlled by Ms. Uribe and Blackfin Capital, LLC is an entity controlled by Mr. Hill. The redemption price was paid by the issuance of promissory notes by BGH to each of these entities (the “Redemption Promissory Notes”) in an aggregate amount of $5,885, of which 50% was payable to an entity controlled by James S. Hill II and 50% to entities controlled by Gina G. Uribe. The Redemption Promissory Notes accrued interest at a fixed annual rate of 20.00%, with a maturity date of April 12, 2023. Scheduled principal payments in the amount of $246 per month were required to be paid under the Redemption Promissory Notes commencing on May 1, 2021.

Interest expense on the Redemption Promissory Notes totaled $139 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Redemption Promissory Notes were paid off in full upon execution of the Credit Facility, including any accrued interest (defined below).

Senior Credit Facility

On April 14, 2021, BGH entered into a $75 million senior secured term loan credit facility, referred to as the Credit Facility. The Credit Facility was established pursuant to a Credit Agreement, dated as of April 14, 2021, by and among Benefits Group Holdings, LLC, as the borrower, its parent company, Trajector Holdings, LLC, and certain subsidiaries of Benefits Group Holdings, LLC, as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender, and the other lenders party thereto. The interest rate on borrowings under the Credit Facility is at the base interest rate (which cannot be less than 0.00%) and is the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate (which cannot be less than 0.00 plus 0.50%, and (c) the Eurodollar Rate (which cannot be less than 0.00% for the initial term loans) plus 1.00%; plus, in each case, a margin for term loans that can range from 2.00% to 2.50% depending on the Company’s ratio of consolidated total indebtedness (as adjusted) to earnings before interest, taxes, depreciation and amortization (as adjusted), all as defined and set forth in the Credit Agreement. The applicable margin for Eurodollar Rate loans under the Credit Agreement ranges from 3.00% to 3.50%, depending on the same total net leverage ratio. The initial term loan borrowings were converted to a Eurodollar Rate shortly after the initial closing and bear interest at the Eurodollar Rate plus 3.50%. The Credit Agreement includes provisions for the selection of an alternative SOFR-based interest rate in the event the Eurodollar Rate is determined to be unavailable. The Credit Facility matures on April 14, 2026, subject to certain events that may cause the maturity date to occur earlier. The $75 million of proceeds under the Credit Facility were used to pay off the portion of the Acquisition Notes not already repaid and to pay expenses associated with the Credit Agreement, the Myler Acquisitions, the Combination Transactions, and the transactions related thereto.

On May 24, 2021, the Credit Agreement was amended to provide an additional $20 million incremental term loan, which increased the total principal amount of the Credit Facility to $95 million. The additional $20 million under the Credit Facility was used to pay off all amounts owed and outstanding under the Blaser Note and each of the Redemption Promissory Notes.

Tax Receivable Agreement

We intend to enter into a Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) any increase in tax basis in Trajector, Inc. assets and (b) tax benefits related to imputed interest deemed arising as a result of payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement. See “Certain relationships and related party transactions—Tax Receivable Agreement.”

Holders of LLC Units of Trajector Holdings, LLC (other than Trajector, Inc.) may, subject to certain conditions and transfer restrictions described above, redeem or exchange their LLC Units for shares of Class A Common Stock of Trajector, Inc. on a one-for-one basis. Under the LLC Agreement, Trajector Holdings, LLC is required to make an election under Section 754 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, effective starting with the taxable year ending December 31, 2021 and the managing member of Trajector Holdings, LLC will not take any actions to revoke such elections. The election is expected to result in increases to the tax basis of the assets of Trajector Holdings, LLC at the time of a redemption or exchange of LLC Units.

The redemptions or exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Trajector Holdings, LLC. These increases in tax basis may reduce the amount of tax that Trajector, Inc. would otherwise be required to pay in the future. Prior to the completion of this offering, we intend to enter into a Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Trajector, Inc. assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from this offering or any future offering, (b) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A Common Stock or cash or (c) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the Tax Receivable Agreement. See “Certain relationships and related party transactions—Tax Receivable Agreement.” This payment obligation is an obligation of Trajector, Inc. and not of Trajector Holdings, LLC. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of Trajector, Inc. (calculated with certain assumptions) to the amount of such taxes that Trajector, Inc. would have been required to pay had there been no increase to the tax basis of the assets of Trajector Holdings, LLC as a result of the redemptions or exchanges and had Trajector, Inc. not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A Common Stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income. See “Certain relationships and related party transactions—Tax Receivable Agreement.” We anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

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we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the redemption or exchange;

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to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

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we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

All of the effects of changes in any of our estimates after the date of the redemption or exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Contractual Obligations and Contingencies

The following table summarizes our contractual obligations as of June 30, 2021:

	Payments due by period
	Total	Remainder of 2021	2022 - 2023	2024 - 2025	2026 and Thereafter
Debt obligations	$95,149	$4,479	$9,997	$16,596	$64,077
Operating lease obligations	4,164	604	2,213	1,347	—
Due to members obligations	393	—	—	—	393

Total	$99,706	$5,083	$12,210	$17,943	$64,470

Refer to Credit Agreement and Notes section above for information on scheduled repayments on these obligations.

The payments that we may be required to make under the tax receivable agreement that we will enter into prior to the completion of this offering may be significant and are not reflected in the contractual obligations table set forth above. Assuming there are no material changes in relevant tax law, and that we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $[            ] million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $[            ] million, over the same period. The actual amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Off-Balance Sheet Arrangements

Other than the items described above, we have no significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are subject to market risks. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our financial instruments that are exposed to concentrations of credit risk primarily consist of accounts receivable. We do not require collateral or other security for our receivables, but believe the potential for collection issues with any of our clients was minimal as of June 30, 2021 and December 31, 2020, based on the lack of collection issues in the past and the high financial standards we require of our clients.

Interest Rate Risk

We are primarily exposed to changes in interest rates with respect to borrowings under our Credit Facility which bears interest at a variable market rate. We monitor our cost of borrowing under our Credit Facility, taking into account our funding requirements, and our expectations for short-term rates in the future. We have not used any derivative financial instruments to manage our interest rate risk exposure. A hypothetical interest rate increase or decrease of 1% would cause an increase or decrease interest expense of approximately $            by million over the next 12 months based upon the outstanding balance and rate in effect at            .

Critical Accounting Policies and Estimates

Our combined and consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of commissions and fees and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on historical experience and factors we believe to be reasonable under the circumstances. The results involve judgments about the carrying value of assets and liabilities not readily apparent from other sources and actual results could differ from those estimates. The areas that we believe are critical accounting estimates, as discussed below, affect the more significant estimates, judgments and assumptions used to prepare our combined and consolidated financial statements. Different assumptions in the application of these policies could result in material changes in our combined and consolidated financial position or combined and consolidated results of operations.

An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance. The accounting policies we believe to reflect our more significant estimates, judgments and assumptions that are most critical to understanding and evaluating our reported financial results are: revenue recognition, accounting for business combinations, recoverability of intangible assets with definite lives and other long-lived assets, and accounts receivable allowances.

Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts typically upon the formal notification of a successful increase in a client’s benefits from either the VA or, following the Myler Acquisitions, SSA. Contracts are evergreen with no fixed duration on the contract and either party has the rights to terminate the contract. This process involves identifying the client contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. Contractually the Company offers payment terms of 90 days if paid in full and also offers a five-month payment plan to its clients. The revenue is reported gross and is not subject to sales taxes due to the service nature.

The Company’s performance obligations consist mainly of successfully increasing a client’s benefits through the VA or, following the Myler Acquisitions, SSA. After an increase in benefits, no unfulfilled performance obligations would exist for the Company. The Company’s transaction price is generally variable based on a client’s increase in benefits. Any future adjustments or corrections are estimated at the completion of the performance obligation of the contract and recognized as a reduction of the revenue. The Company maintains an allowance for future adjustments and corrections based on historical adjustments experience and revenue volume, which is recorded as a reduction of accounts receivable and revenue. The allowance for future adjustments and corrections was not material to the financial statements as of June 30, 2021 and December 31, 2020.

Business Combination

We estimate the fair value of assets acquired and liabilities assumed in a business combination. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates.

Goodwill is tested for impairment at a minimum on an annual basis, as well as upon an indicator of impairment. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then quantitative assessment is performed to compare the reporting unit’s carrying value to its fair value. Alternatively, we are permitted to bypass the qualitative assessment and proceed directly to performing the quantitative assessment. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The fair value of the reporting unit is based on a discounted cash flow model involving several assumptions.

Recoverability of Intangible Assets with Definite Lives and Other Long-Lived Assets

We evaluate definite-lived intangible assets and other long-lived assets whenever events or changes of circumstance indicate that the carrying amounts may not be recoverable. Recoverability is measured by comparing the carrying amount of an asset group to future undiscounted net cash flows expected to be generated. We group assets for purposes of such review at the lowest level for which identifiable cash flows of the asset group are largely independent of the cash flows of the other groups of assets and liabilities. If this comparison indicates impairment, the amount of impairment to be recognized is calculated as the difference between the carrying value and the fair value of the asset group.

Unforeseen events, changes in circumstances and market conditions and material differences in estimates of future cash flows could adversely affect the fair value of our assets and could result in an impairment charge. Fair value can be estimated utilizing a number of techniques including quoted market prices, prices for comparable assets, or other valuation processes involving estimates of cash flows, multiples of earnings or revenues, and we may make various assumptions and estimates when performing our impairment assessments, particularly as it relates to cash flow projections. Cash flow estimates are by their nature subjective and include assumptions regarding factors such as recent and forecasted operating performance, revenue trends and operating margins. These estimates could also be adversely impacted by changes in federal, state, or local regulations, economic downturns or developments, or other market conditions affecting our industry.

Accounts Receivable Allowances

Accounts receivable primarily consist of amounts due from clients and are stated at their net realizable value. Management evaluates all accounts periodically and an allowance is established based on the best facts available to management. Management considers historical realization data, accounts receivable aging trends and other operational trends to estimate the collectability of receivables. Judgment is required to determine the timing and amount of recognition of allowances for doubtful accounts. If actual conditions are less favorable than those previously estimated by management, additional write-downs could be required. Estimated allowances for doubtful accounts and ultimate losses may vary from actual results, which could be material to the combined and consolidated financial statements.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Accounting Pronouncements Not Yet Adopted

Recently-issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined in Note 2, Summary of Significant Accounting Policies, within the audited combined and consolidated financial statements appearing elsewhere in this prospectus.

BUSINESS

Our Mission

Our mission is to empower individuals in underserved communities, ensuring they receive the full benefit of the health, financial and social programs which they are “medically, legally and ethically qualified for.”

Business Overview

We provide personalized, technology-enabled solutions that improve people’s lives by helping them better understand, access, and navigate the benefit programs for which they are eligible. We provide an essential service and differentiated experience to our clients, who primarily include U.S. military Veterans and permanently disabled individuals, sharing our clinical expertise in order to bring clarity to otherwise cumbersome and discouraging eligibility processes. In the VA context, we identify and provide medical evidence for our U.S. military Veterans. Our technology leverages decades of refined learnings, evidence-based medical guidelines, and automated workflows to augment our subject matter experts (“SMEs”), licensed professionals and client engagement teams that assist our clients with these challenges. Our solutions parse the complex interrelationships among pathophysiology, pharmacology, biomechanics and psychiatry, and enable us to link seemingly benign and unrelated symptoms to root cause medical conditions, which in turn allows our clients to submit benefits claims to the VA or SSA, as applicable. Deep-rooted values of honesty, integrity, respect, and transparency have afforded us the trust of more than 250,000 clients to date.

In general, healthcare in America ranks poorly across key benchmarks such as access, affordability, equity, and quality. The U.S. health system was designed to resolve health problems rather than address well-being, and the resulting regulatory framework neither rewards foresight nor promotes adoption and inclusion of individuals into the programs that were explicitly created to support them. Our solutions seek to rectify these inequalities for traditionally underserved populations who compose our client base—promoting awareness and rebuilding trust with our institutions, providing holistic assessments of individuals on the basis of both mental and physical conditions, and identifying missed diagnoses and complications which are eligible for coverage.

We have developed an integrated suite of software and services for the purpose of navigating eligibility for these large government benefit programs, combining three key components:

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Deep Medical Expertise.    Our institutionalized knowledgebase, refined through technology and codified through formal training programs, ensures rapid scale, replicable results and a consistent experience for our clients.

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Technology.    Our proprietary technology has been developed in conjunction with key third-party off-the shelf software applications and allows our unique client engagement process to drive workflows and symptoms analysis and leverages AI-driven medical logic, plus predictive analytics that can anticipate most likely co-morbidities and complications and can seamlessly deduce root causes. Our AI platform drives a range of services, from data ingress and orchestration—using natural language processing (“NLP”) technologies to extract health data from unstructured sources such as doctor’s notes, medical exams, and patient health records—to medical diagnoses by using supervised machine learning (“ML”) techniques.

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Extensive Data Assets.    We maintain extensive data assets that are continually expanding. Our internal “Lead Flow” system has routed over 8 million contact records, based on qualifying criteria, to enable more than 500,000 client claims to date. From these clients, we have sourced and analyzed expansive data assets such as medical and clinical records, work history and employment records, administrative records, and military service records.

The core of our business is the trust we’ve built with our clients, which is reinforced through deep engagement, and by delivering great outcomes as demonstrated by our high net promoter scores (“NPS”). Additionally, we have achieved high referral rates among our current Veteran clients. According to a recent client satisfaction study conducted by us, 52% of 2,153 surveyed Veteran clients responded that they learned about our services—and were referred to us by—our existing clients. The communities we serve, which are primarily Veterans and permanently disabled individuals, require a differentiated set of empathetic skills, including patience and understanding. This resonant culture imbues confidence in our process and is reflective of our full alignment with our clients in a shared journey.

Our investment in innovation has generated significant improvements and efficiencies in our solutions delivery, and has been a major driver of our strong growth and margin expansion. For the fiscal years ended December 31, 2019 and 2020, our revenues were $43.2 million and $58.3 million, respectively, representing 35.0% year-over-year growth, and our net income attributable to Trajector Holdings, LLC unitholders was $14.2 million and $17.7 million, respectively. For the fiscal years ended December 31, 2019 and 2020, our Gross Margin was 89.0% and 90.1%, respectively. For the fiscal years ended December 31, 2019 and 2020, our Adjusted EBITDA Margin was 28.5% and 35.2%, respectively. For the six months ended June 30,

2020 and 2021, our revenues were $53.9 million and $69.1 million, respectively, representing 28.2% year-over-year growth, and our net income attributable to Trajector Holdings, LLC unitholders was $16.4 million and $2.1 million, respectively. For the six months ended June 30, 2020 and 2021, our Gross Margin was 89.7% and 89.4%, respectively. For the six months ended June 30, 2020 and 2021, our Adjusted EBITDA Margin was 32.5% and 29.5%, respectively. Please see “Management Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for an explanation of the non-GAAP measures and a reconciliation to the nearest GAAP measure.

In December 2020 we completed the Myler Acquisitions, and accordingly have prepared unaudited pro forma combined and consolidated financial information included elsewhere in this prospectus. On a pro forma basis, and following the adjustments and assumptions set forth in “Unaudited Pro Forma Combined and Consolidated Statement of Operations” in this prospectus, we would have had revenues of $106.7 million for the fiscal year ended December 31, 2020.

Our team comprises approximately 1,341 employees, of which the largest contingents are our licensed professionals (medical, legal and insurance), who total 88, and our SMEs, who total more than 248. The remainder of our employees perform a variety of functions and fall into groups such as Marketing, Technology, Client Engagement, and Administration.

Our largest office is located in Newberry, Florida and we maintain additional corporate office locations in American Fork, Utah, Aguadilla, Puerto Rico, and Cabanatuan City, Philippines—our fastest growing location. In addition to our corporate locations, our “Remote First” program offers our employees flexibility and allows us to mobilize our teams from in-office to at-home locations in less than two business days, which enabled us to maintain operational continuity through the COVID-19 pandemic. Additionally, our Remote First program allows the vast majority of our team members to work at a geographic location of their choice, which removes many of the traditional hurdles to talent recruitment faced by brick-and-mortar businesses, increases productivity, and significantly reduces infrastructure costs as we grow.

Market Dynamics

Healthcare in the U.S. is complex and inefficient. According to the American Medical Association, the total annual cost of waste in the U.S. healthcare system is approximately $1 trillion, while millions of Americans still struggle to access and utilize their benefits due to confusing eligibility standards, varying regulations and funding changes, and a burden of documentation and cost that surpasses most individuals’ capacities. The Center for Disease Control and Prevention reports that approximately 61 million adults in the United States live with a disability. Our solutions were purpose-built to address these challenges, meaningfully improving health and quality of life for our clients. Today, we estimate our addressable market to be approximately $78 billion (comprised of approximately $73 billion from Veterans Services and $5 billion from Disability Services), based only on the current population segments we serve, our average contract value return for Veterans Services and for our Disability Services, and as a result of certain systemic factors which provide an immediate need and an evergreen, long-term opportunity for our solutions. According to VA statistics, there are approximately 20 million Veterans currently eligible for benefits and the Department of Labor Statistics indicates that approximately 200,000 new Veterans leave active service each year.

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Large, well-funded benefits programs.    In 2020, spending for the primary government benefit programs that we focus on was estimated to be approximately $243 billion, including approximately $99 billion for Veteran healthcare and benefits, plus approximately $143 billion for SSDI. Additionally, the annualized cash value of payments made to Veterans has risen steadily, growing at approximately 8% per year since 2010, while the weighted average monthly payment made to SSDI recipients has increased approximately 3.5% per year over the same period. Major drivers of growth include the expansion of America’s armed forces over the last several decades, reduced combat-related mortality rates, increased complexity of individual cases and increased prevalence of co-morbidities among individuals, rising participation by women in the military and the U.S. workforce, and the aging of baby boomers into their disability-prone years.

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Complex regulatory frameworks.    Government health programs evolve from year to year, subject to changes in administrations and new legislation. Veteran Affairs rules, processes and procedures are stipulated by Title 38 of the U.S. Code of Federal Regulations (“38 CFR”), an 821-page document, which includes exhaustive details pertaining to disability ratings, compensation and other types of benefits. The other disabled individuals that we assist are typically covered by SSDI, which is a payroll-based, tax-funded federal insurance program managed by the SSA, and provides benefits to Americans with permanent work-limiting disabilities, and serves as a gateway for many to receive Medicare, which we also help to facilitate. Social Security’s rules, processes and procedures regarding disability benefits are similarly complex and governed by Title 42 of the U.S. Code of Federal Regulations (“42 CFR”), with Section 404 addressing SSDI benefits and Section 416 addressing SSI benefits.

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Lack of Awareness and major access barriers.    Our clients face many discouraging barriers to accessing their benefits—in addition to understanding and navigating complex regulatory frameworks—including language, education, and technology, but most often it is lack of awareness. For example, 40% of Veterans—and 55% of Vietnam-era Veterans—surveyed by the VA in 2010 had little or no understanding of available benefits from the VA, while most of the approximately 1.3 million denied SSDI applications each year are due to technical reasons (e.g., missing paperwork, improperly completed forms, etc.). Furthermore, this lack of awareness persists more than ten years later—in a 2021 study performed by Marwood, approximately 44% of Veterans maintained little or no understanding of available benefits from the VA.

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Meaningful value for individuals.    Government-sponsored benefits programs can have a significant and transformative effect on the underserved individuals who compose our client base. In our Veterans Services segment, we help claimants receive, on average, over $11,000 in annual benefits. For those Veterans who have worked with Trajector through multiple engagements to receive all of the benefits they ultimately qualify for, this group, through our services have experienced an average 84.9% increase in their annual cash benefits to over $40,500 per year. In our SSDI-focused Disability Services segment, claimants receive a weighted average payment of nearly $1,200 per month. According to information released by the Social Security Administration with respect to denial rates, our clients are nearly two times more likely to receive a favorable adjudication with our representation. This direct, monetary impact allows individuals from both segments to improve their quality of life.

Our Strengths

Our success—and that of our clients—is based on the following key organizational strengths:

•	Leading brands now one mission-driven Company. We solve real problems for real people, often after multiple failed attempts by themselves or other third parties. Our proprietary engagement process and investment in technology, coupled with our medical expertise, provides smoother journeys and results in superior outcomes for our clients. We remove access barriers for our clients by fronting the costs associated with building each individual’s file and by providing each Veteran client with a “Battle Buddy” to help guide them through their journey. Word-of-mouth referrals and satisfaction among these tight-knit communities, demonstrated by our high NPS score, has created a virtuous cycle of growth for our business, which is further fueled by our revenue model whereby clients only pay for our services after the successful adjudication of their claim and following their receipt of financial benefits.

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Full-stack, purpose-built technology platform that drives scale.    Our proprietary approach is enabled by a purpose-built technology platform which supports every step of what we do, and drives our expanding scalability. Our technology seamlessly integrates with key third-party systems, for example, to facilitate medical records retrieval, streamline the review process, and improve the client journey. Our proprietary Veteran Medical Review (“VMR”) system was built to identify and extract high value data from both hand-written and digital medical and military service records. The system then organizes this data into structured components to allow “high-skill / high-wage” SMEs and licensed professionals to review records far more efficiently and cost effectively. From there, our proprietary “DaVinci” tool guides Veterans through a comprehensive screening to identify their medical symptoms, and subsequently maps these symptoms to potential medical conditions resulting from military service and compensable VA disabilities. Additionally, our proprietary “MILO” tool provides an analogous solution for our SSDI and SSI claimants that seek representation. Ultimately, our systems help automate the creation of high-value, high-accuracy work product, which leads to successful results for our clients.

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Uniquely efficient data-driven go-to-market capability.    Our internal Trajector Media team utilizes a broad client acquisition strategy, generating new client leads through a variety of online and offline mediums. The primary channels are digital and leverage a wide mix of search engine, social, over-the-top streaming services, and performance-based marketing partners. Our owned and operated marketing assets provide us with “top of the funnel” first-party data through client education and client surveying. Additionally, our consumer education portals allow us to collect high value data signals regarding clients who are seeking out information on benefit program opportunities. Surveying a broad scope of visitors through our marketing channels fuels our lead flow system to score and route lead data to our intake and strategy teams.

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Highly qualified and empathetic team with deep clinical experience.    Our highly-skilled teams consist of SMEs in fields such as pathophysiology, pharmacology, orthopedics, biomechanics, and psychiatry, and their expertise has helped—and will continue to help—shape our technology.

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Straightforward business model, providing high degree of revenue visibility.    We have built a durable, resilient and transparent business that has performed well in varying economic climates, and particularly during economic downturns when underserved individuals increasingly seek assistance from government programs, evidenced by our strong revenue growth in 2020 amidst the COVID-19 pandemic. Our consistent growth has been driven by aligning ourselves with the best interests of the individuals we serve through a success-based fee model. The multi-staged process of documenting mental and physical limitations, adjudicating claims and validating eligibility requires significant resources but also provides predictability and visibility into future revenue streams, particularly as we have honed our data and refined our systems. We have more than 40,000 clients currently awaiting federal adjudication. The work has been completed and we have an immense amount of visibility into the revenue from this pipeline based on years of historical data points we capture.

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Founder-led management team, mission-driven culture.    We have a committed and experienced management team that brings together substantial industry knowledge, domain expertise and a strong track record of operational success. These experiences have helped us develop an empathetic approach to our business and offer unparalleled insights into how to best serve our clients.

Our Growth Strategy

Key elements of our growth strategy include:

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Continue investing in technology.    We have made significant investments in our technology which have improved client engagement and the overall delivery of our solutions. As a result of our technology investments, together with our related human capital investments, our monthly medical evidence packet volume has rapidly increased over the last three years, rising from 1,037 in May 2018 to 6,655 in May 2021. By continuing to invest in and leverage our technology in areas such as machine learning, robotic process automation, data warehousing and data analytics, we believe we can generate even more efficiencies in our operating model, while simultaneously improving our ability to produce better outcomes for clients.

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Grow awareness of our brand.    The majority of our marketing and lead generation initiatives are powered by our Trajector Media team and include a diverse array of paid digital advertising and free valuable content that drives organic traffic. Additionally, our existing and past Veteran clients represent a tight-knit community, and as a result, our legacy brands of Vet Comp and Pen and VA Claim Pros are well-known and generate a tremendous amount of referral business. Over the past six months Trajector has completed its brand migration from its legacy group of companies (including Vet Comp and Pen, VA Claim Pros, Veteran Claims, Myler Disability, Myler Insurance, and Adduco Media) to the Trajector name. We will pursue our future marketing efforts under this brand name.

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Retain and expand relationships with our clients.    Many of our clients require multiple levels of eligibility qualification, which require separate and sequential rounds of claims submission, producing recurring engagements with our clients. For some, after we have successfully validated their SSDI eligibility, we assist them in procuring access to Medicare benefits by joining a Medicare Advantage plan. Additionally, approximately 11% of our clients are eligible for benefits from both the VA and the SSA. This creates significant cross-sell opportunities, and we will look to continue to capitalize on such opportunities moving forward.

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Expand into adjacent, similar markets.    We believe our culture, solutions and technology platform are relevant to addressing tangential health and financial challenges faced by our currently served communities, as well as other underserved populations, and that we can eventually leverage our brand and scale to enter adjacent markets such as workers’ compensation, as well as medical evidence development and impairment rating assistance for personal injury cases.

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Pursue accretive acquisitions.    We have a track record of successfully acquiring and integrating complementary businesses, such as the Myler Acquisitions, and we will continue to opportunistically pursue acquisition targets which we believe will be accretive to our mission, business model and financial performance. Currently, we have identified multiple providers of benefits eligibility and navigation solutions which would not only expand our serviceable market but also enhance our scale and capabilities.

Our Philosophy

We provide an essential and valuable solution for the clients that we serve—bringing clarity and confidence to an otherwise frustrating and emotional process—which we do with empathy and patience, as crystalized within our core tenets:

•	Seek out the “personal” in every client—see each face and listen to each story

•	Value teamwork and be the ally clients are grateful to have by their side

•	Act relentlessly in the pursuit of a more equitable playing field for underserved clients

•	Demonstrate competency and compassion in each client engagement

•	Maintain consistent communication with clients to keep them apprised of the status of their claim

•	Conduct all activities with the utmost integrity and accountability

•	Pursue excellence and foster a culture of innovation each and every day

Our Solution

We leverage our institutionalized domain expertise as well as our proprietary technology and processes to deliver a variety of related services to meet the complex benefits and eligibility needs of the underserved communities that we serve. We have built our offering in an effort to provide comprehensive solutions for our clients.

Veterans Services

Veterans Services is our Veteran-focused segment that helps our clients navigate the complex process of understanding the nature of their disabilities and how those disabilities meet the various rating criteria for VA benefits, thereby enabling our clients to access their VA medical benefits, including achieving higher levels of eligibility and commensurate coverage as well as retroactive reimbursements for past claims. We help each Veteran develop a personalized claim strategy based on their medical evidence, including identifying critical connections between symptoms and medical conditions to formal medical diagnoses and linking them when appropriate to their military service so that our clients may prepare and submit these claims to the VA. While we do not interface directly with the VA, we generate invoices upon claim approval by the VA, and often are paid by our clients out of the proceeds that they receive, whereas unsuccessful claims return to our work-in-process inventory for additional review, documentation and analysis. The duration of each client engagement varies and can range from approximately 4 months for short-term claims to over 24 months for longer-term claims which enter the appeal process. Our average fee equates to approximately 2% of the average lifetime monetary value of the cash benefits our Veteran clients will receive.

Disability Services

Disability Services is our SSDI- and SSI-focused segment that helps permanently disabled persons navigate the lengthy process of applying for and receiving financial support from the SSA, and ultimately healthcare benefits coverage through Medicare or Medicaid. We assist individuals suffering from disabilities by ensuring their Social Security Disability and Supplemental Security Income applications are filed accurately and include all benefits for which an applicant may be eligible. Each application is then assigned and meticulously tracked as it progresses through application, appeals, and adjudication processes at the SSA. Claims that are appealed to the hearing level are assigned to an attorney who presents the case before an Administrative Law Judge. Once approved, fees are paid directly by the SSA from the client’s past due benefits for the benefit increase portion of the revenue and by the claimant for the medical records reimbursement portion of the revenue. The duration of a claim can vary from 6 months to 36 months, with an average of 18-24 months for most claims.

Our Technology Platform

Our technology was developed organically over the history of our company, in response to the particular needs of our business and our clients. As our processes were refined, by way of a virtuous cycle of reinforcing data and improved learnings, they have been increasingly codified and automated. Our current platform utilizes a combination of artificial intelligence and big data analytics to drive positive results for clients and improve the overall client experience, while a microservices architecture enhances our scale. Our technology facilitates every element of the client journey, as well as the relevant workflows, from initial engagement, collaboration and data intake, to claim organization and packet compilation by assisting our SMEs and licensed professionals in the documentation of distinct details pertaining to each individual. Our platform has allowed us to reimagine and optimize the process of helping our clients.

The key components of our technology platform include:

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Client Engagement Layer.    Our differentiated client acquisition platform, facilitated by our proprietary client relationship management (“CRM”) software, enables us to engage with the high volume of individuals eligible for our solutions. Proprietary, evidence-based algorithms power predictive workflows based on historical and extrapolated behavior patterns and prompt our team members with relevant action items and information in order to ensure complete data collection, timely dissemination and collaboration.

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Workflow Automation.    Given the fragmented nature of our industry, we pioneered confidential, proprietary processes which we codified into a technology platform for managing our repository of work-in-process client engagements. We are continuously enhancing these workflows by leveraging automation technology, such as robotic process automation, to streamline additional elements, such as client onboarding and claim packet creation. Additionally, through supervised machine learning, we continue to refine these elements to improve productivity and accuracy. Using an extensive AI-driven decision tree, our system rapidly anticipates inputs, follow-up queries and next steps, allowing us to process more claims at a faster rate. Our process engineers continuously review and measure the effectiveness of our systems and workflows and constantly innovate to maximize performance, quality and efficiency.

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Clinical Guidelines.    After serving hundreds of thousands of clients, our data analytics uncovered clear patterns in commonly occurring facts and circumstances which we then leveraged to develop a proprietary and exhaustive “conforming variables” library that helps automate the identification of potential claims for new and existing clients. Our conforming variables library is leveraged by our licensed professionals and support staff to serve dramatically more clients per “high skill / high wage” professional, resulting in increased efficiency and accuracy in the final work product.

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Data Assets.    In the past year alone, we have reviewed and categorized data from over 21 million pages of medical records for our clients. Our systems today contain more than 3,500,000 entries in our medication databases for over 500,000 distinct claims. On a daily basis we have 400+ team members leveraging our in-house VMR and “Jarvis” systems for medical record and condition review. These growing data assets are managed by our technology organization, which comprises approximately 70 individuals with diverse backgrounds in process engineering, workflow optimization, robotic automation, data science and full-stack tech development.

Our Marketing Strategy

Our marketing initiatives are powered by Trajector Media, which utilizes an integrated, multichannel approach to drive brand awareness and engagement with consumers and positions us as the most trusted partner to underserved populations. Diversified, owned and operated channels across popular search engine platforms, social media profiles, offline media, and charitable sponsorships and events creates a broad range of avenues to attract, educate and convert prospects into clients. By leveraging organic leads, marketing technology platforms and big data analytics, we are able to drive strong client conversion at-scale.

Client Case Studies

Client A

Client Need:    Client A served in the United States Army for 21 years. When he retired, he filed for 27 different disabilities with the VA but only received a 90% VA Disability Rating instead of 100%. Ultimately, Client A dedicated approximately 90 hours of his own time to increasing his VA Disability Rating and was unsuccessful in his efforts.

Successful Outcomes:    After five years of struggling on his own with the VA, Client A was recommended to Trajector Medical by one of his friends. Compared to the dozens of hours he spent attempting to link his medical conditions to military service without assistance, Client A only worked for approximately one hour with Trajector Medical to develop a comprehensive medical evidence packet addressing all of his disabilities.

Client A enjoyed a turnkey experience by submitting his medical records to a team of clinical professionals who carefully examined his history and provided a strategy for three medical conditions that, when combined with proper medical evidence and sequencing, could be used to support a VA Disability Rating of 100%. Upon review, the Trajector team provided Client A with an Independent VA Rating Evaluation incorporating the leading peer-reviewed medical studies related to his disabilities that led to an increase for two of his already service-connected disabilities and proved that his disabilities medically, legally and ethically qualified him for maximum disability compensation.

Ultimately, Client A’s VA Disability Rating increased to 100%, providing him with an additional $1,200 per month in disability benefits as compared to what he was previously receiving. Overall, he received more than $130,000 in first year benefits through his disability payments, discharged loans, tuition assistance and property tax relief. Client A noted, “Without this help, I would have been struggling—this experience gave me closure.”

Client B

Client Need:    Client B is a U.S. Army Veteran who retired in 2013. His health issues started in 2010 when he realized he could not hold his balance during active-duty service. Following his military discharge, Client B discovered that he suffered from spinal fluid flow issues that caused medical problems; he subsequently filed for VA disability benefits on his own and ultimately received a 90% VA Disability Rating. Client B filed many times after receiving 90% with the hope of receiving 100%, but was unsuccessful in his efforts. For Client B, dealing with the VA had been difficult, confusing and burdensome.

Success Outcomes:    After three years of trying to navigate the complex VA process on his own, Client B discovered Trajector Medical and decided to utilize our solutions.

Trajector Medical was able to use Client B’s existing medical records to develop a medical opinion, which proved that additional medical conditions were caused by his service-connected disabilities. Within six months, Client B’s claim was approved, and his VA Disability Rating reached 100%. As a result, Client B’s monthly disability payment increased by more than $1,200, and he also received $11,000 in retroactive pay. The increase in compensation enabled Client B to improve his living situation and that of his family’s. Without Trajector Medical, Client B’s life would have been very different—he noted, “Not only did [Trajector] change my life, but [Trajector] changed my family’s life.”

Client C

Client Need:    Client C had a successful career working as a software analyst for more than 20 years. Unfortunately, debilitating medical conditions, including diabetes, extreme nausea, migraines and depression, prevented her from continuing to perform the job that she loved. As a result, Client C was barely keeping up with her bills and was reliant upon her parents to make ends meet. Client C was in dire need of income support from Social Security to survive financially and needed Medicare insurance to help pay for her expensive medications and medical care. Ultimately, Client C turned to Trajector Disability for the help she desperately needed.

Success Outcomes:    In working with Client C, Trajector Disability was able to gather supportive medical records to file Client C’s application with the SSA. After the SSA denied Client C’s claims twice, Trajector Disability moved to appeal both denials and requested a hearing with an Administrative Law Judge. Ultimately, Trajector Disability obtained a favorable outcome, by which Client C’s claim for SSA benefits was approved, including back pay of $62,000, and Client C was also approved for Medicare coverage. Regarding her experience with Trajector Disability, Client C noted, “I couldn’t put into words what their service meant to me and my family. My family was worried about me being ‘ok.’ You truly feel like you have an entire firm working for you.”

Intellectual property

Our intellectual property includes our processes, methodologies, algorithms, applications, technology platform, software code, website content, user interfaces, graphics, registered and unregistered copyrights, trademarks, databases, and domain names. We currently rely on our proprietary trade secret engagement processes and software solutions to implement our proprietary processes.

We have also sought to protect the “Trajector” brand and “Trajector” related brands through a series of trademarks applications filed in the U.S. We will pursue additional trademark registrations and other intellectual property protection to the extent we believe it would be beneficial and cost effective. We also are the registered holder of a variety of domain names that include trajector.com and similar variations.

Our primary material intellectual property consists of our trade secrets, trademarks, and domain names described above which continue for so long as they are protected by us, and we intend to diligently maintain such protections for the foreseeable future.

We hold our intellectual property and licenses primarily in one of our subsidiaries for ease of use by our other subsidiaries through intercompany licenses.

Competition

We believe that no single competitor offers a similarly comprehensive platform combining personalized, technology-enabled solutions with medically-oriented SMEs, licensed professionals and client engagement teams focused on individuals eligible for government-sponsored VA benefits programs. In particular, we do not believe that there is another competitor that provides our core medical consulting services and medical claims evidence development to assist and support Veterans claims for VA benefits.

However, we have experienced and expect to continue to experience competition from a number of companies, including those who are well-established and may have resources, and those who may become meaningful competitors in the future. Our competitors generally fall into three categories: small, local law firms that provide advocacy services for injured or disabled individuals; not-for-profit organizations with limited resources and expertise; and traditional advocacy and eligibility companies, although they currently focus primarily on the private and employer-based insurance markets.

Currently, the other primary participants in the VA benefit space consists of VA-registered Veteran Service Organizations (VSO) and Claims Agents (including VA accredited lawyers) who typically perform most of their representation after VA has issued an initial decision on a claimant’s claim, mainly pro bono, apart from appeals. In addition, VA-accredited attorneys and agents may charge fees for their representation in appealing or requesting additional review of an adverse VA decision. Furthermore, we also compete with large medical consulting organizations. The barriers to entry are few because no medical licensure or claims experience is required to be a claims agent or VSO and these stakeholders are not expected to generate medical opinions. However, we do not compete with the services offered by VSOs. Instead, we provide the tools to Veterans to help them understand the nature of their medical disabilities and provide the supporting medical evidence so that Veterans may prepare and file their claims themselves. We do not represent the Veteran before the VA or communicate with the VA on behalf of the client.

Although, there are a vast number of competitors ranging from VA accredited agents and law firms to the VA and which provide VSO services, some at no cost, law firms and accredited agents generally lack the potential for a high volume of incoming VA referrals. We also believe we can compete with existing large medical consulting organizations in this space due to other competitors’ lack of integration with other benefits, such as SSI, VA appeals with attorneys, and mass tort.

The VA also lacks the ability to provide a personal approach for clients to receive these services. VA offices provide these services through a multiple appointment, non-automated approach (initial interview, application turn-in and medical documentation retrieval) which can be a frustrating and lengthy process for the client. We believe our full service approach in assisting clients navigate the complex process of applying for the maximum benefits to which they are entitled coupled with our automated processes and systems give us a unique and competitive advantage.

We do maintain ownership of an independent law firm entity that Veterans may engage to represent them on appeals. These attorneys are accredited with the VA, maintain full discretion over client representation matters, and such representations are subject to the regulatory oversight of the VA on appeals.

The market for providing Social Security Disability Representation is very competitive, consisting of numerous competitors ranging from the large nationwide representatives to a numerous amount of small, geo specific competitors. Our competitors include a small number of those nationwide representatives that generate significant Title 2 related fees paid out by the SSA, such as Citizens Disability LLC (Sail Rock Holdings, LLC), Premier Disability Services, LLC, Advocator Group, LLC, and others. Trajector Disability (formerly Myler Disability) was the leading firm in Title 2 related fees paid out by the SSA in 2019 by more than a 15% margin.

We compete based on the strength of our highly trained team, our sophisticated technological approach to assisting SSI/SSDI claimants, and the satisfaction of our clients who provide word of mouth referrals. Similar to our VA benefit services, we believe our full service approach in assisting clients navigate the complex process of applying for the maximum benefits to which they are entitled coupled with our automated processes and systems give us a unique and competitive advantage in the SSDI business as well.

Employees and Human Capital Resources

As of July 31, 2021, we had approximately 1,341 full-time employees and 43 part-time employees. We have in the past, and may in the future, retain additional expert consultants if required in connection with our plans. We are not a party to any collective bargaining agreements. Our employees include 88 licensed professionals (medical, legal and insurance) and 248 SMEs. The remainder of our employees perform a variety of functions and fall into groups such as Marketing, Technology, Client Engagement, and Administration.

We recognize that our continued ability to attract, retain and motivate exceptional employees is vital to ensuring our long-term competitive advantage. Our employees are critical to our long-term success and are essential to helping us meet our goals. Among other things, we support and incentivize our employees in the following ways:

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Talent development, compensation and retention—We strive to provide our employees with a rewarding work environment, including the opportunity for success and a platform for personal and professional development. We provide a competitive benefits package designed to attract and retain a skilled and diverse workforce. We also offer employees a 401(k) plan.

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Health and safety—Employee health and safety in the workplace is one of our core values. One of the ways in which we support the health and safety of our employees includes a generous health insurance program.

•	Inclusion and diversity—We are committed to efforts to increase diversity and foster an inclusive work environment that supports our workforce.

Properties

Our corporate offices located in Newberry, Florida are owned by Vet Comp & Pen Medical Consulting, LLC, Valorem LLC and T&T Ventures LLC, all part of the Trajector Group companies. The property owned by Vet Comp & Pen Medical Consulting, LLC is subject to a mortgage securing a $570,000 loan from an institutional lender which matures in March 2028. In addition, we lease facilities in American Fork, Utah, used in the operations of the Myler Companies, as well as in Aguadilla, Puerto Rico, and Cabanatuan City, Philippines. Our owned and leased facilities are used for operational, sales and administrative purposes in support of our business, and are all currently being utilized as intended.

We believe that our properties are sufficient to meet our current and projected business needs. We periodically review our facility requirements and may acquire new facilities, or modify, update, consolidate, dispose of or sublet existing facilities, based on evolving business needs.

Governmental Regulation

Department of Veterans Affairs

Disability Benefits.    The Department of Veterans Affairs (referred herein as the VA) is responsible for providing vital services to America’s Veterans. The VA provides health care services, benefits programs and access to national cemeteries to former military personnel and their dependents. The VA carries out its duties through three main administrative divisions: Veterans Benefits Administration; Veterans Health Administration; and National Cemetery Administration. The VA, through its Veterans Benefits Administration (or VBA), provides a variety of services for Veterans and is responsible for administering programs for providing, among other things, disability compensation payable to Veterans. Disability compensation to Veterans consists of a monthly benefit paid to those Veterans who are disabled by an injury or disease that was incurred in or aggravated by active military service. A covered disability may include those that relate to physical conditions, such as a chronic knee condition, as well as a mental health condition, such as post-traumatic stress disorder (PTSD).

Eligibility for Disability Benefits.    As the administrator of the Veteran’s disability compensation program, the VA establishes the eligibility requirements and the compensation levels payable to eligible participants. Generally, Veterans with a service-related disability can receive monthly disability compensation depending on the severity and number of disabilities along with other factors. Under applicable statutes and regulations, a Veteran is defined to be “a person who served in the active military, naval, or air service, and who was discharged or released therefrom under conditions other than dishonorable” and a service-connected disability is any physical or mental injury or condition that was caused or exacerbated during military service and has resulted in a disability. More specifically, a Veteran who was not dishonorably discharged, meets the minimal active duty service requirement, and is at least 10% disabled because of injuries or diseases that were incurred in or aggravated during active duty or active duty for training will be entitled to receive monthly tax-free disability compensation benefits. A disability is construed to include the inability of “the body as a whole, or of the psyche, or of a system or organ of the body to function under the ordinary conditions of daily life including employment.” Compensation levels will depend on the degree of the disability. The VA disability compensation system measures a Veteran’s disability by measuring the status of 15 bodily systems and combining the observed disabilities to determine an overall rating for purposes of compensation. If the disabled Veteran has dependents, an additional allowance may be added if the Veteran’s combined disability is rated 30% or greater. Such disability compensation may be offset if the Veteran receives military retirement pay, disability severance pay, or separation incentive payments.

Claims Process for Disability Benefits.    In order to obtain disability payments, the VA has established a procedure for Veterans to submit a claim for disability compensation. The claim generally needs to be accompanied with medical evidence and other documents supporting the claimed illness or injuries. Such evidence may include: (a) VA medical records and hospital records and/or private medical records and hospital reports that show the rated disability has gotten worse, and (b) supporting statements from the Veteran, his or her family members, friends, clergy members, law enforcement personnel, or those who served with the Veteran that provide additional information about the claimed condition and how and when it happened or how it got worse.

Regulation of Accredited Representatives Assisting Veterans with Claims.    The VA also has established rules and regulations relating to those who assist Veterans in the “preparation, presentation, and prosecution of claims for VA benefits.” As a condition to providing such assistance to a Veteran, representatives and agents must first be accredited by the VA for such purposes. The VA has established an application and examination process, character and fitness requirements, and continuing education requirements to be satisfied as a condition to being approved and continuing as an accredited representative. Further, the VA has established regulations relating to the fees that may be charged by an accredited representative. In general, fees can only be charged by an accredited representative after the Veteran claimant has received an initial Notice of Decision from the VA with respect to the Veteran’s claim and the amount of fees are fixed under the applicable VA regulations. As a result, no fees are generally payable in connection with the preparation of an initial claim submitted to the VA. Furthermore, all such fee arrangements must be in writing signed by all parties, must clearly state whether the VA is to pay the accredited representative directly out of past due benefits, and must be filed with the VA. Under certain circumstances, the VA may permit an accredited representative to charge a fee prior to providing assistance with a claim for pre-filing consultations (e.g., an eligibility review) if the individual requesting the consultation is not considered a “claimant” under VA rules (e.g., a person who has filed or has expressed to an accredited representative an intention to file a written application for determination of entitlement to such benefits). However, such fees cannot be tied to any success or failure involved with a decision for benefits. Moreover, separate Federal laws prohibit Veterans from assigning their rights to receive disability benefits and the attachment of disability benefits based upon any court judgment.

Opinions, Medical Records Review, and Other Related Services.    The statutes provide, and the VA itself has confirmed that Veterans have the right to submit and the VA must consider medical evidence developed by private providers. In this regard, under the governing statutes, the VA is required to consider all information and lay and medical evidence of record furnished in a claim. The VA considers competent medical evidence, which competency is based on the credentials of the medical provider offering such evidence. In particular, a medical provider’s evidence is competent based on his or her “education, training, or experience to offer medical diagnoses, statements, or opinions.” In particular, the VA has stated that both Physician Assistants and Nurse Practitioners with National Provider Identification Numbers may furnish medical evidence to the VA due to their level of medical training and expertise.

The VA routinely pays individuals for their services in developing a claim for adjudication. This is done through third party companies paid by the VA to contract with medical practitioners and other experts to provide the VA with opinions for service connection, medical record reviews, independent medical opinions and Disability Benefits Questionnaires exams. Furthermore, it has become routine and recommended for Veterans to supplement their VA claims with medical evidence, such as nexus letters, medical opinions, medical reports, and medical statements by private, for-fee healthcare providers, and Congress specifically authorizes the acceptance of private providers medical evidence. Most recently, Congress emphasized this rule by requiring the VA to make publicly available Disability Benefits Questionnaires for completion by private providers. Congress specifically recognized that many Veterans would be harmed by relying solely on the VA to evaluate their health condition.

To the extent that such other services are provided to Veterans, the persons providing these services are not required to be accredited representatives and are not subject to the fee and the related written agreement filing requirements.

Activities Undertaken, and Fees Charged, by the Company.    The Company provides Veterans with medical consulting services and assists Veterans in developing the supplemental medical evidence regarding their health conditions to be furnished to the VA in support of their claims for benefits. More specifically, we help Veterans to understand what identifiable medical diagnoses reflect their state of health, and then we assist them in documenting those medical conditions and mapping their conditions to a set of recognized disabilities. The Company then develops a comprehensive packet of supporting evidence to be used as support for the claim filed by the Veteran. Although the VA employs Compensation and Pension Examiners to evaluate claimants’ health conditions, such examinations are often quite hurried and inadequate VA exams are a major reason why the VA remands (sends back for further medical development) a large percentage of its disability decisions. We offer our services in order to provide the Veteran with specifically tailored medical information and analyses to match their claim with the benefits they are entitled to. Because the services provided by the Company to Veterans do not include any assistance in the preparation, presentation, and prosecution of claims for benefits on behalf of Veterans, we are not required to seek accreditation from the VA, nor are we subject to the fee regulations imposed on accredited representatives.

We provide our services through employees who conduct all medical evaluations using Florida and Puerto Rico-licensed medical providers who have their own assigned National

Provider Identification Numbers. Accordingly, we are qualified and authorized under applicable rules and regulations to provide medical evidence to Veterans for them to include in their claims applications submitted to the VA.

We operate using a model of a performance guarantee. That is, we provide medical consulting services without assessing a fee for those services unless and until we can confirm that the medical services actually led to an increase in a client’s VA Disability Rating. Our performance guarantee is a way to assist Veterans who do not have the funds to pay up front for an examination. Essentially, the Veteran only owes us for the cost of services provided if the services result in their intended purpose. The fee for services provided is calculated at a rate that considers the difference between the increase in pay for a period of five months. We do not receive direct payments from the VA and we do not require the assignment of any rights to VA benefits from VA disability payments to a Veteran.

Social Security Administration

Disability Benefits.    The Social Security Administration (referred herein as the SSA) is responsible for, among other things, the administration of the Social Security Disability Insurance (SSDI) and Supplemental Security Income (SSI) programs offered by the federal government to provide monthly payments for disabled Americans. While these two programs are different in many ways, only individuals who have a disability and meet certain medical criteria may qualify for benefits under either program. SSDI pays benefits to individuals and certain members of their family if they are “insured” under the program, which means that such individual worked long enough and paid Social Security taxes. If an applicant is successful in his or her application or appeal process for SSDI benefits, the amount of the SSDI benefits payable to the applicant will be based on his or her average lifetime earnings. SSI pays benefits based on financial need up to the maximum allowable rate.

Eligibility for SSDI Benefits.    Applicants must satisfy strict standards in order to qualify for SSDI benefits. These standards require applicants for SSDI benefits to demonstrate, among other things, that they (a) have satisfied the minimum work requirements to be insured for disability benefits (e.g., the applicant has worked for at least one-fourth of their adult life and five of the last ten years), (b) are suffering from a severe, medically determinable physical or mental impairment that is expected to last at least 12 months or result in death, based on clinical findings from acceptable medical sources, and (c) are unable to perform “substantial gainful activity” (which currently is any job that generates earnings of $1,310 per month, or in the case of blind persons, $2,190 per month) anywhere in the national economy, regardless of whether such work exists in the area where the applicant lives, whether a specific job vacancy exists, or whether he or she would be hired. In this regard, the lack of education and low skills are considered for older, severely impaired applicants who cannot realistically change careers. Furthermore, there is a separate definition of a disability for children under 18 which provides that in order to be considered disabled, a child must have an impairment that results in marked and severe functional limitations in various statutorily defined domains.

Claims Process for Disability Benefits.    SSDI is part of Social Security, and accordingly the program is run directly by the SSA and state agencies that handle the disability determination on behalf of the SSA. The approval processes for each are complex. Applicants for SSDI benefits must submit medical information documenting the physical or mental impairment preventing them from engaging in substantial gainful activities for at least 12 months. This information includes medical records, other doctors’ reports, and recent test results. Applicants also must submit a birth certificate or other proof of birth, proof of citizenship or lawful alien status, a Social Security number, and information on income, resources, previous employment and any other benefits for which they are applying.

To the extent that the SSA determines that an applicant is technically qualified to receive SSDI payments under the eligibility requirements, it sends the application to state disability determination services (referred to as the DDS) for medical evaluation. Generally, it takes three to five months for the SSA to process disability applications and if the application is rejected for any reason, an applicant will experience further delays if they decide to go through the multi-step appeals process. In a situation where the initial application is approved, an applicant is required to wait the first five months of their disability to start before they will receive their first SSDI payment.

It is estimated that fewer than 4 in 10 of applicants are awarded benefits upon the initial application. Applicants who are initially denied benefits following the initial submission of an application are afforded the opportunity to request a reconsideration by the same state agency and, if unsuccessful, to an administrative law judge at the SSA. If an applicant is still denied benefits by an administrative law judge, the applicant may file a lawsuit in U.S. district court. Less than 1% of disability claimants take their cases to this level.

Regulation of Persons Representing SSDI and SSI Applicants with Claims.    Given the complexity, applicants often work with financial and legal advisors (such as Myler) who specialize in Social Security and other retirement benefits. A claimant may appoint a qualified individual to represent him or her in interacting with the SSA. Persons representing SSDI applicants generally are paid on a contingency basis, pursuant to a fee agreement that allows the SSA to withhold the contingency amount on behalf of the representative if the claim is approved. Prior to charging or collecting a fee from a claimant or a third party for services provided in any proceeding before the SSA, a representative must obtain the SSA’s authorization. To do so, the representative must use one of two mutually exclusive fee authorization processes: (a) a Fee Agreement Process or (b) a Fee Petition Process.

The Fee Agreement Process requires the appointment to be in a writing that is filed with the SSA. This written statement details the fee arrangement between the parties. The appointed representative must submit the fee agreement before the date of the first favorable determination or decision (hereinafter, we generally refer to both as a “decision”) for approval. If the representative submits a fee agreement before the date the SSA makes a favorable decision, the SSA will approve the fee agreement at the time of the favorable decision if the statutory conditions for approval are met and no exceptions to the fee agreement process apply. Once the SSA approves the fee agreement, the fee specified in the agreement is the maximum fee the representative may charge and collect for all services in relation to the claim. Under current SSA rules, the fee charged may not exceed the lesser of 25% of past due benefits or a maximum fixed dollar amount of $6,000 and the SSA may make a direct payment of such fee to the representative. The representative also may charge for out-of-pocket expenses incurred in connection with the representation of the claim and may charge interest on the unpaid balance of any authorized fee.

As an alternative to the Fee Agreement Process, a representative may seek fees for its services through a Fee Petition Process. A fee petition is a written statement signed by a claimant’s representative requesting the fee the representative wants to charge and collect for services he or she provided in pursuing the claimant’s benefit rights in proceedings before the SSA. The SSA presumes that the representative will either file a fee petition or waive his or her fee if the representative does not file a fee agreement before the date the SSA makes the first favorable determination or decision that the representative worked toward achieving. There is no time limit within which a representative must petition. However, to obtain direct payment of all or part of an authorized fee from withheld past-due benefits, the representative eligible for direct payment generally should file the fee petition, or a written notice of intent to petition, within 60 days after the date of the award notice.

Activities Undertaken, and Fees Charged, by the Company.    The Myler Companies have been actively involved for over 25 years in assisting individuals acquire the Social Security compensation to which they are entitled. The Company has a nationwide team of Social Security advocates and attorneys that assist clients to complete and file SSDI and SSI benefit applications, as well as a highly skilled professional insurance agency that helps clients fully avail themselves to all options under the Medicare program.

Health Insurance Regulation

As an outgrowth of the SSDI services provided by the Myler Companies, the Company formed Myler Insurance (now Trajector Insurance) to assist clients in availing themselves to all benefits available to them and to have the best possible Medicare coverage. Trajector Insurance guides clients through the often confusing process of understanding options available to individuals eligible for Medicare, including private health insurance for those who are eligible and seek to enroll in a Medicare Advantage plan.

The health insurance industry is heavily regulated. In addition to the Patient Protection and Affordable Care Act (“ACA”), each jurisdiction has its own rules and regulations relating to the offer and sale of health insurance plans, typically administered by a department of insurance. State insurance departments have administrative powers relating to, among other things: regulating premium prices; granting and revoking licenses to transact insurance business; approving individuals and entities to which, and circumstances under which, commissions can be paid; regulating advertising, marketing and trade practices; monitoring broker and agent conduct; and imposing continuing education requirements. Trajector Insurance is required to maintain valid health agency and/or agent licenses in each jurisdiction in which we transact health insurance business.

In addition to state regulations, Trajector Insurance is also subject to regulations and guidelines issued by the Centers for Medicare & Medicaid Services, or CMS, that place a number of requirements on health insurance carriers and agents and brokers in connection with the marketing and sale of Medicare Advantage plans, Medicare Advantage prescription drug plans, and Medicare Part D prescription drug plans. Trajector Insurance is subject to similar requirements of state insurance departments with respect to our marketing and sale of Medicare Supplement Insurance plans. CMS and state insurance department regulations and guidelines include a number of prohibitions regarding the ability to contact Medicare-eligible individuals and place many restrictions on the marketing of Medicare-related plans. For example, the Trajector Insurance agency is required to file with CMS and state departments of insurance certain of our platforms, our call center scripts and other marketing materials we use to market Medicare-related plans. In some instances, CMS or state departments of insurance must approve the material before we use it. In addition, the laws and regulations applicable to the marketing and sale of Medicare-related plans are ambiguous, complex and, particularly with respect to regulations and guidance issued by CMS for Medicare Advantage plans, Medicare Advantage prescription drug plans, and Medicare Part D prescription drug plans, change frequently.

The Federal False Claims Act

The federal False Claims Act, referred to as the FCA, prohibits, among other things, individuals or entities from knowingly (i) presenting or causing to be presented to the federal government a false or fraudulent claim for payment or approval; (ii) making, using or causing to be made or used a false record or statement material to a false or fraudulent claim; (iii) making, using or causing to be made or used a false record or statement material to an obligation to pay the government, (iv) concealing or knowingly and improperly avoiding or decreasing an obligation to pay or transmit money or property to the federal government; or (v) conspiring to commit the above acts.

The penalties for a violation of the FCA range from $5,500 to $11,000 (amounts not adjusted for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 19, 2020, the U.S. Department of Justice issued a final rule announcing adjustments to FCA penalties, under which the per-claim penalty range increased to a range from $11,665 to $22,331 for penalties assessed after June 19, 2020, so long as the underlying conduct occurred after November 2, 2015.

In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that we have violated the FCA could have a material adverse impact on our business, results of operations and financial condition.

The Federal Anti-Kickback Statute

The Federal Anti-Kickback Statute, referred to as the AKS, is an intent-based federal criminal statute that prohibits, among other activities, persons and entities from knowingly and willfully soliciting, offering, paying, receiving, or providing any remuneration (including any kickback, de, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order, or recommendation of, any item or service for which payment may be made, in whole or in part, under a federal health care program, such as Medicare or Medicaid. Court decisions have held that the AKS may be violated even if only one purpose of the remuneration is to induce referrals. The ACA amended the AKS to clarify that a defendant need not have actual knowledge of the AKS or have the specific intent to violate it. In addition, the ACA amended the AKS to provide that any claims for items or services resulting from a violation of the AKS are considered false or fraudulent for purposes of the FCA.

Federal criminal penalties for violating the AKS include imprisonment of up to ten years, fines of up to $100,000, or both. Larger fines can be imposed upon corporations. Individuals and entities convicted of violating the AKS are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal health care programs for a minimum of five years.

Health professional corporate practice and fee splitting laws

We may operate in states that have laws that prohibit business entities, such as our company and its affiliates, from engaging in the practice of a health profession such as medicine, directly employing certain health professionals to practice a health profession, or exercising control over decisions by certain health professionals (known collectively as corporate practice restrictions). These states may also prohibit entities from engaging in certain financial arrangements, such as fee-splitting, with certain health professionals. In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Penalties for violating state corporate practice restrictions vary by state and may result in health professionals being subject to disciplinary action, as well as to forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more certain cases, criminal liability for engaging in professional practice without a license. Some of the relevant laws, regulations, and agency interpretations in states with corporate practice restrictions have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change.

Health professional licensure laws

We utilize the services of a variety of providers, including registered nurses, advanced practice registered nurses, physician assistants, and physicians, among others. States generally require providers providing professional healthcare services to a patient residing within the state to be licensed in that state. States also require notification of certain material events be provided to licensing agencies. These licensure requirements vary from state to state. While we do not provide medical care or establish patient relationships with our clients, our providers could be found to be practicing outside the scope of their respective licenses in violation of applicable laws. Further, if one of our licensed professionals is found to be acting outside the scope of his/her professional license in violation of the applicable state’s practice laws, such activity could result in disciplinary action by the applicable licensing agency. Failure to comply with these laws and regulations could result in licensure actions against the providers as well as civil, criminal or administrative penalties against the providers and/or those engaging the services of the provider.

Privacy regulation

Numerous state, federal, and international laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of confidentiality of client information and to notify clients about their policies and practices relating to collection and disclosure of client information and their policies relating to protecting the security and confidentiality of that information.

These laws and regulations include HIPAA, which establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. HIPAA requires covered entities and business associates, such as Trajector Insurance, and their covered subcontractors to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. Currently, we believe that only Trajector Insurance is a covered entity based on the services that our other subsidiaries provide.

In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity, and security of PHI and other types of PII, as well as the regulation of disclosures and disposal of client information. The use and disclosure of certain data that we collect from consumers also is regulated in some instances by other federal laws, including the Gramm-Leach-Bliley Act, or GLBA, and state statutes implementing GLBA, such as CCPA, which generally require us to provide clients with notice regarding how their non-public personal health and financial information is used and the opportunity to “opt out” of certain disclosures before sharing such information with a third party, and which generally require safeguards for the protection of personal information. Further, the CCPA requires covered companies to provide disclosures to California consumers, provide such consumers several specific rights regarding their personal information, including the ability to opt-out of certain sales of personal information (which may not fall under the CCPA HIPAA exemption), and allows for a private cause of action for data breaches.

Congress, state legislatures and regulatory authorities are expected to consider additional regulation relating to privacy and other aspects of client information. Federal and state consumer protection laws also are being applied increasingly by the United States Federal Trade Commission, or FTC, and states’ attorneys general to regulate the collection, use, storage and disclosure of personal information, through websites or otherwise, and to regulate the presentation of web site content. Courts may also adopt the standards for fair information practices promulgated by the FTC, which concern consumer notice, choice, security and access.

We have taken steps to comply with these laws and, even though we do not believe our primary operations are not covered under HIPAA, we also seek to be compliant with these requirements as well.

Law firm and Legal Support Operations

We operate a law firm in Utah, Trajector Legal, and two subsidiaries in Puerto Rico that provide legal support services.

Trajector Legal, LLC, a law firm that represents clients in the appeals of denied VA disability claims and in mass tort cases, is subject to applicable bar rules and regulations relating to, among other things, professional conduct, maintenance and use of trust accounts, confidentiality of client information, conflicts of interest, and communications regarding legal services and advertising. We have recently applied and been granted the right to own and operate Trajector Legal a law firm under Utah’s Regulatory Sandbox program which allows us to provide legal services through Utah licensed attorneys employed by a firm owned by a majority of non-attorneys. The Regulatory Sandbox is one of few programs in the nation that have disposed of ethics rules that prohibited non-attorney ownership of law firms. Through the Office of Legal Services Innovation, the Utah Supreme Court has enabled greater investment in the firm by ensuring that licensed attorneys can maintain their ethical responsibilities to clients. Trajector Legal was officially admitted by the Utah Supreme Court to participate in its regulatory sandbox, which allows the firm to be owned by non-attorneys. Pursuant to the Rules of the Utah Supreme Court, the current sandbox authorization is valid for five years from April 2021. The managers of the Sandbox have confirmed that it is expected that a participant will request to leave the Sandbox and obtain permanent recognition prior to the expiration of the term. Trajector Legal is free to request permanent recognition whenever the service model has shown to be achieving its stated objectives, including number of clients served. This authorization requires the firm to operate in a manner that ensures that attorney employees will still meet all professional conduct rules that are applicable to providing legal services, to include maintaining confidentiality, providing conflict-free representation, and operating with clients’ informed consent to the structure of the organization. Trajector Legal’s revenue is expected to constitute less than five percent of our overall revenue for the foreseeable future.

All of the attorneys also working at Trajector Legal are Utah licensed. In some cases, these attorneys are also licensed in other jurisdictions. The Utah Supreme Court authorized Trajector

Legal, LLC, to operate in a manner where its attorneys could represent VA claimants in any jurisdiction. This is because the Department of Veterans Affairs (VA) requires only that an attorney be licensed in good standing by a bar, must be accredited as an attorney by the VA General Counsel, and be in compliance with the fitness requirements of their licensing jurisdiction as well as those specified in the Code of Federal Regulations. All Trajector Legal, LLC, attorneys who represent VA clients on appeals before the Board of Veterans Appeals and VA meet these requirements. Trajector Legal, LLC, also refers clients to mass tort litigation by attorneys who are licensed within the respective jurisdictions where the cases are filed. In this referral role, while Trajector Legal, LLC, attorneys contract with the client and the firm to obtain a referral fee, Trajector Legal, LLC, attorneys do not appear as attorneys of record and all case decisions are made by the mass tort firms who are attorneys of record.

The Utah Supreme Court’s authorization of Trajector Legal to operate as a law firm owned by non-attorneys raises special considerations regarding the ability of attorneys to meet their professional responsibilities to clients, including the duty of confidentiality, preventing and mitigating conflicts of interest, and the duty of loyalty. To ensure that attorneys are able to meet their ethical obligations, Trajector Legal operates with the benefit of an independent Ethics Board comprised of experienced Utah attorneys. These attorneys meet on a regular basis, oversee Trajector Legal’s legal operations, and develop policies to ensure that all attorneys of Trajector Legal are free of influence from other Trajector constituencies and have full discretion and decision-making authority over issues that fall within their legal responsibilities to clients. Recently the Ethics Board voted to bring in outside members to assist in maintaining the independence of the Board. The Board established a rule that prohibits any attorneys who represent clients through Trajector Disability to simultaneously represent the same client on VA or mass tort claims handled by Trajector Legal. This rule is designed to prevent even the appearance of a conflict of interest. In addition, all clients of Trajector Disability who decide to retain attorneys of Trajector Legal will be informed in writing and acknowledge in writing their knowledge of the relationship between the companies. Separate from these arrangements, all attorneys employed by Trajector Legal have signed a contract that limits their ability to leave with the client base established by Trajector Legal. All attorneys working for Trajector Legal are furthermore covered by legal malpractice insurance. The Utah Supreme Court is developing new regulations for sandbox participants, which could require adjustments to the manner of conducting business. While it is expected that changes will be implemented in a manner that allows for maximum flexibility, shifting standards may nonetheless create impositions on the operation of the firm.

Legal proceedings

From time to time, we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are not currently party to any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain biographical and other information regarding our directors, after giving effect to the Reorganization Transactions, and the executive officers and key employees.

Name	Age	Position with the Company
James S. Hill II	51	Chairman and Co-Chief Executive Officer
Gina G. Uribe	60	Director, Chief Medical Director
Richard S. Blaser	54	Director, Co-Chief Executive Officer
Kenneth J. Braithwaite	60	Director
Kevin M. Frain	60	Chief Financial Officer
David Parkinson	38	Director and Chief Digital Officer
Phusit Tom Pongpat	60	Director, President, and Secretary
Michael Purcell	64	Director
Pamela Schweitzer	62	Director
A Gordon Tunstall	77	Director

James S. Hill II, was appointed our Chairman of the Board and Co-Chief Executive Officer on April 21, 2021. Mr. Hill is a co-founder of the Trajector Group and has been the Chief Executive Officer of Vet Comp & Pen Medical Consulting, LLC since its formation in September 2014 and the Chief Executive Officer of the other Trajector Group entities since their inception. Mr. Hill’s executive leadership and business development strengths have been a key component in the Trajector Group’s growth as a leading provider of medical consulting services for Veterans entitled to VA disability benefits. Mr. Hill holds a bachelor’s degree in economics and finance as well as a master’s degree in business administration both from the University of Florida. We believe that Mr. Hill’s experience as a co-founder of the Trajector Group along with his extensive experience in medical evidence development and executive leadership make him well qualified to serve as a director and our Chairman.

Gina G. Uribe, RN, MN, FNP, LNC, was appointed as our Chief Medical Director and as a director on April 1, 2021. Ms. Uribe is a co-founder of the Trajector Group and has served as the Co-Chairman and Chief Medical Director for the VCP Group companies since November 2014. Ms. Uribe began her VA work as an Advanced Registered Nurse Practitioner at the Carl Vincent VA Medical Center in Dublin, Georgia where she treated Veterans for chronic medical conditions and performed compensation and pension exams to evaluate veterans for disability benefits. From 2007 to 2011, Ms. Uribe served at various VA medical centers in the southeastern United States as a VA healthcare provider and a Compensation and Pension Examiner as well as a VA contracted provider through Sunstate Nursing Services, P.A., a company she co-owns and for which she serves as Vice President. Ms. Uribe designed a comprehensive medical evidence and strategy practice which identified all of the VA disability benefits a Veteran may medically, legally and ethically qualify to receive. Ms. Uribe is VetPro certified through the VA and is certified in all Compensation and Pension Examinations provided by the VA. Ms. Uribe holds bachelors and master’s degrees in Nursing from the University of Florida. We believe that Ms. Uribe’s strong nursing and medical background coupled with her extensive experience working as a VA examiner and on behalf of disabled veterans for the VCP Group companies make her well qualified to serve as a director and our Chief Medical Director.

Richard S. Blaser, was appointed our Co-Chief Executive Officer and a director on April 21, 2021. He has served as Co-Chief Executive Officer of Vet Comp & Pen Medical Consulting, LLC since December 2020. From May 1994 through December 2020, Mr. Blaser served as Co-Chief

Executive Officer of Infinite Energy, Inc., a provider of retail and wholesale energy in areas where customers may choose their own provider. Mr. Blaser holds a bachelor’s degree in finance from Florida State University. We believe that Mr. Blaser’s extensive experience in executive roles make him well qualified to serve as a director.

Kenneth J. Braithwaite, joined the board of directors on May 5, 2021. He served as the 77th Secretary of the Navy from May 2020 until January 2021. Prior to that, Secretary Braithwaite served as the U.S. Ambassador to Norway from February 2018. Secretary Braithwaite served in various roles while in active duty and in Naval Reserve from 1984 to 2011. In his final Navy assignment, the Secretary served as the Vice Chief of Information. During periods of inactive service, Secretary Braithwaite served in various executive roles focused on government affairs and the healthcare industry. Secretary Braithwaite graduated from the U.S. Naval Academy in 1984 with a bachelor’s degree in naval engineering and political science and earned a master’s degree in government administration from the University of Pennsylvania, Fels School of Government in 1995. We believe that Secretary Braithwaite’s extensive military and government experience coupled with his experience serving in executive positions in the healthcare industry make him well qualified to serve as a director.

Kevin M. Frain, was appointed as our Chief Financial Officer in April 2021. From January 2012 through April 2021, Mr. Frain was a partner with EK2 LLC, a business advisory and consulting firm. Mr. Frain has extensive experience in product development and profitability, process improvement and optimization, mergers and acquisitions, acquisition integration, and IPO preparation and execution. Prior to EK2 LLC, Mr. Frain held the positions of chief financial officer and chief operating officer with private companies in various industries. Mr. Frain serves on the board of directors of Planet Health Foods Inc., a private company. Mr. Frain holds a bachelor’s degree in accounting from Villanova University and a master’s degree in business administration from Fairleigh Dickinson University. We believe that Mr. Frain’s extensive transactional and operational experience make him well qualified to serve as our Chief Financial Officer.

David Parkinson, joined the board of directors on May 5, 2021and has been serving as our Chief Digital Officer since January 1, 2021. Mr. Parkinson previously served as the Chief Executive Officer of Adduco Media, LLC, a customer acquisition media company, that he founded in 2014. He also served as the Marketing Officer for Myler Disability, LLC from 2018 to 2021. We acquired these entities as part of the Myler Acquisitions in December 2020. Prior to the Myler Acquisitions, Mr. Parkinson was also serving as Chief Strategy Officer to Marketbeat.com, a leading source for real-time financial data and objective market analysis since 2016. We believe that Mr. Parkinson’s comprehensive experience in the performance marketing / customer acquisition industry along with his experience serving in executive positions with the Myler Companies make him well qualified to serve as a director and our Chief Digital Officer.

Phusit Tom Pongpat, was appointed our President on April 21, 2021 and joined the board of directors on May 5, 2021. Mr. Pongpat served as our President, Global Operations of Vet Comp & Pen Medical Consulting, LLC from February 2018 through the date he was appointed as our President. From October 1999 through December 2017, Mr. Pongpat owned and operated New Horizons Computer Learning Centers, a provider of IT training services. Mr. Pongpat holds a bachelor’s degree in industrial technology from Southern Illinois University and a master’s degree in business administration from Mt. St. Mary’s College. We believe that Mr. Pongpat’s historical role with the Trajector Group coupled with his extensive operational experience in the industry make him well qualified to serve as a director.

Michael Purcell, joined the board of directors on April 21, 2021. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in

2015. Mr. Purcell spent more than 36 years with Deloitte & Touche LLP (“Deloitte”), where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as a director and member of the audit committee of publicly traded International Money Express, Inc. (NASDAQ: IMXI), Tabula Rasa Healthcare, Inc. (NASDAQ: TRHC), CFG Community Bank, Hyperion Bank, McKean Defense Group and several other for-profit and non-profit entities. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on other boards of directors make him well qualified to serve as a director.

Pamela Schweitzer, joined the board of directors on May 5, 2021. Since November 2018, Ms. Schweitzer has been a consultant with Summit Healthcare, LLC, a provider of public health consulting services. Prior to that, Ms. Schweitzer served as an assistant surgeon general of the United States and as the Chief Pharmacist Officer with the U.S. Public Health Service Commissioned Corps from August 2014 to August 2018. Ms. Schweitzer currently serves as a director and member of the nominating and corporate governance committee of publicly traded Tabula Rasa Healthcare, Inc. (NASDAQ: TRHC) as well as several non-profit entities. Ms. Schweitzer holds a bachelor’s degree in biological sciences from California State Fullerton University and a Doctor of Pharmacy from the University of California San Francisco. We believe that Ms. Schweitzer’s extensive experience in public health coupled with her experience serving on other boards of directors make her well qualified to serve as a director.

A Gordon Tunstall, joined the board of directors and was appointed to serve as our lead non-management director, on April 21, 2021. Mr. Tunstall is the founder of and has served as President of Tunstall Consulting, Inc. since 1980. Tunstall Consulting is a national consulting firm specializing in providing entrepreneurs with business strategy development and consulting services with respect to institutional capital markets. Mr. Tunstall currently serves as the lead independent director and member of the audit, compensation and corporate governance (also chair) committees of publicly traded Tabula Rasa Healthcare, Inc. (NASDAQ: TRHC). Mr. Tunstall has also served as director on several boards, including excelleRx, Inc., Kforce Inc. (Nasdaq: KFRC), Health Insurance Innovations, Inc. (Ticker: HIIQ), Advanced Lighting Technologies, Inc., JLM Industries, Inc., Horizon Medical Products, Inc., Discount Auto Parts, Inc., L.A.T. Sportswear, OrthoSynetics, Inc. (formerly Orthodontic Centers of America, Inc.) and Canopy Communications Group Inc. Mr. Tunstall is a certified public accountant and holds a bachelor’s degree in accounting from Widener College. We believe that Mr. Tunstall’s extensive experience serving on the boards of directors of numerous companies coupled with his background as a successful strategic consultant for over 35 years advising a large number of companies in a variety of industries make him well qualified to serve as a director.

There is no family relationship between any of directors or executive officers of the Company. There are no arrangements between any director of the Company and any other person pursuant to which he was, or will be, selected as a director.

Co-CEO Responsibilities

We believe skill sets of Mr. Hill and Mr. Blaser are complementary and that a Co-Chief Executive Officer leadership structure with each of them serving in this role will provide an efficient and effective leadership model to support our future growth. Mr. Hill will bring his leadership on the overall business and strategy to our business operations, while Mr. Blaser will bring his leadership in shaping our vision, values, and culture. Each of our Co-CEOs will be jointly responsible for overseeing our senior executive team, working to maintain our high ESG standards, assessing and monitoring risks to the company, and setting strategic goal.

Board Structure

Composition

Upon the consummation of the offering, our board of directors will consist of nine directors. Ms. Schweitzer and Messrs. Braithwaite and Purcell, will qualify as independent directors under the applicable corporate governance standards of the Nasdaq.

In accordance with our amended and restated certificate of incorporation and bylaws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than             persons. Our board of directors will not consist of a majority of independent directors within the meaning of the applicable rules of the SEC and Nasdaq.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Our board of directors will be divided into three classes with staggered three-year terms. At each annual stockholders’ meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Michael Purcell, Kenneth J. Braithwaite, and Pamela Schweitzer, whose terms will expire at the annual stockholders’ meeting to be held in 2022;

•	the Class II directors will be A Gordon Tunstall, Phusit Tom Pongpat, and David Parkinson, whose terms will expire at the annual stockholders’ meeting to be held in 2023; and

•	the Class III director will be James S. Hill II, Gina G. Uribe, and Richard S. Blaser, whose term will expire at the annual stockholders’ meeting to be held in 2024.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.

Controlled company exemption

After the consummation of this offering, the Pre-IPO LLC Members will, in the aggregate, have more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and under such rules, a controlled company may elect not to comply with certain corporate governance requirements, including, among other things: (i) the requirement that a majority of the Board consist of independent directors; (ii) the requirement that the Company have a nominating and corporate governance committee that is composed entirely of independent directors or, in the absence of such committee, that nominations be approved by a majority of the independent directors of the Company; and (iii) the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing such committee’s purpose and responsibilities.

We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. In particular, for so long as the Company qualifies as a controlled company, we do not intend to require that a majority of our board be comprised of independent directors and that the nomination of director candidates be approved by a majority of independent directors or a committee of independent directors. However, we have formed a separate a compensation committee which is comprised entirely of independent directors and a corporate governance committee comprised solely of non-management directors (described in greater detail below). Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A Common Stock continues to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Board Leadership Structure

James S. Hill II has been appointed to serve as our Chairman of the Board and A Gordon Tunstall has been appointed to serve as our lead non-management director, which we refer to as our Lead Director. The Chairman presides at all meetings of the stockholders and the Board and exercises such powers and performs such other duties as shall be determined from time to time by the Board. Generally, the Chairman serves as the presiding officer of the Board and has the power to call meetings of the Board, set the agenda for meetings, and to exercise such powers and perform such other duties as shall be determined from time to time by the Board.

The Lead Director serves as the focal point for communicating with the Chairman and the CEOs, serve as a liaison between the Chairman and the CEOs and the other non-management directors, facilitating information flow and communications among non-management directors, participating in the formulation of board and committee agendas, calling meetings of the non-management directors, and coordinating feedback to the CEOs on behalf of the non-management directors regarding business issues and Board management. The Lead Director need not be an independent director under Nasdaq rules, but must be a non-management director, which we define as a person who is not or has been an employee of, or has any family member (as defined under Nasdaq rules) who is or has been an employee of, the Company or any of its subsidiaries during the three years preceding the date of determination.

We believe that the Lead Director and the other non-management directors, which includes our independent directors appropriately challenge management and provide the free thinking necessary for effective oversight

Committees of the Board of Directors

Upon the consummation of this offering, our board of directors will have five standing committees: an Audit Committee, a Compensation Committee, a Nominating Committee, a Corporate Governance Committee, and an Executive Committee. The following is a brief description of our committees.

Audit Committee

Our Audit Committee consists of the three directors and is comprised of Kenneth J. Braithwaite, Michael Purcell, and Pamela Schweitzer. Mr. Purcell is the chair of our Audit Committee. The board of directors has determined that Michael Purcell qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Nasdaq. We believe that our Audit Committee complies with the applicable requirements of the SEC and Nasdaq for audit committees. Our Audit Committee is directly responsible for and its duties include, among other things:

•	overseeing our financial management, accounting and reporting practices and processes;

•	appointing, retaining, compensating, and evaluating our independent auditor;

•	overseeing the quality and adequacy of our internal accounting controls and financial procedures;

•	discussing the scope and results of the audit with our independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	ensuring the integrity of the consolidated financial statements of the Company;

•	monitoring and overseeing the performance of the Company’s internal audit function and our independent auditors;

•	reviewing our financial reporting compliance and practices and our disclosure controls and procedures;

•	reviewing and assessing significant business and financial risk exposures and steps taken to monitor and mitigate such risks;

•	reviewing material related party transactions or those that require disclosure;

•	monitoring compliance with the Company’s Code of Conduct and Ethics;

•	approves or, as permitted, pre-approves all audit and non-audit services to be performed for us by our independent auditors;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matter; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Compensation Committee

Our Compensation Committee consists of three members and is comprised of Kenneth J. Braithwaite, Michael Purcell, and Pamela Schweitzer. Ms. Schweitzer is the chair of our

Compensation Committee. All of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq listing standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and recommending for approval by our board of directors the compensation for our Chief Executive Officers and of all of our other executive officers;

•	reviewing and recommending for approval by our board of directors the compensation of our non-management directors;

•	overseeing and evaluating all compensation plans, policies and programs of the Company as they affect our executive officers or directors of the Company;

•	reviewing and recommending for approval by our board of directors the Company’s incentive compensation and equity plans;

•

reviewing and making recommendations with respect to employment agreements, consulting agreements, and severance, termination, and change of control arrangements or policies that affect elements of compensation and benefits of the Chief Executive Officer(s) and other executive officers;

•	maintaining and administering our compensation policies, programs, and employee benefit plans;

•	determining the terms of any equity incentive awards granted under our plans;

•	overseeing and at least annually reviewing the assessment of risk associated with the Company’s compensation policies; and

•	reviewing our overall compensation philosophy.

The Compensation Committee has retained Pearl Meyer and Partners, LLC as its independent compensation consultant for matters related to executive officer and non-management director compensation.

Nominating Committee

Our Nominating Committee consists of five members and is comprised of Richard S. Blaser, James S. Hill II, Phusit Tom Pongpat, A Gordon Tunstall, and Gina G. Uribe. Ms. Uribe is the chair of our Nominating Committee. None of the members of this committee meet the requirements for independence under the current Nasdaq listing standards. Mr. Tunstall, however, is a non-management director. Our Nominating Committee is responsible for, among other things:

•	assisting the Board in identifying individuals qualified to serve on the Board;

•	establishing procedures for the nomination process;

•

recommending for approval by the Board director nominees for election at the next annual meeting of stockholders, and individuals to fill vacancies on the Board between annual meetings of stockholders;

•	recommending to approval by the Board, director nominees for committee appointment;

•

evaluating the size of our Board and whether the current Board members or director nominees meet the requirements for independence under the current Nasdaq listing standards or may be qualified as non-management directors; and

•	reviewing the succession planning for the Company’s senior executive officers, together when appropriate, with the assistance of the Compensation Committee and the Corporate Governance Committee.

Corporate Governance Committee

Our Corporate Governance Committee consists of four members and is comprised of Kenneth J. Braithwaite, Michael Purcell, Pamela Schweitzer, and A Gordon Tunstall. Mr. Tunstall is the chair of our Corporate Governance Committee. All of the members of this committee are non-management directors, three of which also meet the requirements for independence under the current Nasdaq listing standards. Our Corporate Governance Committee is responsible for, among other things:

•	overseeing matters of corporate governance, including the evaluation of policies and practices of the Board and Board leadership structure;

•	annually lead the review and assessment of the performance of the Board as a whole, and discuss such assessment with the Board;

•	reviewing requests of directors to serve on the board of directors, or on certain committees, of other public companies;

•

monitoring and reviewing regulations affecting the Company’s business, operations, or corporate governance, and recommending appropriate revisions to the Company’s corporate governance documents, including committee charters; and

•	overseeing the performance and effectiveness of the self-evaluation process for the Board and its committees.

Executive Committee

Our Executive Committee consists of three members and is comprised of Richard S. Blaser, James S. Hill II, and Gina G. Uribe. Our Executive Committee is responsible for, among other things, assisting our board of directors in handling matters that need to be addressed before the next scheduled meeting of the board of directors.

Compensation committee interlocks and insider participation

None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Code of business conduct and ethics policy

We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full texts of our code of business conduct and ethics policy will be available on our website at www.trajector.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Indemnification of officers and directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our principal executive officer and our two other most highly compensated executive officers (our “named executive officers,” or “NEOs”) during our fiscal year ended December 31, 2020. All numbers are rounded to the nearest dollar.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Nonequity incentive plan compensation ($)		All other Compensation ($)(2)		Total ($)
James S. Hill II (Co-Chief Executive Officer)	2020	$197,000	$600	—		$350		$197,950
Richard S. Blaser (Co-Chief Executive Officer)(3)	2020	—	—	—		—		—
Phusit Tom Pongpat (President Global Operations)	2020	$250,000	—	$571,247	(4)	$62,935	(5)	$884,182
Sheryl Chromey (Chief Human Resources Officer)(6)	2020	$118,001	$47,200	—		$83,868	(7)	$249,069
Ronnie Borel (Senior Controller)	2020	$157,917	$10,000	$23,228		$10,335		$201,480

(1)	These are the positions held during 2020 with Trajector Group and do not necessarily reflect their position with us as set forth in the section “Management—Directors and Executive Officers.”
(2)	Includes the following Group Term Life Insurance premiums: $350 for James S. Hill II, $1,716 for Phusit Tom Pongpat, $456 for Sheryl Chromey, and $1,899 for Ronnie Borel.
(3)	Mr. Blaser did not receive any compensation from our predecessor entities during 2020.
(4)	Incentive compensation based on profits generated by certain of the Trajector Group entities.
(5)

In 2019, the Company discontinued its existing 401(k) plan, which it had intended to replace with a new plan. During 2020 the Company accrued its anticipated matching contributions to be made under the new plan. The replacement 401(k) plan was not approved in 2020 and, in lieu thereof, the Company distributed the following amounts that it had accrued in 2020 to its executive officers: $61,219 for Phusit Tom Pongpat, and $8,436 for Ronnie Borel.

(6)	Ms. Chromey’s employment with the Company was terminated in August 2020.
(7)	Reflects severance payments made to Ms. Chromey.

Each of the named executive officers, other than Mr. Blaser, received base salary compensation from their respective services with various predecessor VCP Group companies. Mr. Pongpat received a quarterly bonus of 5% of 60% of the net profit achieved in the following companies: Vet Comp and Pen, LLC, VA Claim Pros, LLC, veteransclaims.com LLC, Team & Tech, LLC and Globaltek, LLC. Ms. Chromey and Mr. Borel were awarded quarterly bonuses based on achievement of certain performance objectives agreed to at the beginning of each quarter.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of the end of our fiscal year ended December 31, 2020.

Employment agreements with our named executive officers

We entered into employment agreements with the following named executive officers: Messrs. Hill, Blaser and Pongpat, which will become effective upon the closing of this offering. Messrs. Hill’s and Blaser’s agreements provide for an annual base salary of $450,000, and Mr. Pongpat’s employment agreement provides for an annual base salary of $400,000. Each agreement provides for an annual incentive opportunity of up to [150]% of base salary, and eligibility to participate in our omnibus incentive plan in accordance with its terms. The initial term of these employment agreements will be for three years and, unless prior written notice of termination is given by either party prior to its expiration date, the term of each of these agreements will be automatically extended for successive one-year periods thereafter.

In the event that the we terminate the employment of any of the NEO’s under their respective employment agreements without cause (as defined in the agreement) or such NEO terminates his employment for good reason (as defined in the agreement), such NEO will be entitled to an amount equal                  of his annual base salary and the greater of (i) his most recently earned annual bonus and (ii) his average annual bonus earned in the three most recently completed calendar years, payable in 24 equal monthly installments beginning on the termination date, provided that the NEO executes a general release in our favor.

Restrictive covenants

Each of our named executive officers is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions.

Pension benefits

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2020. We maintain a qualified defined contribution plan sponsored by                  or the 401(k) plan.

Equity compensation plans

Trajector, Inc. omnibus incentive plan

We will adopt, effective as of the date of the closing of this offering, the Trajector, Inc. 2021 Omnibus Incentive Plan, or the Incentive Plan. The purpose of the Incentive Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our stockholders.

Our board of directors will approve grants under the Incentive Plan to be granted, based upon the pricing of this offering, of an aggregate of             shares of Class A Common Stock to            assuming an initial public offering price of $            per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), subject to various vesting terms (collectively, the “IPO Grants”). These grants will be made effective as of the closing of this offering. No IPO Grants will be made to senior officers or directors. These IPO Grants are one-time grants solely related to this offering.

However, following the Offering, we intend to issue the following long-term equity awards to our NEOs and directors for services to be provided following this offering:                 . Each of these awards will have a 4-year vesting period and those issued to our NEOs will be subject to performance-based criteria.

Shares available.    Subject to adjustment, the Incentive Plan permits us to make awards of            shares of our Class A Common Stock. If any award issued under the Incentive Plan is cancelled, forfeited, or terminates or expires unexercised or is withheld in respect of taxes or tendered or withheld to pay an exercise price, the shares in respect of such award, may again be issued under the Incentive Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator (as defined below) shall adjust equitably any or all of (a) the number and type of shares which thereafter may be made the subject of awards, (b) the number and type of shares subject to outstanding awards and (c) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Administration.    Our board of directors or, to the extent authority is delegated by our board of directors, its compensation committee or other committee (in either event, the “Plan Administrator”) will administer the Incentive Plan and determine the following:

•	select the participants to whom awards may be granted;

•	determine all questions as to eligibility;

•	determine the type or types of awards to be granted under the Incentive Plan;

•	determine the number of shares to be covered by each award;

•	determine the terms and conditions of any award;

•

determine whether, and to what extent, and under what circumstances grants of awards under the Incentive Plan are to operate on a tandem basis and/or in conjunction with or apart from other cash awards made outside of the Incentive Plan;

•

determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

•	approve the form of award agreements, amend or modify outstanding awards or award agreements;

•

correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan or any award, in the manner and to the extent it will deem desirable to carry the Incentive Plan into effect;

•	construe and interpret the terms of the Incentive Plan, any award agreement and any agreement related to any award; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan.

Eligibility.    Generally, all of our employees and all employees of our subsidiaries, our board of directors and certain other individuals who perform services for us or any of our subsidiaries will be eligible to receive awards. Our current intent, other than with respect to the IPO Grants, is to limit the granting of awards under the Incentive Plan to senior employees and directors.

Forms of awards.    Awards under the Incentive Plan may include one or more of the following types: (a) stock options (both nonqualified and incentive stock options), (b) stock appreciation rights, or SARs, (c) restricted stock awards, (d) restricted stock unit awards, or RSUs, (e) performance awards, (f) other cash-based awards, and (g) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.

•

Stock options.    Stock options are rights to purchase a specified number of shares of our Class A Common Stock at a price fixed by our Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Plan Administrator will determine. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424 of the Code. All incentive stock options must be granted within ten years of the date the Incentive Plan is approved by our Plan Administrator.

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SARs.    A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of our Class A Common Stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of Class A Common Stock with respect to which the SAR is exercised. Our Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, common stock or a combination of cash and common stock.

•

Restricted stock.    Restricted stock awards provide for a specified number of shares of our Class A Common Stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by our Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a stockholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that our Plan Administrator may determine that distributions with respect to shares of Class A Common Stock will be deposited with us and will be subject to the same restrictions as the shares of Class A Common Stock with respect to which such distribution was made.

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RSUs.    An RSU is a right to receive a specified number of shares of our Class A Common Stock (or the fair market value thereof in cash, or any combination of our Class A Common Stock and cash, as determined by our Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Incentive Plan. The RSU agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our Class A Common Stock subject to the award. Prior to the settlement of a RSU in our common stock, the award recipient will have no rights as a stockholder of our company with respect to our common stock subject to the award.

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Performance awards.    Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by our Plan Administrator. Performance measures that may be used include one or more of the following: the attainment by a share of Class A Common Stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to stockholders (including dividends), return on equity, earnings, commissions and fees, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, us or a subsidiary, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, RSUs, other awards, or a combination thereof, as specified by our Plan Administrator.

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Other stock-based awards.    Our Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

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Other cash-based awards.    Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. Our Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Plan Administrator may determine.

No repricing.    Except as provided in the adjustment provision of the Incentive Plan, no action will directly or indirectly, through cancellation and re-grant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant thereof without approval of our stockholders.

Director pay cap.    Subject to the adjustment provision of the Incentive Plan, an individual who is a non-employee director may not receive under the Incentive Plan in any calendar year cash or awards which relate to more than $        .

Termination of service and change of control.    The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change in control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:

•

acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (a) the individual’s involuntary termination of service (including termination by us without cause or by the individual for good reason) within a specified period following such change in control or (b) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

•	continuation or assumption of outstanding awards under the Incentive Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

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substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

•	determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award; and

•	cancellation of outstanding awards under the Incentive Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award.

Amendment and termination.    Our board of directors may amend, alter, suspend, discontinue or terminate the Incentive Plan. The Plan Administrator may also amend the Incentive Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Incentive Plan, any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Incentive Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or to impose any “claw back” or recoupment provisions on any outstanding awards in accordance with the Incentive Plan.

Compensation of Directors

None of our directors earned compensation in connection with their board service during the year ended December 31, 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below is a description of transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were or will be a participant, in which (a) the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years; and (b) any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest. Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive compensation.”

Reorganization agreement

In connection with the Reorganization Transactions, we will enter into a reorganization agreement and related agreements with Trajector Holdings, LLC and each of the Pre-IPO LLC Members, which will effect the Reorganization Transactions.

The table below sets forth the consideration in LLC Units and Class B Common Stock to be received by our directors, officers and 5% equity holders in the Reorganization Transactions. Although the number of shares of Class A Common Stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B Common Stock (and corresponding LLC Units) to be received by the persons set forth in the table below after the consummation of the Reorganization Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A Common Stock are offered at $             per share (the midpoint of the price range listed on the cover page of this prospectus). See “Prospectus Summary—The offering”:

Name	Class B Common Stock and LLC Units to be issued in Reorganization Transactions

The consideration set forth above and otherwise to be received in the Reorganization Transactions is subject to adjustment based on the initial public offering price of our Class A Common Stock in this offering.

In addition, immediately following this offering, the Class A Conversion Holders, as part of the Reorganization Transaction, will exchange all or a portion of their LLC Units not sold to Trajector, Inc. hereby, into Class A Common Stock (the Hill Entities and the David Parkinson will convert            LLC Units and            LLC Units, respectively (representing all of the LLC Units held by them) into            and            shares of Class A Common Stock, respectively, the Blaser and the Uribe Entities will convert            and            LLC Units, respectively, into              and             shares of Class A Common Stock). The number of shares of Class A Common Stock to be received by the Class A Conversion Holders upon exchange of the LLC Units will be on a one-for-one basis and the corresponding shares of Class B Common Stock will be cancelled. The number of shares of Class A Common Stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering also will remain fixed regardless of the initial public offering price in this offering.

Amended LLC agreement

In connection with the Reorganization Transactions, Trajector, Inc., Trajector Holdings, LLC and each of the Pre-IPO LLC Members will enter into the Amended LLC Agreement. Following the Reorganization Transactions, and in accordance with the terms of the Amended LLC Agreement, we will operate our business through Trajector Holdings, LLC. Pursuant to the terms of the Amended LLC Agreement, so long as Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A Common Stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Trajector Holdings, LLC or own any assets other than securities of Trajector Holdings, LLC and/or any cash or other property or assets distributed by or otherwise received from Trajector Holdings, LLC, unless we determine in good faith that such actions or ownership are in the best interest of Trajector Holdings, LLC.

As the sole managing member of Trajector Holdings, LLC, we will have control over all of the affairs and decision making of Trajector Holdings, LLC, except to the extent limited under the Stockholders Agreement. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Trajector Holdings, LLC and the day-to-day management of Trajector Holdings, LLC’s business. We will fund any dividends to our stockholders by causing Trajector Holdings, LLC to make distributions to the Pre-IPO LLC Members and us, subject to the limitations imposed by our debt agreements. See “Dividend policy.”

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Trajector Holdings, LLC. Net profits and net losses of Trajector Holdings, LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement will provide for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Trajector Holdings, LLC that is allocated to them. Generally, these tax distributions will be computed based on Trajector Holdings, LLC’s estimate of the net taxable income of Trajector Holdings, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest marginal tax rates for an individual or corporation in States where any of the Members are subject to taxation applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code, which Tax Rate shall be the same for all Members.

Except as otherwise determined by us, if at any time we issue a share of our Class A Common Stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Trajector Holdings, LLC and Trajector Holdings, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and Trajector Holdings, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Trajector Holdings, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A Common Stock and (ii) should Trajector Holdings, LLC issue any additional LLC Units to the Pre-IPO LLC

Members or any other person, we will issue an equal number of shares of our Class B Common Stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A Common Stock are redeemed, purchased or otherwise acquired, Trajector Holdings, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A Common Stock are redeemed, purchased or otherwise acquired. In addition, Trajector Holdings, LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Trajector Holdings, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Trajector Holdings, LLC for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A Common Stock to Trajector Holdings, LLC in exchange for an amount of newly-issued LLC Units in Trajector Holdings, LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. Trajector Holdings, LLC will then distribute the cash or shares of our Class A Common Stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A Common Stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A Common Stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A Common Stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, Trajector Holdings, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Trajector Holdings, LLC’s business or affairs or the Amended LLC Agreement or any related document.

Trajector Holdings, LLC may be dissolved upon (i) the determination by us to dissolve Trajector Holdings, LLC or (ii) any other event which would cause the dissolution of Trajector Holdings, LLC under the Delaware Limited Liability Company Act, unless Trajector Holdings, LLC is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, Trajector Holdings, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Trajector Holdings, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax receivable agreement

As described under “Organizational Structure,” acquisitions by Trajector, Inc. of LLC Units from Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by such Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B Common Stock for shares of our Class A Common Stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Trajector Holdings, LLC to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members (including the Class A Conversion Holders) that will provide for the payment by us to such Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Trajector Holdings, LLC’s assets resulting from (a) acquisitions by Trajector, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B Common Stock for shares of our Class A Common Stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Trajector Holdings, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to such existing Pre-IPO LLC Members could be substantial. For example, if after the Post-IPO Conversion, we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $             per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the

Tax Receivable Agreement, would aggregate to approximately $        million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $        million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A Common Stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Trajector Holdings, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Trajector Holdings, LLC to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Unless earlier terminated, the Tax Receivable Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Trajector, Inc., upon written notice, has the right to terminate this Agreement with respect to all amounts payable to the Pre-IPO LLC Members and with respect to all of the LLC Units held (or previously held and exchanged thereunder) by all Pre-IPO LLC Members at any time by paying to each such member an early termination payment. The early termination payment in respect of a Pre-IPO LLC Member shall equal the present value, discounted at the early termination rate as of the effective date of such early termination, of all tax benefit payments in respect of such member that will be required to be paid by Trajector, Inc. beginning from the early termination date and assuming that certain valuation assumptions (as set forth in the Tax Receivable Agreement) are applied. The early termination rate is the lesser of (i) 6.5% per annum, compounded annually, and (ii) 300 basis points plus the highest per annum rate of SOFR plus 1.00%; each change in the Agreed Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the SOFR. Upon the paying the early termination payment to all Pre-IPO LLC Members, neither Trajector, Inc. nor any of the Pre-IPO LLC Members shall have any further payment obligations under the Tax Receivable Agreement, other than for any (1) tax benefit payment agreed to by Trajector, Inc. and a Pre-IPO LLC Member as due and payable but unpaid as of the date of any notice of early termination, and (2) the tax benefit payment due for the taxable year ending with or including the date of the early termination notice (except to the extent that the amount described in clause (2) is included in the early termination payment).

In the event that Trajector, Inc. should breach any of its material obligations under the Tax Receivable Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required thereunder, or by operation of law as a result of the rejection of the Tax Receivable Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations thereunder shall be accelerated and such obligations shall be calculated as if a notice of early termination had been furnished on the date of such breach.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration rights agreement

Prior to the consummation of this offering, we will enter into a Registration Rights Agreement, or the Registration Rights Agreement, with the Pre-IPO LLC Members (including the Class A Conversion Holders).

At any time beginning      days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following this offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of at least $         million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We will undertake in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A Common Stock held by Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders agreement

At the closing of this offering, we will enter into the Stockholders Agreement with each of the Pre-IPO LLC Members (including the Class A Conversion Holders), which will provide that, until the Substantial Ownership Requirement is no longer met, approval by a majority of the outstanding voting power of the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (3) the issuance of securities of Trajector, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (4) amendments to our certificate of incorporation or bylaws or to the certificate of formation or operating agreement of Trajector Holdings, LLC; (5) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets; (6) any capital or other expenditure in excess of 5% of total assets; and (7) any change in the size of the board of directors. The Stockholders Agreement will also provide that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of any of our Chief Executive Officers, Chief Medical Director, Chief Financial Officer, Chief Operating Officer, or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors.

Voting Agreement

Upon the closing of this offering, James S. Hill II, Gina G. Uribe, and Richard S. Blaser (collectively referred to as our founders) will enter into a voting agreement, or Voting Agreement, pursuant to which, in connection with any action taken under the Stockholders Agreement or any other matter to be considered at meeting of our stockholders or taken by written consent of our stockholders, each founder will agree to cause the founder entities to vote or exercise their right to consent in the manner directed by a majority of the founders

(regardless of the number, class and voting power of the shares held by each founder). As a result, as long as the founders control more than 50% of the common stock collectively held by the Pre-IPO LLC Members, the founders will be able to control any action requiring the general approval under the Stockholders Agreement or otherwise by our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of the Company or substantially all of our assets.

Debt and Equity Transactions

Debt Transactions

In March 2021, prior to the Consolidation Transactions, Richard S. Blaser loaned $12 million to certain of our subsidiaries, referred to as the Blaser Loan, to refinance a portion of the Acquisition Notes owed to Adduco Media, LLC. BGH subsequently assumed and became the sole obligor of the Blaser Loan. Under the terms of an Amended and Restated Promissory Note, dated as of March 25, 2021 (referred to as the Blaser Note), the Blaser Loan accrued interest at a fixed annual rate of 20%, with a maturity date of March 25, 2023. Scheduled principal payments of $500,000 per month were required to be paid under the Blaser Note commencing on April 1, 2021.

On April 12, 2021, following the April Offering (described below) Trajector Holdings, LLC entered into a Unit Redemption Agreement, pursuant to which Trajector Holdings, LLC agreed to redeem a total of 263.28 of its units as follows: (a) 65.82 units from Ginken Medical, LLC, (b) 65.82 units from White Blaze Medical Consulting, LLC, and (c) 131.64 units from Blackfin Capital, LLC. Ginken Medical, LLC and White Blaze Medical Consulting, LLC are entities controlled by Ms. Uribe and Blackfin Capital, LLC is an entity controlled by Mr. Hill. The redemption price was paid by the issuance of Promissory Notes by BGH to each of these entities, referred to as the Redemption Notes, in an aggregate amount of approximately $5,885,000, of which 50% was payable to an entity controlled by James S. Hill II and 50% to entities controlled by Gina G. Uribe. The Redemption Notes accrued interest at a fixed annual rate of 20%, with a maturity date of April 12, 2023. Scheduled principal payments in the amount of approximately $245,000 per month were required to be paid under the Promissory Notes commencing on May 1, 2021.

The funds received under the Credit Facility on May 24, 2021 were used to pay off all amounts owed and outstanding under the Blaser Note and each of the Redemption Notes.

During 2019, Vet Comp & Pen Medical Consulting, LLC obtained the following four loans in the aggregate principal amount of approximately $1,643,000 bearing interest at an annual rate of 6%:

•	$212,000 loan from Mr. Hill on September 30, 2019

•	$181,000 loan from Ms. Uribe on September 30, 2019

•	$625,000 loan from Mr. Hill on November 19, 2019

•	$625,000 loan from Ms. Uribe on November 26, 2019

These member loans were used to finance the acquisition of two buildings located in Newberry, Florida used in the operations of certain of the Trajector Group companies. The two $625,000 loans in aggregate principal amount of $1,250,000 were fully repaid in 2020. As of December 31, 2020, approximately $393,000 remained outstanding on the remaining loans. As of the date of this prospectus, these loans have been fully repaid. The Company paid an aggregate of approximately $83,000 in interest on these loans in 2020.

Sale of Units

On April 12, 2021, Trajector Holdings, LLC, offered and sold 263.28 of its membership units for an aggregate offering price of $5,885,000 (the “April Offering”), of which $650,000 was paid for in cash and $5,235,000 was paid for through the reduction of principal and interest due on of the Acquisition Notes to Adduco Media LLC under one of the Acquisition Notes. In connection with the debt reduction, the lender received 234.20 units in exchange for $5,235,000 of debt reduction (the “Debt Reduction”). The original promissory note, dated December 31, 2020, was payable to Adduco Media, LLC in the principal amount of $10,240,000 issued in connection with the Myler Acquisitions. The $650,000 in cash proceeds were received from the sale of 22.37 and 6.71 membership units of Trajector Holdings, LLC to two directors of Trajector, Inc. at $22,353 per membership unit for an aggregate purchase price of $500,000 and $150,000 respectively.

Other relationships

In May 2020, we entered into a relationship with Tunstall Consulting Inc. for consulting services in connection with this offering. A Gordon Tunstall, one of our directors, is the founder and president of Tunstall Consulting Inc. We paid Tunstall Consulting approximately $611,956 during the year ended December 31, 2020 and approximately $790,617 during the six months ended June 30, 2021.

Indemnification agreements

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. See “Management—Indemnification of officers and directors.”

Related party transactions policies and procedures

We have adopted a written related person transaction policy, or the policy, which will be effective upon consummation of this offering. The policy sets forth our procedures with respect to the review, approval, ratification and disclosure of all related party transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related party (as defined in the policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include, among other things, any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The policy requires that notice of a proposed related party transaction be provided to our General Counsel prior to entry into such transaction. If our General Counsel determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related party transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to General Counsel and, to the extent it is a related party transaction, to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.

The policy also provides that the Audit Committee shall review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables set forth certain information regarding the beneficial ownership of our outstanding common stock as of                 , 2021, (i) as adjusted to give effect to the Reorganization Transactions, but prior to this offering, and (ii) as adjusted to give effect to the Reorganization Transactions, this offering and the purchase of LLC Units, and the Post-IPO Conversion by: (a) each person known by us to beneficially own 5% or more of our common stock, (b) each of the directors and each Named Executive Officer, individually, and (c) all directors and Named Executive Officers of the Company as a group.

The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on the number of shares of Class A Common Stock and Class B Common Stock to be issued and outstanding prior to this offering after giving effect to the Reorganization Transactions (but prior to the Post-IPO Conversion). See “Organizational Structure.” The number of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A Common Stock and Class B Common Stock to be issued and outstanding immediately after this offering and the Post-IPO Conversion.

In connection with this offering, we will issue to each Pre-IPO LLC Member one share of Class B Common Stock for each LLC Unit that such Pre-IPO LLC Member beneficially owns immediately prior to the consummation of this offering. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we exchange or redeem LLC Units of such Pre-IPO LLC Member either pursuant to (a) the Post-IPO conversion or (b) upon a redemption or exchange request of a Pre-IPO LLC Member made under the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.” As a result, the number of shares of Class B Common Stock listed in the tables below correlates to the number of LLC Units each Pre-IPO LLC Member will beneficially own immediately after this offering and the Post-IPO Conversion. The number of shares of Class A Common Stock listed in the tables below represents the Class A Common Stock that will be issued in connection with this offering and, with respect to the Post-IPO Conversion occurring immediately after this offering, to the Conversion Class A Holders. Although the number of shares of Class A Common Stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class A Common Stock and Class B Common Stock (and corresponding LLC Units) held by the beneficial owners set forth in the tables below after the consummation of the Reorganization Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A Common Stock are offered at $            per share (the midpoint of the price range listed on the cover page of this prospectus). See “Prospectus summary—The offering.”

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of             , 2021. The number of shares of Class A Common Stock outstanding after this offering includes             shares of common stock being offered for sale by us in this offering. Unless otherwise indicated, the address for each listed stockholder is: c/o 410 SW 140th Terrace, Newberry, Florida 32669. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

The following table assumes the underwriters’ option to purchase additional shares of Class A Common Stock is not exercised.

	Class A Common Stock Owned(1)				Class B Common Stock Owned(2)				Combined Voting Power(3)
	Before this Offering		After This Offering		Before this Offering		After This Offering		Before this Offering	After This Offering
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Percent	Percent
Directors and Executive Officers
James S. Hill II(4)(9)
Gina G. Uribe(5)(9)
Richard S. Blaser(6)
A Gordon Tunstall
Michael Purcell
David Parkinson(7)
Kenneth J. Braithwaite
Phusit Tom Pongpat(8)
Pamela Schweitzer
All directors and executive officers as a group ( persons)

The following table assumes the underwriters’ option to purchase additional shares of Class A Common Stock is exercised in full.

	Class A Common Stock Owned(1)				Class B Common Stock Owned(2)				Combined Voting Power(3)
	Before this Offering		After This Offering		Before this Offering		After This Offering		Before this Offering	After This Offering
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent	Number	Percent	Percent	Percent
Directors and Executive Officers
James S. Hill II(4)(9)
Gina G. Uribe(5)(9)
Richard S. Blaser(6)
A Gordon Tunstall
Michael Purcell
David Parkinson(7)
Kenneth J. Braithwaite
Phusit Tom Pongpat(8)
Pamela Schweitzer
All directors and executive officers as a group ( persons)

*	Less than 1%
(1)

On a fully exchanged and converted basis. Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A Common Stock on a one-for-one basis. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A Common Stock reflected in this table does not include beneficial ownership of shares of our Class A Common stock for which such LLC Units may be redeemed or exchanged.

(2)	On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B Common Stock.
(3)

Represents percentage of voting power of the Class A Common Stock and Class B Common Stock held by such person voting together as a single class. Each holder of Class A Common Stock is entitle to one vote per share and each holder of Class B Common Stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. See “Description of capital stock—Common stock.”

(4)

Consists of              shares of Class A Common Stock owned by Blackfin Capital, LLC and Turner, Raymond & Associates, LLC, entities controlled by James S. Hill II. The number of shares of Class A Common Stock owned after this offering reflects the exchange of LLC Units held by such entities for Class A Common Stock pursuant to the Post-IPO conversion. The number of shares of Class A Common Stock owned after this offering reflects the sale of              LLC Units to Trajector, Inc.in connection with this offering.

(5)

Consists of              shares beneficially owned by White Blaze Medical Consulting, LLC (“White Blaze”) and              shares owned by Ginken Medical LLC (“Ginken”), entities controlled by Gina G. Uribe. This number reflects (a)              and              shares of Class A Common Stock issued to White Blaze and Ginkin, respectively, pursuant to the Post-IPO conversion, and (b)              and              shares of Class B Common Stock owned by White Blaze and Ginkin, respectively. The number of Class B Common Stock owned after this offering reflects the sale of              LLC Units to Trajector, Inc.in connection with this offering.

(6)

Consists of              shares beneficially owned by Richard S. Blaser Revocable Trust, an entity controlled by Richard S. Blaser. This number reflects (a)              shares of Class A Common Stock issued to Richard S. Blaser Trust pursuant to the Post-IPO Conversion, and (b)              and            shares of Class B Common Stock owned by Richard S. Blaser Revocable Trust. The number of Class B Common Stock owned after this offering reflects the sale of              LLC Units to Trajector, Inc.in connection with this offering.

(7)

The number of Class A Common Stock owned after this offering reflects the conversion of LLC Units held by Mr. Parkinson in exchange for Class A Common Stock pursuant to the Post-IPO conversion. The number of Class A Common Stock owned after this offering reflects the sale of              LLC Units to Trajector, Inc.in connection with this offering.

(8)

Consists of             shares beneficially owned by Chidtha, Inc. and Kaizen LLC, an entities controlled by Phusit Tom Pongpat. This number reflects (a)             shares of Class A Common Stock issued to Chidtha, Inc. and Kaizen LLC pursuant to the Post-IPO Conversion, and (b)              and              shares of Class B Common Stock owned by Chidtha, Inc. and Kaizen LLC. The number of Class B Common Stock owned after this offering reflects the sale of             LLC Units to Trajector, Inc.in connection with this offering.

(9)

At the closing of this offering, [all of] the Pre-IPO LLC Members will enter into the Voting Agreement with James S. Hill II, Gina G. Uribe, and Richard S. Blaser collectively referred to as our founders), pursuant to which, in connection with any meeting of our stockholders or any written consent of our stockholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by a majority of the founders. As a result              may be deemed to beneficially own an additional             shares of Class A Common Stock.

DESCRIPTION OF CAPITAL STOCK

General

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of capital stock,” “we,” “us,” “our” and “our company” refer to Trajector, Inc.

Upon the consummation of this offering, our authorized capital stock will consist of            shares of Class A Common Stock, par value $0.01 per share,            shares of Class B Common Stock, par value $0.0001 per share, and            shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A Common Stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A Common Stock will be entitled to receive pro rata our remaining assets available for distribution. All shares of our Class A Common Stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A Common Stock will not be subject to further calls or assessments by us. The rights powers and privileges of our Class A Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

Each share of Class B Common Stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. For purposes of calculating the Substantial Ownership Requirement and the Majority Ownership Requirement, shares of Class A Common Stock and Class B Common Stock held by any estate, trust, partnership or limited liability company or other similar entity of which any holder of LLC Units is a trustee, partner, member or similar party will be considered held by such holder of LLC Units. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A Common Stock changes from one-for-one as described under “Certain relationships and related party transactions—Amended LLC Agreement,” the number of votes to which Class B Common Stockholders are entitled will be adjusted accordingly. The holders of our Class B Common Stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B Common Stock. Holders of shares of our Class B Common Stock will vote together with holders of our Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B Common Stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Trajector, Inc.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately following the offering contemplated by this prospectus, and we have no present intent to issue preferred stock in the immediate future. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our certificate of incorporation also authorizes our board of directors to fix the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series but not below the number of shares then outstanding. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common shares or adversely affect the rights and powers, including voting rights, of the holders of our common stock, and may have the effect of delaying, deferring or preventing a change of control of our Company.

Authorized but unissued capital stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply so long as the shares of Class A Common Stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A Common Stock (we believe the position of the Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A Common Stock issuable upon redemption or exchange of outstanding LLC Units not held by Trajector, Inc.). These additional shares of Class A Common Stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder meetings

Our certificate of incorporation and our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the Chairman of our board or any chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, redemption and exchange

Upon the completion of this offering and the Post-IPO Conversion, there will be                LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the holders of LLC Units will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Trajector Holdings, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A Common Stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A Common Stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A Common Stock for LLC Units in lieu of such a redemption. Shares of Class B Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B Common Stock.

Other provisions

Neither the Class A Common Stock nor the Class B Common Stock has any preemptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock or Class B Common Stock. Further, our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any redemption, repurchase or other acquisition of ownership interests (other than in connection with terms of equity compensation plans, subject to certain specified exceptions) must be approved by the Pre-IPO LLC Members.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A Common Stock, our Class B Common Stock will be cancelled.

Corporate opportunity

Our certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to our core business activities consisting of Veterans disability and Social Security benefits industries.

Certain certificate of incorporation, bylaws, and statutory provisions

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A Common Stock.

Anti-takeover effects of our certificate of incorporation, stockholders agreement, and bylaws

Our certificate of incorporation and bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

No cumulative voting.    Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended certificate of incorporation will not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Election and removal of directors.    Our amended certificate of incorporation will provide that our board shall consist of not less than three nor more than         directors. Our certificate of incorporation also will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. The Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman to our board of directors. Our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any action to change the number of directors requires approval of the Pre-IPO LLC Members.

In addition, our amended certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.

Advance notice procedures.    Our amended bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by written consent; special meetings of stockholders.    Our amended certificate of incorporation will provide that, following the time that the Majority Ownership Requirement is no longer met, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our amended certificate of incorporation, Stockholders Agreement and bylaws will also provide that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the Chairman, any vice chairman of the board of directors, any Chief Executive Officer or, until the time that the Majority Ownership Requirement is no longer met, at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Super-majority approval requirements.    The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any amendment to our certificate of incorporation or bylaws must be approved by the Pre-IPO LLC Members. Our certificate of incorporation and bylaws will provide that, following the time that the Majority Ownership Requirement is no longer met, the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our certificate of incorporation and bylaws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Business combinations with interested stockholders.    In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL. Further, our Stockholders Agreement will provide that, until the Majority Ownership Requirement is no longer met, any business combination resulting in a merger, consolidation or sale of all, or substantially all, of our assets, and any acquisition or disposition of any asset or business having consideration in excess of 5% of our total assets, must be approved by the Pre-IPO LLC Members.

Authorized but unissued shares.    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred stock” and “—Authorized but unissued capital stock” above.

Exclusive forum provision

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, (iv) any action or proceeding asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware, or (v) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if not applicable for any reason, any other appropriate state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Our certificate of incorporation will further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Stockholders Agreement and Voting Agreement

Pursuant to the Stockholders Agreement, for long as the Pre-IPO LLC Members satisfy the Substantial Ownership Requirement (i.e., they collectively hold at least 33% of the aggregate voting power of our common stock) the approval of the Pre-IPO LLC Members (including Class A Conversion Holders), is required for substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of us or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Trajector Holdings, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on the board, changing the jurisdiction of incorporation, changing the location of the Company’s headquarters, changing the name of the Company, amendments to governing documents, adopting a stockholder rights plan and any changes to the Company’s fiscal year or public accountants. In addition, the Stockholders Agreement will provide that approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of Trajector, Inc. and Trajector Holdings, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of any of our Chief Executive Officers, Chief Financial Officer, Chief Medical Director, Chief Operating Officer, or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.

Pursuant to the Voting Agreement entered into by James S. Hill II, Gina G. Uribe, and Richard S. Blaser (collectively referred to as our founders), each founder will agree to cause the founders entities ( those Pre-IPO LLC Members in which the founders hold their respective equity interests in Trajector Holdings, LLC and Trajector, Inc.) to vote or exercise their right to consent in the manner directed by a majority of the founders in connection with any action taken under the Stockholders Agreement or any other matter to be considered at meeting of our stockholders or taken by written consent of our stockholders. As a result, the founders, who collectively control approximately         % of the outstanding voting power of our common stock following this offering and the IPO Conversion, will be able to control any action requiring the general approval under the Stockholders Agreement or otherwise by our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of the Company or substantially all of our assets.

Directors’ liability; indemnification of directors and officers

Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer agent and registrar

The transfer agent and registrar for our Class A Common Stock will be                .

Securities exchange listing

We intend to apply to have our Class A Common Stock approved for listing on the Nasdaq under the symbol “                .”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Class A Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A Common Stock that is neither a “U.S. person” nor an entity nor arrangement treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not currently expect to pay any cash dividends on our Class A Common Stock. However, if we do make distributions of cash or property on our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our Class A Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A Common Stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A Common Stock conducted through a non-U.S. office of a non- U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the

Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A Common Stock. We cannot make any prediction as to the effect, if any, that sales of Class A Common Stock or the availability of Class A Common Stock for future sales will have on the market price of our Class A Common Stock. The market price of our Class A Common Stock could decline because of the sale of a large number of shares of our Class A Common Stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A Common Stock. See “Risk factors—Risks relating to ownership of our Class A Common Stock—If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A Common Stock could decline.”

Sale of restricted shares

Upon the consummation of this offering and the Post-IPO Conversion, we will have                shares of Class A Common Stock outstanding, inclusive of the shares of Class A Common Stock issued to the Class A Conversion Holders (or                shares if the underwriters exercise in full their option to purchase additional shares of Class A Common Stock). Of these shares,                shares sold in this offering (or                shares if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full) will be freely tradable, without further restriction or registration under the Securities Act, except any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

In addition, upon the consummation of the offering and the Post-IPO Conversion, the Pre-IPO LLC Members will own an aggregate of                LLC Units and                shares of our Class B Common Stock. The Pre-IPO LLC Members, from time to time following the offering may require Trajector Holdings, LLC to redeem or exchange all or a portion of their LLC Units for newly-issued shares of Class A Common Stock on a one-for-one basis. Shares of our Class B Common Stock will be cancelled on a one-for-one basis if we, following a redemption request of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. Shares of our Class A Common Stock issuable to the Pre-IPO LLC Members upon a redemption or exchange of LLC Units would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of our Class B Common Stock (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period subject to the volume and other restrictions of Rule 144.             , as representatives of the underwriters, are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•

1% of the number of shares of our Class A Common Stock then outstanding, which will equal approximately                 shares immediately after this offering (or approximately                 shares if the underwriters exercise their purchase option to purchase shares of Class A Common Stock); or

•	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, however, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up agreements

Our executive officers, directors, significant stockholders have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units) subject to certain exceptions (including dispositions in connection with the Reorganization Transactions).

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold                 shares of our Class A Common Stock (assuming the Pre-IPO LLC Members redeem or exchange all their Class B Common Stock and LLC Units for shares of our Class A Common Stock), representing approximately                % of our then-outstanding shares of Class A Common Stock (or                shares of Class A Common Stock, representing approximately                % of our then-outstanding shares of Class A Common Stock if the underwriters exercise their option to purchase additional shares of Class A Common Stock in full and giving effect to the use of the net proceeds therefrom).

We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A Common Stock or any securities convertible into or exchangeable for our Class A Common Stock (including LLC Units) during the 180-day period following the date of this prospectus.

Registration rights

Our Registration Rights Agreement grants registration rights to the Pre-IPO LLC Members. See “Certain relationships and related party transactions—Registration rights agreement.”

UNDERWRITING

We are offering the shares of Class A Common Stock described in this prospectus through a number of underwriters. Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A Common Stock shown opposite its name in the following table:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Stifel, Nicolaus & Company, Incorporated
Cantor Fitzgerald & Co.
AmeriVet Securities, Inc.
Drexel Hamilton, LLC
Total

The underwriters are committed to purchase all the shares of Class A Common Stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $             per share on sales to other dealers. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. The underwriters reserve the right to reject an order for the purchase of shares, in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option to purchase up to              additional shares of Class A Common Stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. This option is exercisable for a period of 30 days from the date of this prospectus. To the extent the option is exercised, we will be obligated to sell additional shares to the underwriters, and the underwriters will be obligated to purchase these additional shares in proportion to their respective initial purchase amounts.

The underwriting fee is equal to the initial public offering price per share of Class A Common Stock less the amount paid by the underwriters to us per share of Class A Common Stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

Amount Paid By Us:	Without Exercise	With Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $             million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA in an amount not to exceed $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all of the common shares in this offering if any are purchased, other than those covered by the option.

For a period of 180 days after the date of this prospectus, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A Common Stock or Class B Common Stock, or any options, rights or warrants to purchase any shares of Class A Common Stock or Class B Common Stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A Common Stock or Class B Common Stock, including limited liability company interests in Trajector Holdings, LLC convertible or exercisable or exchangeable for or that represent the right to receive shares of Class A Common Stock or Class B Common Stock, or publicly disclose the intention to undertake any of the foregoing (other than filings on Form S-8 relating to the stock options granted pursuant to our stock-based compensation plans or the stock-based compensation plans of Trajector Holdings, LLC or its subsidiaries), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock or Class B Common Stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A Common Stock or Class B Common Stock or any such other securities, in cash or otherwise, in each case without the prior written consent of             , other than (a) the shares of our Class A Common Stock to be sold hereunder or any additional shares of Class A Common Stock to be issued at the option of the underwriters, (b) any shares of Class A Common Stock or Class B Common Stock otherwise issued in connection with the Reorganization Transactions, and (c)             .

Our directors, executive officers, certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions including             , for a period of         days after the date of this prospectus, may not, without the prior written consent of

            (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A Common Stock or Class B Common Stock or any options, rights or warrants to purchase any shares of Class A Common Stock or Class B Common Stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A Common Stock or Class B Common Stock (including, without limitation, shares of Class A Common Stock or Class B Common Stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to undertake any of the foregoing, (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A Common Stock or Class B Common Stock or such other securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of shares of Class A Common Stock or Class B Common Stock or such other securities, in cash or otherwise, or (c) make any demand for or exercise any right with respect to the registration of any shares of our Class A Common Stock or Class B Common Stock or any security convertible into or exercisable or exchangeable for our shares of Class A Common Stock or Class B Common Stock.

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

We intend to apply to have our Class A Common Stock approved for listing on the Nasdaq under the symbol “            .”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A Common Stock, which involves the sale by the underwriters of a greater number of shares of Class A Common Stock than they are required to purchase in this offering, and purchasing shares of Class A Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A Common Stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A Common Stock, in whole or in part, or by purchasing shares of Class A Common Stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A Common Stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A Common Stock through the option to purchase additional shares of Class A Common Stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A Common Stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they also may engage in other activities that stabilize, maintain or otherwise affect the price of the Class A Common Stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A Common Stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A Common Stock as part of this offering to repay the underwriting discounts and commissions received by them.

These stabilizing transactions may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of our Class A Common Stock. As a result, the price of our Class A Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Class A Common Stock.

Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	our prospects for future earnings;

•	an assessment of our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Deutsche Bank Securities Inc. and an affiliate of Stifel, Nicolaus & Company, Incorporated, two of our underwriters, served as joint lead arrangers and joint bookrunners under the Credit Agreement. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the issuance of the shares of Class A Common Stock offered hereby will be passed upon for Trajector, Inc. by Carlton Fields, P.A., Tampa, Florida. Sidley Austin LLP, New York, New York, is representing the underwriters in this offering.

EXPERTS

The combined and consolidated financial statements of Trajector Holdings, LLC as of December 31, 2020 and 2019, and for each of the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Myler Disability, LLC and Combined Entities as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of Eide Bailly, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN AUDITOR

On November 13, 2020, we appointed KPMG LLP, or KPMG, as our independent registered public accounting firm and we engaged KPMG to audit our consolidated financial statements as of and for the years ended December 31, 2020 and December 31, 2019.

Upon engagement of KPMG, James Moore & Co, who we refer to as JMC, and Clearpath LLC, who we refer to as Clearpath, prepared our audited financial statements for our United States and Puerto Rico entities, respectively, for the fiscal years ended December 31, 2019. On November 13, 2020, JMC and Clearpath, collectively our former auditors, were dismissed as our certified public accounting firm. The former auditors’ audit reports on our financial statements for fiscal year ended 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2019 and 2018, and the subsequent interim period through             , 2021, neither the Company, nor any person on its behalf, consulted KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We were not a SEC filer at the time of the former auditors’ dismissal.

We requested the former auditors to provide us with a letter addressed to the SEC stating whether or not the former auditors agree with the above disclosure. Copies of our former auditors letters, dated             , 2021 and             , 2021 are attached as Exhibits 16.1 and 16.2 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our Class A Common Stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of the offering, we will be required to file periodic reports and other information with the SEC. We also maintain a website at www.trajector.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Unitholders and Managers

Trajector Holdings, LLC and subsidiaries:

Opinion on the Combined and Consolidated Financial Statements

We have audited the accompanying combined and consolidated balance sheets of Trajector Holdings, LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related combined and consolidated statements of income, members’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the combined and consolidated financial statements). In our opinion, the combined and consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These combined and consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined and consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor since 2020.

Miami, Florida

August 9, 2021, except for Note 2e as to which the date is October 18, 2021.

TRAJECTOR HOLDINGS, LLC

Combined and Consolidated Balance Sheets

(in thousands)

	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$2,640	$1,857
Accounts receivable—less allowances of $8,024 at December 31, 2020 and $6,216 at December 31, 2019	21,328	13,740
Receivables due from members	52	52
Prepaid and other current assets	986	480

Total current assets	25,006	16,129

Property and equipment—net	5,183	3,918
Goodwill	35,689	—
Deferred tax asset—net	85	51
Software technology	22,800	—
Customer relationships	19,100	—
Other intangible assets—net	7,270	—

Total assets	$115,133	$20,098

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$2,199	$710
Accrued expenses	3,944	1,253
Current portion of long-term obligations	3,622	168

Total current liabilities	9,765	2,131

Long-term obligations—less current portion	88,055	1,081
Long-term obligations due to members	413	1,663

Total liabilities	98,233	4,875

Commitments and contingencies (Note 8)

Members’ equity:
Members’ equity attributable to Trajector Holdings, LLC Unitholders	16,401	15,161
Noncontrolling interests	499	62

Total members’ equity	16,900	15,223

Total liabilities and members’ equity	$115,133	$20,098

See notes to combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Combined and Consolidated Statements of Income

(in thousands, except number of units)

	For the Year Ended December 31,
	2020	2019
Revenues	$58,268	$43,168
Costs of services	5,762	4,763

Gross profit	52,506	38,405

Expenses:
Marketing and advertising	12,685	13,095
General and administrative	15,258	9,366
Technology development	5,289	3,722
Depreciation and amortization	566	383

Total operating expenses	33,798	26,566

Gain on litigation settlement	—	(2,700)

Operating income	18,708	14,539

Other (expense) income:
Interest expense	(202)	(64)
Interest income	1	—
Other income	47	80

Total other expense, net	(154)	16

Income before income tax expense	18,554	14,555

Income tax expense	(459)	(272)

Net income	18,095	14,283
Less: Net income attributable to noncontrolling interests	(437)	(106)

Net income attributable to Trajector Holdings, LLC unitholders	$17,658	$14,177

Net income per unit—basic and diluted	$1,078.68	$866.04

Weighted-average number of units outstanding—basic and diluted	16,370	16,370

See notes to combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Combined and Consolidated Statements of Members’ Equity

(in thousands)

	Members’ Equity Attributable to Trajector Holdings, LLC	Noncontrolling Interests	Total Members’ Equity
Balance, December 31, 2018	$10,320	$(44)	$10,276
Net income	14,177	106	14,283
Member contributions	33	—	33
Member distributions	(9,369)	—	(9,369)

Balance, December 31, 2019	$15,161	$62	$15,223
Net income	17,658	437	18,095
Member contributions	33	—	33
Member distributions	(16,451)	—	(16,451)

Balance, December 31, 2020	$16,401	$499	$16,900

See notes to combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Combined and Consolidated Statements of Cash Flows

(in thousands except number of units)

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$18,095	$14,283
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	566	383
Provision for doubtful accounts	7,182	6,149
Asset impairment and abandonments	52	—
Deferred income taxes	(34)	(51)
Change in operating assets and liabilities
Accounts receivable	(10,040)	(11,533)
Receivables due from members	—	88
Accounts payable and accrued expenses	2,262	1,086
Other operating assets and liabilities	(158)	(279)

Net cash provided by operating activities	17,925	10,126
Cash flows from investing activities:
Purchases of property, plant and equipment	(1,662)	(1,293)

Net cash used in investing activities	(1,662)	(1,293)
Cash flows from financing activities:
Proceeds from member contributions	33	33
Proceeds from long-term obligations	2,385	300
Proceeds from borrowings under long-term obligations due to members	—	1,643
Payments on long-term obligations	(197)	(197)
Payments on long-term obligations due to members	(1,250)	(90)
Distributions to members	(16,451)	(9,369)

Net cash used in financing activities	(15,480)	(7,680)
Net increase in cash and cash equivalents	783	1,153
Cash and cash equivalents, beginning of period	1,857	704

Cash and cash equivalents, end of period	$2,640	$1,857

Supplemental disclosure of non-cash investing and financing activities:
Accrued acquisition of property and equipment	$142	$—

Myler Companies promissory notes (Note 3)	$88,240	$—

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$100	$64

Taxes	$639	$226

See notes to combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements

(in thousands except number of units)

1.	Organization

Nature of Operations

As of March 24, 2021, Trajector Holdings, LLC is the sole owner and managing member and owns one hundred percent of Benefit Group Holdings, LLC (“BGH”) which directly owns all or a majority interest in 23 affiliated limited liability companies and one S-Corporation all under common control with offices in Florida, Utah, and Puerto Rico (formerly known as “VCP Group” and collectively, with Trajector Holdings, LLC, are “Trajector Holdings, LLC” or the “Company”). The Trajector Holdings, LLC assists its Veteran clients in understanding the nature of their disabilities by identifying their health conditions, tracing the relationship of those conditions to military service, and documenting how their disabilities fit within the rating criteria used by the U.S. Department of Veterans Affairs (“the VA”) for determining compensation. Trajector Holdings, LLC does not prepare, present, or file claims or represent Veterans before the VA. Following the Myler Acquisitions (described in Footnote 3 below), Trajector Holdings LLC expanded its offerings to include advocate services for clients eligible for Social Security disability benefits from the Social Security Administration (“SSA”), and professional insurance agency support to maximize best possible Medicare Advantage coverage.

On March 24, 2021, two entities were formed to facilitate combination of the VCP Group companies: (a) Trajector Holdings, LLC, and (b) BGH. The VCP Group companies entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for VCP Group by acquiring either 100% ownership of, or a controlling membership interest in, of each of the VCP Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH (the “Combination Transactions”). As a result of the Combination Transactions, BGH is now the sole managing manager of and owns a controlling interest, directly or indirectly, in each of the VCP Group companies and Trajector Holdings, LLC is the sole owner and managing member of BGH.

The Combination Transactions were accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus (COVID-19) surfaced and spread globally. The COVID-19 outbreak was declared a global pandemic by the World Health Organization on March 11, 2020 and the President of the United States declared the COVID-19 outbreak a national emergency on March 13, 2020. This pandemic has negatively affected the US and global economies, disrupted global supply chains and financial markets, and led to significant travel and transportation restrictions. Due to COVID-19 stay-at-home and shutdown orders in the states in which the Company operates, the Company transitioned to a fully remote work policy at the Company’s locations in March 2020. The Company is currently functioning on a hybrid basis with employees both on-site at facilities and remote employees, on operational requirements and policies. As the COVID-19 situation remains fluid and is evolving the Company is unable to predict the ultimate impact on the combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

Additionally, on March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was signed into law in the United States. The provisions of the CARES Act provide for, among other items, refundable employee retention tax credits for which the Company does not intend to claim. The Company did enter into Paycheck Protection Program (PPP) loans as part of the CARES act which it intends to repay (See Note 10 for additional information).

2.	Summary of Significant Accounting Policies

a. Basis of Presentation and Principles of Consolidation

The accompanying combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) ASC. The combined and consolidated financial statements include the accounts of Trajector Holdings, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The noncontrolling interests are presented as a separate component of members’ equity in the combined and consolidated balance sheets.

b. Use of Estimates

The accompanying combined and consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions affecting the reported amounts in the combined and consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the combined and consolidated financial statements; therefore, actual results could differ from those estimates. The significant estimates underlying the Company’s combined and consolidated financial statements include allowance for doubtful accounts; recoverability of long-lived assets, intangible assets and goodwill, accounting for business combinations, including amounts assigned to definite lived intangible assets.

c. Business Combinations

The Company accounts for its business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the acquisition method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the net assets acquired and liabilities assumed in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred.

d. Cash and Cash Equivalents

The Company considers all funds in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash balances are held at a few financial institutions and usually exceed insurable amounts. As of December 31, 2020, and 2019, the Company had no cash equivalents.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

e. Accounts Receivable Allowances

Accounts receivable primarily consist of amounts due from clients and are stated at their net realizable value. Management evaluates all accounts periodically and an allowance is established based on the best facts available to management. Management considers historical realization data, accounts receivable aging trends and other operational trends to estimate the collectability of receivables. After all reasonable attempts to collect a receivable have been exhausted, the receivable is written off against the allowance for doubtful accounts. As of December 31, 2020, 2019 and 2018 the Company had accounts receivable of $29,352, $19,956, and $13,155 (the 2020 and 2019 amounts have been updated to reflect an immaterial correction of an error), respectively.

The activity in the allowance for doubtful accounts for the years ended December 31, 2020 and 2019 is as follows:

	For the Year Ended December 31,
	2020	2019
Allowance for doubtful accounts:
Beginning balance	$6,216	$4,792
Provision for doubtful accounts	7,182	6,149
Write-offs	(5,374)	(4,725)

Ending balance	$8,024	$6,216

f. Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts typically upon the formal notification of a successful increase in a client’s benefits from either the VA or, following the Myler Acquisitions, SSA. Contracts are evergreen with no fixed duration on the contract and either party has the rights to terminate the contract. This process involves identifying the client contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. Contractually the Company offers payment terms of 90 days if paid in full and also offers a five-month payment plan to its clients. The revenue is reported gross and is not subject to sales taxes due to the service nature.

The Company’s performance obligations consist mainly of successfully increasing a client’s benefits through the VA or, following the Myler Acquisitions, SSA. After an increase in benefits, no unfulfilled performance obligations would exist for the Company. The Company’s transaction price is generally variable based on a client’s increase in benefits. Any future adjustments or corrections are estimated at the completion of the performance obligation of the contract and recognized as a reduction of the revenue. The Company maintains an allowance for future adjustments and corrections based on historical adjustments experience and revenue volume, which is recorded as a reduction of accounts receivable and revenue. The allowance for future adjustments and corrections was not material to the financial statements as of December 31, 2020 and 2019.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

g. Other Current Assets

Other current assets comprise prepaid expenses including but not limited to rent, insurance and taxes, and deposits.

h. Property and equipment

Property and equipment are stated at cost less accumulated depreciation. The cost of leasehold improvements is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Included in property and equipment are costs related to purchased software that are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Land and buildings	15 to 39 years
Office equipment, furniture and fixtures	5 to 8 years
Computer equipment and software	3 to 7 years
Vehicles and equipment	5 years

i. Long-Lived Assets, Including Intangible Assets

Intangible assets, which consist of software technology, customer relationships, trade names, and restrictive covenant agreements are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from 2 to 10 years. The Company periodically reviews the estimated useful lives of intangible assets and adjusts when events indicate that a shorter life is appropriate.

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company’s forecasted projections for the asset or asset group for reasons including, but not limited to, significant changes, or planned changes in the Company’s use of the assets and significant negative industry or economic trends. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the combined and consolidated statement of operations. No impairment charges were recorded during the period ended December 31, 2020 and 2019, respectively.

j. Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. The Company has two reporting segments and goodwill is assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. Impairment tests are performed, at a minimum, in the fourth quarter of each year. Management uses the future discounted cash flows valuation approach to determine the fair value of reporting units and determines whether the fair value of reporting units exceeded its carrying amounts. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The impairment review requires management to make judgments in determining various assumptions with respect to revenues, operating margins, growth rates and discount rates. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company’s financial condition and results of operations. There was no impairment of goodwill for the year ended December 31, 2020.

k. Leases

The Company is a lessee in several noncancellable operating leases, primarily for office equipment and office space. The Company accounts for leases in accordance with ASC 840 Leases. The Company determines if an arrangement is or contains a lease at contract inception.

l. Cost of Service Revenue

Cost of service revenue includes all costs directly related to servicing the Company’s’ clients, which primarily consist of labor costs. Expenses for rent, depreciation, and amortization are excluded from these cost of services.

m. Technology Development Costs

Technology development costs, including the cost of technology development conducted by the Company and the cost of contracted software technology development is expensed as incurred until such time as a project reaches technology feasibility.

n. Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

Neither interest nor penalties on uncertain tax positions were recorded for the years ended December 31, 2020, and 2019, respectively. The Company would record such interest or penalties related to income taxes in income tax expense if any were applicable.

o. Other (Expense) / Income

Other (Expense) / Income includes interest expense, interest income and other income.

p. Basic and Diluted Net Income per Unit

As a result of the Combination Transactions, each member of the VCP Group companies contributed its units to BGH in exchange for an aggregate of 16,370 units of Trajector Holdings, LLC. As such these Units are being utilized for the calculation of basic earnings per unit for the periods prior to the Combination Transactions.

Basic net income per unit excludes dilutive units and is computed by dividing net income attributable to unitholders by the weighted average number of units outstanding during the period. Diluted net income per unit reflects the potential dilution that would occur if securities were exercised or converted into units. In periods in which the Company reports a net loss, the effects of any incremental potential units have been excluded from the calculation of loss per unit because their effect would be anti-dilutive. During the years ended December 31, 2020 and 2019, the Company did not issue any potentially dilutive instruments. Therefore, the weighted-average units outstanding used to calculate both basic and diluted loss per unit are the same for both periods.

q. Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

r. Fair Value Measurements

The Company applies ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

•

Level 1—Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

•

Level 2—Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3—Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

The carrying amounts reflected in the combined and consolidated balance sheets for cash and cash equivalents, accounts receivable, prepaid and other current assets, accounts payable, accrued expenses, and short-term obligations approximate fair value due to their short-term nature. As of December 31, 2020, and 2019, the carrying amounts of the Company’s long-term debt approximated its fair value. The fair value of long-term debt, which is classified as Level 2 in the fair value hierarchy, is determined based on market prices or, if market prices are not available, the present value of the underlying cash flows discounted at the Company’s incremental borrowing rates which the Company uses market interest rates and adjusts that rate for all necessary risks, including its own credit risk. In determining an appropriate spread to reflect its credit standing, the Company considers credit default swap spreads, bond yields of other long-term debt offered by the Company, and interest rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s bankers as well as other banks that regularly compete to provide financing to the Company.

s. Segment Information

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is one of the Co-Chief Executive Officers, who reviews the financial performance and the results of operations of the segments prepared in accordance with GAAP when making decisions about allocating resources and assessing performance of the Company. The Company determined one operating segment, Veterans Services, as of December 31, 2020 and 2019. The Company determined prospectively it has two operating segments, Veterans Services and Disability Services, which focus on the nature of the services provided by the Company. The results of this assessment also consider the impacts of a recent acquisition and the way in which internally reported financial information is used by the chief operating decision maker to make decisions and allocate resources. All profit and loss activity pertained to Veterans Services for the

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

year ended December 31, 2020. Asset information by operating segment is not presented since the chief operating decision maker did not for the periods presented in these financial statements review this information by segment.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition, and most industry-specific guidance included in the ASC. The standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. It also provides guidance on accounting for costs incurred to obtain or fulfill contracts with customers and establishes disclosure requirements which are more extensive than those required under prior U.S. GAAP. The Company adopted Topic 606 on January 1, 2019 and elected the modified retrospective transition method of adoption using the completed contract practical expedient. The Company performed an assessment of its contracts with customers and did not identify any significant changes to the timing or amount of its revenue recognition under Topic 606 compared to prior U.S. GAAP. There was no material impact to the consolidated financial statements as of and for the years ended December 31, 2020 and 2019 as a result of applying the new guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The amendments in this update require entities to estimate an expected lifetime credit loss on financial assets ranging from short-term trade accounts receivable to long-term financings. The guidance in this update impacts, among other items, how a company determines its allowance for doubtful accounts as well as liabilities associated with financial guarantees related to assigned leases. This guidance is effective for interim and annual periods beginning after December 15, 2019 using a modified retrospective approach. The Company adopted Topic 326 on January 1, 2020. The adoption did not have a material impact on the consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which aims to simplify the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Under the new guidance, goodwill impairment will be measured as the amount by which the carrying value exceeds the fair value. The loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The Company adopted ASU 2017-04 effective January 1, 2020. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which eliminates certain disclosures, such as the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and adds new disclosure requirements for Level 3 measurements. The Company adopted ASU 2018-13 effective January 1, 2020. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases.

The new standard is effective for the Company for fiscal years beginning after December 15, 2021, with early adoption permitted, based on the FASB effective date deferral per ASU 2020-05. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

The Company expects that this standard will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to the recognition of new right-of-use (“ROU”) assets and lease liabilities on its balance sheet for the Company’s office and equipment operating leases; and providing significant new disclosures about its leasing activities.

In December 2019, the FASB issued ASC Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The purpose of Update No. 2019-12 is to continue the FASB’s Simplification Initiative to reduce complexity in accounting standards. The amendments in Update No. 2019-12 simplify the accounting for income taxes by removing certain exceptions related to the incremental approach for intra-period tax allocation, the requirement to recognize or derecognize deferred tax liabilities related to equity method investments that are also foreign subsidiaries, and the methodology for calculating income taxes in an interim period. In addition to removing these exceptions, Update No. 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. Update No. 2019-12 is effective for annual periods beginning after December 15, 2021 including interim periods within those annual periods. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact the standard will have on its consolidated financial statements.

3.	Myler Acquisition

On December 31, 2020, the Company acquired substantially all of the assets of Myler Disability, Adduco, and Benefits Holding, and all of the outstanding common stock of Myler Insurance (collectively referred to as the “Myler Companies” and these acquisitions are referred to as the “Myler Acquisitions”). The gross purchase price of the Myler Acquisitions prior to the net working capital adjustment was $88,240 and was paid for with the issuance

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

of four separate promissory notes by the Company to the sellers (the “Acquisition Notes”). In connection with the Myler Acquisitions, the Company formed five separate entities to house the acquired assets. The primary purpose of acquiring the Myler Companies was to expand the Company’s target market into disability benefits services.

In accordance with ASC 805, the Myler Acquisition was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is the excess purchase price over the preliminary estimated fair value of net assets acquired and liabilities assumed in the Myler Acquisitions. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and represents the expected revenue and cost synergies from combining operations as well as the value of the acquired workforce.

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The estimated fair value of the intangible assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of a trade name and technology acquired, were determined using the relief from royalty method. The most significant assumptions under the relief from royalty method used to value trade names and technology include estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. The discounted cash flow method used to value the customer relationships and the multi-period excess earnings method used to value the restrictive covenant agreements include assumptions such as: expected revenue, term of the agreements, probability and ability to compete, operating margin, tax rate and discount rate. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the acquired businesses. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

For Level 3, inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities. The Company has considered the fair value hierarchy as part of the valuation process. The appropriate class of assets and liabilities have been disclosed below and presented in the line items of the Company’s financial statements. The Company identified the intangible assets acquired as part of the Myler Acquisition, which meet the requirements of Level 3 fair value estimates. (See Note 7 for Intangible Assets details).

The following table summarizes the consideration paid and the preliminary estimated fair values of the net assets acquired and liabilities assumed at the acquisition date):

Promissory notes	$88,240
Working capital adjustment to purchase price	(272)

Total consideration	$87,968

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

The consideration was allocated across net assets as follows:

Assets acquired:
Accounts receivable	$4,730
Prepaid and other current assets	76
Property and equipment	79
Goodwill (a)	35,689
Software technology	22,800
Customer relationships	19,100
Trade names	5,530
Restrictive covenant agreements	1,740

Total assets acquired	89,744
Liabilities assumed:
Accounts payable	598
Accrued expenses	1,178

Total liabilities assumed	1,776

Estimated fair value of net assets acquired	$87,968

(a)	Goodwill is not deductible for tax purposes.

The Company has completed valuation studies necessary to record the intangible assets acquired. Management is reviewing working capital changes as part of normal operations; however, the Company does not anticipate recording any material transaction accounting adjustments during 2021.

Total acquisition costs of approximately $273 were incurred during the year ended December 31, 2020 and is included in general and administrative expense in the Company’s combined and consolidated statements of income for the year ended December 31, 2020.

Unaudited Pro Forma Results

The following table below represents the pro forma consolidated statements of income as if Myler Companies had been included in the consolidated results of the Company for the entire years ending December 31, 2020, and December 31, 2019, respectively:

	For the Year Ended December 31,
Description	2020	2019
Revenues	$106,744	$94,694
Net income (loss)	(336)	6,678
Less: Net (Loss) attributable to noncontrolling interest	(437)	(106)

Net income (loss) attributable to Trajector, Inc.	$(773)	$6,572

Net income (loss) per unit attributable to unitholders:
Basic and diluted earnings per unit as pro forma (unaudited)	$(47.22)	$401.47

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Myler Companies to reflect additional depreciation, amortization, and

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

interest expenses that would have been recognized assuming the fair value adjustments to property and equipment and intangibles assets and debt have been applied on January 1, 2019.

4.	Property and Equipment

Property and equipment consisted of the following:

	As of December 31,
	2020	2019
Land and buildings	$3,048	$2,499
Office equipment, furniture and fixtures	226	222
Computer equipment and software	1,941	730
Vehicles and equipment	1,285	1,218

Total	6,500	4,669
Less accumulated depreciation	(1,317)	(751)

Property and equipment-net	$5,183	$3,918

For the years ended December 31, 2020 and 2019, the Company had depreciation expense in connection with property and equipment of $566 and $383, respectively.

5.	Segment Information

FASB ASC 280-10-50 requires use of the “management approach” model for segment reporting. The management approach is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance. The Company has two reportable segments based on services provided: Veterans Services and Disability Services.

For the year ended December 31, 2020, total revenues of $58,268 pertained to Veteran Services only. The Company acquired the Disability Services segment on December 31, 2020.

6.	Goodwill

The change in the carrying amount of goodwill was as follows:

	As of December 31,
	2020	2019
Beginning balance	$—	$—
Goodwill additions related to acquisitions	35,689	—

Ending balance	$35,689	$—

Goodwill acquired in 2020 results from the acquisition of the Myler Companies. On December 31, 2020, the Company acquired the Myler Companies for a purchase price of $87,968 and recorded goodwill of $35,689.

There was no impairment of goodwill for the year ended December 31, 2020.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

7.	Intangible Assets

Intangible assets consisted of the following:

	Weighted- Average Remaining Amortization Period	Gross Carrying Amount	Additions	Net Book Value
Software technology	10	$—	$22,800	$22,800
Customer relationships	2	—	19,100	19,100
Trade names	10	—	5,530	5,530
Restrictive covenant agreements	7	—	1,740	1,740

Total		$—	$49,170	$49,170

Trade names and restrictive covenant agreements are presented as other intangible assets—net on the Combined and Consolidated Balance Sheets for each reporting period. Amortization expense totaled $0 for the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the estimated amortization expense for long-lived assets, including other intangible assets for each of the succeeding five years and thereafter is as follows:

2021	$12,632
2022	12,632
2023	3,082
2024	3,082
2025	3,082
Thereafter	14,660

Total	$49,170

8.	Commitments and Contingencies

Operating Leases

The Company has several noncancellable operating leases, primarily for office equipment and office space that expire over the next five years. These leases generally contain renewal options for periods ranging from three to five years. Because the Company is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term and associated potential option payments are excluded from lease payments. The Company’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments. For office space leases that include variable payments, those include payments for the Company’s proportionate share of the building’s property taxes, insurance, and common area maintenance.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

The future minimum lease payments are as follows as of December 31, 2020:

2021	$1,064
2022	1,092
2023	1,121
2024	1,092
2025	255

Total lease payments	$4,624

Legal Proceedings

There are various claims, lawsuits, disputes with third parties and pending actions involving various allegations against the Company incident to the operation of its business, principally complaints about the Company’s services. Generally, we believe these claims are without merit however we are unable to predict the ultimate outcome of such litigation. The Company pursued alleged claims of violation of a non-compete agreement by a former employee during 2019 and the parties entered into settlement negotiations. During the fourth quarter of 2019, the Company settled with the former employee by accepting damages of $2,700. These amounts were paid by the former employee during the fourth quarter of 2019 and the first quarter of 2020.

9.	Long Term Obligations

Long-term obligations are as follows:

	As of December 31,
	2020	2019
Promissory Notes	$88,240	$—
Paycheck Protection Program	2,385	—
Facility loans	1,052	1,249

Total	91,677	1,249
Less current portion	(3,622)	(168)

Long-term portion	$88,055	$1,081

The purchase price for the Myler Acquisitions was paid for through the issuance of four promissory notes totaling $88,240 due and payable by April 15, 2021. The Myler Companies promissory notes carried a 15% interest rate and were collateralized by essentially all the assets of the Company (See Note 3 for Myler Acquisition details).

As of December 31, 2020, the Company had short-term obligations of $88,240 with the intent and ability to refinance on a long-term basis. Subsequent to December 31, 2020, the Company entered into the Credit Facility (See Note 15 for Subsequent Events details) and refinanced the short-term obligations of $88,240.

U.S. GAAP provides that short-term obligations should be excluded from current liabilities if the Company has the intent to refinance the short-term obligation on a long-term basis and it can demonstrate the ability to refinance by (1) actually doing so after the balance

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

sheet date by issuance of a long-term obligation or equity securities or (2) by entering into a long-term financing agreement with a party expected to be financially capable of honoring such agreement.

On April 27, 2020, the Company applied for loans, pursuant to the Paycheck Protection Program (PPP) established as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and received loan proceeds in the amount of $2,385. Under the terms of the PPP, loan proceeds and accrued interest are forgivable after eight to twenty-four weeks if they are used for qualifying expenses such as payroll, benefits, rent and utilities, and the Company maintains its payroll levels as described in the CARES Act. Any unforgiven portion of the loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first sixteen months. Management has utilized the PPP loan proceeds for purposes consistent with the PPP. The PPP loans have maturity dates in April 2022 with fixed interest rates of 1.00% and the Company intends to repay these loans prior to maturity.

The facility loans have maturity dates between June 2022 and December 2022 with fixed interest rates between 5.25% and 6.00%. The facility loans are collateralized by real property, which are buildings.

Future minimum payments of principal under long-term debt obligations were as follows as of December 31, 2020:

2021	$3,622
2022	7,157
2023	4,502
2024	4,486
2025 and thereafter	71,910

$91,677

10.	Income Taxes

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. As of December 31, 2020, and 2019, there were $85 and $51, respectively, in net deferred tax assets.

For the Company’s US operations, the Company operates as a group of LLCs taxed as partnerships and the Company is not subject to U.S. federal, state and local income taxes. Any taxable income or loss generated by our US operations are passed through to and included in the taxable income or loss of the Company’s members on a pro rata basis. The Company’s Puerto Rico operations are subject to an income tax rate of 4% pursuant to an Act 20 tax exemption grant from the Puerto Rican government on May 23, 2018.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

The types of temporary differences and their related tax effects that give rise to deferred tax assets and liabilities were as follows:

	As of December 31,
	2020	2019
Deferred Tax Assets
Accrued Liabilities Not Currently Deductible	$96	$51

Gross Deferred Tax Assets	96	51
Deferred Tax Liabilities
Basis Difference in Property & Equipment	$11	$—

Gross Deferred Tax Liabilities	11	—

Net Deferred Tax Assets	$85	$51

The components of income (loss) before income taxes are as follows:

	As of December 31,
	2020	2019
Domestic	$6,287	$6,568
Foreign	12,267	7,987

Income (loss) before income taxes	18,554	14,555
Current income taxes
Federal	—	—
State & Local	—	—
Foreign	427	413

Total current income taxes	427	413
Deferred income taxes
Federal	—	—
State & Local	—	—
Foreign	32	(141)

Total deferred income taxes	32	(141)

Income tax expense	$459	$272

Reconciliations of income tax expense computed at the Puerto Rico Act 20 exemption income tax rate to the recognized income tax expense are as follows:

	As of December 31,
	2020		2019
	$	%	$	%
Expected U.S. federal income taxes at statutory rate	—	—	—	—
State and local income taxes	—	—	—	—
Foreign income taxes	441	2.3%	268	1.9%
Non-controlling interest	18	0.1%	4	0.0%

Income tax expense	459	2.4%	272	1.9%

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

11.	Net Income per Unit

Net income per unit for the years ended December 31, 2020 and 2019 are based on the weighted average number of units outstanding during the period. The units include one series of units which have identical economics. As of December 31, 2020, and 2019, the Company did not issue any potentially dilutive instruments and the weighted-average units outstanding used to calculate both basic and diluted loss per unit are the same for periods.

The following table sets forth the computation of basic and diluted net income per unit for the years ended December 31:

	December 31,
	2020	2019
Numerator:
Net income attributable to Trajector Holdings, LLC unitholders	$17,658	$14,177
Denominator:
Weighted average units outstanding—basic and diluted	16,370	16,370

Basic and diluted net income per common unit	$1,078.68	$866.04

The Company reported net income attributable to noncontrolling interests of $437 and $106 for the years ended December 31, 2020 and December 31, 2019, respectively.

12.	Member’s Equity

Pursuant to the terms of the Limited Liability Company Agreement (the “LLC Agreement”), the business and affairs of the Company are managed, operated, and controlled by representatives of two of the founding members (the “Managers”). Subject to the terms of the LLC Agreement, all voting power and management rights of the Company are vested in the Managers. The Company has one class of membership interests outstanding. The owners of the membership interests generally do not have voting rights.

As of December 31, 2020, and 2019, 16,370 units were issued and outstanding, respectively. The units are held by six ownership members.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely attributable to the Company, and no member shall be personally obligated for any such debt, obligation or liability of the Company.

13.	Retirement Benefits

The Company had a qualified 401(k) plan (“Prior Plan”) available to all U.S. employees who met certain eligibility requirements for the year ended December 31, 2019. The Prior Plan allowed each employee to contribute up to the annual maximum allowed under the Internal Revenue Code. The Company had the discretion to make matching contributions to employee’s earnings. For the year ended December 31, 2019, the amount contributed and expensed under the plan was $809. The Prior Plan was terminated at the end of 2019. Effective January 1, 2021, the Company instituted a new 401(k) plan (“2021 Plan”) available to all U.S. and Puerto Rican employees who meet certain eligibility requirements. The 2021 Plan allows each employee to contribute up to the annual maximum allowed under the

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

Internal Revenue Code. The Company has the discretion to make matching contributions up to 6% of the employee’s earnings.

14.	Related Party

During 2019, the Company obtained four loans of $1,643 from two of the founding members of the predecessor companies, James S. Hill III and Gina G. Uribe, with an interest rate of 6% maturing in 2039. As of December 31, 2019, the Company had a total outstanding balance of $1,663 on member loans. Two of these member loans totaling $1,250 were repaid in 2020. The balance of these member loans of $413 as of December 31, 2020 included $393 that was used to finance the acquisition of one building currently held by a subsidiary of Trajector Holdings, LLC.

In addition, the Company has current receivables of $52 with founding members, James S. Hill III, Gina Uribe and Richard S. Blaser, which are recorded in Prepaid and other current assets. The Company’s related party transactions are summarized in the table below.

	As of December 31,
	2020	2019
Long-term obligations due to members	$413	$1,663
Receivables due from members	$52	$52

15.	Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 9, 2021, the date at which the combined and consolidated financial statements were available to be issued, to assess the need for recognition or disclosure in the combined and consolidated financial statements.

Affiliate Debt and Equity Transactions

On March 12, 2021, the BGH borrowed $12,000 from one of the Company’s members, the proceeds of which were used to refinance a portion of the Myler acquisition debt. The terms of the loan are set forth in an Amended and Restated Promissory Note, dated as of March 25, 2021 (the “Member Note”), made by BGH to the member in the principal amount of $12,000. The Member Note accrued interest at a fixed annual rate of 20% with a maturity date of March 25, 2023. Scheduled principal payments of $500 per month were required to be paid under the Member Note beginning April 1, 2021.

On April 12, 2021, Trajector Holdings, LLC, offered and sold 263.28 of its membership units for an aggregate offering price of $5,885 (the “April Offering”), of which $650 was paid for in cash and $5,235 was paid for through the reduction of principal and interest due to Adduco Media, LLC (one of the Myler acquisition parties) under one of the promissory notes issued in connection with the Myler Companies Acquisition (the “Debt Reduction”). The original promissory note, dated December 31, 2020, was made payable to Adduco Media, LLC (jointly and severally) by Benefits Social Security, LLC, Benefits IP, LLC and Benefits Media, LLC in the principal amount of $10,240 issued in connection with the Myler Companies Acquisition. In connection with the Debt Reduction, Adduco Media, LLC received 234.20 units in exchange for the $5,235 Debt Reduction. The $650 in cash proceeds were received from the sale of 29.08

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

memberships units of Trajector Holdings, LLC to two directors of Trajector, Inc. Trajector, Inc. was formed as a Delaware corporation on April 8, 2021.

Following the April Offering, Trajector Holdings, LLC entered into a Unit Redemption Agreement, dated April 12, 2021, pursuant to which Trajector Holdings, LLC agreed to redeem a total of 263.28 of its units from certain of its members.

In connection with the redemptions described above, BGH issued promissory notes each dated April 12, 2021 to two founding members totaling $5,885 (the “Redemption Notes”). The notes, accrued interest at a fixed annual rate of 20%, with a maturity date of April 12, 2023. Scheduled principal payments of $246 per month were required to be paid commencing on May 1, 2021.

BGH used the additional funds received under the Credit Facility (defined below) to pay off all amounts owed under the Member Note and each of the Redemption Notes on May 26, 2021.

Senior Credit Facility

On April 14, 2021, the BGH entered into a $75,000 senior secured term loan credit facility (the “Credit Facility”). The Credit Facility was established pursuant to a Credit Agreement, dated as of April 14, 2021, by and among Benefits Group Holdings, LLC, as the borrower, its parent company, Trajector Holdings, LLC, and certain subsidiaries of Benefits Group Holdings, LLC, as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender, and the other lenders party thereto (the “Credit Agreement”). The Credit Facility matures on April 14, 2026 subject to certain events that may cause the maturity date to occur earlier. The proceeds from the Credit Agreement were used to refinance indebtedness from the Myler Companies Acquisition and to pay expenses associated with the Credit Agreement, the acquisition of the Myler Companies, the Combination Transactions and for transactions related thereto.

On May 24, 2021, BGH entered into an additional $20,000 credit note pursuant to the Credit Facility under the existing terms and used the proceeds to repay all amounts owed under the Member Note and each of the Redemption Notes, and for general working capital purposes.

Unless the BGH elects otherwise under the Credit Agreement, interest on borrowings under the Credit Facility will be at the base interest rate (which cannot be less than 0.00%) and will be the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate (which cannot be less than 0.00%) plus 0.50%, and (c) the Eurodollar Rate (which cannot be less than 0.00% for the initial term loans) plus 1.00%; plus, in each case, a margin for term loans that can range from 2.00% to 2.50% depending on the BGH’s ratio of consolidated total indebtedness (as adjusted) to earnings before interest, taxes, depreciation and amortization (as adjusted), all as defined and set forth in the Credit Agreement. The applicable margin for Eurodollar Rate loans under the Credit Agreement ranges from 3.00% to 3.50%, depending on the same total net leverage ratio. The initial term loan borrowings were converted to a Eurodollar Rate shortly after the initial closing and bear interest at the Eurodollar Rate plus 3.50%. The Credit Agreement includes provisions for the selection of an alternative SOFR-based interest rate in the event the Eurodollar Rate is determined to be unavailable.

TRAJECTOR HOLDINGS, LLC

Notes to the Combined and Consolidated Financial Statements—(Continued)

(in thousands except number of units)

The Credit Agreement has two key financial covenants that commence with the June 30, 2021 reporting period: (a) a total net leverage ratio covenant to be greater than 2.75:1.00 and (b) a fixed charge coverage ratio covenant to be greater than 1.25:1.00. The Company has been granted a waiver related to the requirement to deliver the December 31, 2020 audited financial statements and the required compliance certificate until July 30, 2021.

Independent Auditor’s Report

Report of Independent Registered Public Accounting Firm

To the Member

Myler Disability, LLC and Combined Entities

American Fork, Utah

Report on the Combined Financial Statements

We have audited the accompanying combined financial statements of Myler Disability, LLC and Combined Entities, which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations and member’s equity (deficit), and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Myler Disability, LLC and Combined Entities as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly

Orem, Utah
April 19, 2021

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Combined Balance Sheets

	2020	2019
Assets
Current Assets
Cash	$4,178,392	$912,090
Receivables
Trade, net of allowance for doubtful accounts of $778,290 in 2020 and $848,203 in 2019	4,783,179	4,709,858
Related party	309,576	29,531
Prepaid expenses	75,826	82,649

Total current assets	9,346,973	5,734,128

Long-Term Assets
Intangibles, net	141,762	197,237
Property and equipment, net	79,029	99,485

Total long-term assets	220,791	296,722

	$9,567,764	$6,030,850

Liabilities and Member’s Equity (Deficit)
Current Liabilities
Accounts payable	$1,329,578	$837,633
Related party accounts payable	—	354,170
Accrued liabilities	12,821,216	438,283
Deferred rent	292,316	288,615

Total current liabilities	14,443,110	1,918,701
Paycheck Protection Program Loan Payable	2,943,000	—
Total Liabilities	17,386,110	1,918,701

Member’s Equity (Deficit)	(7,818,346)	4,112,149

	$9,567,764	$6,030,850

See Notes to Combined Financial Statements

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Combined Statements of Operations and Member’s Equity (Deficit)

	2020	2019
Revenue	$48,475,918	$51,525,819
Cost of Services	6,181,949	6,150,071

Gross Profit	42,293,969	45,375,748
Operating Expenses	44,157,341	32,561,486

Operating Income (Loss)	(1,863,372)	12,814,262
Other Income (Expense)	(23,659)	45,409

Net Income (Loss)	(1,887,031)	12,859,671
Distributions	(10,043,464)	(12,338,838)
Member’s Equity, Beginning of Year	4,112,149	3,591,316

Member’s Equity (Deficit), End of Year	$(7,818,346)	$4,112,149

See Notes to Combined Financial Statements

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Combined Statements of Cash Flows

	2020	2019
Operating Activities
Net income (loss)	$(1,887,031)	$12,859,671
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	30,090	52,399
Gain on sale of intangibles	25,136	—
Changes in assets and liabilities
Receivables	(353,366)	(845,709)
Prepaid expenses	6,823	(82,649)
Accounts payable	491,945	58,804
Related party accounts payable	(354,170)	91,355
Accrued liabilities	12,382,933	3,321
Deferred rent	3,701	29,891

Net Cash from Operating Activities	10,346,061	12,167,083

Investing Activities
Purchase of intangibles	—	(74,044)
Purchase of property and equipment	—	(46,905)
Sale of intangibles	20,705	—

Net Cash from (used for) Investing Activities	20,705	(120,949)

Financing Activities
Proceeds from Paycheck Protection Program Loan	2,943,000	—
Distributions paid	(10,043,464)	(12,378,838)

Net Cash used for Financing Activities	(7,100,464)	(12,378,838)

Net Change in Cash	3,266,302	(332,704)
Cash, Beginning of Year	912,090	1,244,794

Cash, End of Year	$4,178,392	$912,090

See Notes to Combined Financial Statements

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements

Note 1—Principal Business Activity and Significant Accounting Policies

Principal Business Activity

Myler Disability, LLC (the Company) is a Utah-based legal organization that advocates for clients throughout the United States in the pursuit of social security and disability benefits. The duration of the LLC is ninety-nine (99) years from the date of filing of the articles of incorporation. Myler Insurance Services, Inc. is a Utah-based company that brokers sales of insurance policies, primarily Medicare Advantage plans. The Company is licensed to sell insurance in 48 US States, excluding Hawaii and Alaska. Adduco Media, LLC is a lead generation and data monetization advertising company. It mostly provides lead generation services to Myler Disability and services other third-party clients through data monetization and lead generation efforts.

The Company entered into an agreement to sell 100% of the Company for a sale price of approximately $88.2 million. The transaction closed on December 31, 2020 and will be 100% seller financed with seller notes at 15% per annum, due no later than April 15, 2021. The Company’s member and management team will retain full operational authority until the seller notes are fully satisfied. The seller notes were paid in full via a $12 million payment on March 12, 2021, with the remaining balance settled on April 15, 2021. These financial statements are prepared immediately preceding the sale of the Company.

Principles of Combination

The accompanying combined financial statements include the accounts of Myler Disability, LLC, Myler Insurance Services, Inc. and Adduco Media, LLC, which are all under common ownership. The combined entities are collectively referred to as “The Company.” All significant intercompany accounts and transactions have been eliminated in combination.

Concentrations of Credit Risk

The Company maintains its cash accounts in various deposit accounts, the balances of which are periodically in excess of federally insured limits.

Receivables and Credit Policy

Trade receivables due from the Social Security Administration (SSA) and clients are uncollateralized obligations that do not have a due date. Trade receivables are stated at the amount awarded by the SSA or billed to the client. Payments of trade receivables are allocated to the specific award identified on the SSA’s or client’s remittance advice or, if unspecified, are applied to the earliest unpaid award. The net balance of accounts receivable as of January 1, 2019, was $3,818,475.

Trade receivables due from clients other than the above are uncollateralized client obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the client.

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements—(Continued)

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to twenty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment, there was no impairment at December 31, 2020 and 2019.

Intangible Assets

Intangible assets with a finite life consist of domains and are carried at cost less accumulated amortization. The Company amortizes the cost of identifiable intangible assets on a straight-line basis over the expected period of benefit, which is fifteen years for domains.

Income Taxes

As limited liability companies, Myler Disability, LLC and Adduco Media, LLC’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision for income taxes has been included in the financial statements.

Myler Insurance Services, Inc., with the consent of its stockholder, has elected under the Internal Revenue Code to be taxed as an S Corporation. The stockholder of an S Corporation is taxed on their proportionate share of the Company’s taxable income. The stockholder separately accounts for the Company’s items of income, deductions, losses and credits. Therefore, these financial statements do not include any provision for federal income taxes.

The Company evaluates its tax positions that have been taken, or are expected to be taken, on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements—(Continued)

December 31, 2020 and 2019, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

The Company’s primary source of revenue is from receiving a portion of the social security and disability benefits awarded to its clients.    For performance obligations related to this revenue, control is transferred to the client at a point in time. Due to the uncertainty involved in the awarding of these benefits, the Company recognizes revenues when all major uncertainties have been resolved, and collectability is reasonably assured. These revenues are recognized at a point in time when the Company determines that collectability is reasonably assured, which is on the date of the award letters from the SSA. All revenue is recognized at the completion of the performance obligation.

The Company charges clients for the costs of requesting medical records. These revenues are recognized at a point in time when the cost of obtaining the medical records has been incurred. The Company also recognizes revenue at a point in time from commissions on the sales of insurance policies, which are recognized when applications are approved by the carrier. Revenue related to lead generation is recognized at a point in time when the advertising spend is incurred.

Cost of Services

Cost of services represent core lawyer variable payroll costs. These costs are for lawyers who represent clients in front of judges as cases are adjudicated.

Deferred Rent

The Company has a lease for office space with escalating payments (see Note 3). The Company records the total expense under the lease agreement on a straight-line basis over the term of the lease. The resulting difference between the straight-line expense and the payments made during each year is recorded as deferred rent on the balance sheet.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Change in Accounting Principle

As of January 1, 2020, the Company adopted the provisions of FASB (Financial Accounting Standards Board) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements—(Continued)

with Customers, which provides a comprehensive revenue recognition model for all contracts with customers. The new model requires revenue recognition to depict the transfer of promised goods or services to customers at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company has adopted Topic 606 using the modified retrospective approach. The adoption of this standard has no significant effect on the December 31, 2019 combined financial statements.

Recent Accounting Guidance

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). This new guidance primarily differs from current U.S. GAAP by adding a requirement for lessees to recognize lease assets and lease liabilities in their balance sheets for those leases classified as operating leases. For entities that are not public business entities, ASU 2016-02 is effective for financial statements issued for annual periods beginning after December 15, 2021, with earlier application permitted. The amendments in this update require lessees and lessors to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact on its financial statements of adopting this ASU.

Subsequent Events

The Company has evaluated subsequent events through April 19, 2021, the date which the financial statements were available to be issued.

Note 2—Property and Equipment

Property and equipment at December 31, 2020 and 2019, consists of the following:

	2020	2019
Leasehold improvements	$66,435	$66,435
Equipment	1,514,873	1,514,873
Furniture and fixtures	188,858	188,858

	1,770,166	1,770,166
Less accumulated depreciation	(1,691,137)	(1,670,681)

	$79,029	$99,485

Depreciation expense totaled $20,456 and $40,926 for the years ended December 31, 2020 and 2019, respectively.

Note 3—Leases

The Company leases office space and a copier under various short- and long-term leases. The lease of office space includes base rents that escalate 3% annually after the first three years of the lease. The leases expire at various dates through March 2025.

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements—(Continued)

Future minimum lease payments are as follows:

Years Ending December 31,	Operating Leases
2021	$926,193
2022	953,976
2023	982,590
2024	1,012,062
2025	169,914

$4,044,735

Total lease expense for the years ended December 31, 2020 and 2019, totaled $902,902 and $932,971, respectively.

Note 4—Related Party Transactions

The Company advanced funds to Spread, LLC, a company under common control, primarily to accommodate short-term financing needs, and will be reimbursed as part of the sale of the Company. The balance of the related party receivable was $280,045, and $0 as of December 31, 2020 and 2019, respectively.

The Company also had $29,531 and $29,531 of advances to employees as of December 31, 2020 and 2019, respectively.

The Company had amounts due to a member of approximately $0 and $354,170 as of December 31, 2020 and 2019, respectively.

Note 5—Concentrations

Revenues and net accounts receivable from the SSA accounted for approximately 88% and 86% of revenues, and 89% and 86% of net accounts receivable, for the years ended December 31, 2020 and 2019, respectively.

Note 6—Intangible Assets

Intangible assets as of December 31, 2020, consists of the following:

	Cost	Accumulated Amortization	Net
Domains	$165,469	(23,707)	$141,762

Intangible assets as of December 31, 2019, consists of the following:

	Cost	Accumulated Amortization	Net
Domains	$222,267	(25,030)	$197,237

MYLER DISABILITY, LLC AND COMBINED ENTITIES

Notes to Combined Financial Statements—(Continued)

Amortization expense for the years ended December 31, 2020 and 2019, was $9,634 and $11,473 respectively. Estimated future amortization expense related to these intangible assets is as follows:

Years Ending December 31,	Amount
2021	$9,634
2022	9,634
2023	9,634
2024	9,634
2025	9,634
Thereafter	93,592

$141,762

The weighted average amortization expense period is 15 year.

Note 7—Paycheck Protection Program (PPP)

The Company was granted a $2,943,000 loan under the PPP administered by a Small Business Administration (SBA) approved partner. The loan is uncollateralized and is fully guaranteed by the Federal government. The Company is eligible for loan forgiveness of up to 100% of the loan, upon meeting certain requirements. The Company has recorded a note payable and will record the forgiveness upon being legally released from the loan obligation by the SBA. No forgiveness income has been recorded for the year ended December 31, 2020. The Company will be required to repay any remaining balance, plus interest accrued at 1% in monthly payments with maturity date of May 2022.

The full amount of the loan has been classified as long-term as the Company has applied for loan forgiveness. The Company applied for loan forgiveness on October 5, 2020. While the Company intends to take measures to maximize the loan forgiveness, it cannot reasonably determine the portion of the loan that will ultimately be forgiven.

Note 8—Profit-Sharing

The Company makes profit-sharing contributions to select individuals. The profit-sharing covers upper management, supervisors, long-term employees, and team leaders. The Company contributed $876,125 and $919,680 for the year ended December 31, 2020 and 2019, respectively.

TRAJECTOR HOLDINGS, LLC

CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$9,774	$2,640
Accounts receivable—less allowance of $12,182 at June 30, 2021 and $8,024 at December 31, 2020	24,900	21,328
Receivables due from members	52	52
Prepaid and other current assets	1,721	986

Total current assets	36,447	25,006
Property and equipment—net	6,130	5,183
Goodwill	35,689	35,689
Deferred tax asset—net	197	85
Software technology	21,660	22,800
Customer relationships	14,325	19,100
Other intangible assets—net	6,870	7,270

Total assets	$121,318	$115,133

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$3,077	$2,199
Accrued expenses	5,831	3,944
Current portion of long-term obligations	7,762	3,622

Total current liabilities	16,670	9,765
Long-term obligations—less current portion	87,387	88,055
Long-term obligations due to members	393	413

Total liabilities	104,450	98,233

Commitments and contingencies (Note 7)
Members’ equity:
Members’ equity attributable to Trajector Holdings, LLC Unitholders	16,061	16,401
Noncontrolling interests	807	499

Total members’ equity	16,868	16,900

Total liabilities and members’ equity	$121,318	$115,133

See notes to unaudited condensed combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except number of units

and per membership unit amounts)

	Six Months Ended June 30,
	2021	2020
Revenues	$69,060	$27,721
Costs of services	7,290	2,792

Gross profit	61,770	24,929
Expenses:
Marketing and advertising	14,817	5,035
General and administrative	29,022	7,098
Technology development	3,159	2,038
Depreciation and amortization	6,721	272

Total operating expenses	53,719	14,443

Operating income	8,051	10,486

Other (expense) income:
Interest expense	(5,085)	(135)
Other income	49	22

Total other expense, net	(5,036)	(113)

Income before income tax expense	3,015	10,373
Income tax expense	580	284

Net income	2,435	10,089
Less: Net income attributable to noncontrolling interests	(308)	(220)

Net income attributable to Trajector Holdings LLC Unitholders	$2,127	$9,869

Net income per unit—basic and diluted	$129.93	$602.87

Weighted-average number of units outstanding—basic and diluted	16,370	16,370

See notes to unaudited condensed combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC’

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF MEMBERS EQUITY (Unaudited)

(in thousands)

	Members’ Equity Attributable to Trajector Holdings, LLC	Noncontrolling Interests	Total Members’ Equity
Balance, January 1, 2021	$16,401	$499	$16,900
Net income	2,127	308	2,435
Units issued in April Offering	8,613	—	8,613
Repurchase of units	(5,885)	—	(5,885)
Member distributions	(5,195)	—	(5,195)

Balance, June 30, 2021	$16,061	$807	$16,868

	Members’ Equity Attributable to Trajector Holdings, LLC	Noncontrolling Interests	Total Members’ Equity
Balance, January 1, 2020	$15,161	$62	$15,223
Net income	9,869	220	10,089
Member distributions	(8,254)	—	(8,254)

Balance, June 30, 2020	$16,776	$282	$17,058

See notes to unaudited condensed combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands except number of units)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$2,435	$10,089
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	6,721	272
Provision for doubtful accounts	6,315	4,056
Amortization of debt discount	123	—
Unit-based compensation expense	2,728	—
Deferred income taxes	(112)	(57)
Change in operating assets and liabilities:
Accounts receivable	(9,887)	(5,087)
Accounts payable and accrued expenses	2,768	302
Other operating assets and liabilities	(735)	430

Net cash provided by operating activities	10,356	10,005

Cash flows from investing activities:
Purchases of property and equipment	(1,352)	(655)

Net cash used in investing activities	(1,352)	(655)

Cash flows from financing activities:
Proceeds from borrowings under long-term obligations	95,000	2,385
Proceeds from borrowings under long-term obligations from related party	12,000	—
Proceeds from issuance of units	650	—
Payments of debt issuance costs	(3,368)	—
Payments on long-term obligations	(83,052)	(111)
Payments on long-term obligations from related party	(12,000)	—
Payments on repurchased units from members	(5,885)	—
Payments on long-term obligations due to members	(20)	(624)
Distributions to members	(5,195)	(8,254)

Net cash used in financing activities	(1,870)	(6,604)

Net increase in cash and cash equivalents	7,134	2,746
Cash and cash equivalents, beginning of period	2,640	1,857

Cash and cash equivalents, end of period	$9,774	$4,603

Supplemental disclosure of non-cash investing and financing activities:
Units issued in April Offering (Settlement of Promissory Notes)	$5,235	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,329	$92

Cash paid for taxes	$673	$62

See notes to unaudited condensed combined and consolidated financial statements.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(in thousands except number of units and per membership unit amounts)

1.	Organization

Nature of Operations

As of March 24, 2021, Trajector Holdings, LLC is the sole owner and managing member and owns one hundred percent of Benefit Group Holdings, LLC (“BGH”) which directly owns all or a majority interest in 23 affiliated limited liability companies and one S-Corporation all under common control with offices in Florida, Utah, and Puerto Rico (formerly known as “VCP Group” and collectively, with Trajector Holdings, LLC, are “Trajector Holdings, LLC” or the “Company”). The Trajector Holdings, LLC assists its Veteran clients in understanding the nature of their disabilities by identifying their health conditions, tracing the relationship of those conditions to military service, and documenting how their disabilities fit within the rating criteria used by the U.S. Department of Veterans Affairs (“the VA”) for determining compensation. Trajector Holdings, LLC does not prepare, present, or file claims or represent Veterans before the VA.

On December 31, 2020, the Company acquired substantially all of the assets of Myler Disability, Adduco, and Benefits Holding, and all of the outstanding common stock of Myler Insurance (collectively referred to as the “Myler Companies” and these acquisitions are referred to as the “Myler Acquisitions”). Following the Myler Acquisitions, Trajector Holdings LLC expanded its offerings to include advocate services for clients eligible for Social Security disability benefits from the Social Security Administration (“SSA”), and professional insurance agency support to maximize best possible Medicare Advantage coverage.

On March 24, 2021, two entities were formed to facilitate combination of the VCP Group companies: (a) Trajector Holdings, LLC, and (b) BGH. The VCP Group companies entered into a series of consolidation transactions to implement an internal reorganization whereby (a) BGH became a holding company for VCP Group by acquiring either 100% ownership of, or a controlling membership interest in, of each of the VCP Group companies, and (b) Trajector Holdings, LLC became the sole member of BGH (the “Combination Transactions”). As a result of the Combination Transactions, BGH is now the sole managing manager of and owns a controlling interest, directly or indirectly, in each of the VCP Group companies and Trajector Holdings, LLC is the sole owner and managing member of BGH.

The Combination Transactions were accounted for as a change in reporting entity between entities under common control, whereby a change in reporting entity requires retrospective combination of the entities for all periods as if the combination had been in effect since inception of common control in accordance with Accounting Standards Codification (“ASC”) 250-10-45-21.

COVID-19 Pandemic

In December 2019, a novel strain of coronavirus (COVID-19) surfaced and spread globally. The COVID-19 outbreak was declared a global pandemic by the World Health Organization on March 11, 2020 and the President of the United States declared the COVID-19 outbreak a national emergency on March 13, 2020. This pandemic has negatively affected the US and global economies, disrupted global supply chains and financial markets, and led to

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

significant travel and transportation restrictions. Due to COVID-19 stay-at-home and shutdown orders in the states in which the Company operates, the Company transitioned to a fully remote work policy at the Company’s locations in March 2020. The Company is currently functioning on a hybrid basis with employees both on-site at facilities and remote employees, on operational requirements and policies. As the COVID-19 situation remains fluid and is evolving the Company is unable to predict the ultimate impact on the combined and consolidated financial statements.

Additionally, on March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES Act) was signed into law in the United States. The provisions of the CARES Act provide for, among other items, refundable employee retention tax credits for which the Company does not intend to claim. The Company did enter into Paycheck Protection Program (PPP) loans as part of the CARES act which it intends to repay (see Note 8).

2.	Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying condensed combined and consolidated balance sheet was derived from the audited financial statements, and the unaudited condensed combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“ GAAP”) as defined by the Financial Accounting Standards Board (“FASB”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. These financial statements should be read in conjunction with the audited financial statements and related notes for the fiscal year ended December 31, 2021 covering such period. The condensed combined and consolidated financial statements include the accounts of Trajector Holdings, LLC and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The noncontrolling interests are presented as a separate component of members’ equity in the condensed combined and consolidated balance sheets.

Use of Estimates

The accompanying condensed combined and consolidated financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions affecting the reported amounts in the condensed combined and consolidated financial statements and accompanying notes. These estimates are based on information available as of the date of the condensed combined and consolidated financial statements; therefore, actual results could differ from those estimates. The significant estimates underlying the Company’s condensed combined and consolidated financial statements include allowance for doubtful accounts; recoverability of long-lived assets, intangible assets and goodwill, accounting for business combinations, including amounts assigned to definite lived intangible assets.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

Cash and Cash Equivalents

The Company considers all funds in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash balances are held at a few financial institutions and usually exceed insurable amounts. As of June 30, 2021 and December 31, 2020, the Company had no cash equivalents.

Accounts Receivable Allowances

Accounts receivable primarily consist of amounts due from customers and are stated at their net realizable value. Management evaluates all accounts periodically and an allowance is established based on the best facts available to management. Management considers historical realization data, accounts receivable aging trends and other operational trends to estimate the collectability of receivables. After all reasonable attempts to collect a receivable have been exhausted, the receivable is written off against the allowance for doubtful accounts. As of June 30, 2021 and December 31, 2020 the Company had accounts receivable of $37,082 and $29,352, respectively.

The activity in the allowance for doubtful accounts for the six months ended June 30, 2021 and 2020 is as follows:

	For the Six Months Ended June 30,
	2021	2020
Allowance for doubtful accounts:
Beginning balance	$8,024	$6,216
Provision for doubtful accounts	6,315	3,859
Write-offs	(2,157)	(1,116)

Ending balance	$12,182	$8,959

Revenue Recognition

The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts typically upon the formal notification of a successful increase in a client’s customer’s benefits from either the VA or, following the Myler Acquisitions, SSA. Contracts are evergreen with the no fixed duration on the contract and either party has the rights to terminate the contract. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the contract price, allocating the contract price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. Contractually the Company offers payment terms of 90 days if paid in full and also offers a five-month payment plan to its customers. The revenue is reported gross and is not subject to sales taxes due to the service nature.

The Company’s performance obligations consist mainly of successfully increasing a client’s benefits through the VA or, following the Myler Acquisitions, SSA. After an increase in benefits, no unfulfilled performance obligations would exist for the Company. The

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

Company’s transaction price is generally variable based on a customer’s increase in benefits. Any future adjustments or corrections are estimated at the completion of the performance obligation of the contract and recognized as a reduction of the revenue. The Company maintains an allowance for future adjustments and corrections based on historical adjustments experience and revenue volume, which is recorded as a reduction of accounts receivable and revenue. The allowance for future adjustments and corrections was not material to the financial statements as of June 30, 2021 and December 31, 2020.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The cost of leasehold improvements is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Included in property and equipment are costs related to purchased software that are capitalized. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Land and buildings	15 to 39 years
Office equipment, furniture and fixtures	5 to 8 years
Computer equipment and software	3 to 7 years
Vehicles and equipment	5 years

Long-Lived Assets, Including Intangible Assets

Intangible assets, which consist of software technology, customer relationships, trade names, and restrictive covenant agreements are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from 2 to 10 years. The Company periodically reviews the estimated useful lives of intangible assets and adjusts when events indicate that a shorter life is appropriate.

Long-lived assets, other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company’s forecasted projections for the asset or asset group for reasons including, but not limited to, significant changes, or planned changes in the Company’s use of the assets and significant negative industry or economic trends. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the condensed combined and consolidated statement of operations. No impairment charges were recorded during the six months ended June 30, 2021 and 2020, respectively.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. The Company has two reporting segments and goodwill is assessed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Under the authoritative guidance issued by the FASB, the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. Impairment tests are performed, at a minimum, in the fourth quarter of each year. Management uses the future discounted cash flows valuation approach to determine the fair value of reporting units and determines whether the fair value of reporting units exceeded its carrying amounts. If the fair value exceeds the carrying amount, then no impairment is recognized. If the carrying amount recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The impairment review requires management to make judgments in determining various assumptions with respect to revenues, operating margins, growth rates and discount rates. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company’s financial condition and results of operations. There was no impairment or changes in the carrying amount of goodwill for the six months ended June 30, 2021.

Costs of Service Revenue

Costs of services revenue includes expenses related to employees (including compensation and benefits) and outside consultants who directly provide services related to revenue-generating activities, including services with respect to the production of Veteran Medical Packages and related services furnished to clients in connection with a client’s application for increased VA benefits. Costs of services revenue also includes attorney costs associated with adjudicating cases with our clients with respect to increased benefits files with the SSA.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.

If, based upon all available evidence, both positive and negative, it is more likely than not (more than 50 percent likely) such deferred tax assets will not be realized, a valuation allowance is recorded. Significant weight is given to positive and negative evidence that is objectively verifiable.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

Neither interest nor penalties on uncertain tax positions were recorded for the six months ended June 30, 2021 and 2020, respectively. The Company would record such interest or penalties related to income taxes in income tax expense if any were applicable.

Segment Information

FASB ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is one of the Co-Chief Executive Officers, who reviews the financial performance and the results of operations of the segments prepared in accordance with GAAP when making decisions about allocating resources and assessing performance of the Company. The Company has determined that it operates and reports in two segments, Veterans Services and Disability Services, which focus on the nature of the services provided by the Company.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In December 2019, the FASB issued Accounting Standard Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The purpose of Update No. 2019-12 is to continue the FASB’s Simplification Initiative to reduce complexity in accounting standards. The amendments in Update No. 2019-12 simplify the accounting for income taxes by removing certain exceptions related to the incremental approach for intra-period tax allocation, the requirement to recognize or derecognize deferred tax liabilities related to equity method investments that are also foreign subsidiaries, and the methodology for calculating income taxes in an interim period. In addition to removing these exceptions, Update No. 2019-12 also clarifies and simplifies other aspects of the accounting for income taxes. Update No. 2019-12 is effective for annual periods beginning after December 15, 2021 including interim periods within those annual periods. The Company adopted ASU 2019-12 effective January 1, 2021. The adoption of this standard did not have a significant impact on the Company’s combined and consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, Codification Improvements. This ASU codifies the disclosure guidance of all codifications which provide entities with an option to either present information on the face or disclose it in the notes to the financial statements. ASU 2020-10 also clarifies application of various provisions in the codifications where the guidance may have been unclear. The ASU is effective for fiscal years beginning after December 15, 2020. The adoption of this standard did not have a significant impact on the Company’s combined and consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU 2016-2, Leases (Topic 842), which supersedes the current accounting for leases and while retaining two distinct types of leases, finance and

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

operating, (i) requires lessees to record a right of use asset and a related liability for the rights and obligations associated with a lease, regardless of lease classification, and recognize lease expense in a manner similar to current accounting, (ii) eliminates most real estate specific lease provisions, and (iii) aligns many of the underlying lessor model principles with those in the new revenue standard. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases.

The new standard is effective for the Company for fiscal years beginning after December 15, 2021, with early adoption permitted, based on the FASB effective date deferral per ASU 2020-05. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. The Company expects to adopt the new standard on the effective date or the date it no longer qualifies as an emerging growth company, whichever is earlier.

The Company expects that this standard will have a material effect on its financial statements. While the Company continues to assess all of the effects of adoption, the Company currently believes the most significant effects relate to the recognition of new right-of-use (“ROU”) assets and lease liabilities on its balance sheet for the Company’s office and equipment operating leases; and providing significant new disclosures about its leasing activities.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASC 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides temporary optional guidance to ease the potential accounting burden associated with the transition away from reference rates (such as the London Interbank Offered Rate) that are expected to be discontinued. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which clarifies the scope and application of the guidance in ASU 2020-04. ASU 2021-01 clarifies that certain optional expedients and exceptions in ASU 2020-04 and Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The guidance in ASU 2020-04 and ASU 2021-01 are both effective upon issuance through December 31, 2022. The new guidance is not expected to have a material impact on the Company’s combined and consolidated financial statements.

3.	Myler Acquisition

On December 31, 2020, the Company acquired substantially all of the assets of Myler Disability, Adduco, and Benefits Holding, and all of the outstanding common stock of Myler Insurance (collectively referred to as the “Myler Companies” and these acquisitions are referred to as the “Myler Acquisitions”). The gross purchase price of the Myler Acquisitions

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

prior to the net working capital adjustment was $88,240 and was paid for with the issuance of four separate promissory notes by the Company to the sellers (the “Acquisition Notes”). In connection with the Myler Acquisitions, the Company formed five separate entities to house the acquired assets. The primary purpose of acquiring the Myler Companies was to expand the Company’s target market into disability benefits services.

In accordance with ASC 805, the Myler Acquisition was accounted for using the acquisition method of accounting, which requires, among other things, the assets acquired and the liabilities assumed be recognized at their fair values as of the acquisition date. Goodwill is the excess purchase price over the preliminary estimated fair value of net assets acquired and liabilities assumed in the Myler Acquisitions. The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The excess of the purchase price over the fair value of net assets acquired was allocated to goodwill and represents the expected revenue and cost synergies from combining operations as well as the value of the acquired workforce.

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques with the assistance of an independent third-party valuation firm. The estimated fair value of the intangible assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of a trade name and technology acquired, were determined using the relief from royalty method. The most significant assumptions under the relief from royalty method used to value trade names and technology include estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. The discounted cash flow method used to value the customer relationships and the multi-period excess earnings method used to value the restrictive covenant agreements include assumptions such as: expected revenue, term of the agreements, probability and ability to compete, operating margin, tax rate and discount rate. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the acquired businesses. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

For Level 3, inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities. The Company has considered the fair value hierarchy as part of the valuation process. The appropriate class of assets and liabilities have been disclosed below and presented in the line items of the Company’s financial statements. The Company identified the intangible assets acquired as part of the Myler Acquisition, which meet the requirements of Level 3 fair value estimates. (See Note 6 for Intangible Assets details).

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

The following table summarizes the consideration paid and the preliminary estimated fair values of the net assets acquired and liabilities assumed at the acquisition date:

Promissory notes	$88,240
Working capital adjustment to purchase price	(272)

Total consideration	$87,968

The consideration was allocated across net assets as follows:

Assets acquired:
Accounts receivable	4,730
Prepaid and other current assets	76
Property and equipment	79
Goodwill (a)	35,689
Software technology	22,800
Customer relationships	19,100
Trade names	5,530
Restrictive covenant agreements	1,740

Total assets acquired	89,744
Liabilities assumed:
Accounts payable	598
Accrued expenses	1,178

Total liabilities assumed	1,776

Estimated fair value of net assets acquired	$87,968

(a)	Goodwill is not deductible for tax purposes.

The Company has completed valuation studies necessary to record the intangible assets acquired. Management is reviewing working capital changes as part of normal operations; however, the Company does not anticipate recording any material transaction accounting adjustments during 2021.

Unaudited Pro Forma Results

The following table below represents the pro forma consolidated statements of income as if Myler Companies had been included in the consolidated results of the Company for the six months ending June 30, 2020:

Description	Six Months Ended June 30, 2020
Revenues	$53,918
Net income	5,036
Less: Net loss attributable to noncontrolling interest	(220)

Net income attributable to Trajector, Inc.	$4,816

Net income per unit attributable to unitholders:
Basic and diluted earnings per unit as pro forma (unaudited)	$294.20

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Myler Companies to reflect additional depreciation, amortization, and interest expenses that would have been recognized assuming the fair value adjustments to property and equipment and intangibles assets and debt have been applied on January 1, 2020.

4.	Property and Equipment

Property and equipment consisted of the following:

	June 30, 2021	December 31, 2020
Land and buildings	$3,203	$3,048
Office equipment, furniture and fixtures	284	226
Computer equipment and software	3,069	1,941
Vehicles and equipment	1,296	1,285

Total	7,852	6,500
Less: Accumulated depreciation	(1,722)	(1,317)

Property and equipment—net	$6,130	$5,183

For the six months ended June 30, 2021 and 2020, the Company had depreciation expense in connection with property and equipment of $405 and $272, respectively.

5.	Segment Information

FASB ASC 280-10-50 requires use of the “management approach” model for segment reporting. The management approach is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance.

The Company has two reportable segments based on services provided: Veterans Services and Disability Services. The Company identified its reporting segments based on the financial information used by its chief operating decision maker to make decisions regarding the allocation of resources to and the financial performance of the reporting segments.

Asset information by operating segment is not presented below since the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s condensed combined and consolidated financial statements.

The following table summarizes results of operations for the Company’s operating segments:

	Six Months Ended June 30, 2021
	Veterans Services	Disability Services
Revenues	$46,238	$22,822
Costs of services	4,082	3,208
Operating expenses	32,797	20,922

Operating income (loss)	$9,359	$(1,308)

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

For the six months ended June 30, 2020, total revenues of $27,721 pertained to Veterans Services only. The Company acquired the Disability Services segment on December 31, 2020.

6.	Intangible Assets

Intangible assets consisted of the following:

		June 30, 2021
	Weighted- Average Remaining Amortization Period	Gross Carrying Amount	Additions	Accumulated Amortization	Net Book Value
Software technology	9.5	$22,800	$—	$(1,140)	$21,660
Customer relationships	1.5	19,100	—	(4,775)	14,325
Trade names	9.5	5,530	—	(276)	5,254
Restrictive covenant agreements	6.5	1,740	—	(124)	1,616

Total		$49,170	$—	$(6,315)	$42,855

Trade names and restrictive covenant agreements are presented as other intangible assets—net on the Condensed Combined and Consolidated Balance Sheets for each reporting period. Amortization expense totaled $6,315 for the six months ended June 30, 2021. No amortization expense was recorded for the six months ended June 30, 2020.

7.	Commitments and Contingencies

Legal Proceedings

There are various claims, lawsuits, disputes with third parties and pending actions involving various allegations against the Company incident to the operation of its business, principally complaints about the Company’s services. Generally, we believe these claims are without merit however we are unable to predict the ultimate outcome of such litigation.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

8.	Long Term Obligations

Long-term obligations are as follows:

	June 30, 2021	December 31, 2020
Senior Credit Facility, net of unamortized debt discount of $3,246 and $0 as of June 30, 2021 and December 31, 2020	$91,754	$—
Acquisition Notes	—	88,240
Paycheck Protection Program Loan	2,385	2,385
Facility Loans	1,010	1,052
Member Loans	393	413

Total	95,542	92,090
Less: current portion	(7,762)	(3,622)

Long-term portion	$87,780	$88,468

Acquisition Notes

The purchase price for the Myler Acquisitions was paid for through the issuance of four promissory notes (the “Acquisition Notes”) totaling $88,240 due and payable by April 15, 2021. The Acquisition Notes carried a 15.00% interest rate and were collateralized by essentially all the assets of the Company.

Interest expense on the Acquisition Notes totaled $3,728 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Acquisition Notes were refinanced upon execution of the Blaser Note, April Offering and Credit Facility (defined below).

Blaser Note

On March 21, 2021, prior to the Combination Transactions, Richard S. Blaser loaned $12 million to certain of our subsidiaries (the “Blaser Note”) to refinance a portion of the Acquisition Notes owed to Adduco Media, LLC. BGH subsequently assumed and became the sole obligor of the Blaser Note. Under the terms of an Amended and Restated Promissory Note, dated as of March 25, 2021, the Blaser Note accrued interest at a fixed annual rate of 20.00%, with a maturity date of March 25, 2023. Scheduled principal payments of $500 per month were required to be paid under the Blaser Note commencing on April 1, 2021.

Interest expense on the Blaser Note totaled $464 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Blaser Note was paid off in full upon execution of the Credit Facility (defined below).

Redemption Promissory Notes

On April 12, 2021, Trajector Holdings, LLC, offered and sold 263.28 of its membership units for an aggregate offering price of $5,885 (the “April Offering”), of which $650 was paid for in cash and $5,235 was paid for through the reduction of principal and interest due on of the

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

Acquisition Notes to Adduco Media LLC under one of the Acquisition Notes. In connection with the debt reduction, the lender received 234.20 units in exchange for $5,235 of debt reduction (the “Debt Reduction”). The original promissory note, dated December 31, 2020, was payable to Adduco Media, LLC in the principal amount of $10,240 issued in connection with the Myler Acquisitions. The $650 in cash proceeds were received from the sale of 22.37 and 6.71 membership units of Trajector Holdings, LLC to two directors of Trajector, Inc. at $22,353 per membership unit for an aggregate purchase price of $500 and $150, respectively.

On April 12, 2021, following the April Offering, the Company entered into a unit redemption agreement, pursuant to which the Company agreed to redeem a total of 263.28 of its units as follows: (a) 65.82 units from Ginken Medical, LLC, (b) 65.82 units from White Blaze Medical Consulting, LLC, and (c) 131.64 units from Blackfin Capital, LLC. Ginken Medical, LLC and White Blaze Medical Consulting, LLC are entities controlled by Ms. Uribe and Blackfin Capital, LLC is an entity controlled by Mr. Hill. The redemption price was paid by the issuance of promissory notes by BGH to each of these entities (the “Redemption Promissory Notes”) in an aggregate amount of $5,885, of which 50% was payable to an entity controlled by James S. Hill II and 50% to entities controlled by Gina G. Uribe. The Redemption Promissory Notes accrued interest at a fixed annual rate of 20.00%, with a maturity date of April 12, 2023. Scheduled principal payments in the amount of $246 per month were required to be paid under the Redemption Promissory Notes commencing on May 1, 2021.

Interest expense on the Redemption Promissory Notes totaled $139 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Redemption Promissory Notes were paid off in full upon execution of the Credit Facility, including any accrued interest (defined below).

Senior Credit Facility

On April 14, 2021, BGH entered into a $75,000 senior secured term loan credit facility (the “Credit Facility”). The Credit Facility was established pursuant to a Credit Agreement, dated as of April 14, 2021, by and among BGH, as the borrower, its parent company, Trajector Holdings, LLC, and certain subsidiaries of BGH, as guarantors, and Deutsche Bank AG New York Branch, as administrative agent, collateral agent and lender, and the other lenders party thereto (the “Credit Agreement”). Unless BGH elects otherwise under the Credit Agreement, interest on borrowings under the Credit Facility will be at the base interest rate (which cannot be less than 0.00%) and will be the highest of (a) the administrative agent’s prime rate, (b) the federal funds rate (which cannot be less than 0.00%) plus 0.50%, and (c) the Eurodollar Rate (which cannot be less than 0.00% for the initial term loans) plus 1.00%; plus, in each case, a margin for term loans that can range from 2.00% to 2.50% depending on the BGH’s ratio of consolidated total indebtedness (as adjusted) to earnings before interest, taxes, depreciation and amortization (as adjusted), all as defined and set forth in the Credit Agreement. The applicable margin for Eurodollar Rate loans under the Credit Agreement ranges from 3.00% to 3.50%, depending on the same total net leverage ratio. The initial term loan borrowings were converted to a Eurodollar Rate shortly after the initial closing and bear interest at the Eurodollar Rate plus 3.50%. The Credit Agreement

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

includes provisions for the selection of an alternative SOFR-based interest rate in the event the Eurodollar Rate is determined to be unavailable. As of June 30, 2021, the interest rate was 3.69%. Interest expense on the Credit Facility totaled $696 for the six months ended June 30, 2021. There was no interest expense incurred for the six months ended June 30, 2020. The Credit Facility matures on April 14, 2026 subject to certain events that may cause the maturity date to occur earlier. The proceeds from the Credit Agreement were used to refinance indebtedness from the Acquisition Notes not already repaid and to pay expenses associated with the Credit Agreement, the Myler Acquisitions, the Combination Transactions and for transactions related thereto.

On May 24, 2021, the Credit Agreement was amended to provide an additional $20,000 incremental term loan, which increased the principal amount of the Credit Facility to $95,000. The additional $20,000 of proceeds under the Credit Facility was used to repay all amounts owed under the Blaser Note and each of the Redemption Promissory Notes. Scheduled quarterly principal payments of approximately $1,188 begin June 30, 2021, and increase to approximately $2,375 beginning June 30, 2024 through maturity.

The Credit Agreement has two key financial covenants that commence with the June 30, 2021 reporting period: (a) a total net leverage ratio covenant to be greater than 2.75:1.00 and (b) a fixed charge coverage ratio covenant to be greater than 1.25:1.00. The Company was fully compliant with these financial covenants as of June 30, 2021.

The Company incurred fees of $3,368 which was recorded as a debt discount. As of June 30, 2021, the Credit Facility had an outstanding principal balance of $95,000 and the unamortized debt discount was $3,245. Debt discount amortized to interest expense was $123 for the six months ended June 30, 2021.

Paycheck Protection Program Loan

On April 27, 2020, the Company applied for loans, pursuant to the Paycheck Protection Program (“PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act) and received loan proceeds in the amount of $2,385. Under the terms of the PPP, loan proceeds and accrued interest are forgivable after eight to twenty-four weeks if they are used for qualifying expenses such as payroll, benefits, rent and utilities, and the Company maintains its payroll levels as described in the CARES Act. Any unforgiven portion of the loan is payable over two years at an interest rate of 1.00%, with a deferral of payments for the first sixteen months. Management has utilized the PPP loan proceeds for purposes consistent with the PPP. The PPP loans have maturity dates in April 2022 with fixed interest rates of 1.00% and the Company intends to repay these loans prior to maturity.

Interest expense on the PPP loan totaled $16 and $14 for the six months ended June 30, 2021 and 2020, respectively.

Facility Loans

The Company has various facility loans with maturity dates ranging from June 2022 and December 2022 with fixed interest rates between 5.25% and 6.00%. The facility loans are

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

collateralized by real property, which are buildings. Interest expense on the facility loans totaled $35 and $88 for the six months ended June 30, 2021 and 2020, respectively.

Members Loans

The Company paid off all significant amounts owed under Member Loans and each of Redemption Notes on May 26, 2021. Any remaining Member Loans will be paid off in the current calendar year. Interest expense on the members loans totaled $4 and $43 for the six months ended June 30, 2021 and 2020, respectively.

9.	Net Income per Unit

Basic net income per unit excludes dilutive units and is computed by dividing net income attributable to unitholders by the weighted average number of units outstanding during the period. Diluted net income per unit reflects the potential dilution that would occur if securities were exercised or converted into units. In periods in which the Company reports a net loss, the effects of any incremental potential units have been excluded from the calculation of loss per unit because their effect would be anti-dilutive. During the six months ended June 30, 2021 and 2020, the Company did not issue any potentially dilutive instruments. Therefore, the weighted-average units outstanding used to calculate both basic and diluted loss per unit are the same for both periods. The units include one series of units which have identical economics.

The following table sets forth the computation of basic and diluted net income per unit:

	For the Six Months Ended June 30,
	2021	2020
Numerator:
Net income attributable to Trajector Holdings, LLC unitholders	$2,127	$9,869
Denominator:
Weighted average units outstanding—basic and diluted	16,370	16,370

Basic and diluted net income per common unit	$129.93	$602.87

The Company reported net income attributable to noncontrolling interests of $308 and $220 for the six months ended June 30, 2021 and 2020, respectively.

10.	Members’ Equity

Pursuant to the terms of the Limited Liability Company Agreement (the “LLC Agreement”), the business and affairs of the Company are managed, operated, and controlled by representatives of two of the founding members (the “Managers”). Subject to the terms of the LLC Agreement, all voting power and management rights of the Company are vested in the Managers. The Company has one class of membership interests outstanding. The owners of the membership interests generally do not have voting rights.

TRAJECTOR HOLDINGS, LLC

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

(in thousands except number of units and per membership unit amounts)

As of June 30, 2021 and December 31, 2020, 16,370 units were issued and outstanding, respectively. The units are held by six ownership members.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely attributable to the Company, and no member shall be personally obligated for any such debt, obligation or liability of the Company.

11.	Related Party

During 2019, the Company obtained four loans of $1,643 from two of the founding members of the predecessor companies, James S. Hill III and Gina G. Uribe, with an interest rate of 6% maturing in 2039. The member loans in the amount of $393 were used to finance the acquisition of one building currently held by a subsidiary of Trajector Holdings, LLC. Two of these member loans were repaid in 2020. In addition, the Company has current receivables with three founding members which are recorded in prepaid and other current assets. The Company’s related party transactions are summarized in the table below:

	June 30, 2021	December 31, 2020
Long-term obligations due to members	$393	$413
Receivables due from members	$52	$52

On April 12, 2021, Trajector Holdings, LLC sold 263.28 of its membership units for an aggregate offering price of $5,885 (the “April Offering”), of which $650 was paid for in cash and $5,235 was paid for through the reduction of principal and interest due on of the Acquisition Notes to Adduco Media LLC under one of the Acquisition Notes (See Note 8). The Company performed a third-party discounted cash flows valuation study to estimate the fair value of the membership units. The fair value was $32,193 per membership unit and the offering price was $22,351 per membership unit. The excess of the fair value of the membership units over the transaction price totaled $2,728 and was recognized as unit-based compensation expense in general and administrative expense in the Company’s condensed combined and consolidated statements of income for the six months ended June 30, 2021.

Since the buyers included existing employees or nonemployee service providers, the excess of the fair value over the aggregate offering price was recognized as unit-based compensation expense.

12.	Subsequent Events

The Company has evaluated all known subsequent events through October 18, 2021, which is the date these consolidated financial statements were available to be issued, and has determined that no subsequent events have occurred requiring recognition or disclosure in these consolidated financial statements.

            Shares

Class A Common Stock

TRAJECTOR, INC.

Preliminary Prospectus

Joint Bookrunners

Deutsche Bank Securities	Citigroup	Credit Suisse	Stifel

Cantor

Co-Managers

AmeriVet Securities	Drexel Hamilton

            , 2021

Until            , 2021, (25 days after the date of this prospectus) all dealers that buy, sell or trade our Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with this offering, other than underwriting discounts and commissions. All amounts, except the SEC registration fee and the FINRA filing fee, are estimated.

Expenses	Amount to be paid
SEC registration fee	$	*
FINRA filing fee		*
Listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent’s fees		*
Blue sky fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total		*

*	To be filed by amendment.

We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Pursuant to the underwriting agreement, the Registrant and the underwriter have agreed to indemnify each other under certain circumstances and conditions against and from certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reference is made to Section      of the Underwriting Agreement, attached as Exhibit 1.1 hereto,      of the Registrant’s Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 hereto and      of the Registrant’s bylaws filed as Exhibit 3.2 hereto.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all securities sold or issued by the predecessors, including to the Registrant, in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

Common Units of limited liability company membership interests of Trajector Holdings, LLC

•

In connection with the Consolidation Transactions, Trajector Holdings, LLC issued an aggregate of 16,370 Units to entities controlled by James S. Hill II, Gina G. Uribe, and Richard Blaser in exchange for limited liability membership interests in the Trajector Group entities contributed by them to BGH.

•

On April 12, 2021, Trajector Holdings, LLC, offered and sold 263.288 Units for an aggregate offering price of $5,885,052.50, of which $650,023.50 was paid for in cash and $5,235,029.34 was paid for through the reduction of principal and interest due to Adduco Media, LLC under a promissory note issued to Adduco Media, LLC in connection with the Myler Acquisitions. The offer and sale of Units were made to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.

LLC Units

•

Following the effectiveness of this registration statement, Trajector Holdings, LLC expects to issue              LLC Units in connection with the transactions that we refer to as the Reorganization Transactions. These LLC Units will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.

Class B Common Stock

•

Following the effectiveness of this registration statement, we expect to issue              shares of our Class B Common Stock in connection with the transactions that we refer to as the Reorganization Transactions. These shares will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment. The issued shares will be exchanged on a pro rata basis and the consideration will represent the same investment in the Trajector Holdings, LLC business already held by such investors, but in a different form.

The offers, sales and issuances of the securities described above were deemed or will be deemed, when issued, to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statements and Schedules.

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit	Number Description of Exhibit

1.1*	Form of Underwriting Agreement

2.1*	Asset and Stock Purchase Agreement, dated as of December 31, 2020, by and among Myler Insurance Services, LLC, Benefits Social Security, LLC, Benefits IP, LLC, and Benefits Media, LLC, Myler Disability, LLC, Adduco Media, LLC, Benefits Holding, LLC, and Brad Myler (relating the Myler Acquisitions)

3.1*	Form of Amended and Restated Certificate of Incorporation of Trajector, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

3.2*	Form of Amended and Restated Bylaws of Trajector, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

4.1*	See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company defining the rights of holders of the Company’s Class A Common Stock

5.1	Legal opinion of Carlton Fields, P.A., regarding validity of securities

10.1*	Form of Amended and Restated Limited Liability Company Agreement of Trajector Holdings, LLC

10.2*	Form of Reorganization Agreement among Trajector, Inc., Trajector Holdings, LLC and the parties named therein

10.3*	Form of Stockholders Agreement among Trajector, Inc. and the Pre-IPO LLC Members

10.4*	Form of Tax Receivable Agreement among Trajector, Inc. and the Pre-IPO LLC Members

10.5*	Form of Registration Rights Agreement among Trajector, Inc. and the Pre-IPO LLC Members

Exhibit	Number Description of Exhibit

10.6*	Credit Agreement, dated as of April 14, 2021, by and among Benefits Group Holdings, LLC, Trajector Holdings, LLC, and Deutsche Bank AG New York Branch and the other lenders party thereto

10.7*	First Amendment to Credit Agreement, dated as of May 24, 2021

10.8*†	Form of Trajector, Inc. 2021 Omnibus Incentive Plan

10.9*†	Form of Trajector, Inc. Omnibus Incentive Plan Restricted Stock Award Agreement

10.10*†	Form of Employment Agreement by and between Trajector Holdings, LLC and Kevin Frain

10.11*†	Form of Employment Agreement by and between Trajector Holdings, LLC and David Parkinson.

10.12*†	Form of Employment Agreement by and between Trajector Holdings, LLC and Phusit Tom T. Pongpat.

10.13*	Amended and Restated Promissory Note issued by BGH to Richard S. Blaser, dated March 25, 2021

10.14*	Redemption Promissory Note Issued by BGH to Blackfin Capital, LLC, dated April 12, 2021

10.15*	Redemption Promissory Note Issued by BGH to Ginken Medical, LLC, dated April 12, 2021

10.16*	Redemption Promissory Note Issued by BGH to White Blaze Medical Consulting, LLC, dated April 12, 2021

10.17*	Form of Director and Executive Officer Indemnification Agreement

16.1*	Change in Auditor Letter from James Moore & Co

16.2*	Change in Auditor Letter from Clearpath, LLC

21*	Subsidiaries of the Company

23.1	Consent of KPMG LLP

23.2	Consent of Eide Bailly, LLP

23.3	Consent of Carlton Fields, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (Included on signature page)

99.1*	Form of Voting Agreement by and among James S. Hill II, Gina G. Uribe, and Richard S. Blaser.

*	To be filed by amendment.
†	Employment agreement or compensation plan

Item 17. Undertakings.

(a)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newberry, Florida, on the 18th day of October, 2021.

TRAJECTOR, INC.

By:	/s/ James S. Hill II
Name: James S. Hill II
Title: Chairman and Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints James S. Hill II and Richard S. Blaser each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or her their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S. Hill II	Chairman of the board of directors and Co-Chief Executive Officer	October 18, 2021
James S. Hill II	(principal executive officer)

/s/ Richard S. Blaser	Co-Chief Executive Officer and Director	October 18, 2021
Richard S. Blaser	(principal executive officer)

/s/ Kevin M. Frain	Chief Financial Officer	October 18, 2021
Kevin M. Frain	(principal accounting officer)

/s/ Gina G. Uribe	Director	October 18, 2021
Gina G. Uribe

/s/ Kenneth J. Braithwaite	Director	October 18, 2021
Kenneth J. Braithwaite

/s/ David Parkinson	Director	October 18, 2021
David Parkinson

Signature	Title	Date

/s/ Phusit Tom Pongpat	Director	October 18, 2021
Phusit Tom Pongpat

/s/ Michael Purcell	Director	October 18, 2021
Michael Purcell

/s/ Pamela Schweitzer	Director	October 18, 2021
Pamela Schweitzer

/s/ A Gordon Tunstall	Director	October 18, 2021
A Gordon Tunstall